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As filed with the Securities and Exchange Commission on August 1, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BOISE CASCADE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	5110	82-0100960
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1111 West Jefferson Street
P.O. Box 50
Boise, Idaho 83728-0001
(208) 384-6161
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John W. Holleran
Senior Vice President and General Counsel
Boise Cascade Corporation
1111 West Jefferson Street
P.O. Box 50
Boise, Idaho 83728-0001
(208) 384-7704
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John H. Bitner Bell, Boyd & Lloyd LLC 70 West Madison Street Suite 3300 Chicago, Illinois 60602 (312) 807-4306	Ross H. Pollock Executive Vice President and General Counsel OfficeMax, Inc. 3605 Warrensville Center Road Shaker Heights, Ohio 44122 (216) 471-3420	Thomas E. Dunn Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in the enclosed prospectus.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with general Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Boise Cascade Corporation common stock (and associated common stock purchase rights), par value $2.50 per share	37,258,604	$8.975	$783,495,718	$63,385

(1)
The actual number of shares to be issued will vary depending on the number of OfficeMax, Inc. common shares outstanding at the closing date of the merger described in the enclosed prospectus and on the average closing sale prices for a share of Boise common stock on the NYSE Composite Transactions Tape for the ten consecutive trading days ending with the second complete trading day prior to the closing date of the merger.

(2)
Estimated pursuant to Rule 457(f)(1) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of OfficeMax common shares reported by the NYSE on July 31, 2003.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Boise Cascade Corporation 1111 West Jefferson Street P.O. Box 50 Boise, Idaho 83702	OfficeMax, Inc. 3605 Warrensville Center Road Shaker Heights, Ohio 44122

[                          ], 2003

To Boise Stockholders and OfficeMax Shareholders:

        Boise Cascade Corporation, Challis Corporation, a wholly owned subsidiary of Boise, and OfficeMax, Inc. have entered into an agreement and plan of merger pursuant to which Boise will acquire OfficeMax. OfficeMax will hold a special meeting of its shareholders and Boise will hold a special meeting of its stockholders, both called to consider proposals related to the merger. The accompanying notices of special meeting and joint proxy statement/prospectus describe the proposals in greater detail and provide specific information concerning the special meetings. Please read these materials carefully.

        OfficeMax and Boise cannot complete the merger unless OfficeMax shareholders holding a majority of the outstanding OfficeMax common shares vote to approve and adopt the merger agreement. A special meeting of OfficeMax shareholders is scheduled for [                          ], 2003 at 9:00 a.m., Eastern time, to consider a proposal to approve and adopt the merger agreement. It will be held at OfficeMax's International Headquarters, located at 3605 Warrensville Center Road, Shaker Heights, Ohio.

        A special meeting of Boise stockholders to consider two proposals will be held on [                          ], 2003 at 9:00 a.m., Mountain time, at Boise's headquarters, located at 1111 West Jefferson Street, Boise, Idaho. In the first proposal, Boise's stockholders will be asked to approve and adopt the merger agreement, including the authorization of the issuance of shares of Boise common stock in the merger. The second is a proposal to amend the 2003 Boise Incentive and Performance Plan to increase the number of shares of Boise common stock available for issuance under the plan. Approval and adoption of each proposal requires the affirmative vote of a majority of the shares of Boise stock voting at the special meeting.

        Please be sure to review the accompanying materials and cast your vote. Your vote is very important regardless of the number of shares you hold. OfficeMax shareholders may vote at the OfficeMax special meeting by completing and returning the enclosed BLUE proxy card or by voting by telephone or over the Internet as described on the BLUE proxy card. Boise stockholders may vote at the Boise special meeting by completing and returning the enclosed GREEN proxy card. In either case, if you attend your special meeting and prefer to vote at that time, you may do so.

        OfficeMax's board of directors has unanimously approved the merger agreement and recommends that OfficeMax shareholders vote "FOR" the approval and adoption of the merger agreement.

        Boise's board of directors has unanimously approved the merger agreement and recommends that Boise stockholders vote "FOR" the approval and adoption of the merger agreement, including the authorization of the issuance of shares of Boise common stock in the merger.

        Boise's board of directors has also unanimously approved the amendment to the 2003 Boise Incentive and Performance Plan and recommends that Boise stockholders vote "FOR" the approval and adoption of the plan amendment as described in the accompanying materials.

        We are very enthused about this transaction. Combining the strengths of OfficeMax and Boise Office Solutions will create a world-class office products distribution and marketing business. The combined business will be strategically stronger and better able to deliver compelling value to office products customers through all channels and across all market segments.

        Again, your vote is very important, so please take the time to review carefully the accompanying materials and cast your vote.

Sincerely yours,	Sincerely yours,

George J. Harad Chairman and Chief Executive Officer Boise Cascade Corporation	Michael Feuer Chairman and Chief Executive Officer OfficeMax, Inc.

BOISE CASCADE CORPORATION

NOTICE OF SPECIAL MEETING

TO BE HELD [                         ,     ], 2003
9:00 a.m., Mountain time

Boise Cascade Corporation
1111 West Jefferson Street
Boise, Idaho

To Boise Cascade Corporation's Stockholders:

        A special meeting of Boise stockholders will be held on [                          ], 2003 at 9:00 a.m., Mountain time, at Boise's headquarters located at 1111 West Jefferson Street, Boise, Idaho.

        The record date for the special meeting is [                          ], 2003. Holders of record of Boise common stock and holders of record of Boise convertible preferred stock, Series D, at the close of business on the record date are entitled to attend and vote at the special meeting. Boise has entered into an Agreement and Plan of Merger dated as of July 13, 2003, among Boise, Challis Corporation, a wholly owned subsidiary of Boise, and OfficeMax, Inc., pursuant to which Boise will acquire OfficeMax through a merger of Challis with and into OfficeMax. The items on the agenda for the special meeting are a proposal to approve and adopt the merger agreement, including the authorization of the issuance of shares of Boise common stock in the merger, and a proposal to amend the 2003 Boise Incentive and Performance Plan to increase the number of shares of Boise common stock available for issuance under the plan. Both proposals are described in greater detail in the accompanying joint proxy statement/prospectus.

Sincerely yours,
George J. Harad Chairman and Chief Executive Officer
[ ], 2003

IMPORTANT

Your vote is important regardless of the number of shares you own. To assure your votes are counted at the Boise special meeting, please mark, sign, date and return the enclosed GREEN proxy card in the enclosed return envelope today. No postage is required if mailed in the United States.

If your Boise shares are not registered in your own name and you would like to attend the special meeting, please bring evidence of your Boise share ownership with you to the special meeting. You should be able to obtain evidence of your Boise share ownership from the broker, trustee, bank or other nominee who holds your Boise shares on your behalf.

OFFICEMAX, INC.

NOTICE OF SPECIAL MEETING

TO BE HELD [                           ], 2003
9:00 a.m., Eastern time

To OfficeMax Shareholders:

        A special meeting of OfficeMax shareholders will be held on [                          ], 2003 at 9:00 a.m., Eastern time, at OfficeMax's International Headquarters, 3605 Warrensville Center Road, Shaker Heights, Ohio.

        Holders of record of OfficeMax common shares at the close of business on [                          ], 2003, the record date for the special meeting, are entitled to notice of and to attend and vote at the special meeting. The purpose of the OfficeMax special meeting is to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of July 13, 2003, among Boise Cascade Corporation, Challis Corporation, a wholly owned subsidiary of Boise, and OfficeMax pursuant to which Boise will acquire OfficeMax through a merger of Challis with and into OfficeMax.

By order of the Board of Directors,
Ross H. Pollock Secretary
3605 Warrensville Center Road Shaker Heights, Ohio 44122 [ ], 2003

IMPORTANT

Your vote is important regardless of the number of shares you own. To assure your votes are counted at the OfficeMax special meeting, please mark, sign, date and return the enclosed BLUE proxy card in the enclosed return envelope today. No postage is required if mailed in the United States.

You may also vote by telephone or over the Internet. For instructions on telephone or Internet voting please see the instructions on the enclosed BLUE proxy card or the voting instruction form received from any broker, trustee, bank or other nominee who may hold your OfficeMax common shares on your behalf. If your OfficeMax common shares are not registered in your own name and you would like to attend the special meeting, please bring evidence of your OfficeMax share ownership with you to the special meeting. You should be able to obtain evidence of your OfficeMax share ownership from the broker, trustee, bank or other nominee who holds your OfficeMax common shares on your behalf.

SUBJECT TO COMPLETION DATED AUGUST 1, 2003

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. BOISE MAY NOT DISTRIBUTE AND ISSUE THE SHARES OF BOISE COMMON STOCK BEING REGISTERED PURSUANT TO THIS REGISTRATION STATEMENT UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO DISTRIBUTE THESE SECURITIES AND BOISE IS NOT SOLICITING OFFERS TO RECEIVE THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR DISTRIBUTION IS NOT PERMITTED.

Boise Cascade Corporation 1111 West Jefferson Street P.O. Box 50 Boise, Idaho 83728-0001 (208) 384-6161	OfficeMax, Inc. 3605 Warrensville Center Road Shaker Heights, Ohio 44122 (216) 471-6900

JOINT PROXY STATEMENT/PROSPECTUS

        Boise Cascade Corporation, Challis Corporation, a wholly owned subsidiary of Boise, and OfficeMax, Inc. have entered into an Agreement and Plan of Merger (referred to in this joint proxy statement/prospectus as the "merger agreement") dated as of July 13, 2003, pursuant to which Boise will acquire OfficeMax through a merger of Challis with and into OfficeMax.

        At the effective time of the merger, each issued and outstanding OfficeMax common share will be converted into the right to receive, at the election of the holder, and subject to limitations described below, either:

  •
  a number of shares of Boise common stock equal to the exchange ratio; or

  •
  $9.00 in cash, subject to increase or decrease as described in "The Merger Agreement — Consideration to be Received in the Merger" on page 83.

        The exchange ratio will be determined by dividing $9.00 by the average of the closing sale prices for Boise common stock on the New York Stock Exchange Composite Transactions Tape (trading symbol: BCC) for each of the ten consecutive trading days ending with the second complete trading day prior to the closing of the merger (not counting the closing date). If the ten-day average closing price is greater than $25.77, however, the exchange ratio will be 0.3492, and if the ten-day average closing price is less than $21.09, the exchange ratio will be 0.4268.

        The form of merger consideration actually received by an OfficeMax shareholder may differ from the form of consideration that the shareholder elects to receive. If holders of more than or less than 70% of the outstanding OfficeMax common shares elect to receive Boise common stock, shareholder elections will be prorated pursuant to the merger agreement so that the number of OfficeMax common shares to be converted into Boise common stock will equal 70% of the OfficeMax common shares outstanding immediately prior to the effective time of the merger. The merger agreement also provides that Boise may elect to decrease the percentage of outstanding OfficeMax common shares to be converted into Boise common stock from 70% to 65%, 60% or 55% (the "additional cash election"). If Boise wishes to make the additional cash election, it must do so at least ten trading days prior to the date of the OfficeMax special shareholder meeting to be held to consider the approval and adoption of the merger agreement. The proration provisions described above will continue to be applicable in the event Boise makes the additional cash election so that the number of OfficeMax common shares to be converted into Boise common stock will equal 65%, 60% or 55%, as applicable, of the OfficeMax common shares outstanding immediately prior to the effective time of the merger. See "The Merger Agreement — Consideration to be Received in the Merger" for a detailed description of the proration terms and procedures and Boise's discretion to decrease the percentage of the merger consideration consisting of Boise common stock.

        Assuming a quorum is present at the Boise special stockholder meeting, the affirmative vote of a majority of the Boise stock voting at the Boise special stockholder meeting is required to approve and adopt the merger agreement, including authorizing the issuance of the shares of Boise common stock in the merger. Assuming a quorum is present, the affirmative vote of a majority of the outstanding OfficeMax common shares is required to approve and adopt the merger agreement at the OfficeMax special shareholder meeting.

        In addition, Boise stockholders will vote on a proposal to approve and adopt an amendment to the 2003 Boise Incentive and Performance Plan to authorize additional shares of Boise common stock for issuance under the plan.

        The board of directors of Boise and the board of directors of OfficeMax have unanimously approved the merger and the merger agreement.

        The board of directors of Boise unanimously recommends that Boise stockholders vote "FOR" the approval and adoption of the merger agreement, including the authorization of the issuance of the shares of Boise common stock in the merger, and "FOR" the approval and adoption of the amendment to the 2003 Boise Incentive and Performance Plan.

        The board of directors of OfficeMax unanimously recommends that OfficeMax shareholders vote "FOR" the approval and adoption of the merger agreement.

        The vote of Boise stockholders and OfficeMax shareholders is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card for your company or, in the case of OfficeMax shareholders, to vote by telephone or over the Internet.

        Boise stockholders and OfficeMax shareholders should carefully read the section entitled "Risk Factors" beginning on page 26 for a discussion of specific risks that should be considered in determining how to vote on the matters described herein.

        This joint proxy statement/prospectus incorporates by reference important business and financial information about Boise and OfficeMax from documents filed with the SEC, which are available without charge from the SEC's website at www.sec.gov. See "Additional Information" on page 136. Boise stockholders may obtain copies of these documents relating to Boise without charge from Boise on the Internet at www.bc.com under the "Investor Relations" section, or by contacting Boise's Corporate Communications Department by mail at 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001, by phone at (208) 384-7990 or by e-mail to investor@bc.com. OfficeMax shareholders may obtain copies of these documents relating to OfficeMax without charge on the Internet at www.officemax.com, under the "Corporate Information" section, or by contacting OfficeMax's Investor Relations Department by mail at 3605 Warrensville Center Road, Shaker Heights, Ohio 44122, by phone at (216) 471-6697 or by e-mail to investor@officemax.com. If you wish to obtain any of these documents from Boise or OfficeMax, you should, to ensure timely delivery, make your request no later than [                           ], 2003.

        Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus dated [                          ], 2003 is first being mailed to Boise stockholders and OfficeMax shareholders on or about [                          ], 2003.

i

Solicitation Costs	37
Share Ownership	38
The OfficeMax Meeting	38
Date, Time and Place	38
Purpose of the OfficeMax Meeting	38
Record Date; Shareholders Entitled to Vote	38
Voting OfficeMax Common Shares	39
Revoking of Proxies	39
Quorum	39
Shareholder Vote Required to Approve and Adopt the Merger Agreement	40
Solicitation Costs	40
Exchange of Share Certificates	40
Share Ownership	40
Shareholder Agreement	41
The Merger	42
General	42
Background of the Merger	42
Boise's Reasons for the Merger	47
Recommendation of Boise's Board of Directors	48
OfficeMax's Reasons for the Merger	48
Recommendation of OfficeMax's Board of Directors	51
Opinion of Boise's Financial Advisor	51
Summary of Analyses of Goldman Sachs	52
Opinions of OfficeMax's Financial Advisors	58
Summary of Analyses by Lehman Brothers and McDonald Investments	63
OfficeMax Valuation	64
Pro Forma	70
Interests of OfficeMax Directors and Executive Officers in the Merger	71
Indemnification; Directors' and Officers' Insurance	74
Shareholder Agreement	75
Registration Rights Agreement	75
Governmental and Regulatory Matters	76
Federal Income Tax Consequences of the Merger	76
Dissenters' Appraisal Rights of OfficeMax Shareholders	77
Plans for OfficeMax After the Merger	79
Fees and Expenses	80
Other Expenses	80
Accounting Treatment	81
Delisting and Deregistration of OfficeMax Common Shares	81
Listing of Boise Common Stock	81
The Merger Agreement	82
The Merger	82
Closing and Effective Time of the Merger	82

Consideration to be Received in the Merger	82
Cancellation of Shares	84
Procedures for Exchange of Certificates; Fractional Shares	84
Representations and Warranties	85
Material Adverse Effect	86
Covenants	87
No Solicitation	88
OfficeMax Meeting	90
Boise Meeting	90
Access to Information; Confidentiality	90
Reasonable Best Efforts; Notification	90
Rights Agreements	91
Employee Equity Awards and Employee Benefit Matters	92
Employment and Severance Agreements	93
Indemnification	93
Fees and Expenses	93
Public Announcements	94
Conditions of the Merger	94
Termination	95
Fee if the Merger Agreement is Terminated	96
Effect of Termination	96
Amendment	97
Extension; Waiver	97
Unaudited Pro Forma Condensed Combined Financial Information	98
Notes To Unaudited Pro Forma Condensed Combined Financial Statements	103
Amendment of 2003 Boise Incentive and Performance Plan	108
History and Operation of the BIPP	108
Material Features of the BIPP	108
Federal Income Tax Consequences	111
Proposed Plan Amendment	113
Additional Information	113
Beneficial Ownership of Boise Common Stock	114
Ownership of More Than 5% of Boise Stock	114
Security Ownership of Boise Management	116
Beneficial Ownership of OfficeMax Common Shares	118
Security Ownership of Certain Beneficial Owners	118
Security Ownership of Management	119
Description of Boise Capital Stock	120
Comparison of Rights of Holders of Boise Common Stock and OfficeMax Common Shares	122
Authorized Capital Stock	122
Number, Classification and Election of Board of Directors	122
Removal of Directors	123
Newly Created Directorships and Vacancies	123

Quorum of Directors	123
Annual Meetings	123
Special Meetings	124
Quorum of Stockholders/Shareholders	124
Voting Requirements	124
Action by Written Consent	125
Rights of Preferred Stockholders/Shareholders	125
Business Conducted at Stockholders/Shareholders Meetings	126
Amendments of Charter Documents	126
Amendments of Bylaws or Code of Regulations	127
Business Combinations	127
Rights Plan	128
Dissenters' Rights	129
Profit Recapture Provision	130
Dividends	130
Liability of Directors and Officers	130
Duties of Directors	131
Stockholder or Shareholder Proposals for Annual Meetings	133
Boise	133
OfficeMax	133
Additional Information	133
Experts	135
Boise	135
OfficeMax	135
Annex A — Agreement and Plan of Merger	A-1
Annex B — Opinion of Goldman, Sachs & Co.	B-1
Annex C — Opinion of McDonald Investments Inc.	C-1
Annex D — Opinion of Lehman Brothers Inc.	D-1
Annex E — Sections 1701.84 and 1701.85 of the Ohio Revised Code	E-1
Annex F — Boise Earnings Release	F-1

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:
Why is the merger being proposed?

A:
Boise's board of directors believes that:

  •
  The merger will combine OfficeMax's proven retail expertise and strong brands with Boise Office Solutions' strength in the contract customer segment, which will strengthen the combined company's businesses and competitive position and allow the combined company to better serve its office products customers across all distribution channels;

  •
  The merger supports Boise's strategy of growing its distribution businesses; and

  •
  The combined company has the potential to enhance stockholder value through additional opportunities and operating efficiencies.

  OfficeMax's board of directors believes that:

    •
    The merger consideration offers OfficeMax shareholders an attractive premium over the trading price of OfficeMax common shares prior to the announcement of the merger; and

    •
    The merger will result in a combined company with significant opportunities for growth.

Q:
What will happen if the merger is completed?

A:
Boise will acquire OfficeMax through the merger of a wholly owned subsidiary of Boise with and into OfficeMax. After the merger, OfficeMax will continue as a wholly owned subsidiary of Boise.

Q:
What will OfficeMax shareholders receive in the merger?

A:
At the effective time of the merger, each issued and outstanding OfficeMax common share will be converted into the right to receive, at the election of the holder, and subject to the limitations described below in other answers, either:

  •
  a number of shares of Boise common stock equal to the exchange ratio; or

  •
  $9.00 in cash, subject to increase or decrease as described in the response to the next question.

Q:
How can the $9.00 per common share value of the consideration to be paid to OfficeMax shareholders be increased or decreased?

A:
The aggregate value of the Boise common stock issued and the cash paid as merger consideration to holders of OfficeMax common shares in the merger will exceed $9.00 per OfficeMax common share if the average of the closing sale prices for Boise common stock for each of the ten consecutive trading days ending with the second complete trading day prior to the closing of the merger (not counting the closing date) is greater than $25.77. The aggregate value of the Boise common stock issued and the cash paid as merger consideration to holders of OfficeMax common shares in the merger will be less than $9.00 per OfficeMax common share if the ten-day average closing price is less than $21.09. See the tables and related discussion under "The Merger Agreement — Consideration to be Received in the Merger."

Q:
How is the exchange ratio calculated?

A:
The exchange ratio is calculated by dividing $9.00 by the average of the closing sale prices for Boise common stock on the New York Stock Exchange Composite Transactions Tape (trading symbol: BCC) for each of the ten consecutive trading days ending with the second complete trading day prior to the closing of the merger (not counting the closing date). If the ten-day average closing price is greater than $25.77, however, the exchange ratio will be 0.3492, and if the ten-day average closing price is less than $21.09, the exchange ratio will be 0.4268.

Q:
Will I receive the merger consideration in the form I elect?

A:
The form of merger consideration actually received by an OfficeMax shareholder may differ from the form of consideration that the shareholder elects to receive. If holders of more than or less than 70% of the outstanding OfficeMax common shares elect to receive Boise common stock, shareholder elections will be prorated pursuant to the merger agreement so that the number of OfficeMax common shares to be converted into Boise common stock will equal 70% of the OfficeMax common shares outstanding immediately prior to the effective time of the merger. The merger agreement also provides that Boise may elect to decrease the percentage of outstanding OfficeMax common shares to be converted into Boise common stock from 70% to 65%, 60% or 55% (the "additional cash election"). If Boise wishes to make the additional cash election, it must do so at least ten trading days prior to the date of the OfficeMax special shareholder meeting. The proration provisions described above will continue to be applicable in the event Boise makes the additional cash election so that the number of OfficeMax common shares to be converted into Boise common stock will equal 65%, 60% or 55%, as applicable, of the OfficeMax common shares outstanding immediately prior to the effective time of the merger. See "The Merger Agreement — Consideration to be Received in the Merger" for a detailed description of the proration terms and procedures and Boise's ability to make the additional cash election.

Q:
Will the merger be taxable?

A:
The merger is a fully taxable transaction for United States federal income tax purposes to the holders of OfficeMax common shares and stock options.

Q:
When will the merger be completed?

A:
The companies believe that the merger can be completed in the fourth quarter of 2003. The Boise stockholders and the OfficeMax shareholders must approve and adopt the merger agreement before the merger can be completed. The merger is also subject to clearance by United States antitrust regulatory authorities. As a result, the merger could be delayed for some time, and if the companies do not receive the necessary stockholder and shareholder approvals and governmental clearances, the companies will not be able to complete the merger. See "The Merger Agreement — Conditions of the Merger."

Q:
Why does Boise want to increase the shares of Boise common stock available for issuance under the 2003 Boise Incentive and Performance Plan (the "BIPP")?

A:
Boise's board of directors believes this amendment is essential to maintain Boise's balanced and competitive total compensation program. After the effective date of the merger, Boise expects to add OfficeMax employees to the pool of participants that are eligible for awards under the BIPP. Without this amendment, Boise would not have sufficient shares available under the BIPP to provide for continued award grants in 2003 and beyond, consistent with the purpose of the BIPP and Boise's normal compensation practices. The amendment will increase the number of shares of Boise common stock available for issuance under the BIPP by 3,200,000 shares (from 2,200,000 to 5,400,000).

Q:
When and where are the special meetings?

A:
The Boise special stockholder meeting will be held on [                          ], 2003 at 9:00 a.m., Mountain time, at Boise's headquarters, located at 1111 West Jefferson Street, Boise, Idaho. The OfficeMax special shareholder meeting will be held on [                          ], 2003 at 9:00 a.m., Eastern time, at OfficeMax's International Headquarters, 3605 Warrensville Center Road, Shaker Heights, Ohio.

Q:
What Boise stockholder and OfficeMax shareholder approvals are required to approve the proposals?

A:
Assuming a quorum is present, the affirmative vote of a majority of the shares of Boise common stock and Boise Convertible Preferred Stock, Series D ("Boise preferred stock"), voting at the meeting, together as one class, is required to approve and adopt the merger agreement, including authorizing the issuance of the shares of Boise common stock in the merger, and to approve and adopt the amendment to the 2003 Boise Incentive and Performance Plan increasing the shares available for issuance under the plan. Assuming a quorum is present, the affirmative vote of a majority of the outstanding OfficeMax common shares is required to approve and adopt the merger agreement at the OfficeMax special shareholder meeting.

Q:
How does my board of directors recommend I vote?

A:
Boise's board of directors has unanimously determined that the terms of the merger are fair to, and in the best interest of, Boise, has unanimously approved the merger agreement and unanimously recommends that Boise stockholders vote "FOR" the approval and adoption of the merger agreement, including the authorization of the issuance of the shares of Boise common stock in the merger. The board of directors of OfficeMax unanimously recommends that OfficeMax shareholders vote "FOR" the approval and adoption of the merger agreement. Boise's board of directors also unanimously recommends that Boise stockholders vote "FOR" the approval and adoption of the amendment to the 2003 Boise Incentive and Performance Plan.

Q:
Whom should I contact if I have questions?

A:
Boise stockholders should contact Boise's Corporate Communications Department by mail at Boise Cascade Corporation, 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728, by phone at (208) 384-7990 or by submitting a question to investor@bc.com. OfficeMax shareholders should contact OfficeMax's Investors Relations Department by mail at OfficeMax, Inc., 3605 Warrensville Center Road, Shaker Heights, Ohio 44122, by phone at (216) 471-6697 or by submitting a question to investor@officemax.com.

Q:
How can I get more information regarding the exchange ratio?

A:
[                          ] has established a recorded message line and will make available live operators who will provide sample calculations of the exchange ratio from the date this joint proxy statement/prospectus is first mailed to Boise stockholders and OfficeMax shareholders until the final exchange ratio for the merger is determined. The sample exchange ratio calculations will be updated daily, and will be determined as described above under the question entitled "How is the exchange ratio calculated?"

  It is important to note that these sample calculations will be based on Boise common stock closing sale prices that will vary from day to day, and therefore the final exchange ratio may be significantly different than the sample exchange ratio provided over the information line for any specific day. In addition, the form of merger consideration actually received by an OfficeMax shareholder may differ from the form of consideration that such shareholder elects to receive. See "The Merger Agreement — Consideration to be Received in the Merger."

  Boise stockholders and OfficeMax shareholders can access these sample exchange ratio calculations (and information regarding the final exchange ratio for the merger, once it has been determined) by calling [                          ]'s 24 hour recorded message line toll-free at [(    )                           ].

SUMMARY

        This summary does not contain all of the information that may be important to Boise stockholders and OfficeMax shareholders and is qualified in its entirety by reference to the information contained elsewhere in, or incorporated by reference in, this joint proxy statement/prospectus. Boise stockholders and OfficeMax shareholders are urged to read the entire joint proxy statement/prospectus, including the information set forth in the section entitled "Risk Factors" beginning on page 26, and the attached annexes. See "Additional Information" on page 133.

Overview of the Merger (page 43)

        Boise, Challis Corporation, a wholly owned subsidiary of Boise, and OfficeMax have entered into a merger agreement that provides for the merger of Challis Corporation with and into OfficeMax, with OfficeMax surviving the merger as a wholly owned subsidiary of Boise. At the effective time of the merger, each issued and outstanding OfficeMax common share will be converted into the right to receive, at the election of the holder, and subject to limitations described below, either:

    •
    a number of shares of Boise common stock equal to the exchange ratio; or

    •
    $9.00 in cash, subject to increase or decrease as described in "The Merger Agreement — Consideration to be Received in the Merger" on page 82.

        The exchange ratio will be determined by dividing $9.00 by the average of the closing sale prices for Boise common stock on the New York Stock Exchange Composite Transactions Tape for each of the ten consecutive trading days ending with the second complete trading day prior to the closing of the merger (not counting the closing date). If the ten-day average closing price is greater than $25.77, however, the exchange ratio will be 0.3492, and if the ten-day average closing price is less than $21.09, the exchange ratio will be 0.4268.

        The form of merger consideration actually received by an OfficeMax shareholder may differ from the form of consideration that the shareholder elects to receive. If holders of more than or less than 70% of the outstanding OfficeMax common shares elect to receive Boise common stock, shareholder elections will be prorated pursuant to the merger agreement so that the number of OfficeMax common shares to be converted into Boise common stock will equal 70% of the OfficeMax common shares outstanding immediately prior to the effective time of the merger. The merger agreement also provides that Boise may elect to decrease the percentage of outstanding OfficeMax common shares to be converted into Boise common stock from 70% to 65%, 60% or 55% (the "additional cash election"). If Boise wishes to make the additional cash election, it must do so at least ten trading days prior to the date of the OfficeMax special shareholder meeting to be held to consider the approval and adoption of the merger agreement. The proration provisions described above will continue to be applicable in the event Boise makes the additional cash election so that the number of OfficeMax common shares to be converted into Boise common stock will equal 65%, 60% or 55%, as applicable, of the OfficeMax common shares outstanding immediately prior to the effective time of the merger. See "The Merger Agreement — Consideration to be Received in the Merger" for a detailed description of the proration terms and procedures and Boise's discretion to decrease the percentage of the merger consideration consisting of Boise common stock.

Overview of Proposal to Increase the Shares Available for Issuance Under the 2003 Boise Incentive and Performance Plan (page 108)

        Boise asks its stockholders to consider and approve an amendment, adopted by Boise's board of directors in July 2003, to the 2003 Boise Incentive and Performance Plan (the "BIPP"). This

amendment, subject to stockholder approval, increases the number of shares available under the BIPP by 3,200,000 shares (from 2,200,000 to 5,400,000).

        The BIPP is intended to:

    •
    Attract, motivate, reward and retain the broad-based talent critical to achieving Boise's business goals;

    •
    Link a portion of each participant's compensation to the performance of both Boise and the individual participant; and

    •
    Encourage ownership of Boise common stock by participants.

        The BIPP permits grants of annual incentive awards, stock, restricted stock, restricted stock units, performance stock, performance units, stock appreciation rights and stock options (including performance based or indexed stock options).

        Boise's board of directors believes this amendment is essential to maintain Boise's balanced and competitive total compensation program. After the effective date of the merger, Boise expects to add OfficeMax employees to the pool of participants that are eligible for awards under the BIPP. Without this amendment, Boise would not have sufficient shares available under the BIPP to provide for continued award grants in 2003 and beyond, consistent with the purpose of the BIPP and Boise's normal compensation practices. In order to maintain the continuity and consistency of the BIPP, Boise's board of directors recommends amending the BIPP to authorize additional shares.

Information About the Companies (pages 34 and 35)

  Boise

        Boise is a major distributor of office products and building materials and is an integrated manufacturer and distributor of paper, packaging and wood products. Boise is headquartered in Boise, Idaho, with domestic and international operations. Boise's principal executive offices are located at 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728, and its telephone number is (208) 384-6161. Based on the closing price of Boise common stock on the New York Stock Exchange (trading symbol: BCC) on July 31, 2003 ($24.79) and the number of shares of Boise common stock outstanding on that date (58,442,728), Boise's market capitalization on that date was approximately $1.45 billion.

  OfficeMax

        OfficeMax operates a chain of high-volume office products superstores. OfficeMax's principal executive offices are located at 3605 Warrensville Center Road, Shaker Heights, Ohio 44122, and its telephone number is (216) 471-6900. As of July 21, 2003, OfficeMax owned and operated 970 superstores in 49 states, Puerto Rico, the U.S. Virgin Islands and, through a majority owned subsidiary, in Mexico. Based on the closing price of OfficeMax common shares on the New York Stock Exchange (trading symbol: OMX) on July 30, 2003 ($8.96), and the number of OfficeMax common shares outstanding on that date (124,710,818), OfficeMax's market capitalization on that date was approximately $1.12 billion.

  Challis Corporation

        Challis Corporation is a newly formed Ohio corporation that is wholly owned by Boise. Its principal executive offices are located at 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728, and its telephone number is (208) 384-6161. Challis Corporation was incorporated on July 11, 2003 in preparation for the merger described in this joint proxy statement/prospectus.

Challis Corporation was created for the sole purpose of effectuating the merger and will not engage in business activities outside the merger.

The Special Meetings (pages 36 and 38)

  Time, date and place

        The special meeting of Boise stockholders (which is referred to as the "Boise Meeting") will be held at 9:00 a.m., Mountain time, on [                          ], 2003 at:

Boise Cascade Corporation's Headquarters
1111 West Jefferson Street
Boise, Idaho

        The special meeting of OfficeMax shareholders (which is referred to as the "OfficeMax Meeting") will be held at 9:00 a.m., Eastern time, on [                          ], 2003 at:

OfficeMax's International Headquarters
3605 Warrensville Center Road
Shaker Heights, Ohio

  Matters to be considered

            Boise.    At the Boise Meeting, Boise stockholders will consider and vote upon proposals:

    •
    to approve and adopt the merger agreement, including authorizing the issuance of the shares of Boise common stock in the merger; and

    •
    to approve and adopt an amendment to the 2003 Boise Incentive and Performance Plan to authorize additional shares of Boise common stock for issuance under the BIPP.

            OfficeMax.    At the OfficeMax Meeting, OfficeMax shareholders will consider and vote upon the approval and adoption of the merger agreement.

  Record dates, shares entitled to vote and votes required

            Boise.    Holders of record of Boise common stock and holders of record of Boise preferred stock are entitled to cast one vote for each share of stock held at the close of business on [                          ], 2003, the record date for the Boise Meeting. On that date, [                          ] shares of Boise common stock and [                          ] shares of Boise preferred stock were outstanding and entitled to vote, of which a total of [                          ] shares of Boise common stock (or [    ]% of the total outstanding) and [                          ] shares of Boise preferred stock (or [    ]% of the total outstanding) were held by Boise's directors and executive officers.

        Assuming a quorum is present, the affirmative vote of a majority of the shares of Boise common stock and Boise preferred stock voting at the meeting, together as one class, is required to approve and adopt the merger agreement, including authorizing the issuance of the shares of Boise common stock in the merger, and to approve and adopt the amendment to the 2003 Boise Incentive and Performance Plan increasing the shares of Boise common stock available for issuance under the BIPP.

        Boise has a confidential voting policy. Stockholders' votes will not be disclosed to Boise other than in limited situations. The tabulator will collect, tabulate, and retain all proxy cards and will forward any comments written on the proxy cards to Boise management.

            OfficeMax.    OfficeMax shareholders are entitled to cast one vote for each OfficeMax common share held at the close of business on [                          ], 2003, the record date for the

OfficeMax Meeting. On that date, [                          ] OfficeMax common shares were outstanding and entitled to vote, of which a total of [                          ] OfficeMax common shares (or [    ]% of the total outstanding) were held by OfficeMax's directors and executive officers.

        The affirmative vote of the holders of a majority of the outstanding OfficeMax common shares is required to approve and adopt the merger agreement.

  Changing a vote after a proxy card has been sent

        Boise stockholders.    Boise stockholders of record may revoke or change their proxy instructions at any time prior to the vote at the Boise Meeting. To do so, a stockholder must:

    •
    deliver a new proxy to the independent tabulator, Corporate Election Services, Inc.;

    •
    give Boise written notice of his or her change or revocation; or

    •
    attend the Boise Meeting and vote in person.

        If any other matters are properly brought before the Boise Meeting, the enclosed GREEN proxy card gives discretionary authority to the persons named on the card to vote the Boise stock represented by the card in their discretion.

        If a Boise stockholder holds his or her shares in street name, the stockholder may revoke or change the proxy instructions at any time prior to the vote at the Boise Meeting by submitting new voting instructions to the broker or other institution.

        OfficeMax shareholders.    OfficeMax shareholders may revoke their proxies at any time prior to the vote at the OfficeMax Meeting by delivering a written notice of revocation to OfficeMax's corporate secretary, by signing and delivering another BLUE proxy card with a later date or by submitting a telephone or Internet proxy with a date after the date of the previously submitted proxy and before the vote at the OfficeMax Meeting. An OfficeMax shareholder attending the OfficeMax Meeting in person may revoke any previously submitted proxy by revoking it in open meeting. Attendance at the OfficeMax Meeting will not by itself revoke a previously granted proxy. If any other matters are properly brought before the OfficeMax Meeting, the enclosed BLUE proxy card gives discretionary authority to the persons named on the card to vote the OfficeMax common shares represented by the card in their discretion. Each OfficeMax shareholder whose shares are held in the name of a bank, broker or other nominee holder must follow the directions received from his or her bank, broker or other nominee holder in order to direct the vote of his or her OfficeMax common shares.

  Quorum

        A quorum must be present to transact business at each of the special meetings. If a Boise stockholder or an OfficeMax shareholder submits a properly executed proxy card, or, in the case of OfficeMax shareholders, a telephonic proxy or Internet proxy, even if that person abstains from voting, his or her shares will be counted for purposes of calculating whether a quorum is present at the Boise Meeting or the OfficeMax Meeting, as applicable.

        A quorum at the Boise Meeting requires that the holders of a majority of the issued and outstanding Boise stock entitled to cast votes at the meeting are present, in person or by proxy, at the Boise Meeting.

        A quorum at the OfficeMax Meeting requires that a majority of the voting power of all OfficeMax common shares outstanding on the record date are present, in person or by proxy, at the OfficeMax Meeting.

Effect of Abstentions and Broker Non-Votes (pages 37 and 40)

        Both abstentions and "broker non-votes" will be counted in determining whether a quorum is present at the Boise Meeting and the OfficeMax Meeting. For Boise stockholders, abstentions and "broker non-votes" do not count as votes cast either "FOR" or "AGAINST" either of the proposals. For OfficeMax shareholders, abstentions and "broker non-votes" will have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement.

        It is very important that ALL Boise stockholders and ALL OfficeMax shareholders vote their shares, so please complete and return the enclosed proxy card today!

Board Recommendations (pages 48 and 51)

  Boise's board of directors' recommendation

        Boise's board of directors has unanimously approved the merger agreement and unanimously recommends that Boise stockholders vote "FOR" the approval and adoption of the merger agreement, including the authorization of the issuance of the shares of Boise common stock in the merger.

        Boise's board of directors has unanimously approved the amendment to the 2003 Boise Incentive and Performance Plan and unanimously recommends that Boise stockholders vote "FOR" the approval and adoption of the amendment to the BIPP.

  OfficeMax's board of directors' recommendation

        OfficeMax's board of directors has unanimously approved the merger agreement and unanimously recommends that OfficeMax shareholders vote "FOR" the approval and adoption of the merger agreement.

The Merger (page 42)

        The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this joint proxy statement/prospectus. Therefore, the information in this joint proxy statement/prospectus regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement itself, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

  OfficeMax common shares

        Under the merger agreement, holders of OfficeMax common shares will have the right to elect to receive either a number of shares of Boise common stock equal to the exchange ratio or $9.00 per share in cash, subject to adjustment, for each OfficeMax common share that they hold. The percentage of OfficeMax common shares that will be convertible into the right to receive Boise common stock is initially set at 70%. Boise has the right, however, to elect to decrease this percentage to 65%, 60% or 55% at least ten trading days prior to the OfficeMax Meeting. The elections of OfficeMax shareholders may be adjusted on a pro rata basis so that, in the aggregate, 70% (or 65%, 60% or 55%, as applicable) of the OfficeMax common shares is converted into the right to receive Boise common stock, and 30% (or 35%, 40% or 45%, as applicable) of the OfficeMax common shares is converted into the right to receive the per share cash consideration.

        The merger is structured to provide merger consideration having a fixed value of $9.00 per OfficeMax common share if the average closing prices of the Boise common stock for each of the ten consecutive trading days ending two trading days prior to the closing of the merger (not counting the closing date) is between $25.77 and $21.09 per share. This represents a price collar of plus or minus 10% of the closing price of Boise common stock on July 11, 2003 of $23.43 per share.

        If the average closing price of Boise common stock is more than $25.77 per share, the merger consideration payable per OfficeMax common share will have a value greater than $9.00, and if the average closing price of Boise common stock is less than $21.09 per share, the merger consideration payable per OfficeMax common share will have a value less than $9.00.

  OfficeMax stock options and restricted shares

        In connection with the merger:

    •
    all OfficeMax stock options and restricted shares will become fully exercisable or transferable; and

    •
    each OfficeMax stock option granted under the OfficeMax stock option plans that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled as of the effective time of the merger in exchange for a lump sum cash payment equal to the product of (i) the excess, if any, of $9.00 over the applicable per share exercise price for that OfficeMax stock option, and (ii) the number of OfficeMax common shares subject to that OfficeMax stock option.

  Boise's financial advisor

        Goldman, Sachs & Co. rendered its opinion to Boise's board of directors that, as of July 13, 2003, and based upon and subject to the factors and assumptions set forth therein, the stock and cash consideration to be paid by Boise in the merger, taken in the aggregate, is fair, from a financial point of view, to Boise.

        The full text of the written opinion of Goldman Sachs, dated July 13, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. Boise stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Boise's board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Boise's common stock should vote with respect to the merger.

  OfficeMax's financial advisors

        In connection with OfficeMax's consideration of the merger, OfficeMax received financial advice from McDonald Investments Inc. and Lehman Brothers Inc. Each of McDonald Investments and Lehman Brothers has provided its opinion dated July 13, 2003 to OfficeMax's board of directors, that as of that date and subject to the qualifications and limitations and based on the considerations in their respective opinions, the merger consideration to be received by the holders of OfficeMax common shares, in the aggregate, is fair from a financial point of view to the holders of OfficeMax common shares.

        The full texts of the written opinions of McDonald Investments and Lehman Brothers, each dated July 13, 2003, which set forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with each opinion, are attached as Annexes C and D, respectively, to this joint proxy statement/prospectus. OfficeMax shareholders should read these opinions in their entirety. McDonald Investments and Lehman Brothers provided their opinions for the information and assistance of OfficeMax's board of directors in connection with its consideration of the merger. The McDonald Investments and Lehman Brothers opinions are not recommendations as to how any holder of OfficeMax's common stock should vote with respect to the merger.

  Conditions to the merger

        A number of conditions must be satisfied before the merger will be completed. These include:

    •
    the receipt of the approval of the OfficeMax shareholders and Boise stockholders;

    •
    the approval for listing on the New York Stock Exchange of the Boise common stock to be issued in the merger;

    •
    the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

    •
    the receipt of any consents and approvals under any foreign antitrust law, the absence of which would prohibit the consummation of the merger;

    •
    the absence of any legal restraints or prohibitions preventing the consummation of the merger;

    •
    the continued effectiveness of the registration statement covering the shares of Boise common stock to be issued upon completion of the merger;

    •
    the correctness of the representations and warranties of the parties contained in the merger agreement, except for any inaccuracies that would not result in a material adverse effect on such party;

    •
    the performance in all material respects of all of the obligations of the parties contained in the merger agreement;

    •
    the absence of material adverse changes with respect to either party; and

    •
    the continued effectiveness of the shelf registration statement covering the shares of Boise common stock to be received by Mr. Michael Feuer, OfficeMax's Chairman and Chief Executive Officer, in the merger.

        Either Boise or OfficeMax may waive conditions for the benefit of itself and its stockholders or shareholders, as applicable, and complete the merger even though one or more of these conditions have not been met. Boise and OfficeMax cannot give any assurance that all of the conditions will be satisfied or waived or that the merger will occur.

  Termination of the merger agreement

        Boise and OfficeMax may mutually agree at any time before the effective time of the merger to terminate the merger agreement. Also, either company may terminate the merger agreement, without the consent of the other, before the effective time of the merger if:

    •
    OfficeMax shareholders fail to approve and adopt the merger agreement at the OfficeMax Meeting;

    •
    Boise stockholders fail to approve and adopt the merger agreement at the Boise Meeting;

    •
    the merger is not consummated on or before January 31, 2004, unless extended to March 31, 2004 as provided in the merger agreement;

    •
    any court or governmental entity prohibits the merger;

    •
    the other party breaches a covenant, agreement, representation or warranty contained in the merger agreement that would give rise to the failure of a condition set forth in the merger agreement; or

    •
    any condition to the obligation of that party to effect the merger is not capable of being satisfied.

        OfficeMax may terminate the merger agreement before the effective time of the merger if:

    •
    OfficeMax's board of directors approves, and concurrently, with the termination of the merger agreement, OfficeMax enters into a definitive agreement for an unsolicited superior proposal, OfficeMax complied with its obligation to notify Boise of such superior proposal and OfficeMax pays Boise a termination fee of $45,000,000;

    •
    Boise's board of directors has withdrawn or modified in any manner adverse to OfficeMax its recommendation that the Boise stockholders approve and adopt the merger agreement; or

    •
    Boise's board of directors has approved or recommended any takeover proposal.

        Boise may terminate the merger agreement before the effective time of the merger if:

    •
    Boise's board of directors approves, and concurrently, with the termination of the merger agreement, Boise enters into a definitive agreement for an unsolicited superior proposal, Boise complied with its obligation to notify OfficeMax of such superior proposal and Boise pays to OfficeMax a termination fee of $45,000,000;

    •
    OfficeMax's board of directors has withdrawn or modified in a manner adverse to Boise its recommendation that the OfficeMax shareholders approve and adopt the merger agreement; or

    •
    OfficeMax's board of directors has approved or recommended any takeover proposal.

  Termination fee

        A termination fee of $45,000,000 is payable by either party to the other under the following circumstances:

    •
    any third party makes a takeover proposal that has not been withdrawn at the time of the special meeting of the party receiving the proposal, thereafter the merger agreement is terminated because the receiving party's shareholders/stockholders fail to approve the merger and, within 12 months after such termination, the receiving party enters into an agreement providing for, or consummates, that takeover proposal;

    •
    any third party makes a takeover proposal, the non-receiving party terminates the merger agreement as a result of the receiving party's board (i) withdrawing or modifying its recommendation to give the shareholders/stockholders approval or (ii) recommending the takeover proposal and, within 12 months after such termination, the receiving party enters into an agreement providing for, or consummates, that takeover proposal;

    •
    any third party makes a takeover proposal and thereafter the merger agreement is terminated by the receiving party's board because the receiving party's board approves and concurrently enters into a definitive agreement providing for the implementation of the transactions contemplated by that takeover proposal because the receiving party's board determines such proposal is a superior proposal; or

    •
    the merger agreement is terminated because of a breach of a representation and warranty or covenant and within 12 months after such termination the party that breached the merger agreement consummates a takeover proposal that was initiated after the date of the merger agreement and prior to such termination.

  Expense reimbursement

        All fees and expenses, including any fees payable to any broker, investment banker, counsel or financial advisor, incurred in connection with the merger will be paid by the party incurring such fees or expenses, whether or not the merger is consummated. An exception to this general requirement is that expenses incurred in connection with printing and mailing this joint proxy statement/prospectus and the filing fee under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will be shared equally by Boise and OfficeMax.

  No solicitation

        OfficeMax and Boise have agreed not to, will not permit their respective subsidiaries to, and will not authorize or knowingly permit any of their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives to:

    •
    solicit, initiate or knowingly encourage the submission of any takeover proposal;

    •
    enter into any agreement with respect to any takeover proposal; or

    •
    provide any non-public information regarding itself to any third party or engage in any negotiations or substantive discussions with any third party in connection with any takeover proposal.

        Each of OfficeMax and Boise may, however, before its shareholders or stockholders, as applicable, approve and adopt the merger agreement, in response to any takeover proposal that was not solicited by it, provide any non-public information regarding itself to any third party or engage in any negotiations or substantive discussions with such person regarding any takeover proposal if its board of directors determines in good faith, after consultation with counsel and its financial advisors, that these actions could result in a superior proposal.

        A "takeover proposal" means (other than the transaction contemplated by the merger agreement):

    •
    any proposal or offer for a merger, consolidation or other business combination involving the party or any of its significant subsidiaries;

    •
    any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the party's outstanding common shares; or

    •
    any proposal or offer to acquire in any manner, directly or indirectly, assets of the party or its subsidiaries representing more than 20% of the consolidated assets of that party.

        A "superior proposal" means a takeover proposal that the receiving party's board determines in good faith, after consultation with counsel and a financial advisor of nationally recognized reputation and taking into account all relevant material terms of the takeover proposal and the merger agreement (including any changes to the merger agreement proposed by OfficeMax or Boise, as applicable, in response to a takeover proposal) is more favorable to the shareholders of the receiving party than the merger and the other transactions contemplated by the merger agreement.

  Taxable nature of the merger consideration

        The merger is a fully taxable transaction for federal income tax purposes to the holders of OfficeMax common shares and stock options. See "The Merger — Federal Income Tax Consequences of the Merger."

  Governmental clearance

        The merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. See "The Merger — Governmental and Regulatory Matters."

Interests of OfficeMax Directors and Executive Officers in the Merger (page 71)

        In considering the recommendation of OfficeMax's board of directors with respect to the merger, OfficeMax shareholders should be aware that some of the directors and executive officers of OfficeMax may have interests in the merger that are different from, or are in addition to, the interests of OfficeMax shareholders generally, including those listed below:

    •
    OfficeMax has entered into an employment agreement with Mr. Feuer, and has entered into a change in control employment agreement with each of its other executive officers that provides each executive officer with severance and other benefits if his employment with OfficeMax is terminated after the merger under specified conditions.

    •
    Boise and Mr. Feuer have entered into a consulting agreement pursuant to which Boise will retain Mr. Feuer as a consultant in the event of the termination of his employment after the merger.

    •
    Each of OfficeMax's executive officers is guaranteed to receive his bonus for OfficeMax's 2003 fiscal year and 2004 fiscal year (if the merger does not occur) if certain conditions are met prior to the date these bonuses would otherwise be paid.

    •
    Options to acquire OfficeMax common shares, including those that are held by OfficeMax's directors or executive officers, will be canceled in exchange for the cash payment specified in the merger agreement.

    •
    The vesting of OfficeMax common shares held by OfficeMax's directors or executive officers that are subject to restrictions will be accelerated.

Dividend Policies (page 125)

  Boise

        The holders of Boise common stock receive dividends if and when declared by Boise's board of directors out of legally available funds. Boise has paid a cash dividend of $0.15 per share of common stock in each fiscal quarter beginning with the fiscal quarter ended December 31, 1991 through and including the fiscal quarter ended June 30, 2003.

        After the merger, Boise expects to continue paying quarterly cash dividends on a basis consistent with Boise's past practice. The declaration and payment of dividends, however, will depend upon business conditions, operating results, capital and reserve requirements, covenants in Boise's debt instruments and Boise's board of directors' consideration of other relevant factors. Boise can give OfficeMax shareholders no assurance that Boise will continue to pay dividends on its common stock in the future.

  OfficeMax

        The holders of OfficeMax common shares are entitled to receive dividends if and when declared by OfficeMax's board of directors out of legally available funds. OfficeMax has never paid dividends on its common shares.

        If the merger is consummated, OfficeMax will be a wholly owned subsidiary of Boise and will cease to be a public company. From and after the effective time of the merger, OfficeMax will not declare or pay dividends on OfficeMax's shares, other than dividends or distributions which may be made after the merger to Boise as the parent corporation and sole shareholder of OfficeMax.

Material Differences in Rights of Boise Stockholders and OfficeMax Shareholders (page 122)

        OfficeMax shareholders receiving merger consideration in the form of shares of Boise common stock will have different rights once they become Boise stockholders due to differences in the governing documents of Boise and OfficeMax and differences in the laws of Delaware and Ohio. These differences are described in detail under "Comparison of Rights of Holders of Boise Common Stock and OfficeMax Common Shares."

Dissenters' Appraisal Rights of OfficeMax Shareholders (page 79)

        Under Ohio law, if the merger agreement is approved and adopted by the OfficeMax shareholders, any OfficeMax shareholder that objects to the merger agreement may be entitled to seek relief as a dissenting shareholder under Section 1701.85 of the Ohio Revised Code. To perfect dissenters' rights, a record holder must:

    •
    not vote his or her OfficeMax common shares in favor of the proposal to approve and adopt the merger agreement at the OfficeMax Meeting;

    •
    deliver a written demand for payment of the fair cash value of his or her OfficeMax common shares on or before the tenth day following the OfficeMax Meeting; and

    •
    must otherwise comply with the statute.

        OfficeMax will not notify shareholders of the expiration of this ten day period. The OfficeMax common shares held by any person who desires to dissent but fails to perfect or who effectively withdraws or loses the right to dissent as of the effective time of the merger under Section 1701.85 of the Ohio Revised Code will be converted into, as of the effective time of the merger, the right to receive the merger consideration. OfficeMax shareholders who have perfected their right to dissent will be deemed to have elected to receive cash for their shares for purposes of the calculations relating to proration as described above in "— Overview of the Merger." Copies of Sections 1701.84 and 1701.85 of the Ohio Revised Code are attached as Annex E to this joint proxy statement/prospectus. See "The Merger — Dissenters' Appraisal Rights of OfficeMax Shareholders."

        Under Delaware law, Boise stockholders are not entitled to any dissenters' rights of appraisal in connection with the merger.

SELECTED HISTORICAL FINANCIAL DATA OF BOISE

        The following is a summary of selected consolidated financial data for Boise for each of the years in the five-year period ended December 31, 2002 and for the three months ended March 31, 2002 and 2003. The information with respect to the years ended December 31, 1998 through December 31, 2002 is derived from the audited financial statements of Boise contained in its Annual Report on Form 10-K for the years ended December 31, 2000, 2001 and 2002. The information with respect to the three months ended March 31, 2002 and 2003 is derived from the unaudited consolidated financial statements of Boise contained in its Quarterly Report on Form 10-Q for the period ended March 31, 2003. These unaudited financial statements, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments necessary for a fair presentation of Boise's results of operations and financial position. Results for the three months ended March 31, 2003 are not necessarily indicative of results that may be expected for the entire year. This summary should be read together with the consolidated financial statements which are incorporated by reference in this joint proxy statement/prospectus and the accompanying notes and management's discussion and analysis of the operating and financial condition of Boise contained in such reports, as well as the unaudited pro forma condensed combined financial statements and accompanying notes as described under "Unaudited Pro Forma Condensed Combined Financial Information."

	Year Ended December 31					Three Months Ended March 31
	1998 (1)	1999 (2)	2000 (3)	2001 (4)	2002 (5)	2002	2003 (6)
	(in millions, except per share amounts)
Statements of income (loss) data:
Sales	$6,355	$7,148	$7,807	$7,422	$7,412	$1,788	$1,853
Costs and expenses	6,214	6,650	7,363	7,341	7,294	1,765	1,851

Income from operations	141	498	444	81	118	23	2
Interest expense	(160)	(145)	(151)	(128)	(118)	(30)	(29)
Other	2	3	5	(1)	1	—	1

Income (loss) before income taxes, minority interest and cumulative effect of accounting changes	(17)	356	298	(48)	1	(7)	(26)
Income tax (provision) benefit	1	(142)	(116)	5	18	2	9
Minority interest, net of income tax	(9)	(14)	(3)	—	(8)	(2)	(2)

Income (loss) before cumulative effect of accounting changes	(25)	200	179	(43)	11	(7)	(19)
Cumulative effective of accounting changes, net of income tax	(9)	—	—	—	—	—	(9)

Net income (loss)	$(34)	$200	$179	$(43)	$11	$(7)	$(28)

Net income (loss) per common share
Basic, before cumulative effect of accounting changes	$(0.81)	$3.27	$2.89	$(0.96)	$(0.03)	$(0.17)	$(0.38)
Cumulative effect of accounting changes, net of income tax	(0.15)	—	—	—	—	—	(0.15)

Basic (7)	$(0.96)	$3.27	$2.89	$(0.96)	$(0.03)	$(0.17)	$(0.53)

Diluted, before cumulative effect of accounting changes	$(0.81)	$3.06	$2.73	$(0.96)	$(0.03)	$(0.17)	$(0.38)
Cumulative effect of accounting changes, net of income tax	(0.15)	—	—	—	—	—	(0.15)

Diluted (7)	$(0.96)	$3.06	$2.73	$(0.96)	$(0.03)	$(0.17)	$(0.53)

Balance sheet data:
Assets
Current assets	$1,368	$1,531	$1,577	$1,245	$1,296	$1,335	$1,343
Property and equipment, net	2,571	2,557	2,582	2,608	2,542	2,589	2,526
Timber, timberlands and timber deposits	271	295	291	322	329	320	327
Goodwill	498	480	397	385	401	388	410
Other	263	275	420	374	379	376	365

	$4,971	$5,138	$5,267	$4,934	$4,947	$5,008	$4,971

Liabilities and shareholders' equity
Current liabilities	$1,130	$1,125	$1,014	$1,266	$1,054	$1,084	$1,009
Long-term debt, less current portion	1,578	1,585	1,715	1,063	1,387	1,322	1,473
Guarantee of ESOP debt	156	133	108	81	51	81	51
Other	559	550	664	773	882	780	893
Minority interest
Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of parent	—	—	—	173	173	173	173
Other minority interest	117	131	9	—	—	—	—
Shareholders' equity	1,431	1,614	1,757	1,578	1,400	1,568	1,372

	$4,971	$5,138	$5,267	$4,934	$4,947	$5,008	$4,971

Other financial data:
Net cash provided by operations	469	455	549	408	308	1	49
Capital expenditures	339	355	486	380	266	46	49
Cash dividends declared per common share	0.60	0.60	0.60	0.60	0.60	0.15	0.15

(1)
1998 included a pretax charge of $38.0 million for a company wide cost-reduction initiative and the restructuring of operations.

1998 included a pretax gain of $45.0 million related to an insurance settlement for Boise's Medford, Oregon, plywood plant, which was severely damaged by fire.

1998 included a pretax charge of $61.9 million for the restructuring of Boise's wood products manufacturing business and a pretax charge of $19.0 million for the revaluation of paper-related assets.

1998 included a net-of-tax charge of $8.6 million for the adoption of AICPA Statement of Position 98-5, Reporting on the Costs of Start-Up Activities.

1998 net loss per common share included a negative 7 cents related to the redemption of Boise's Series F Preferred Stock.

(2)
1999 included a pretax gain of $47.0 million for the sale of 56,000 acres of timberland in central Washington.

1999 included pretax gains of $35.5 million, $4.0 million, $2.3 million and $0.4 million for the reversal of previously recorded restructuring charges in Boise Building Solutions, Boise Office Solutions, Boise Paper Solutions and Corporate and Other segments.

1999 included a pretax loss of $4.4 million related to early retirements in Boise's Corporate and Other segment.

(3)
2000 included a pretax gain of $98.6 million on the sale of Boise's European office products operations.

(4)
2001 included a pretax charge of $54.0 million for the closure of Boise's plywood and lumber operations in Emmett, Idaho and Boise's sawmill in Cascade, Idaho and a $4.9 million charge for the write-off of Boise's assets in Chile.

2001 included a pretax charge of $10.9 million to accrue for a one-time liability related to postretirement benefits for Boise's Northwest hourly paperworkers.

2001 included a pretax charge of $54.3 million and $4.6 million of tax benefits for the write-down to fair value of an equity method investment.

2001 included $5.0 million of pretax income for the reversal of unneeded reserves for potential claims rising from the sale in 2000 of Boise's European office products operations.

(5)
2002 included a pretax charge of $23.6 million to record the sale of all stock of Boise's wholly owned subsidiary that held its investment in IdentityNow, Inc. Boise also recorded $27.6 million of tax benefits associated with this sale and its 2001 write down of its equity investment (see note (4) above).

(6)
First quarter 2003 included a pretax charge of $10.1 million for employee-related costs incurred in connection with Boise's 2003 cost-reduction program.

First quarter 2003 included an $8.8 million net-of-tax charge for the adoption of new accounting standards. The charge consisted of $4.1 million, or 7 cents per share, for the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, and $4.7 million, or 8 cents per share, for the adoption of Emerging Issues Task Force 02-16, Accounting by a Reseller for Cash Consideration Received From a Vendor.

(7)
The computation of diluted net loss per common share was antidilutive in the years 1998, 2001 and 2002, and for the three months ended March 31, 2002 and 2003; therefore, the amounts reported for basic and diluted loss per share are the same.

SELECTED HISTORICAL FINANCIAL DATA OF OFFICEMAX

        The following is a summary of selected consolidated financial data of OfficeMax for each of the fiscal years in the five-year period ended January 25, 2003 and the 13-week periods ended April 26, 2003 and April 27, 2002. The operating results for the 13-week period ended April 26, 2003 are not necessarily indicative of results for the full fiscal year ending January 24, 2004. The information with respect to each of the fiscal years in the five-year period ended January 25, 2003 is derived from the audited consolidated financial statements of OfficeMax contained in its Annual Reports on Form 10-K for the fiscal years ended January 27, 2001, January 26, 2002 and January 25, 2003. The information with respect to the 13-week periods ended April 27, 2002 and April 26, 2003 is derived from the unaudited consolidated financial statements of OfficeMax contained in its Quarterly Reports on Form 10-Q for the periods ended April 27, 2002 and April 26, 2003. These unaudited financial statements, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments necessary for a fair presentation of OfficeMax's results of operations and financial position. All of the information in this summary is qualified in its entirety by reference to such documents. This summary should be read together with the consolidated financial statements which are incorporated by reference in this joint proxy statement/prospectus and the accompanying notes and management's discussion and analysis of financial condition and results of operations of OfficeMax contained in such reports, as well as the unaudited pro forma condensed combined financial statements and accompanying notes as described under "Unaudited Pro Forma Condensed Combined Financial Information."

	Fiscal Year Ended (6)					Fiscal Quarter Ended (6)
	January 23, 1999 (1)	January 22, 2000 (2)	January 27, 2001 (3)	January 26, 2002 (4)	January 25, 2003 (5)	April 27, 2002 (5)	April 26, 2003
						(unaudited)
	(in millions, except per share amounts)
Sales	$4,326.0	$4,815.0	$5,121.3	$4,625.9	$4,775.6	$1,178.2	$1,226.5
Net income (loss)	48.6	10.0	(133.2)	(309.5)	73.7	63.5	9.8
Earnings (loss) per common share:
Basic	0.40	0.09	(1.20)	(2.72)	0.60	0.52	0.08
Diluted	0.39	0.09	(1.20)	(2.72)	0.59	0.51	0.08
Total assets	2,231.9	2,275.0	2,293.3	1,755.0	1,785.4	1,854.4	1,763.7
Total long-term debt	16.4	15.1	1.7	1.5	1.4	1.5	1.4
Redeemable preferred shares	—	—	52.3	21.8	21.8	21.8	21.8

(1)
In conjunction with its decision to realign its former Computer Business segment, OfficeMax recorded a pre-tax charge of $79,950,000 in the fiscal year ended January 23, 1999. The charge provided for the liquidation of discontinued computer inventory and the write-off of other assets directly related to OfficeMax's discontinued former Computer Business segment. The charge reduced net income by $49,889,000, or $0.41 per diluted share.

(2)
In order to effect the acceleration of its supply-chain management initiative and the implementation of OfficeMax's new warehouse management system, OfficeMax decided to eliminate select current products on hand as part of its program of merchandise and vendor rationalization. In connection with this decision, OfficeMax recorded a pre-tax markdown charge of $77,372,000 in the fiscal year ended January 22, 2000. The charge reduced net income by $49,518,000, or $0.43 per diluted share.

(3)
In conjunction with its decision to close 50 underperforming domestic superstores, OfficeMax recorded, in the fiscal year ended January 27, 2001, pre-tax charges of $109,578,000 for store closing and asset impairment and $8,244,000 for inventory liquidation. These charges reduced net income by $71,789,000, or $0.64 per diluted share. Also in the fiscal year ended January 27, 2001, OfficeMax recorded a

  $19,465,000 pre-tax charge for a litigation settlement. The litigation settlement charge reduced net income by $11,679,000, or $0.10 per diluted share.

(4)
In the fiscal year ended January 26, 2002, OfficeMax recorded a pre-tax charge of $10,000,000 to record a reserve for legal matters. The charge increased the net loss by $6,050,000, or $0.05 per diluted share. Also in the fiscal year ended January 26, 2002, OfficeMax recorded a valuation allowance of $170,616,000 to reduce to zero the value of its net deferred tax assets, including amounts related to its net operating loss carryforwards. The valuation allowance reduced net income by $1.49 per diluted share. In conjunction with its decision to close 29 underperforming domestic superstores, OfficeMax recorded net, pre-tax charges of $76,761,000 for store closing and asset impairment and $3,680,000 for inventory liquidation during the fiscal year ended January 26, 2002. These charges for store closing, asset impairment and inventory liquidation reduced net income by $49,955,000, or $0.44 per diluted share.

(5)
On March 9, 2002, President Bush signed into law the "Job Creation and Worker Assistance Act" (H.R. 3090). This new tax law temporarily extended the carryback period for net operating losses incurred during OfficeMax's taxable years ended in 2001 and 2000 to five years from two years. In the fiscal quarter ended April 27, 2002 (the first quarter of the fiscal year ended January 25, 2003), OfficeMax reversed a portion of the valuation allowance for its net deferred tax assets recorded during the fiscal year ended January 26, 2002 and recognized an income tax benefit of $57,500,000 due to the extension of the carryback period. The income tax benefit increased net income per diluted share by $0.46 in the fiscal year ended January 25, 2003 and the fiscal quarter ended April 27, 2002.

(6)
The fiscal year ended on January 27, 2001 included 53 weeks. The fiscal years ended on January 25, 2003, January 26, 2002, January 22, 2000 and January 23, 1999 included 52 weeks. The fiscal quarters ended on April 26, 2003 and April 27, 2002 included 13 weeks.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The selected unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial statements, beginning on page 99, which account for Boise's acquisition of OfficeMax under the purchase method of accounting, and should be read with the unaudited pro forma condensed combined financial statements and the notes to the unaudited pro forma condensed combined financial statements. For the purpose of the selected unaudited pro forma condensed combined statement of loss data, Boise's statements of income (loss) for the year ended December 31, 2002 and the three months ended March 31, 2003 have been combined with OfficeMax's statements of income for the fiscal year ended January 25, 2003, and the thirteen weeks ended April 26, 2003, giving effect to the acquisition as if it had occurred on January 1 of each period presented. For the purpose of the selected unaudited pro forma condensed combined balance sheet, Boise's consolidated balance sheet as of March 31, 2003 has been combined with OfficeMax's consolidated balance sheet as of April 26, 2003, giving effect to the acquisition as if it had occurred on March 31, 2003.

        The selected unaudited pro forma condensed combined financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that Boise would have reported had the acquisition been completed as of the dates presented, and should not be taken as representative of Boise's future consolidated results of operations or financial position. Boise expects to incur integration and reorganization costs. In accordance with the provisions of the Emerging Issues Task Force (EITF) No. 95-3, those costs related to the acquired OfficeMax operations that have no future benefit will be included in the purchase price. Boise has not yet determined what integration actions it will take. Accordingly, this pro forma information does not include any costs related to such integration. When such costs are determined, they will increase the amount of goodwill recorded in the merger. Other integration and reorganization costs will be accounted for as expenses when incurred. Boise also expects to realize operating efficiencies. The following pro forma information also does not reflect any potential cost savings that may result from these efficiencies.

Selected Unaudited Pro Forma Condensed Combined Financial Data

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
	(in millions, except per share amounts)
Pro forma condensed combined statements of loss data:
Sales	$12,188	$3,080
Costs and expenses	12,058	3,070

Income from operations	130	10
Interest expense	(161)	(39)
Other	1	1

Loss before income taxes, minority interest, and cumulative effect of accounting changes	(30)	(28)
Income tax benefit	31	10
Minority interest, net of income tax	(11)	(3)

Loss before cumulative effect of accounting changes	$(10)	$(21)

Pro forma net loss per common share
Basic and diluted, before cumulative effect of accounting changes	$(0.25)	$(0.26)

March 31, 2003
Pro forma condensed combined balance sheet data:
Assets
Current assets	$2,550
Property and equipment, net	2,908
Timber, timberlands, and timber deposits	327
Goodwill	892
Other	598

$7,275

Liabilities and shareholders' equity
Current liabilities	$1,802
Long-term debt, less current portion	2,000
Guarantee of ESOP debt	51
Other	1,072
Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of parent	173
Minority interest	19
Shareholders' equity	2,158

$7,275

Comparative Per Share Information

        The following table sets forth selected historical per share information of Boise and OfficeMax and unaudited pro forma condensed combined per share information after giving effect to the merger under the purchase method of accounting, assuming that the average of the closing sale prices for Boise common stock for each of the ten consecutive trading days ending with the second complete trading day prior to the closing of the merger (not counting the closing date) equals $23.43. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and accompanying notes included in this joint proxy statement/prospectus as described under "Unaudited Pro Forma Condensed Combined Financial Information." The historical per share information is derived from the audited financial statements as of and for the year ended December 31, 2002, in the case of Boise, and January 25, 2003, in the case of OfficeMax, and the unaudited financial statements as of and for the three months ended March 31, 2003, in the case of Boise, and the 13 weeks ended April 26, 2003, in the case of OfficeMax.

        Stockholders and shareholders should read the information below in conjunction with the financial statements and accompanying notes of Boise and OfficeMax contained in the annual reports and other information that has been filed with the SEC and incorporated by reference in this joint proxy statement/prospectus and with the unaudited pro forma condensed combined financial statements referred to above. See "Additional Information."

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
Boise Historical Per Common Share:
Loss per common share(1):
Basic and Diluted	$(0.03)	$(0.53	)(2)
Book value per common share	21.59	21.17
Cash dividends declared per common share	0.60	0.15

(1)
For both periods presented, the computation of diluted net loss per share was antidilutive; therefore, the amounts reported for basic and diluted loss were the same.

(2)
For the three months ended March 31, 2003, the net loss per share of 53 cents included 15 cents for the cumulative effect of accounting changes.

	Year Ended January 25, 2003	13 Weeks Ended April 26, 2003
OfficeMax Historical Per Common Share:
Net income per common share(1):
Basic	$0.60	$0.08
Assuming Dilution	0.59	0.08
Book value per common share	$6.28	$6.35
Cash dividends declared per common share	—	—

(1)
As a result of a new tax law that temporarily extended the carryback period for net operating losses incurred during OfficeMax's taxable years ended in 2001 and 2002 to five years from two years, OfficeMax reversed in 2002 a portion of the valuation allowance for its net deferred tax assets and recognized an income tax benefit of $57,500,000, or $0.46 per diluted share.

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
Pro Forma Condensed Combined Per Common Share (assuming 70% of the aggregate merger consideration is paid in stock):
Net loss per common share:
Basic and Diluted	$(0.25)	$(0.26)
Book value per common share		21.99
Cash dividends declared per common share	0.38	0.10
	Year Ended December 31, 2002	Three Months Ended March 31, 2003
Pro Forma Condensed Combined Per Common Share (assuming 55% of the aggregate merger consideration is paid in stock):
Net loss per common share:
Basic and Diluted	$(0.37)	$(0.30)
Book value per common share		21.87
Cash dividends declared per common share	0.41	0.10

Comparative Per Share Market Price and Dividend Information

        Boise common stock is listed for trading on the New York Stock Exchange under the symbol "BCC," and OfficeMax common shares are listed for trading on the New York Stock Exchange under the symbol "OMX." The following table sets forth, for the periods indicated, dividends and the high and low sales prices per share of Boise common stock and per OfficeMax common share on the New York Stock Exchange Composite Transactions Tape. For current price information, you should consult publicly available sources. See "— Dividend Policies" above.

	Boise Common Stock			OfficeMax Common Shares
	High	Low	Dividends Paid	High	Low	Dividends Paid
For the fiscal periods ended:(1)
2000
First Quarter	$43.94	$26.31	$0.15	$7.06	$5.25	—
Second Quarter	37.56	25.00	0.15	5.94	4.69	—
Third Quarter	31.75	24.56	0.15	5.19	2.38	—
Fourth Quarter	34.94	21.75	0.15	4.13	1.56	—
2001
First Quarter	35.38	29.31	0.15	4.22	2.75	—
Second Quarter	38.00	29.60	0.15	3.94	3.06	—
Third Quarter	37.85	26.99	0.15	4.95	2.60	—
Fourth Quarter	34.69	27.82	0.15	4.91	2.50	—
2002
First Quarter	38.81	31.52	0.15	7.25	3.76	—
Second Quarter	37.25	32.55	0.15	8.06	3.79	—
Third Quarter	34.74	22.08	0.15	5.05	3.05	—
Fourth Quarter	27.49	19.61	0.15	6.55	4.05	—
2003
First Quarter	28.15	20.72	0.15	5.42	4.26	—
Second Quarter	26.30	21.48	0.15	9.00	5.09	—
Third Quarter (through )

(1)
OfficeMax's fiscal year ends on the Saturday before the last Wednesday in January and its quarterly fiscal periods are generally measured in thirteen week increments while Boise's quarterly fiscal periods follow the regular calendar quarter.

        The following table sets forth the high and low sales prices per share of Boise common stock and per OfficeMax common share on the New York Stock Exchange Composite Transactions Tape on April 2, 2003, the day before OfficeMax and Boise entered into a confidentiality agreement, July 11, 2003, the last full trading day prior to the public announcement of the merger, and on [                    ], the last trading day that this information could be calculated prior to the date of this joint proxy statement/prospectus:

	Boise Common Stock				OfficeMax Common Shares
	High		Low		High		Low
April 2, 2003	$23.00		$22.43		$5.24		$5.12
July 11, 2003	23.55		23.23		7.39		6.94
[ ], 2003	[	]	[	]	[	]	[	]

Recent Developments Relating to Boise

        On July 14, 2003, in Boise's press release announcing the merger, George Harad, Chairman and Chief Executive Officer of Boise, stated that "[T]he size and impact of this transaction offers Boise the potential opportunity to enhance shareholder value by actively evaluating strategic alternatives for our paper and building products businesses. We have engaged Goldman, Sachs & Co. to assist us in developing and implementing these alternatives and expect to take appropriate steps over the 12 to 18 months following the close of the OfficeMax transaction." Boise has also publicly stated that, "[t]o ensure that this review will be comprehensive, we will consider all alternatives, ranging from no change in the company's business mix to restructurings, divestitures, spinoffs, or other business combinations."

        On July 17, 2003, Boise issued a press release announcing its financial results for the second quarter of 2003, which is attached as Annex F to this joint proxy statement/prospectus.

RISK FACTORS

        Boise stockholders and OfficeMax shareholders should read carefully this joint proxy statement/prospectus and the other documents attached to or incorporated by reference in this joint proxy statement/prospectus. Boise stockholders and OfficeMax shareholders should, in particular, read and consider the following risk factors, as well as the other risks associated with each of the businesses of Boise and OfficeMax, which can be found in Boise's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, OfficeMax's Annual Report on Form 10-K for the fiscal year ended January 25, 2003, and Boise's and OfficeMax's documents filed subsequent thereto with the SEC and incorporated by reference in this joint proxy statement/prospectus. See "Additional Information." Additional risks and uncertainties not presently known to or deemed significant by Boise or OfficeMax also may adversely affect the merger and Boise following the merger.

Risks Relating to the Merger

  Successful integration of the businesses is not assured

        Integrating and coordinating the operations and personnel of Boise and OfficeMax will involve complex operational and personnel-related challenges. This process will be time-consuming and expensive and may disrupt the business of either or both companies and may not result in the full benefits expected by Boise. The difficulties, costs and delays that could be encountered include:

  •
  unanticipated issues in integrating information, communications and other systems;

  •
  negative impacts on employee morale and performance as a result of job changes and reassignments;

  •
  difficulties attracting and retaining key personnel;

  •
  loss of customers;

  •
  unanticipated incompatibility of systems, procedures and operating methods; and

  •
  unanticipated costs of terminating or relocating facilities and operations.

  The Boise common stock received in exchange for OfficeMax common shares could have a value less than $9.00 per share

        In the merger, Boise will issue to OfficeMax shareholders who elect to receive Boise common stock (subject to possible proration as described in "The Merger Agreement — Consideration to be Received in the Merger") a number of shares of Boise common stock designed to have a value of $9.00 (subject to adjustment) for each outstanding OfficeMax common share. The exchange ratio operates within the price collar of plus or minus 10% of the closing price of Boise common stock on July 11, 2003, or $23.43 per share, and determines the fraction of a share of Boise common stock into which each OfficeMax common share will be exchanged. The per share value of the shares of Boise common stock issued to OfficeMax shareholders in connection with the merger, when delivered, will be less than $9.00 if the average of the closing sale prices for Boise common stock for each of the ten consecutive trading days ending with the second complete trading day prior to the closing of the merger (not counting the closing date) is less than $21.09.

  Resales of Boise common stock following the merger may cause the market price to fall

        As of July 31, 2003, Boise had 58,442,728 shares of common stock outstanding, 3,331,806 shares of Boise common stock were issuable upon the conversion or redemption of Boise preferred stock, 5,412,710 shares of Boise common stock were issuable upon the exercise of the purchase contracts which form a part of Boise's Adjustable Conversion-Rate Equity Security

Units and 11,287,056 shares of Boise common stock were issuable upon the exercise of outstanding employee or director stock options. Boise expects that it will issue a maximum of 37,258,603 shares of Boise common stock in connection with the merger, based on an exchange ratio of 0.4268 at the lower end of the price collar, the number of outstanding OfficeMax common shares as of July 30, 2003 and assuming the issuance of shares of Boise common stock for 70% of the outstanding OfficeMax common shares. The issuance of these new shares of Boise common stock, and the sale of additional shares of Boise common stock that may become eligible for sale in the public market from time to time upon exercise of options or other rights, will increase the total number of shares of Boise common stock outstanding. This increase will be substantial. Sales of a significant number of shares of Boise common stock could have the effect of depressing the market price for Boise common stock.

  The trading prices of Boise common stock and OfficeMax common shares may be affected by different factors

        Boise's business differs from that of OfficeMax, and following the merger, Boise's results of operations, as well as the trading price of Boise common stock, may be affected by factors different from those affecting OfficeMax's results of operations and the trading price of OfficeMax common shares as a separate company. Therefore, events or circumstances that might not have caused OfficeMax's shares to decline in value might result in a decline in the value of Boise common stock, and events or circumstances that might have caused an increase in the value of OfficeMax common shares might not result in an increase in the value of Boise common stock.

  Boise will have more indebtedness after the merger

        Boise's debt outstanding as of March 31, 2003 was approximately $1.63 billion. Boise's pro forma debt outstanding as of March 31, 2003, after giving effect to the merger (as described in "Unaudited Pro Forma Condensed Combined Financial Information") would have been approximately $2.16 billion. As a result of this increase in debt, demands on Boise's cash resources will increase after the merger, which could have important effects on an investment in Boise common stock. For example, the increased levels of indebtedness could, among other things:

  •
  adversely affect the cost and availability of funds from commercial lenders, debt financing transactions and other sources;

  •
  reduce funds available for capital investment;

  •
  create competitive disadvantages compared to other companies with lower debt levels; and

  •
  prevent the payment of dividends if the increased amount of debt causes Boise to breach covenants within its debt instruments.

  Financing related to the merger

        To complete the merger, Boise has obtained a bridge loan commitment from an affiliate of Goldman Sachs. Pursuant to this commitment, Goldman Sachs has agreed to loan Boise, for a one year period, up to $600 million to complete the merger. This commitment is subject to customary conditions precedent, including conditions relating to Boise and financial markets. If the conditions are not satisfied, Boise will be required to seek alternative financing because its current uncommitted lines of credit are inadequate to fund the cash required to complete the merger.

Risks Relating to Boise's Operations

  Boise's paper and building products businesses are highly cyclical

        Boise's paper and building products businesses are subject to cyclical market pressures. Historical prices for Boise's products have been volatile, and Boise, like other participants in the forest products industry, has limited direct influence over the timing and extent of price changes for its products. Product pricing is significantly affected by the relationship between supply and demand in the forest products industry. Demand for building products is driven mainly by factors outside of Boise's control, such as general economic and political conditions, domestic interest rates, the construction, repair and remodeling and industrial markets, weather and population growth. The supply of paper and building products fluctuates based on available manufacturing capacity, and excess capacity in the industry, both domestically and abroad, can result in significant declines in market prices for those products. Prolonged periods of weak demand or excess supply in any of Boise's businesses could negatively impact its market share, seriously reduce Boise's margins and harm its liquidity, financial condition or results of operations.

  Boise faces intense competition in each of its businesses

        The markets for Boise's products are highly competitive, and companies that have substantially greater financial resources than Boise compete with Boise in each market. Boise's competitors are located worldwide, and variations in exchange rates between the U.S. dollar and other currencies affect Boise's competitive position compared to its international competitors. In addition, Boise's businesses are capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover variable costs. These conditions have contributed to substantial price competition, particularly during periods of reduced demand. Some of Boise's competitors are currently lower-cost producers in some of the businesses in which Boise operates, and accordingly these competitors may be less adversely affected than Boise is by price declines.

  Boise's operations require substantial capital, and Boise may not have adequate capital resources to provide for all of its cash requirements

        Boise's businesses are highly capital intensive, including Boise's need to incur capital expenditures for expansion or replacement of existing equipment and to comply with environmental laws. Boise currently anticipates that its available cash resources and cash anticipated to be generated from operations will be sufficient to fund its operating needs and capital expenditures for at least the next year. At some point in the future, however, Boise may be required to obtain additional financing to fund capital expenditures. If Boise needs to obtain additional funds, it may not be able to do so on favorable terms, or at all. If any such financing is not available when required or is not available on acceptable terms, Boise may not be able to fund necessary capital expenditures which may have a material adverse effect on its business, financial condition or results of operations.

  Boise's results of operations may be harmed by increases in wood fiber costs

        The percentage of Boise's wood fiber requirements obtained from its timberlands will fluctuate based on a variety of factors, including changes in its timber harvest levels and changes in its manufacturing capacity. Boise's timberlands provided approximately 43% of its requirements over the past five calendar years. The cost of various types of wood fiber that Boise purchases in the market has at times fluctuated greatly because of economic or industry conditions. Selling prices of Boise's products have not always increased in response to wood fiber price increases. On occasion, Boise's results of operations have been and may in the future be seriously harmed if Boise is unable to pass wood fiber price increases through to its customers.

  Boise is subject to significant environmental regulation and environmental compliance expenditures

        Boise's businesses are subject to a wide range of general and industry-specific environmental laws and regulations, particularly with respect to air emissions, wastewater discharges, solid and hazardous waste management, site remediation, forestry operations and endangered species. Compliance with these laws and regulations is a significant factor in Boise's business. Boise, as well as its domestic competitors, is expected to and will continue to incur significant capital and operating expenditures to maintain compliance with applicable environmental laws and regulations. Boise's failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions. As an owner and operator of real estate, Boise may be liable under environmental laws for cleanup and other costs and damages, including tort liability, resulting from past or present spills or releases of hazardous or toxic substances on or from its properties. Liability under these laws may be imposed without regard to whether Boise knew of, or was responsible for, the presence of such substances on its property, and, in some cases, may not be limited to the value of the property.

        Boise believes that its facilities are currently in substantial compliance with applicable environmental laws and regulations. Boise cannot give assurance, however, that situations which will give rise to material environmental liabilities will not be discovered or that the enactment of new environmental laws or regulations or changes in existing laws or regulations will not require significant expenditures. There can be no assurance that internally generated funds or other sources of liquidity and capital will be sufficient to fund unforeseen environmental liabilities or expenditures.

  Boise does not maintain insurance for losses to its standing timber from natural disasters or other causes

        The volume and value of timber that can be harvested from Boise's lands may be limited by natural disasters such as fire, insect infestation, disease, ice storms, wind storms, flooding and other weather conditions and other causes. As is typical in the industry, Boise does not maintain insurance for any loss to its standing timber from natural disasters or other causes.

  Boise's business and financial performance may be harmed by labor disruptions

        As of June 30, 2003, approximately 6,978 employees, or 29% of Boise's workforce, were covered under collective bargaining agreements. As a result, there is a risk of work stoppage due to strikes or walkouts. Any significant work stoppage could have a material adverse effect on Boise's business, financial condition and results of operations.

  Boise's operations may be impacted by decreases in the availability of public timber

        Over the past several years, the amount of timber available for commercial harvest from public lands in the United States has declined significantly due to environmental litigation and changes in government policy. In 2001, Boise closed its plywood and lumber operations in Emmett, Idaho and its sawmill in Cascade, Idaho, due to the significant decline in federal timber offered for sale. Further constraints on timber supply, both on public and private lands, that would affect Boise's remaining facilities may be imposed in the future. As a result, Boise cannot accurately predict future log supply and costs. Additional curtailments or closures of Boise's wood products manufacturing facilities are possible.

Risks Relating to OfficeMax's Operations

  The office products industry is highly competitive

        The domestic and international office products industries, which include superstore chains, "e-tailers" and numerous other competitors, are highly competitive. Businesses in the office products industry compete on the basis of pricing, product selection, convenience, customer service and ancillary business offerings.

        As a result of consolidation in the office products superstore industry, OfficeMax currently has only two direct domestic superstore-type competitors, Office Depot and Staples, which are similar to OfficeMax in terms of store format, pricing strategy and product selection. OfficeMax's other competitors include traditional office products retailers and direct mail operators. During recent years, OfficeMax has experienced increased competition from computer and electronics superstore retailers, mass merchandisers, Internet merchandisers and wholesale clubs. In particular, mass merchandisers like Wal-Mart and wholesale clubs have increased their assortment of office products in order to attract home office customers and individual consumers. Further, various other retailers that have not historically competed with OfficeMax, such as drug stores and grocery chains, have begun carrying at least a limited assortment of paper products and other basic office supplies. OfficeMax's management expects this trend towards a proliferation of retailers offering a limited assortment of office supplies to continue. OfficeMax may be subject to increasing competition from Internet merchandisers that have minimal barriers to entry. These competitors include traditional retailers that sell through the Internet, Internet sites that target the small business market with a full line of business products or service offerings and Internet sites that sell or resell office products and business services. OfficeMax also anticipates increasing competition from its office supply superstore competitors in the print-for-pay business, which has historically been a key differentiator for OfficeMax and such increased competition could adversely affect OfficeMax's results of operation and profit margins.

        Some of OfficeMax's competitors may have greater financial resources and distribution capabilities than OfficeMax. There can be no assurance that increased competition will not have an adverse effect on OfficeMax's financial position or the results of its operations.

  OfficeMax's business is seasonal

        OfficeMax's business is seasonal with sales and operating income generally higher in its third and fourth fiscal quarters, which include the back-to-school period and the holiday selling season, respectively, followed by the traditional new year office supply restocking month of January. Sales in OfficeMax's second quarter's summer months are historically the slowest of the year primarily because of lower office supply consumption during the summer period, as people spend more time on outdoor activities and vacations.

  OfficeMax's quarterly operating results have fluctuated significantly in the past and may continue to do so in the future

        Fluctuations in OfficeMax's quarterly operating results have occurred in the past and may occur in the future. There are a number of factors that have contributed to these quarter-to-quarter fluctuations and may continue to contribute to such fluctuations in the future, including:

  •
  new store openings and their related pre-opening expenses;

  •
  the extent to which new stores are less profitable as they commence operations;

  •
  the effect new stores have on the sales of existing stores in more mature markets;

  •
  the pricing activity of competitors in OfficeMax's markets;

  •
  changes in OfficeMax's product pricing, product selection and quality and customer service;

  •
  increases and decreases in advertising and promotional expenses; and

  •
  effects of seasonality and the acquisition of contract stationers and stores of competitors.

        In order to achieve and maintain expected profitability levels, OfficeMax must continue to grow its business while maintaining the product pricing, product selection and quality and customer service necessary to retain existing customers. OfficeMax's failure to continue to maintain these factors could put it at a competitive disadvantage relative to competitors.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        Certain statements and assumptions in this joint proxy statement/prospectus and in the documents attached or incorporated by reference in this joint proxy statement/prospectus contain or are based on "forward-looking" information and involve risks and uncertainties. Boise and OfficeMax believe that such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information includes, among other things, statements as to the expected benefits of the merger to Boise's stockholders and OfficeMax's shareholders, statements as to the impact of the proposed merger on revenues and earnings, and other statements with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of management and other matters. These statements are subject to numerous assumptions and uncertainties, many of which are outside of Boise's and OfficeMax's control. These include completion of the merger, governmental regulatory processes, Boise's ability to successfully integrate the operations of OfficeMax and assumptions with respect to future revenues, expected operating performance and cash flows.

        Actual outcomes are dependent upon many factors. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, among others:

  •
  the possibility that the companies will be unable to fully realize the benefits they anticipate from the merger;

  •
  the possibility that the companies will incur costs or difficulties related to the integration of the businesses greater than expected;

  •
  each company's ability to retain and motivate key employees;

  •
  the difficulty of keeping expenses and integration costs at modest levels while increasing revenues;

  •
  the challenges of integration and restructuring associated with the merger;

  •
  the challenges of achieving anticipated synergies;

  •
  the possibility that the merger may not occur or that Boise and OfficeMax may be required to modify some aspect of the merger or their businesses to obtain regulatory approvals;

  •
  the activity of competitors and the impact of such activity on production capacity and customer demand across pulp, paper and wood products markets and the office products market;

  •
  changes in general economic conditions, including the levels of interest rates and housing starts;

  •
  changes in foreign economies and competition, which tend to affect the level of imports and exports of paper and wood products;

  •
  market demand for products, which may be tied to the relative strength of various business segments;

  •
  the performance of manufacturing operations and the amount of capital required to maintain these operations;

  •
  changes in the banking and capital markets, which can affect the cost of financing activities;

  •
  variations in the performance of the financial markets;

  •
  the effect of various product liability, consumer, environmental and other litigation, that arise from time to time in the ordinary course of business;

  •
  the effect of forestry, land use, environmental and other governmental laws and regulations, and the impact of these regulations on cost structure;

  •
  changes in the price or availability of raw materials, including energy and wood fiber;

  •
  acts of war or terrorist activities;

  •
  the timing and success of the evaluation of strategic alternatives for Boise's paper and building products businesses;

  •
  fires, floods and other catastrophic events and natural disasters; and

  •
  other economic, political and technological risks and uncertainties and other risk factors set out under "Risk Factors" in this joint proxy statement/prospectus and in Boise's and OfficeMax's filings from time to time with the SEC, including, without limitation, Boise's and OfficeMax's respective reports on Form 10-K and Form 10-Q.

        Words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "hopes," "targets" or similar expressions are intended to identify forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, and in the case of documents incorporated by reference, as of the date of those documents. Neither Boise nor OfficeMax undertakes any obligation to update or release any revisions to any forward-looking statements or to report any events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

BOISE

        Boise is a major distributor of office products and building materials and is an integrated manufacturer and distributor of paper, packaging and wood products. Boise is headquartered in Boise, Idaho, with domestic and international operations. Boise owns or controls approximately 2.4 million acres of timberland in the United States. Boise operates its business using three segments: Boise Office Solutions, Boise Building Solutions and Boise Paper Solutions. Boise Office Solutions markets and sells office supplies, paper, technology products and office furniture. Boise Building Solutions manufactures, markets and distributes various products that are used for construction, while Boise Paper Solutions manufactures, markets and distributes uncoated free sheet papers, containerboard, corrugated containers, newsprint and market pulp.

Boise Office Solutions

        Boise distributes a broad line of items for the office, including office supplies and paper, technology products and office furniture, through its Boise Office Solutions segment. Substantially all products sold by this segment are purchased from outside manufacturers or from industry wholesalers, except office papers, which are sourced primarily from Boise's paper operations. Boise Office Solutions sells these office products directly to large corporate, government and small and medium sized offices in the United States, Canada, Mexico, Australia and New Zealand.

        At June 30, 2003, Boise Office Solutions operated 63 distribution centers, two outbound sales centers, four customer service centers and seven wholesale/manufacturing facilities, as well as 99 retail stores in Canada, Hawaii, Australia and New Zealand.

Boise Building Solutions

        Boise is a major producer of structural panels (plywood and oriented strand board), lumber and particleboard through its Boise Building Solutions segment. Boise manufactures engineered wood products consisting of laminated veneer lumber (LVL), which is a high-strength engineered structural lumber product; wood I-joists; and laminated beams. In the second quarter of 2003, Boise started up a HomePlate™ siding facility where Boise manufactures integrated wood-polymer building materials. Most of Boise's production is sold to independent wholesalers and dealers and through its own wholesale building materials distribution outlets. Boise's wood products are used primarily in housing, industrial construction and a variety of manufactured products.

        Boise operates 28 wholesale building materials distribution facilities. These operations market a wide range of building materials, including lumber, plywood, oriented strand board, particleboard, decking, engineered wood products, paneling, drywall, builders' hardware and metal products. These products are distributed to retail lumber dealers, home centers specializing in the do-it-yourself market and industrial customers. Approximately 30% of the lumber, panels and engineered wood products sold by Boise's distribution operations is provided by its manufacturing facilities and the balance is purchased from outside sources.

Boise Paper Solutions

        Boise manufactures and sells uncoated free sheet papers (office papers, printing grades, forms bond, envelope papers and value-added papers), containerboard, corrugated containers, newsprint and market pulp through its Boise Paper Solutions segment. This business segment is focused primarily on uncoated free sheet papers and containerboard and corrugated containers.

        Approximately 41% of Boise's uncoated free sheet, including approximately 77% of its office papers, is sold through Boise Office Solutions, and the equivalent of 57% of its containerboard production is consumed by its corrugated container plants.

        Boise's paper and containerboard are manufactured at five mills in the United States. These mills had an annual capacity of 2.9 million short tons at June 30, 2003. With the exception of newsprint, Boise's products are sold to distributors, including Boise Office Solutions, and industrial customers primarily by Boise's own sales personnel. Newsprint is marketed by Abitibi-Consolidated, Inc. Boise's corrugated containers are manufactured at five United States plants, which have an annual capacity of approximately 6.5 billion square feet. The containers produced at Boise's plants are used to package fresh fruit and vegetables, processed food, beverages and many other industrial and consumer products. Boise sells its corrugated containers primarily through its own sales personnel.

        Boise's paper mills are supplied with pulp primarily from its own integrated pulp mills. Wood residuals are provided by Boise's own sawmills and panel plants in the northwestern United States and, to a lesser extent, in the southern United States, and the remainder is purchased from outside sources.

Timber Resources

        Boise owns or controls approximately 2.4 million acres of timberland in the United States. Boise's timberlands are managed as part of its Boise Building Solutions and Boise Paper Solutions segments. The amount of timber Boise harvests each year from its timber resources, compared with the amount it purchases from outside sources, varies according to the price and supply of timber for sale on the open market and according to what Boise deems to be in the interest of sound management of its timberlands.

Other

        The principal executive offices of Boise are located at 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728, and its telephone number is (208) 384-6161. Additional information concerning Boise is included in the reports Boise periodically files with the SEC. See "Additional Information."

OFFICEMAX

        OfficeMax operates a chain of high-volume office products superstores. As of July 31, 2003, OfficeMax owned and operated 970 superstores in 49 states, Puerto Rico, the U.S. Virgin Islands and, through a majority owned subsidiary, in Mexico. In addition to offering office products, business-machines and related items, OfficeMax superstores also feature CopyMax® and FurnitureMax®, in-store modules devoted exclusively to print-for-pay services and office furniture. Additionally, OfficeMax reaches customers with an offering of over 40,000 items through its e-Commerce site, OfficeMax.com®, its direct-mail catalogs and its outside sales force, all of which are serviced by its three PowerMax distribution facilities, 17 delivery centers and two national customer call and contact centers.

        OfficeMax has two business segments: Domestic and International. OfficeMax's operations in the United States, Puerto Rico and the U.S. Virgin Islands, comprised of its retail stores, e-Commerce operations, catalog business and outside sales groups, are included in the Domestic segment. The operations of OfficeMax's majority-owned subsidiary in Mexico, OfficeMax de Mexico, are included in the International segment.

        Over the last three years, OfficeMax has made major investments in developing and implementing a multi-pronged strategy which included the development and installation of a state-of-the-art supply chain management network backed by a new integrated computer system, significant enhancements to overall store-level execution and focused marketing efforts that has enabled OfficeMax to gain market share with core business customers while maximizing gross margin dollars.

        The principal executive offices of OfficeMax are located at 3605 Warrensville Center Road, Shaker Heights, Ohio 44122, and its telephone number is (216) 471-6900. Additional information concerning OfficeMax is included in the reports OfficeMax periodically files with the SEC. See "Additional Information."

THE BOISE MEETING

        This joint proxy statement/prospectus is being delivered to Boise stockholders in connection with the solicitation of the enclosed GREEN proxy card by Boise's board of directors for use at the Boise Meeting. This joint proxy statement/prospectus provides Boise stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Boise Meeting.

Date, Time and Place

        Boise will hold the Boise Meeting on [                          ], 2003 at 9:00 a.m., Mountain time, at Boise's headquarters located at 1111 Jefferson Street, Boise, Idaho 83728.

Purpose of the Boise Meeting

        At the Boise Meeting, Boise stockholders will consider and vote upon proposals:

  •
  to approve and adopt the merger agreement, including authorizing the issuance of the shares of Boise common stock in the merger; and

  •
  to approve and adopt the amendment to the 2003 Boise Incentive and Performance Plan to authorize additional shares of Boise common stock for issuance under the plan.

Record Date; Stockholders Entitled to Vote

        The record date for the Boise Meeting is [                          ]. Only holders of record of Boise common stock and holders of record of Boise preferred stock at the close of business on the record date are entitled to notice of, and to vote at, the Boise Meeting. The number of shares of Boise stock outstanding and entitled to vote as of the close of business on the record date is set forth in the section entitled "Summary — The Special Meetings — Record dates, shares entitled to vote and votes required — Boise." Holders of Boise common stock and holders of Boise preferred stock are entitled to cast one vote for each share of stock. Holders of Boise common stock and Boise preferred stock will vote together without regard to class on both proposals presented at the Boise Meeting.

Voting Boise Stock

        Boise stockholders are requested to complete, date and sign the enclosed GREEN proxy card and promptly return it in the accompanying envelope or otherwise mail it to Boise. All properly completed proxies received by Boise before the Boise Meeting that are not validly revoked will be voted at the Boise Meeting in accordance with the instructions indicated on the proxies or, if no instructions are given, proxies will be voted to approve both proposals. Boise stockholders may vote in person at the Boise Meeting by delivering a completed GREEN proxy card at the meeting or by using written ballots that will be available to any Boise stockholder who desires to vote in person at the Boise Meeting. Boise stockholders who are beneficial owners of shares held in "street name" by a broker, trustee, bank or other nominee holder on behalf of such stockholder may vote in person at the meeting by obtaining a legal proxy from the nominee holding the Boise shares. In addition, such Boise stockholders may vote by proxy by completing and signing a voting instruction card provided to them by the nominee holding the Boise shares. Boise has a confidential voting policy. Stockholders' votes will not be disclosed to Boise other than in limited situations. The tabulator will collect, tabulate and retain all proxy cards and will forward any comments written on the proxy cards to Boise management.

Revoking of Proxies

        Any proxy given by a Boise stockholder may be revoked by such stockholder at any time before it is voted at the Boise Meeting by doing any of the following:

  •
  delivering a new proxy to the independent tabulator, Corporate Election Services, Inc.;

  •
  giving Boise written notice of the change or revocation; or

  •
  attending the Boise Meeting, revoking the proxy and voting in person.

        If a Boise stockholder holds his or her shares in street name, the stockholder may revoke or change the proxy instructions at any time prior to the Boise Meeting by submitting new voting instructions to the broker or other institution. The matters to be considered at the Boise Meeting are of great importance to Boise stockholders. Accordingly, Boise stockholders should read and carefully consider the information presented in this joint proxy statement/prospectus and complete, date, sign and promptly return the enclosed GREEN proxy card in the enclosed postage-paid envelope.

Quorum

        In order to achieve a quorum at the Boise Meeting, holders of a majority of the issued and outstanding shares of Boise stock entitled to cast votes at the Boise Meeting must be present in person or by proxy. Both abstentions and "broker non-votes" will be counted for purposes of determining the presence of a quorum.

        If a quorum is not present at the Boise Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. If a new record date is set for the adjourned meeting, however, then a new quorum will have to be established.

Stockholder Vote Required to Approve and Adopt the Proposals

        Assuming a quorum is present, the affirmative vote of a majority of the shares of Boise common stock and Boise preferred stock voting at the meeting, together as one class, is required to approve and adopt the merger agreement, including the authorization of the issuance of the shares of Boise common stock in the merger, and to approve and adopt the amendment to the BIPP to increase the shares of Boise common stock available for issuance under the BIPP.

        If a broker holds a stockholder's Boise shares in its name and the stockholder does not give the broker voting instructions, under the rules of the New York Stock Exchange, the broker may not vote the shares on the proposal to approve and adopt the merger agreement or the proposal to approve and adopt the amendment to the BIPP. When a broker is not authorized to vote a client's shares on a proposal at a meeting and does not receive instructions regarding how to vote from the client, the missing votes are referred to as "broker non-votes." For Boise holders, abstentions and broker non-votes do not count as votes cast either "FOR" or "AGAINST" any of the proposals.

Solicitation Costs

        Boise and OfficeMax will share equally the cost of printing and mailing this joint proxy statement/prospectus. Other expenses incurred by the parties will be paid by the party incurring those expenses.

        In addition to this mailing, Boise directors, officers, employees and representatives may solicit proxies personally, electronically, via the Internet, by mail or by telephone. Boise also has retained D.F. King & Co., as its proxy solicitor and information agent in connection with the Boise Meeting, for which D.F. King will receive a fee of approximately $15,000 plus reimbursement of out-of-pocket expenses. If D.F. King makes phone calls in order to solicit proxies, the fee per connect is $4.50. Boise also has agreed to indemnify D.F. King against various liabilities and expenses in connection with the merger and proxy solicitation, including various liabilities under United States federal securities laws.

        Boise has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward Boise's proxy solicitation materials to the beneficial owners of the Boise shares held of record by such nominee holders. Boise will reimburse these nominee holders for customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Share Ownership

        At the close of business on the record date, directors and executive officers of Boise and their affiliates beneficially owned [             ] shares of Boise stock and had the right to acquire within 60 days thereafter [             ] shares of Boise stock. The total of these beneficially owned shares represented approximately [    ]% of Boise stock outstanding at the close of business on the record date. Each Boise director and executive officer has indicated his or her intention to vote the shares of Boise stock owned by him or her for approval and adoption of the merger agreement.

THE OFFICEMAX MEETING

        OfficeMax is furnishing this joint proxy statement/prospectus to its shareholders as part of the solicitation of the enclosed BLUE proxy card by OfficeMax's board of directors for use at the OfficeMax Meeting in connection with the proposed merger. This joint proxy statement/prospectus provides OfficeMax shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the OfficeMax Meeting.

Date, Time and Place

        OfficeMax will hold the OfficeMax Meeting on [                          ], 2003 at 9:00 a.m., Eastern time, at OfficeMax's International Headquarters, 3605 Warrensville Center Road, Shaker Heights, Ohio 44122.

Purpose of the OfficeMax Meeting

        At the OfficeMax Meeting, OfficeMax shareholders will consider and vote upon a proposal to approve and adopt the merger agreement. OfficeMax's board of directors unanimously recommends that holders of OfficeMax common shares vote and instruct their votes be cast "FOR" the proposal to approve and adopt the merger agreement.

Record Date; Shareholders Entitled to Vote

        The record date for the OfficeMax Meeting is [                          ], 2003. Record holders of OfficeMax common shares at the close of business on the record date are entitled to vote or have their votes cast at the OfficeMax Meeting. On the record date, there were outstanding [                          ] OfficeMax common shares entitled to cast votes at the OfficeMax Meeting. Holders of OfficeMax common shares are entitled to cast one vote per share at the OfficeMax Meeting.

Voting OfficeMax Common Shares

        OfficeMax shareholders are requested to complete, date and sign the enclosed BLUE proxy card and promptly return it in the accompanying envelope. There are three ways to vote OfficeMax common shares at the OfficeMax Meeting:

  •
  OfficeMax shareholders can vote by telephone or on the Internet by following the telephone or Internet voting instructions that are included with the BLUE proxy card. If a holder votes by telephone or by the Internet, the holder should not return the BLUE proxy card;

  •
  OfficeMax shareholders can vote by signing and returning the enclosed BLUE proxy card. If a holder votes by proxy card, the "proxy" (one of the individuals named on the BLUE proxy card) will vote the holder's shares as he or she instructs on the BLUE proxy card. If a holder signs and returns the proxy card but does not give instructions on how to vote the shares, the shares will be voted as recommended by OfficeMax's board of directors "FOR" the proposal to approve and adopt the merger agreement; or

  •
  OfficeMax shareholders can attend the OfficeMax Meeting and vote in person. OfficeMax will give each shareholder a ballot when he or she arrives. If a holder's shares are held in the name of a broker, trustee, bank or other nominee, however, the holder must get a proxy from the broker, trustee, bank or other nominee. This is the only way OfficeMax can be sure that the broker, trustee, bank or nominee has not already voted the holder's shares.

        If a holder does not vote his or her OfficeMax common shares in any of the ways described above, it will have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement.

        If OfficeMax shareholders have any questions about how to vote or direct a vote in respect of such holder's OfficeMax common shares, they may contact OfficeMax's Investor Relations Department by phone at (216) 471-6697 or by submitting a question to investor@officemax.com.

Revoking of Proxies

        Any proxy given by an OfficeMax shareholder may be revoked at any time before it is voted at the OfficeMax Meeting by doing any of the following:

  •
  delivering a written notice bearing a date later than the date of the first proxy to OfficeMax's corporate secretary stating that the first proxy is revoked;

  •
  signing and delivering a BLUE proxy card relating to the same shares and bearing a later date than the date of the previous proxy;

  •
  voting by telephone or over the Internet at a later date than the date of the previous proxy; or

  •
  attending the OfficeMax Meeting and revoking the proxy in open meeting.

Quorum

        A quorum of shares is necessary to hold a valid meeting. The presence at the OfficeMax Meeting, in person or by proxy, of the holders of a majority of the voting power of all OfficeMax common shares outstanding on the record date will constitute a quorum. As of the record date, [             ] OfficeMax common shares were outstanding.

        If a quorum is not present at the OfficeMax Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. If a new record date is set for the adjourned meeting, however, then a new quorum would have to be established.

Shareholder Vote Required to Approve and Adopt the Merger Agreement

        Assuming a quorum is present, the affirmative vote of a majority of the outstanding OfficeMax common shares is required to approve and adopt the merger agreement. If an OfficeMax shareholder abstains from voting or does not vote, either in person or by proxy or by voting instruction, it will have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement.

        If a broker holds a shareholder's OfficeMax common shares in its name and the shareholder does not give the broker voting instructions, under the rules of the New York Stock Exchange, the broker may not vote the shares on the proposal to approve and adopt the merger agreement. If a shareholder does not give a broker voting instructions and the broker does not vote the shares, this is referred to as a "broker non-vote." Abstentions or broker non-votes have the same effect as a vote "AGAINST" the proposal to approve and adopt the merger agreement.

Solicitation Costs

        OfficeMax and Boise will share equally the cost of printing and mailing this joint proxy statement/prospectus. Other expenses incurred by the parties will be paid by the party incurring those expenses.

        OfficeMax is soliciting the enclosed BLUE proxy card on behalf of OfficeMax's board of directors. This solicitation is being made by mail but also may be made in person, by telephone or by electronic means. In addition, OfficeMax and Boise and their respective directors, officers and employees may solicit proxies in person, by telephone, by mail or by electronic means. These persons will not be paid for doing this.

        OfficeMax has hired [                          ] to assist in the solicitation process. OfficeMax will pay [                          ] [                          ], plus expenses.

        OfficeMax will ask banks, brokers and other custodians, nominees and fiduciaries to forward OfficeMax's proxy solicitation materials to the beneficial owners of the OfficeMax common shares held of record by such nominee holders. OfficeMax will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Exchange of Share Certificates

        Holders of OfficeMax common shares should not send share certificates or account statements with their proxies. An election form and transmittal documents for the surrender of OfficeMax common share certificates in exchange for the merger consideration will be mailed to holders of OfficeMax common shares at the time of the mailing of this joint proxy statement/prospectus. See "The Merger Agreement — Procedures for Exchange of Certificates; Fractional Shares."

Share Ownership

        At the close of business on the record date, directors and executive officers of OfficeMax and their affiliates beneficially owned and were entitled to vote [             ] OfficeMax common shares and had the right to acquire within 60 days thereafter [             ] OfficeMax common shares. The total of these beneficially owned shares represented approximately [    ]% of OfficeMax common shares outstanding at the close of business on the record date.

Shareholder Agreement

        Mr. Feuer has agreed under a shareholder agreement to vote for the approval and adoption of the merger agreement. As of the close of business on the record date, Mr. Feuer owned [             ] OfficeMax common shares representing approximately [    ]% of the OfficeMax common shares outstanding on the record date.

THE MERGER

        The discussion in this joint proxy statement/prospectus of the merger and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated into this joint proxy statement/prospectus by reference.

General

        Boise and OfficeMax have entered into a merger agreement that provides for the merger of Challis Corporation, a wholly owned subsidiary of Boise, with and into OfficeMax, with OfficeMax surviving the merger as a wholly owned subsidiary of Boise.

        At the effective time of the merger, each issued and outstanding OfficeMax common share will be converted into the right to receive, at the election of the holder, and subject to limitations described below, either:

  •
  a number of shares of Boise common stock equal to the exchange ratio, together with an equal number of rights to purchase shares of Boise common stock issued pursuant to Boise's Renewed Rights Agreement dated September 25, 1997; or

  •
  $9.00 in cash, subject to increase or decrease as described in "The Merger Agreement — Consideration to be Received in the Merger."

        The exchange ratio will be determined by dividing $9.00 by the average of the closing sale prices for Boise common stock on the New York Stock Exchange Composite Transactions Tape (trading symbol: BCC) for each of the ten consecutive trading days ending with the second complete trading day prior to the closing of the merger (not counting the closing date). If the ten-day average closing price is greater than $25.77, however, the exchange ratio will be 0.3492, and if the ten-day average closing price is less than $21.09, the exchange ratio will be 0.4268.

        The form of merger consideration actually received by an OfficeMax shareholder may differ from the form of consideration that the shareholder elects to receive. If holders of more than or less than 70% of the OfficeMax common shares outstanding elect to receive Boise common stock, shareholder elections will be prorated pursuant to the merger agreement so that the number of OfficeMax common shares to be converted into Boise common stock will equal 70% of the OfficeMax common shares outstanding immediately prior to the effective time of the merger. The merger agreement also provides that Boise may elect to decrease the percentage of outstanding OfficeMax common shares to be converted into Boise common stock from 70% to 65%, 60% or 55%. If Boise wishes to make the additional cash election, it must do so at least ten trading days prior to the date of the OfficeMax Meeting. The proration provisions described above will continue to be applicable in the event Boise makes the additional cash election so that the number of OfficeMax common shares to be converted into Boise common stock will equal 65%, 60% or 55%, as applicable, of the OfficeMax common shares outstanding immediately prior to the effective time of the merger. See "The Merger Agreement — Consideration to be Received in the Merger" for a detailed description of the proration terms and procedures and Boise's discretion to decrease the percentage of the merger consideration consisting of Boise common stock.

Background of the Merger

        As part of the continuous evaluation of its business, Boise regularly considers a variety of strategic options and transactions. As part of this process, Boise's management has evaluated various alternatives concerning its office products business, including the advisability of acquisitions and other business combinations, and has, from time to time, discussed such matters with Boise's board of directors.

        During the first half of 2002, as part of OfficeMax's continuous evaluation of its business in anticipation of completing major infrastructure initiatives and strengthening its store operations and execution, OfficeMax began developing a strategic growth plan and evaluating various alternatives for increasing shareholder value, strengthening and growing its business and reducing business risks. The management of OfficeMax has periodically considered strategic alternatives, including the possibility of a business combination or other strategic transaction that would enable OfficeMax to enter the contract stationer business. Two of OfficeMax's competitors in the office products industry, Staples and Office Depot, had previously acquired catalog/contract stationer businesses, which enabled them to operate on a more fully integrated basis serving all market segments and channels, including large corporations and institutional customers.

        In June 2002, Mr. Feuer discussed with representatives of OfficeMax's financial advisors at McDonald Investments various strategic alternatives, including a possible business combination with Boise. Also during the summer of 2002, Mr. Feuer discussed the feasibility of a leveraged buyout transaction with representatives of another of OfficeMax's financial advisors at Lehman Brothers.

        On February 4, 2003, at Mr. Feuer's direction, representatives of McDonald Investments contacted Boise's financial advisors at Goldman Sachs about a possible business combination or other strategic transaction between Boise and OfficeMax.

        On March 19, 2003, OfficeMax entered into a customary confidentiality agreement with a third party ("Firm A") so that information could be provided to Firm A in connection with its preliminary evaluation of a possible investment in, or leveraged buyout or acquisition of, OfficeMax.

        On March 24, 2003, Mr. Feuer and representatives of Firm A met in Cleveland to discuss the possibility of a leveraged buyout of OfficeMax.

        On April 1, 2003, Mr. Feuer met with representatives of Firm A in New York City to further discuss the possibility of a leveraged buyout of OfficeMax.

        On April 3, 2003, following discussions between OfficeMax's and Boise's financial advisors, Boise and OfficeMax entered into a customary confidentiality agreement to allow the exchange of information between the two companies and their respective legal and financial advisors.

        On April 10, 2003, Mr. Feuer, Mr. Vance Johnston, Vice President, Strategy and New Business Development, of OfficeMax and representatives of McDonald Investments met in Chicago with Mr. George Harad, Chairman and Chief Executive Officer of Boise, Mr. Ted Crumley, Chief Financial Officer of Boise and representatives of Goldman Sachs to discuss the possibility of combining their businesses.

        On April 17, 2003, Boise's board of directors, at a regularly scheduled meeting, authorized Boise management to explore a strategic opportunity with OfficeMax.

        On April 21, 2003, representatives of McDonald Investments and Lehman Brothers met with representatives from Firm A in New York City to discuss the fundamental financial and other terms of a potential leveraged buyout transaction.

        On April 23, 2003, Mr. Feuer and Mr. Harad spoke by telephone. Mr. Harad informed Mr. Feuer that Boise was interested in continuing discussions regarding the possibility of a business combination.

        On May 7, 2003, Mr. Feuer and other members of OfficeMax's management met with representatives of Firm A in Cleveland to continue discussions of the possibility of a leveraged buyout of OfficeMax.

        On May 16, 2003, Mr. Feuer and representatives of Firm A spoke by telephone to further discuss the possibility of a leveraged buyout and the fundamental financial and other terms of any such transaction.

        On May 19 and May 20, 2003, Mr. Feuer and key members of OfficeMax's senior management and representatives of McDonald Investments and Lehman Brothers met in Cleveland with Mr. Harad, members of Boise's management and representatives of Goldman Sachs to discuss a variety of topics related to their businesses. The parties agreed to have further discussions and perform internal work and analysis to assist in further discussions.

        On May 27, 2003, Mr. Feuer and representatives of Firm A spoke by telephone. Based on Firm A's proposed terms for a leveraged buyout, Mr. Feuer concluded that such a transaction would not offer a price, structure or strategic opportunities competitive to a transaction with Boise.

        On June 4, 2003, the executive committee of Boise's board of directors met and discussed the potential acquisition of OfficeMax. The executive committee authorized Boise management to continue exploring a possible business combination with OfficeMax. The executive committee also authorized Boise management to present a conditional, non-binding offer to OfficeMax in the price range of $8.00 to $9.00 per share.

        On June 4, 2003, Mr. Feuer and Mr. Harad spoke by telephone. Mr. Harad informed Mr. Feuer that Boise's board of directors had authorized Mr. Harad to present a non-binding offer for Boise to combine with OfficeMax for a price in the range of $8.00 to $9.00 per share. Mr. Feuer and Mr. Harad discussed the possible strategic benefits of combining the two companies. Mr. Harad's office sent a letter to Mr. Feuer the same day containing the offer for a price in the range of $8.00 to $9.00 per share and other terms and conditions of the offer.

        At an evening meeting on June 4 and on June 5, 2003, Mr. Feuer updated OfficeMax's board of directors at its regularly scheduled meeting of his prior discussions and meetings with Mr. Harad. Representatives of McDonald Investments, Lehman Brothers and representatives of OfficeMax's legal counsel, Cravath, Swaine & Moore LLP, participated in the meeting. Mr. Feuer described the proposed terms of the potential transaction as outlined in Mr. Harad's letter of June 4, 2003. Mr. Feuer also informed the board of directors of his prior conversations with Firm A regarding a possible leveraged buyout and that he terminated those discussions because the proposed terms and conditions of the transaction would not offer a price, structure or strategic opportunities competitive to a transaction with Boise. OfficeMax's board of directors authorized Mr. Feuer to continue discussions with Boise and to conduct financial and legal due diligence.

        On June 5, 2003, following OfficeMax's board of directors' meeting, Mr. Feuer telephoned Mr. Harad to inform him that OfficeMax's board of directors had authorized continued discussion and due diligence.

        On June 19, 2003, Boise's board of directors held a special meeting to discuss and evaluate the possible acquisition of OfficeMax. Following discussion, Boise's board of directors authorized Boise management to continue talks with OfficeMax and complete due diligence activities.

        From June 23 until June 27, 2003, Boise's management and its legal and financial advisors conducted on-site due diligence reviews of OfficeMax at one of its facilities in the greater Cleveland area. This review included members of Boise's senior management, its internal legal team, as well as its financial advisors and Deloitte & Touche, which was engaged to provide accounting due diligence. Boise's due diligence review included discussions with OfficeMax's senior management and a review of documents.

        On June 25, 2003, Mr. Feuer and Mr. Harad met at Mr. Feuer's office in Cleveland to further discuss the terms and conditions of a possible business combination as outlined in Mr. Harad's letter of June 4, 2003.

        On June 26, 2003, at a special meeting of OfficeMax's board of directors, Mr. Feuer briefed the board of directors regarding his discussions with Mr. Harad since the time of the last OfficeMax board of directors meetings on June 4 and June 5, 2003. Mr. Feuer provided the board of directors with an update on the status of OfficeMax's initial due diligence review based on publicly available materials and indicated that OfficeMax planned to retain Deloitte & Touche to review Boise's financial and accounting records and to assist OfficeMax in its due diligence review. Representatives of McDonald Investments, Lehman Brothers and OfficeMax's legal counsel from Cravath and Baker & Hostetler LLP participated in the meeting.

        On July 1, 2003, Cravath circulated a draft merger agreement to Boise's general counsel and Boise's legal counsel, Bell, Boyd & Lloyd LLC.

        On July 3, 2003, the financial and legal advisors of both Boise and OfficeMax participated in a telephone conference to discuss possible structures for the proposed transaction and the potential tax implications of such structures.

        On July 4, 2003, the financial advisors of both Boise and OfficeMax had several telephone conferences on behalf of their respective clients regarding the principal terms of the merger, including valuation, the exchange ratio, the proposed collar on the exchange ratio, the percentage of merger consideration to consist of Boise common stock and the tax structure.

        From July 8 through July 11, 2003, members of OfficeMax's senior management and representatives from its legal counsel and financial advisors, including Deloitte & Touche, conducted due diligence reviews of Boise at its headquarters in Boise, Idaho, including reviews from operational, financial, accounting, tax and legal perspectives. OfficeMax's due diligence review included discussions with Boise's senior management and a review of documents.

        On July 9, 2003, representatives of Goldman Sachs, on behalf of Boise, contacted representatives of McDonald Investments and Lehman Brothers, on behalf of OfficeMax, to continue discussions on behalf of their respective clients regarding the principal terms of the merger. Mr. Feuer and Mr. Harad also spoke several times by telephone on July 9, 2003, regarding the proposed transaction and its principal terms.

        On July 9, 2003, the respective legal counsel of Boise and OfficeMax began negotiating the terms of the merger agreement, Mr. Feuer's consulting agreement, the registration rights agreement and the shareholder agreement. The negotiations continued through July 13, 2003.

        During the morning of July 10, 2003, Mr. Harad telephoned Mr. Feuer. During this discussion, Mr. Harad and Mr. Feuer reached agreement on a number of the principal terms of the merger, including a price of $9.00 for each OfficeMax common share in a taxable transaction with a 10% symmetrical collar subject to the approval of each company's board of directors and resolution of the remaining terms of the merger agreement. Mr. Harad and Mr. Feuer each agreed that they would present the proposed terms of the transaction for consideration by their respective boards of directors at special meetings scheduled for the coming weekend. However, one of the principal terms of the merger agreement, Boise's ability to make the additional cash election, and the procedures for making such election, remained an open issue. The parties continued to have discussions regarding this issue from July 11, 2003 through July 13, 2003.

        On July 11, 2003, Boise's board of directors held a special meeting to discuss and evaluate the merger with OfficeMax and to discuss the assessment of Boise's due diligence review of OfficeMax. Members of Boise's management discussed the progress of negotiations and reasons for the merger. Goldman Sachs made a presentation to the directors regarding Goldman Sachs' financial analyses of the proposed merger. The analyses presented by Goldman Sachs were substantially similar to the types of analyses later presented by Goldman Sachs in connection with rendering its opinion at the meeting of the Boise merger committee, as described below, on July 13, 2003. Upon the conclusion of its deliberations based on the reasons and considerations listed below in "— Boise's Reasons for the Merger," Boise's board of directors unanimously voted to approve the merger and the terms of and transactions contemplated by the proposed merger agreement and related agreements, and resolved to recommend that Boise stockholders vote "FOR" approving and adopting the merger agreement, including authorizing the issuance of shares of Boise common stock pursuant to the merger, subject to approval of remaining terms. Boise's board of directors appointed a merger committee, composed of several members of Boise's board of directors, and delegated to it full authority to approve the remaining terms of the merger.

        From July 11, 2003 through July 13, 2003, the financial and legal advisors of Boise and OfficeMax continued to negotiate the terms and conditions of the merger and the merger agreement.

        During the afternoon of July 12, 2003, OfficeMax's board of directors held a special meeting to review the terms of the merger agreement and to discuss the assessment of OfficeMax's due diligence review of Boise. At this meeting, representatives of Cravath discussed the terms of the merger agreement and the directors' fiduciary duties under Ohio law in connection with the consideration of the proposed merger agreement. Members of Cravath, McDonald Investments, Lehman Brothers, OfficeMax's management and Deloitte & Touche discussed with the board of directors their due diligence investigation. Representatives of Baker & Hostetler also participated in the meeting.

        On July 12, 2003, Mr. Feuer and Mr. Harad spoke by telephone several times regarding the additional cash election issue and agreed that evening that the stock percentage would be 70%, subject to Boise's right to decrease the stock percentage in 5% increments to 55%.

        On July 13, 2003, the Boise merger committee met and received an update from members of Boise management. At this meeting, representatives of Goldman Sachs made available a presentation regarding Goldman Sachs' financial analysis with respect to the merger. Goldman Sachs then rendered its oral opinion, subsequently confirmed in writing, that, as of that date, the stock and cash consideration to be paid by Boise in the merger, taken in the aggregate, was fair from a financial point of view to Boise. After discussion, the Boise merger committee unanimously approved the remaining terms of and transactions contemplated by the merger agreement and related agreements.

        During the afternoon of July 13, 2003, OfficeMax's board of directors held a special meeting to consider the terms of the proposed merger agreement and related matters. Representatives of McDonald Investments, Lehman Brothers, Cravath and Baker & Hostetler participated in the meeting. Mr. Feuer discussed with the board of directors the strategic rationale for the proposed transaction and the history of the negotiations with Boise. OfficeMax's financial advisors made a joint presentation to the board of directors regarding their financial analysis of the proposed merger. Each of McDonald Investments and Lehman Brothers provided its oral opinion to OfficeMax's board of directors to the effect that, as of July 13, 2003, the consideration to be received by the OfficeMax shareholders under the terms of the proposed merger agreement was fair from a financial point of view to such shareholders. These opinions were confirmed in written opinions, each dated July 13, 2003. Upon the conclusion of its deliberations based on the reasons and considerations listed below in "— OfficeMax's Reasons for the Merger," OfficeMax's board of directors unanimously voted to approve the merger and the terms of and transactions contemplated by the merger agreement and related agreements, and resolved to recommend that OfficeMax shareholders vote "FOR" the approval and adoption of the merger agreement.

        The execution of the merger agreement and related agreements was announced by Boise and OfficeMax in separate press releases early in the morning of July 14, 2003.

Boise's Reasons for the Merger

        In reaching its decision to approve the terms of and transactions contemplated by the merger agreement and to recommend that Boise's stockholders vote "FOR" the approval and adoption of the merger agreement, including authorizing the issuance of the shares of Boise common stock pursuant to the merger, Boise's board of directors consulted with management and Boise's financial and legal advisors and considered a variety of factors with respect to the merger at their meeting held on July 11, 2003, including the following:

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  the Boise board of directors' review of the business, operations, financial condition, earnings and prospects of both Boise and OfficeMax and consensus that the terms of the merger agreement are fair to, and in the best interest of, Boise;

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  the Boise board of directors' consensus that the merger is an excellent fit between complementary businesses and that the merger supports Boise's strategy of growing its distribution businesses. Combining OfficeMax's proven retail expertise and strong brand with Boise's strength in the contract customer channel will allow the combined company to better serve all customer segments across all distribution channels. The merger will more than double the size of Boise's office products business and will provide a platform of growth, especially in the small office and middle market segments;

  •
  the Boise board of directors' consensus that combining Boise with OfficeMax would establish a world-class competitor in the office products distribution business in North America. The combined company's revenue will compare favorably to the North American revenue of both Staples and Office Depot, and this combination gives the combined company the scale both have been lacking individually over the past few years;

  •
  the Boise board of directors' consensus of the potential synergies that may be achieved including increased logistics leverage; increased marketing through leveraging brands, customer lists and Boise's telemarketing organization; productivity enhancements of Boise's paper sales; and cost savings through increased purchasing leverage, reduced general and administrative expenses, and store consolidation;

  •
  the Boise board of directors' consensus that the business mix of the combined company will likely enhance the stability of Boise's earnings and cash flows. The merger will likely favorably impact Boise financially in the long term; and

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  the Boise board of directors' consensus that the transaction will likely increase the number of strategic alternatives available with its paper and building products businesses, thus creating avenues to unlock shareholder value in those businesses.

        The foregoing discussion of the factors considered by Boise's board of directors in making its decision is not exhaustive, but is believed to include all the material factors considered by Boise's board of directors. In view of the variety of material factors considered in connection with its evaluation of the merger, Boise's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to any of these factors, and individual directors may have given different weights to different factors.

        The above explanation of Boise's board of directors' reasons for the merger is forward-looking in nature. This information should be read in light of the factors discussed under the heading "Forward-Looking Statements May Prove Inaccurate."

Recommendation of Boise's Board of Directors

        At its meeting on July 11, 2003, after due consideration, Boise's board of directors unanimously approved the merger agreement and unanimously recommends that Boise stockholders vote "FOR" the approval and adoption of the merger agreement, including the authorization of the issuance of shares of Boise common stock in the merger.

OfficeMax's Reasons for the Merger

        In reaching its decision to approve the merger and the terms of and transactions contemplated by the merger agreement and to recommend that OfficeMax's shareholders vote "FOR" the approval and adoption of the merger agreement, OfficeMax's board of directors consulted with management and OfficeMax's financial and legal advisors and considered a variety of factors with respect to the merger.

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  Merger consideration. OfficeMax's board of directors considered the merger consideration of $9.00 per OfficeMax common share, consisting of 70% Boise common stock and 30% cash, subject to certain adjustments described below, relative to the recent historical market prices for OfficeMax common shares. The board of directors considered in particular the fact that the merger consideration represents a substantial premium over the average market price of OfficeMax common shares for the 52-week period ended July 11, 2003, the last trading day of the week prior to the announcement of the merger, as well as a premium of approximately 25% over the closing price of OfficeMax common shares on July 11, 2003.

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  Collar analysis. OfficeMax's board of directors considered that OfficeMax's shareholders would be insulated from fluctuations in the market value of Boise common stock prior to the closing within a customary price collar of plus or minus 10% from the closing price of Boise common stock on July 11, 2003 of $23.43 per share. The exchange ratio pursuant to which OfficeMax common shares will be converted into Boise common stock will depend on the average closing prices of Boise common stock during the ten consecutive trading day period ending two trading days prior to the closing of the merger (not including the closing date), subject to a price collar of plus or minus 10%. If the ten-day average closing price of the Boise common stock value is at or below $21.09, the exchange ratio will be 0.4268 shares of Boise common stock for each OfficeMax common share. If the ten-day average closing price is between $21.09 and $25.77, the exchange ratio will be adjusted to provide a number of shares of Boise common stock having a Boise common stock value equal to $9.00 in exchange for each OfficeMax common share. If the ten-day average closing price is at or above $25.77, the exchange ratio will be 0.3492 shares of Boise common stock for each OfficeMax common share. OfficeMax's board of directors in particular considered that the price collar is symmetrical, insulating OfficeMax's shareholders against a decline of up to 10% in the Boise common stock value prior to closing while allowing OfficeMax's shareholders to share in the benefits of a greater than 10% increase in the ten-day average closing price of the Boise common stock prior to the closing.

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  Shareholders' ability to elect stock consideration. OfficeMax's board of directors considered the ability of OfficeMax's shareholders to elect to receive Boise common stock in connection with the merger and, thereby, to participate in the potential future growth and profitability of the combined company. OfficeMax's board of directors also considered the possibility that OfficeMax's shareholders in some cases may be required to accept a portion of the merger consideration in Boise common stock. In that regard, OfficeMax's board of directors also considered the recent and historical stock price performance and trading volume of Boise common stock.

    •
    Boise's ability to make an additional cash election. OfficeMax's board of directors considered the fact that the aggregate composition of the merger consideration of 70% Boise common stock and 30% cash is subject to Boise's right to elect that the merger consideration consist instead of 65% Boise common stock and 35% cash, 60% Boise common stock and 40% cash or 55% Boise common stock and 45% cash. Boise is required to make this additional cash election not less than ten trading days prior to the date of the OfficeMax Meeting. OfficeMax's board of directors also considered that, if Boise makes the additional cash election and the Boise common stock value is outside the price collar, Boise will adjust the $9.00 per share cash consideration so that the aggregate value of the merger consideration received by OfficeMax shareholders will remain unchanged notwithstanding Boise's additional cash election.

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  Taxable nature of the transaction. OfficeMax's board of directors considered the fully taxable nature of the merger consideration to be received by OfficeMax's shareholders. In addition, the board of directors noted that OfficeMax shareholders generally would be subject to capital gains tax with respect to not only any cash, but also any Boise common stock, received as merger consideration.

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  Strategic fit and compatibility. OfficeMax's board of directors considered the complementary capabilities of OfficeMax and Boise and the potential for the combined company to draw on the management and core competencies of both Boise and OfficeMax. OfficeMax's board of directors further considered the opportunity to combine Boise's contract stationery business and international presence with OfficeMax's retail presence and the possibility that the combined company would have a broader platform for future growth and be able to better compete with other major contract stationery and office supply stores. OfficeMax's board of directors noted that none of these benefits is assured. See "Risk Factors — Risks Relating to the Merger."

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  Cost savings and other synergies. OfficeMax's board of directors noted the potential for the combined company to achieve significant cost savings through synergies following the completion of the merger and integration of the companies. The board of directors also noted that these cost savings are expected to result from cross-selling opportunities, procurement savings, greater efficiencies in operations and the elimination of duplicate corporate and administrative positions, programs and office space and that net synergy savings in the early years are expected to be lower than savings in later years due to costs associated with consummating the merger and integrating the companies' operations. See "Risk Factors — Risks Relating to the Merger." Estimates of cost savings and cost savings components are inherently uncertain, and there can be no assurance as to the accuracy of the foregoing estimates. The cost savings estimates are based on a number of assumptions, including that the combined company will be able to realize merger efficiencies such as procurement economies resulting from the increased size of the combined company.

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  Review of prospects and alternative of remaining independent. OfficeMax's board of directors considered OfficeMax's financial condition, results of operations, business and earnings prospects, including its prospects if it were to remain independent. OfficeMax's board of directors also considered OfficeMax's knowledge and beliefs about the current and prospective environments in which it operates, including general economic conditions, competition in the office products market and the impacts of these factors on OfficeMax's opportunities for maximizing shareholder value.

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  Limited closing conditions. OfficeMax's board of directors considered the limited nature of the closing conditions included in the merger agreement, including regulatory consents and requisite approvals of Boise's stockholders and OfficeMax's shareholders. In that regard, OfficeMax's board of directors considered the likelihood that the merger would be approved by requisite regulatory authorities.

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  Certain terms of the merger agreement relating to alternative transactions. In evaluating the possibility that third party acquirors may submit an offer for OfficeMax common shares, OfficeMax's board of directors considered the following terms of the merger agreement:

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  those that permit OfficeMax's board of directors to provide information to, and engage in negotiations or discussions with, a third party that makes an unsolicited proposal that could result in a superior proposal;

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  those that permit the OfficeMax board of directors to withdraw or modify its recommendation that the OfficeMax shareholders vote in favor of approving and adopting the merger agreement if OfficeMax's board of directors determines in good faith that failing to take any such action could result in a breach of its fiduciary duties under applicable law; and

  •
  those that permit OfficeMax's board of directors to terminate the merger agreement to enter into a definitive agreement for a superior proposal.

    OfficeMax's board of directors also considered the following terms of the merger agreement:

    •
    those that permit Boise to terminate the merger agreement if OfficeMax's board of directors withdraws or modifies in a manner adverse to Boise its recommendation that the OfficeMax shareholders approve and adopt the merger or if OfficeMax's board of directors approves or recommends a takeover proposal; and

    •
    those that require that OfficeMax pay a termination fee to Boise if the merger agreement is terminated under certain circumstances.

    OfficeMax's board of directors noted that the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination with OfficeMax. On balance, however, OfficeMax's board of directors determined that the amount of the fee that OfficeMax may be obligated to pay, and the circumstances under which it may be payable, are typical for transactions of this size and type, are not likely to discourage such proposals and were a necessary aspect of assuring Boise's entry into the merger agreement. OfficeMax's board of directors also noted that Boise is subject to symmetrical provisions regarding alternative proposals for Boise.

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  Employee compensation and benefits. OfficeMax's board of directors considered the provisions of the merger agreement and other employment arrangements that protect the benefits, compensation, employment, severance and termination plans or other arrangements afforded to OfficeMax's employees, including its executive officers. OfficeMax's board of directors also considered the terms of Boise's consulting arrangement with Mr. Feuer. See below "— Interests of OfficeMax Directors and Executive Officers in the Merger — Consulting agreement with Michael Feuer."

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  Dissenters' rights. OfficeMax's board of directors noted that dissenters' appraisal rights may be exercised pursuant to the terms of the merger agreement in accordance with relevant provisions of Ohio law.

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  Advice from OfficeMax's financial advisors. OfficeMax's board of directors considered the detailed financial and comparative analyses and presentation made by McDonald

    Investments and Lehman Brothers, OfficeMax's financial advisors, with respect to the merger and the consideration offered to the holders of OfficeMax common shares in the merger and the oral opinions of McDonald Investments and Lehman Brothers, which are discussed further below under "— Opinion of OfficeMax's Financial Advisors," subsequently confirmed in writing, to the effect that, as of the date of their respective opinions, the merger consideration to be received by the holders of OfficeMax common shares, in the aggregate, was fair from a financial point of view to the holders of OfficeMax common shares.

Recommendation of OfficeMax's Board of Directors

        At its meeting on July 13, 2003, after due consideration, OfficeMax's board of directors unanimously approved the merger agreement and unanimously recommends that OfficeMax shareholders vote "FOR" the approval and adoption of the merger agreement.

Opinion of Boise's Financial Advisor

  Opinion of Goldman Sachs

        In connection with Boise's consideration of the proposed acquisition of OfficeMax, Boise received financial advice from Goldman Sachs. Goldman Sachs rendered its opinion to Boise's board of directors that, as of July 13, 2003, and based upon and subject to the factors and assumptions set forth therein, the stock and cash consideration to be paid by Boise in the merger, taken in the aggregate, is fair to Boise from a financial point of view. For purposes of Goldman Sachs' opinion, the "stock consideration" refers to the number of shares of Boise common stock equal to the exchange ratio, as described in "The Merger — General," and the "cash consideration" refers to $9.00 in cash per share, subject to the adjustments described in "The Merger Agreement — Consideration to be Received in the Merger."

        The full text of the written opinion of Goldman Sachs, dated July 13, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. Boise's stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Boise's board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Boise's common stock should vote with respect to the merger.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

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  the merger agreement;

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  Annual Reports to stockholders and Annual Reports on Form 10-K of Boise and OfficeMax for the five years ended December 31, 2002 and five fiscal years ended January 25, 2003, respectively;

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  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Boise and OfficeMax;

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  certain other communications from Boise and OfficeMax to their respective stockholders;

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  certain internal financial analyses and forecasts for Boise prepared by its management;

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  certain internal financial analyses and forecasts for OfficeMax prepared by its management; and

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  certain internal financial analyses and forecasts for OfficeMax prepared by the management of Boise, including certain cost savings and operating synergies projected by the management of Boise to result from the transaction contemplated by the merger agreement.

        Goldman Sachs also held discussions with members of the senior managements of Boise and OfficeMax regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of Boise and OfficeMax. In addition, Goldman Sachs:

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  reviewed the reported price and trading activity for the Boise common stock and OfficeMax common shares;

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  compared certain financial and stock market information for Boise and OfficeMax with similar information for certain other companies the securities of which are publicly traded; and

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  reviewed the financial terms of certain recent business combinations in the office products industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

        Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with Boise's consent, that certain financial analyses and forecasts for Boise and OfficeMax prepared by the management of Boise, including certain cost savings and operating synergies projected by the management of Boise to result from the transaction contemplated by the merger agreement, were reasonably prepared on a basis reflecting Boise's best currently available estimates and judgments, and that these cost savings and operating synergies would be realized in the amounts and in the time contemplated thereby. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of Boise or OfficeMax or any of their respective subsidiaries. No evaluation or appraisal of the assets or liabilities of Boise or OfficeMax or any of their respective subsidiaries was furnished to Goldman Sachs.

        Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the merger agreement would be obtained without any adverse effect on Boise or OfficeMax or on the expected benefits of the transaction contemplated by the merger agreement. The Goldman Sachs opinion does not address the relative merits of the merger as compared to any alternative business transaction that might be available to Boise, nor does it address the underlying business decision of Boise to engage in the transaction contemplated by the merger agreement. Also, the Goldman Sachs opinion does not address the prices at which shares of Boise common stock or OfficeMax common shares will trade at any time.

Summary of Analyses of Goldman Sachs

        The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described, and the results of those analyses, do not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 11, 2003 and is not necessarily indicative of current market conditions.

        Historical Share Trading and Exchange Ratio Analysis.    Goldman Sachs reviewed the historical trading prices for the OfficeMax common shares for the five-year period ended July 10, 2003, both separately and in relation to the S&P 500 Index and to the following office products companies: Staples, Inc. and Office Depot, Inc., in addition to Boise. In addition, Goldman Sachs calculated the average historical exchange ratio, defined as OfficeMax's share price divided by Boise's share price, over the previous 6 month, 1 year, 3 year and 5 year periods. This analysis indicated that the average historical exchange ratios for such periods were 0.22x, 0.21x, 0.15x and 0.19x, respectively. Goldman Sachs compared these ratios to the implied exchange ratio for the transaction, calculated based on consideration of $9.00 per share of OfficeMax common shares, assuming 100% stock consideration for comparison purposes, divided by the closing price for Boise's common stock on July 11, 2003 of $23.43 per share. This analysis showed an implied transaction exchange ratio of 0.38x.

        Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial information for Boise and OfficeMax to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the office products industry:

  •
  Office Depot, Inc.;

  •
  Staples, Inc.; and

  •
  Buhrmann NV;

and the following publicly traded companies in the paper and forest products industry:

  •
  Domtar Inc.;

  •
  Georgia-Pacific Group;

  •
  International Paper Company; and

  •
  Weyerhaeuser Company.

        Although none of the selected companies is directly comparable to Boise or OfficeMax, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Boise and OfficeMax.

        Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from SEC filings and Institutional Broker Estimate System, or IBES, estimates. The multiples and ratios of OfficeMax, Boise and for each of the selected companies were based on the most recent publicly available information and IBES median estimates using prices as of July 11, 2003. With respect to the selected companies, Goldman Sachs calculated:

  •
  enterprise value, which is the market value of common equity plus the book value of debt less cash, as a multiple of 2002 and estimated 2003 sales; and

  •
  enterprise value as a multiple of latest twelve months, or LTM, and estimated 2003 earnings before interest, taxes and depreciation and amortization, or EBITDA.

        The results of these analyses are summarized as follows:

Selected Companies
Enterprise Value as a Multiple of:
	Range	Median	Boise	OfficeMax
2002 Sales	0.4x-1.3x	0.8x	0.4x	0.2x
Estimated 2003 Sales*	0.3x-1.3x	0.7x	0.4x	0.2x
LTM EBITDA	4.8x-10.9x	8.2x	8.0x	7.6x
Estimated 2003 EBITDA*	4.5x-10.2x	8.5x	7.9x	6.2x

*
Using IBES median estimates for 2003.

        Goldman Sachs also calculated the selected companies' estimated calendar years 2003 and 2004 price/earnings ratios to the results for Boise and OfficeMax. The following table presents the results of this analysis:

Selected Companies
Estimated Price/Earnings Ratio*:
	Range	Median	Boise	OfficeMax
2003*	14.4x-42.6x	20.6x	N.M.	27.3x
2004*	7.8x-18.7x	14.3x	15.6x	24.3x

*
Based on IBES median estimates.

        Analysis of Implied Offer Price.    Goldman Sachs analyzed the consideration to be paid for each share of OfficeMax common shares, calculated based on $9.00 per share of consideration, to derive premiums over the closing price on July 11, 2003, the latest twelve months high closing price, and the one year average closing price for OfficeMax common shares. The results of this analysis are set forth below:

Premium to OfficeMax Closing Price		Implied Premium
July 11, 2003	$7.18	25%
1 year average	$5.07	78%
52 week high	$7.18	25%

        In addition, Goldman Sachs reviewed certain implied multiples for the merger based on historical information and projections provided by management of Boise. The multiples reviewed included: enterprise consideration, which is value of equity at the assumed $9.00 per share offer price, plus book value of debt less cash, as a multiple of 2002, estimated 2003 and estimated 2004 sales; enterprise consideration as a multiple of 2002, estimated 2003 and estimated 2004 EBITDA, and offer price as a multiple of estimated 2003 and estimated 2004 earnings per share, or EPS.

This analysis was based upon estimates for OfficeMax prepared by the management of Boise. The results of the analysis are set forth below:

Enterprise value / revenues	FY 2002A	0.27	x
	FY 2003E*	0.25	x
	FY 2004E*	0.24	x
Enterprise value / EBITDA	FY 2002A	10.8	x
	FY 2003E*	9.5	x
	FY 2004E*	7.2	x
	FY 2004E + $100 million synergies*	4.6	x
Offer price / EPS	FY 2003E*	39	x
	FY 2004E*	31	x

*
Estimates from Boise Management.

        Discounted Cash Flow Analysis.    Goldman Sachs performed a discounted cash flow analysis to determine an illustrative range of implied present values per share of OfficeMax common shares. All cash flows were discounted back to October 31, 2003. In performing this analysis, Goldman Sachs used projections supplied by the management of Boise that did not include any of the synergies or integration costs expected to result from the transaction. Using discount rates ranging from 8% to 12%, and terminal 2007 EBITDA multiples ranging from 4.0x to 6.0x, this analysis resulted in an illustrative range of implied present values, excluding synergies, of $5.76 to $9.27 per share of OfficeMax common shares.

        Using the same set of projections, Goldman Sachs also performed a sensitivity analysis to illustrate the effect of different assumptions for same store sales growth and increases or decreases in EBIT margin from Boise management projections. The analysis was based on a 10% discount rate and a terminal EBITDA multiple of 5.0x, and used a range of same store sales growth rates of 1.0% to 5.0% and a range of changes in EBIT margin from (2.0)% to 2.0%. This analysis resulted in a range of implied present values, excluding synergies, of $(3.50) to $14.44 per share of OfficeMax common shares.

        Synergies Analysis.    Goldman Sachs also reviewed the cash flow impact of the synergy and integration cost estimates provided by the management of Boise to determine an illustrative range of net present value of synergies per share of OfficeMax common shares, using a range of discount rates from 8% to 12% and a mid-year convention. Prior to taking into account integration costs, the analysis resulted in an illustrative range of net present values of synergies from $5.79 to $8.96 per OfficeMax share. When including integration costs and using the same discount rate range and same synergy estimates, the analysis resulted in an illustrative range of net present values of synergies from $4.94 to $8.07 per OfficeMax share.

        Pro Forma Merger Analysis.    Goldman Sachs prepared pro forma analyses of the financial impact of the merger to Boise (a) using earnings estimates for Boise and OfficeMax for 2004 and 2005 prepared by Boise's management; (b) based on each of a 70%/30% stock/cash consideration mix and a 55%/45% stock/cash consideration mix; and (c) including 100% of the synergy and integration cost estimates for 2004 and 2005 prepared by Boise's management. In addition, Goldman Sachs analyzed the results based upon (i) the implied exchange ratio of 0.4268, which is the exchange ratio at the low end of the proposed collar; (ii) the base price exchange ratio of 0.3841 (assuming that the Boise common stock price is $23.43); and (iii) the implied exchange ratio of 0.3492, which is the exchange ratio at the high end of the collar. For each of the years 2004 and 2005, Goldman Sachs compared the projected earnings per share of Boise common stock on a standalone basis to the earnings per share of Boise common stock after giving effect to the proposed transaction for each consideration mix and each exchange ratio. The following table presents the results of these analyses:

	Illustrative Accretion / Dilution to Boise standalone projected earnings per share
	Low Collar	Base Price	High Collar
70%/30% Stock/Cash Consideration Mix
Accretion/(Dilution)
2004E	(6.3)%	(2.7)%	0.5%
2005E	1.1%	4.9%	8.1%
55%/45% Stock/Cash Consideration Mix
Accretion/(Dilution)
2004E	(4.8)%	(1.7)%	1.0%
2005E	6.2%	9.5%	12.3%

        Additionally, Goldman Sachs performed the merger analysis described above based upon each of the following scenarios: (a) assuming no impact of the estimated integration costs or synergies as projected by the Boise management and (b) assuming no impact of the estimated integration costs and full impact of the synergies as projected by the Boise management. The table below displays the results of these analyses:

	70%/30% Stock/Cash Consideration Mix			55%/45% Stock/Cash Consideration Mix
Purchase Price/Share	Low Collar	Base Price	High Collar	Low Collar	Base Price	High Collar
No Synergies
No Integration Costs
2004E	(36.2)%	(33.8)%	(31.6)%	(37.4)%	(35.3)%	(33.5)%
2005E	(31.4)%	(28.9)%	(26.7)%	(29.0)%	(26.8)%	(24.9)%
Full Synergies
No Integration Costs
2004E	12.1%	16.4%	20.2%	15.1%	18.9%	22.2%
2005E	4.2%	8.1%	11.4%	9.5%	12.9%	15.9%

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Boise or OfficeMax or the contemplated transaction.

        Goldman Sachs prepared these analyses solely for purposes of providing its opinion to Boise's board of directors as to the fairness from a financial point of view of the merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of

Boise, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        As described under "The Merger — Boise's Reasons for the Merger," Goldman Sachs' opinion to Boise's board of directors was one of many factors taken into consideration by the Boise board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this joint proxy statement/prospectus.

        Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with Boise having acted as its financial advisor from time to time, including having acted:

  •
  as lead book manager of a public offering of 7.50% Adjustable Conversion-Rate Equity Security Units ($172.5 million aggregate principal amount) for Boise Trust I, an affiliate of Boise, in December 2001;

  •
  as lead arranger of a public offering of Boise's 7.5% Notes due 2008 ($150 million aggregate principal amount) in January 2002; and

  •
  as lead arranger of a public offering of Boise's 7.315% medium-term notes due 2009 ($10 million aggregate principal amount) in June 2002.

        In addition, Goldman Sachs has agreed to provide a bridge commitment and expects to arrange for other financing in connection with the merger. Goldman Sachs will receive customary fees in connection with any such commitment or financing.

        Goldman Sachs also may provide investment banking services to Boise in the future, including in connection with Boise's valuation of strategic alternatives for its paper and building products businesses as publicly announced on July 14, 2003. The Boise board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

        Goldman Sachs provides a full range of financial, advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in the debt or equity securities, including derivative securities, of Boise or OfficeMax for its own account and for the account of customers.

        Pursuant to a letter agreement dated April 9, 2003, Boise engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Goldman Sachs will receive a fee of $10 million, $2.5 million of which was payable upon entering into a written, definitive agreement with respect to the contemplated transaction, $2.5 million of which is payable upon approval of the contemplated transaction by the stockholders of Boise and the shareholders of OfficeMax, $2.5 million of which is payable upon receipt of applicable governmental regulatory approval(s) and the balance of which is payable upon the consummation of the contemplated transaction. In addition, Boise has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinions of OfficeMax's Financial Advisors

  OfficeMax's Advisors

        At the special meeting of OfficeMax's board of directors on July 13, 2003, each of McDonald Investments and Lehman Brothers, rendered its opinion to OfficeMax's board of directors to the effect that, as of that date and based on and subject to the assumptions, qualifications and limitations described in their respective opinions, the merger consideration to be received by the holders of OfficeMax common shares, in the aggregate, was fair, from a financial point of view, to the holders of OfficeMax common shares.

        The full texts of the written opinions of McDonald Investments and Lehman Brothers, each dated July 13, 2003, are attached as Annexes C and D, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference. McDonald Investments and Lehman Brothers provided their respective advisory services and opinions for the information and assistance of OfficeMax's board of directors in connection with its consideration of the merger. Neither the McDonald Investments opinion nor the Lehman Brothers opinion is a recommendation as to how any holder of OfficeMax common shares should vote at the OfficeMax Meeting. Holders of OfficeMax common shares are urged to and should read these opinions carefully and in their entirety.

  Opinion of Lehman Brothers

        In July 2003, OfficeMax formally engaged Lehman Brothers as its financial advisor with respect to pursuing a merger of OfficeMax with Boise. Lehman Brothers had been providing financial advisory services to OfficeMax since April 2003 and assisting OfficeMax with exploring its strategic alternatives. On July 13, 2003, Lehman Brothers rendered its written opinion to OfficeMax's board of directors that as of such date, and based upon and subject to certain matters stated therein, from a financial point of view, the consideration to be offered to the shareholders of OfficeMax in the merger was fair to such shareholders.

        The full text of the Lehman Brothers opinion, dated July 13, 2003, is attached as Annex D to this joint proxy statement/prospectus. Shareholders are urged to read such opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the Lehman Brothers opinion and the methodology that Lehman Brothers used to render its opinion.

        Lehman Brothers' advisory services and opinion were provided for the use and benefit of OfficeMax's board of directors in connection with its consideration of the merger. The Lehman Brothers opinion is not intended to be and does not constitute a recommendation to any shareholder of OfficeMax as to how such shareholder should vote with respect to the merger or whether a shareholder should elect to receive the per share cash consideration or the per share stock consideration. Lehman Brothers was not requested to opine as to, and the Lehman Brothers opinion does not in any manner address, OfficeMax's underlying business decision to proceed with or effect the merger.

        In arriving at its opinion, Lehman Brothers reviewed and analyzed:

  •
  the merger agreement and the specific terms of the proposed merger;

  •
  publicly available information concerning OfficeMax and Boise that Lehman Brothers believed to be relevant to its analysis, including, without limitation, OfficeMax's annual report on Form 10-K for the fiscal year ended January 25, 2003, OfficeMax's quarterly report on Form 10-Q for the quarter ended April 26, 2003, Boise's annual report on Form 10-K for the fiscal year ended December 31, 2002, and Boise's quarterly report on Form 10-Q for the quarter ended March 31, 2003;

  •
  financial and operating information with respect to the business, operations and prospects of OfficeMax furnished to Lehman Brothers by OfficeMax, including, without limitation, OfficeMax's baseline financial projections (base case projections) and mid-range financial projections (targeted projections) for the fiscal years 2003 through 2007 prepared by the management of OfficeMax;

  •
  financial and operating information with respect to the business, operations and prospects of Boise furnished to Lehman Brothers by Boise, including, without limitation, Boise's financial projections for the fiscal years 2003 through 2005 (consolidated and by segment) prepared by the management of Boise;

  •
  the trading history of OfficeMax common shares from July 11, 2000 to July 11, 2003 and a comparison of that trading history with those of companies that Lehman Brothers deemed relevant;

  •
  the trading history of Boise common stock from July 11, 2000 to July 11, 2003 and a comparison of that trading history with those of companies that Lehman Brothers deemed relevant;

  •
  a comparison of the historical financial results and present financial condition of OfficeMax with those of other companies that Lehman Brothers deemed relevant;

  •
  a comparison of the historical financial results and present financial condition of Boise with those of other companies that Lehman Brothers deemed relevant;

  •
  publicly available estimates of the future financial performance of OfficeMax and Boise prepared by third party research analysts;

  •
  the relative financial contributions of OfficeMax and Boise to the combined company following consummation of the merger on a pro forma basis;

  •
  the potential pro forma effect of the merger on the future financial performance of the combined company, including the cost savings, operating synergies and strategic benefits that the managements of OfficeMax and of Boise expect to result from the combination of the businesses of OfficeMax and Boise; and

  •
  a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant.

        In addition, Lehman Brothers had discussions with the managements of OfficeMax and of Boise concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

        In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of OfficeMax and of Boise that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of OfficeMax, upon advice of OfficeMax, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of OfficeMax as to the future financial performance of OfficeMax, and Lehman Brothers relied upon such projections in performing its analysis.

        With respect to the financial projections of Boise and the financial projections of Boise's individual business segments through 2005, upon the advice of Boise, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Boise as to the future financial performance of Boise, and Lehman Brothers relied upon such projections in performing its analysis. With respect to the financial projections of Boise from 2006 through 2007, upon the advice of OfficeMax, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of OfficeMax as to the future financial performance of Boise, and Lehman Brothers relied upon such projections in performing its analysis.

        Upon the advice of OfficeMax, Lehman Brothers also assumed that the estimated cost savings, operating synergies and strategic benefits expected by the management of OfficeMax to result from a combination of the businesses of OfficeMax and Boise will be achieved substantially in accordance with such expectations. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of OfficeMax and Boise and did not make or obtain any evaluations or appraisals of the assets or liabilities of OfficeMax or Boise. In addition, Lehman Brothers was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of OfficeMax. The Lehman Brothers opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

        In addition, Lehman Brothers expressed no opinion as to the value of Boise common stock when it will be issued to the shareholders of OfficeMax or the prices at which shares of Boise common stock will trade at any time following the announcement of the merger or the consummation of the merger.

        In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to OfficeMax or Boise, but rather made its determination as to the fairness, from a financial point of view, to the OfficeMax shareholders of the consideration to be offered to such shareholders in the merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

        In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of OfficeMax and Boise. None of OfficeMax, Boise, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

        Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. OfficeMax selected Lehman Brothers because of its expertise, reputation and familiarity with OfficeMax and the retail and paper and wood products industries generally and because its investment banking professionals have substantial experience in transactions comparable to the proposed merger.

        As compensation for its services in connection with the merger, OfficeMax will pay Lehman Brothers customary fees upon the closing of the merger. In addition, OfficeMax has agreed to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by OfficeMax and the rendering of the Lehman Brothers opinion. Lehman Brothers has performed various investment banking services for OfficeMax in the past and has received customary fees for such services.

        In the ordinary course of its business, Lehman Brothers may actively trade in the securities of OfficeMax and Boise for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Opinion of McDonald Investments

        McDonald Investments was formally engaged by OfficeMax in July 2003 to provide general financial advisory services in connection with a possible business combination involving OfficeMax and Boise. On July 13, 2003, McDonald Investments delivered its written opinion to OfficeMax's board of directors that as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the consideration to be offered to the shareholders of OfficeMax in the merger was fair from a financial point of view.

        The full text of the written opinion of McDonald Investments is attached as Annex C to this joint proxy statement/prospectus. OfficeMax shareholders are urged to read that opinion carefully and in its entirety for assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at that opinion. The description of the McDonald Investments opinion contained in this document is qualified in its entirety by reference to the full text of the opinion in Annex C.

        McDonald Investments' advisory services and opinion were directed to OfficeMax's board of directors and do not constitute a recommendation to any shareholder of OfficeMax as to how such shareholder should vote at the OfficeMax Meeting.

        In rendering its opinion, McDonald Investments has made such reviews and analyses as deemed necessary. Among other things, McDonald Investments reviewed and analyzed:

  •
  the merger agreement;

  •
  certain publicly available financial statements and other business and financial information of OfficeMax and Boise;

  •
  certain internal financial statements and other financial and operating data concerning OfficeMax and Boise, as well as the strategic plan and financial estimates and forecasts for OfficeMax and Boise provided to McDonald Investments or otherwise discussed with McDonald Investments by the respective managements of OfficeMax and Boise;

  •
  the past and current operations, financial conditions and prospects of OfficeMax with the senior management of OfficeMax and discussed the past and current operations, financial conditions and prospects of Boise with the senior management of Boise;

  •
  information relating to certain strategic implications and operational benefits anticipated to result from the merger and discussed this information with senior management of OfficeMax and Boise;

  •
  certain publicly available financial information with respect to certain other companies believed by McDonald Investments to be comparable to OfficeMax and Boise and the stock trading data for certain of such other companies' securities;

  •
  certain publicly available information concerning the nature and terms of certain other transactions that McDonald Investments considered relevant to its inquiry;

  •
  current and historical market prices and trading volumes of OfficeMax common shares and Boise common stock; and

  •
  the pro forma impact of the merger on Boise's financial statements.

        In addition, McDonald Investments also considered such other data and information as McDonald Investments judged necessary to render its opinion.

        In McDonald Investments' review and analyses and in arriving at its opinion, McDonald has assumed and relied upon the accuracy and completeness of all of the financial and other information used by McDonald Investments. McDonald Investments has not been engaged to, and has not independently attempted to, verify any of such information. McDonald Investments has also relied upon the management of OfficeMax and Boise as to the reasonableness of the financial and operating projections (and the assumptions and bases therefore) provided to McDonald Investments and, with the consent of OfficeMax and Boise, McDonald Investments has assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such respective managements as to the matters covered thereby. McDonald Investments has not been engaged to assess the achievability of such projections or the assumptions on which they were based and expresses no view as to such projections or assumptions. In addition, McDonald Investments has not conducted an appraisal of any of the assets, properties or facilities of OfficeMax or Boise nor has McDonald Investments been furnished with any such evaluation or appraisal. McDonald Investments has assumed that the merger is taxable for U.S. federal tax purposes. McDonald Investments has also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without material adverse effect on OfficeMax or Boise and that all conditions to the merger as set forth in the merger agreement would be satisfied and that the merger will be contemplated on a timely basis in the manner contemplated by the merger agreement.

        Upon the advice of OfficeMax, McDonald Investments also assumed that the estimated cost savings, operating synergies and strategic benefits expected by the management of OfficeMax to result from a combination of the businesses of OfficeMax and Boise will be achieved substantially in accordance with such expectations. In arriving at its opinion, McDonald was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of OfficeMax.

        In addition, McDonald Investments expressed no opinion as to the value of Boise common stock when it will be issued to the shareholders of OfficeMax or the prices at which shares of Boise common stock will trade at any time following the announcement of the merger or the consummation of the merger.

        The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by McDonald Investments was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. McDonald Investments did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, McDonald Investments considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. McDonald Investments did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, McDonald Investments believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, McDonald Investments made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by McDonald Investments are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

        As compensation for its services in connection with the merger, OfficeMax will pay McDonald Investments customary fees upon the closing of the merger. In addition, OfficeMax has agreed to indemnify McDonald Investments for certain liabilities that may arise out of its engagement by OfficeMax and the rendering of the McDonald Investments opinion. McDonald Investments has performed various investment banking services for OfficeMax in the past and has received customary fees for such services.

        In the ordinary course of business, McDonald Investments may actively trade the securities of OfficeMax and Boise for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

        McDonald Investments, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. OfficeMax selected McDonald Investments based on its experience in transactions similar to the merger and its reputation in the retail and investment communities.

Summary of Analyses by Lehman Brothers and McDonald Investments

        The following is a summary of the material financial analyses used by Lehman Brothers and McDonald Investments in connection with providing their respective opinions to OfficeMax's board of directors. Lehman Brothers and McDonald Investments jointly presented their analyses to OfficeMax's board of directors on July 13, 2003. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers and McDonald Investments, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinions of Lehman Brothers and of McDonald Investments.

  OfficeMax Valuation

        With respect to OfficeMax, Lehman Brothers and McDonald Investments performed the following analyses:

        Share Trading History.    Lehman Brothers and McDonald Investments considered historical data with regard to the trading prices of OfficeMax common shares for the period from July 11, 2000 to July 11, 2003. Lehman Brothers and McDonald Investments noted that the merger consideration of $9.00 per share reflected a 25.3% premium to OfficeMax's 52-week high share price of $7.18 and a 12.5% premium to the 3-year high of $8.00.

        Comparable Company Analysis.    In order to assess how the public market values shares of non-controlled, fully distributed publicly traded companies with similar operating characteristics as OfficeMax, Lehman Brothers and McDonald Investments reviewed and compared specific financial and operating data relating to OfficeMax with selected companies that Lehman Brothers and McDonald Investments deemed comparable to OfficeMax. Lehman Brothers and McDonald Investments chose the companies used in the comparable company analysis based on their similarity to OfficeMax in the mix and characteristics of their businesses, growth, returns and margins. For OfficeMax, Lehman Brothers and McDonald Investments included in their reviews of comparable companies the following retailers:

  •
  Best Buy Co., Inc.;

  •
  Office Depot, Inc.; and

  •
  Staples, Inc.

        Using publicly available information, Lehman Brothers and McDonald Investments calculated and analyzed each company's current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E ratio), each company's enterprise value to certain historical financial criteria such as latest twelve months (or LTM) sales, LTM earnings before interest, taxes, depreciation and amortization (or EBITDA), LTM earnings before interest and taxes (or EBIT) and each company's adjusted enterprise value to its LTM earnings before interest, taxes, depreciation, amortization and rent (or EBITDAR). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents. The adjusted enterprise value of each company was obtained by adding its enterprise value to the present value of its operating lease obligations. The present value of the operating lease obligations was calculated by discounting the future minimum lease payments due under non-cancelable leases using a 10% discount rate.

        The analysis indicated the following multiples as of July 11, 2003:

Comparable Companies
OfficeMax at Transaction(1)
	High	Mean	Median	Low
Share Price as a Multiple of:
2003E EPS	22.7x	19.2x	18.9x	16.0x	30.0x
2004E EPS	19.4x	16.5x	16.4x	13.8x	16.2x
Enterprise Value as a Multiple of:
LTM Sales	0.84x	0.63x	0.66x	0.40x	0.24x
LTM EBITDA	10.4x	8.8x	9.8x	6.1x	9.6x
LTM EBIT	13.6x	11.8x	13.4x	8.4x	38.1x
Adjusted Enterprise Value as a Multiple of:
LTM EBITDAR	9.0x	7.7x	8.6x	5.5x	6.0x

(1)
Assumes OfficeMax common shares at $9.00 per share.

        Due to the inherent differences between the business, operations and prospects of OfficeMax and the business, operations and prospects of the companies included in the comparable companies, Lehman Brothers and McDonald Investments believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of OfficeMax and the companies included in the comparable company analysis that would affect the public trading values of each. Accordingly, using the mean and median multiples as a general guide, Lehman Brothers and McDonald Investments selected certain multiples that they believed reflected the theoretical trading multiples for OfficeMax on a non-controlled fully distributed basis. Based on those multiples, Lehman Brothers and McDonald Investments calculated a range of equity values per share on a non-controlled fully distributed basis and applied a 30% control premium to this range. This analysis indicated a range of equity values per share for OfficeMax of $6.00 to $11.00. Lehman Brothers and McDonald Investments noted that the merger consideration of $9.00 per share falls within this range.

        Comparable Transaction Analysis.    Using publicly available information, Lehman Brothers and McDonald Investments reviewed and compared the purchase prices and multiples paid in seven acquisitions of companies that Lehman Brothers and McDonald Investments deemed relevant to arriving at their respective opinions. Lehman Brothers and McDonald Investments chose the transactions used in the comparable transaction analysis based on the similarity of the target companies in the transactions to OfficeMax in the mix and characteristics of their businesses, growth, returns and margins. Lehman Brothers and McDonald Investments included the following transactions:

  •
  April 8, 2003 — Acquisition of Guilbert SA (Pinault-Printemps-Redoute SA) by Office Depot, Inc.;

  •
  August 22, 2002 — Acquisition of Guilbert mail-order business (Pinault-Printemps-Redoute SA) by Staples, Inc.;

  •
  July 9, 2002 — Acquisition of Medical Arts Press, Inc. by Staples, Inc.;

  •
  August 11, 1999 — Acquisition of Sigma Burowelt and Office Centre by Staples, Inc.;

  •
  July 13, 1999 — Acquisition of Corporate Express, Inc. by Buhrmann NV;

  •
  May 18, 1998 — Acquisition of Viking Office Products, Inc. by Office Depot, Inc.; and

  •
  September 4, 1996 — Acquisition of Office Depot, Inc. by Staples, Inc. (transaction terminated).

        Lehman Brothers and McDonald Investments considered the transaction values as multiples of LTM sales, LTM EBITDA and LTM EBIT. The analysis indicated the following multiples:

	Comparable Transactions
									OfficeMax at Transaction(1)
	High		Mean		Median		Low
Transaction Value as a Multiple of:
LTM Sales	2.29	x	1.23	x	0.71	x	0.60	x	0.24	x
LTM EBITDA	21.6	x	13.4	x	12.4	x	8.0	x	9.6	x
LTM EBIT	26.6	x	17.0	x	16.3	x	10.7	x	38.1	x

(1)
Assumes OfficeMax common shares at $9.00 per share.

        Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of OfficeMax, and the businesses, operations, and financial conditions of the companies included in the comparable transaction analysis, Lehman Brothers and McDonald Investments believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Lehman Brothers and McDonald Investments believed that the appropriate use of a comparable transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger which would affect the acquisition values of the acquired companies and OfficeMax. Using mean and median multiples as a general guide, Lehman Brothers and McDonald Investments selected certain multiples that they believed reflected the theoretical transaction multiples for OfficeMax on a full change in control basis. Based on those multiples, this analysis indicates a range of equity values per share of $8.50 to $11.50. Lehman Brothers and McDonald Investments noted that the merger consideration of $9.00 per share falls within this range.

        Discounted Cash Flow Analysis.    Lehman Brothers and McDonald Investments performed a discounted cash flow analysis on the projected financial information of OfficeMax based upon the baseline projections provided by OfficeMax for the fiscal years 2003 through 2007. Lehman Brothers and McDonald Investments discounted to present (December 31, 2002) value the projected stream of unlevered net income (earnings before interest and after taxes) for the fiscal years 2003 through 2007 as adjusted for (1) certain projected non-cash items (such as depreciation and amortization); (2) projected capital expenditures; (3) projected working capital adjustments; and (4) projected adjustments in long-term assets and liabilities. To estimate the residual value of OfficeMax at the end of the forecast period, or terminal value, Lehman Brothers and McDonald Investments applied a range of 2.0% to 4.0% perpetuity growth rates to projected fiscal 2007 free cash flow. Lehman Brothers and McDonald Investments used after-tax discount rates of 13.0% to 15.0%.

        Based on these discount rates and a selected range of terminal values, Lehman Brothers and McDonald Investments calculated the implied equity value per share at approximately $8.00 to $10.00.

        Lehman Brothers and McDonald Investments performed the same discounted cash flow analysis on the projected financial information for OfficeMax based upon the mid-range projections provided by OfficeMax for the fiscal years 2003 through 2007. Lehman Brothers used the same methodology and assumptions, including the same perpetuity growth rates and after-tax discount rates, as in the discounted cash flow analysis using the baseline projections discussed above. This analysis resulted in an implied equity value per share of approximately $9.00 to $11.00.

        Lehman Brothers and McDonald Investments noted that the merger consideration of $9.00 per share falls within both ranges of the discounted cash flow analysis performed using the baseline projections and using the mid-range projections.

            Leveraged Acquisition Analysis.    Lehman Brothers and McDonald Investments performed a leveraged acquisition analysis in order to ascertain the price at which an acquisition of OfficeMax would be attractive to a potential financial buyer. Lehman Brothers and McDonald Investments performed the leveraged acquisition analysis using OfficeMax's baseline projections and mid-range projections. Lehman Brothers and McDonald Investments assumed the following in their analyses: (i) a capital structure comprised of a $400 million acquisition credit facility, (ii) an equity investment that would achieve a rate of return of approximately 30% to 40% using OfficeMax projections without applying a "financial buyer discount" to these projections and (iii) a 6.5x to 7.5x projected EBITDA exit multiple. Based on these assumptions, the range of implied leveraged acquisition price per OfficeMax common share was $6.00 to $8.00 using the baseline projections and $7.00 to $9.00 using the mid-range projections. Lehman Brothers and McDonald Investments noted that the merger consideration of $9.00 per share is higher than this range when using the baseline projections and falls within the range of the implied leveraged acquisition price per share when using the mid-range projections.

            Transaction Premia Analysis.    Lehman Brothers and McDonald Investments reviewed the premia paid for 28 selected transactions since January 1, 2001, where (i) the target was a U.S. publicly traded company and (ii) the transaction size was between $1 and $2 billion. Lehman Brothers and McDonald Investments reviewed information regarding the premia to the targets' closing share prices one day before, seven days before and 30 days before announcement of the transaction. This analysis indicated the following mean and median premia:

	Period Prior to Announcement
	One Day	Seven Days	30 Days
Mean premia	31.8%	32.4%	36.0%
Median premia	23.1%	27.2%	33.1%

        Lehman Brothers and McDonald Investments applied the relevant mean and median premia to OfficeMax's share price on June 10, 2003, the day before rumors emerged on the Internet regarding a potential transaction involving OfficeMax and Boise. Lehman Brothers and McDonald Investments also applied the relevant mean and median premia to OfficeMax's share price seven days before and 30 days before June 10, 2003. This analysis indicated a range of equity values per share of $7.00 to $8.00. Lehman Brothers and McDonald Investments noted that the merger consideration of $9.00 per share is above this range.

            Purchase Price Ratio Analysis.    Lehman Brothers and McDonald Investments performed a purchase price ratio analysis based upon certain OfficeMax historical and projected financial statistics. Lehman Brothers and McDonald Investments used OfficeMax baseline projections in the purchase price ratio analysis. This analysis provides enterprise value and adjusted enterprise value multiples of key operating statistics for the implied transaction valuations based on (i) the $7.18 closing price of OfficeMax common shares on July 11, 2003 and (ii) a range of prices per share from $7.00 to $11.00. Based on each of these share prices, Lehman Brothers and McDonald Investments calculated the ratio of OfficeMax's enterprise value to its LTM and projected annual sales, EBITDA and EBIT for the fiscal years 2003 and 2004. Lehman Brothers and McDonald Investments calculated enterprise value by adding OfficeMax's short and long-term debt to the sum of the market value of its common equity, the value of its preferred shares and the book value of its minority interest, and subtracting its cash and cash equivalents. Lehman Brothers and McDonald Investments also calculated the ratio of OfficeMax's adjusted enterprise value to its LTM EBITDAR.

Lehman Brothers and McDonald Investments calculated the adjusted enterprise value of OfficeMax by adding OfficeMax's enterprise value to the present value of its operating lease obligations. The present value of the operating lease obligations was calculated by discounting the future minimum lease payments due under non-cancelable leases using a 10% discount rate.

        The range of prices per share from $7.00 to $11.00 represented a range of (discounts)/premia from (2.5%) to 53.2% to the pre-announcement share price of $7.18 on July 11, 2003. OfficeMax's implied enterprise value, based on $7.00 price per share, represented multiples of 7.3x over LTM EBITDA and 28.9x over LTM EBIT and multiples of 5.5x over projected 2003 EBITDA and 12.6x over 2003 EBIT. The corresponding multiples based on $11.00 price per share were 12.0x and 47.4x for the LTM period and 9.0x and 20.7x for 2003.

        The purchase price ratio analysis enabled Lehman Brothers and McDonald Investments to compare the multiples implied by the merger consideration of $9.00 per share with (i) the pre-announcement trading level of OfficeMax common shares, (ii) the current trading levels of companies that Lehman Brothers and McDonald Investments deemed comparable to OfficeMax, as described above in "— Summary of Analyses by Lehman Brothers and McDonald Investments — Comparable Company Analysis" and (iii) the multiples of those metrics paid in similar transactions, as detailed above in "— Summary of Analyses by Lehman Brothers and McDonald Investments — Comparable Transaction Analysis."

  Boise Valuation

        With respect to Boise, Lehman Brothers and McDonald Investments performed the following analyses:

            Stock Trading History.    Lehman Brothers and McDonald Investments considered historical data with regard to the trading prices of Boise common stock for the period from July 11, 2000 to July 11, 2003. Lehman Brothers and McDonald Investments noted that the 3-year high stock price was $38.51, the 52-week high stock price was $31.45 and that the 3-year and 52-week low was $19.61. Lehman Brothers and McDonald Investments also noted that Boise's common stock price of $23.43, the closing price of Boise common stock on July 11, 2003, represents a 39.2% discount to Boise's 3-year high stock price and a 25.5% discount to Boise's 52-week high stock price.

            Comparable Company Analysis.    In order to assess how the public market values shares of non-controlled, fully distributed publicly traded companies with similar operating characteristics as Boise, Lehman Brothers and McDonald Investments reviewed and compared specific financial and operating data relating to Boise with selected companies that Lehman Brothers and McDonald Investments deemed comparable to Boise. Lehman Brothers and McDonald Investments chose the companies used in the comparable company analysis based on their similarity to Boise in the mix and characteristics of their businesses, growth, returns and margins. These companies consisted of:

  •
  Canfor Corporation;

  •
  Domtar, Inc.;

  •
  Georgia-Pacific Corporation;

  •
  International Paper Company;

  •
  Louisiana-Pacific Corporation;

  •
  MeadWestvaco Corporation;

  •
  Nexfor, Inc.;

  •
  Potlatch Corporation;

  •
  West Fraser Timber Co. Ltd.; and

  •
  Weyerhaeuser Company.

        Using publicly available information, Lehman Brothers and McDonald Investments calculated and analyzed each company's current stock price to its projected earnings per share and each company's enterprise value to certain historical financial criteria such as LTM sales, LTM EBITDA and LTM EBIT. As in the comparable company analysis performed with respect to OfficeMax and described above, the enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents.

        The analysis indicated the following multiples as of July 11, 2003:

Comparable Companies
Boise at Transaction
	High	Mean	Median	Low
Share Price as a Multiple of:
2003E EPS	127.1x	45.6x	36.2x	24.0x	146.4x
2004E EPS	71.3x	21.1x	17.3x	9.7x	15.9x
Enterprise Value as a Multiple of:
LTM Sales	1.34x	1.07x	1.10x	0.75x	0.43x
LTM EBITDA	14.1x	9.8x	10.1x	5.7x	7.3x
LTM EBIT	97.7x	34.2x	24.3x	11.8x	25.0x

        Due to the inherent differences between the business, operations and prospects of Boise and the business, operations and prospects of the companies included in the comparable company analysis, Lehman Brothers and McDonald Investments believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Boise and the companies included in the comparable company analysis that would affect the public trading values of each. Accordingly, using the mean and median multiples as a general guide, Lehman Brothers and McDonald Investments selected certain multiples that they believed reflected the theoretical trading multiples for Boise on a non-controlled fully distributed basis. This analysis indicated a range of equity values per share for Boise of $23.50 to $38.50.

            Segment Discounted Cash Flow Analysis.    Lehman Brothers and McDonald Investments performed a discounted cash flow analysis on the projected financial information of each of Boise's business segments individually and derived therefrom a range of values for Boise as a whole. The Boise business segments considered were Boise Office Solutions, Boise Building Solutions, Boise Paper Solutions, and Corporate and Other. The discounted cash flow analysis was based upon the business segment projections through 2005 provided by Boise's management and extrapolated financial results for 2006 and 2007 based upon operating and financial assumptions, forecasts and other information provided to Lehman Brothers and McDonald Investments by OfficeMax.

        For each of Boise's business segments individually, Lehman Brothers and McDonald Investments discounted to present (December 31, 2002) value the projected stream of unlevered net income (earnings before interest and after taxes) for the fiscal years 2003 through 2007 as adjusted for (1) certain projected non-cash items (such as depreciation and amortization); (2) projected capital expenditures and (3) projected working capital adjustments. To estimate the residual value of each business segment at the end of the forecast period (i.e., the terminal value)

Lehman Brothers and McDonald Investments applied a range of perpetuity growth rates to projected normalized fiscal 2007 free cash flow. Lehman Brothers and McDonald Investments applied a range of perpetuity growth rates of 3.0% to 4.0% for Boise Office Solutions and a range of 1.5% to 2.5% for Boise Paper Solutions, Boise Building Solutions, and Corporate and Other. Lehman Brothers and McDonald Investments used after-tax discount rates of 7.0% to 9.0% for all business segments.

        Based on these discount rates and a selected range of terminal values for each segment, Lehman Brothers and McDonald Investments calculated the enterprise value for Boise as a whole. Lehman Brothers and McDonald Investments used this enterprise value to calculate the implied equity value per share of Boise which ranged from $23.00 to 33.50.

            Sum of the Parts Analysis.    Lehman Brothers and McDonald Investments performed a "sum of the parts" analysis of Boise by valuing each of the business segments individually and deriving therefrom a range of values for Boise as a whole. The Boise business segments considered were Boise Office Solutions, Boise Building Solutions, Boise Paper Solutions and Corporate, and Other. For the purpose of this analysis, Lehman Brothers and McDonald Investments also segregated the financial results of Boise's timberland assets. Lehman Brothers and McDonald Investments used a comparable company analysis to value each business segment separately. The analysis indicated a range of implied equity values per share of Boise common stock ranging from $24.00 to $33.00.

        Lehman Brothers and McDonald Investments also performed an asset-based valuation of Boise's timberland assets. The analysis indicated that on a private market basis, Boise's timberlands may represent significant additional value (potentially up to $15.00 per share in excess of the sum-of-the-parts valuation range indicated above on a pre-tax basis).

Pro Forma

        Lehman Brothers and McDonald Investments also performed the following pro forma analyses:

        Contribution Analysis.    Lehman Brothers and McDonald Investments analyzed the respective contributions of OfficeMax and Boise to the actual and projected calendar years 2002 through 2005 revenues, EBITDA and EBIT of the combined company based on OfficeMax baseline projections and Boise management projections. This analysis indicated the following relative contributions of OfficeMax and Boise:

Metric	2002A Contribution	2003E Contribution	2004E Contribution	2005E Contribution
Revenues
OfficeMax	39.2%	39.5%	38.8%	38.2%
Boise	60.8%	60.5%	61.2%	61.8%
EBITDA
OfficeMax	20.1%	24.6%	24.9%	23.9%
Boise	79.9%	75.4%	75.1%	76.1%
EBIT
OfficeMax	15.2%	29.9%	24.9%	21.8%
Boise	84.8%	70.1%	75.1%	78.2%

            Pro Forma Analysis.    Lehman Brothers and McDonald Investments analyzed the pro forma effect of the merger on the earnings per share of Boise. For the purposes of this analysis, Lehman Brothers and McDonald Investments assumed (i) a $9.00 per share price for OfficeMax common shares acquired pursuant to the merger, (ii) a $23.43 per share price for Boise common stock (the closing market price per share on July 11, 2003), (iii) two transaction structures, one with 70% stock consideration/30% cash consideration and one with 55% stock consideration/45% cash consideration, (iv) financial projections for OfficeMax for fiscal years 2003 through 2005 based upon the baseline projections and financial projections for Boise for fiscal years 2003 through 2005 based upon Boise management projections and (v) cost savings and other synergies from the merger determined by the management of OfficeMax reflecting the best currently available estimates and judgments of the management of OfficeMax as to the future financial performance of the combined company.

        Lehman Brothers and McDonald Investments estimated that, based on the assumptions described above, the pro forma impact of the merger, assuming a structure with 70% stock consideration/30% cash consideration and including the effect of cost savings and synergies, would be 163.0% accretive to the earnings per share of Boise in 2004 and 75.9% accretive to the earnings per share of Boise in 2005.

        Assuming a merger structure with 55% stock consideration/45% cash consideration, Lehman Brothers and McDonald Investments estimated the pro forma impact of the merger would be 180.6% accretive to the earnings per share of Boise in 2004 and 88.7% accretive to the earnings per share of Boise in 2005.

        The financial projections that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

Interests of OfficeMax Directors and Executive Officers in the Merger

        In considering the recommendation of OfficeMax's board of directors to vote for the proposal to approve and adopt the merger agreement, OfficeMax shareholders should be aware that the directors and executive officers of OfficeMax have interests in the merger that are in addition to, or different from, the interests of OfficeMax shareholders generally and that may create potential conflicts of interest. OfficeMax's board of directors was aware of and considered the interests of its directors and executive officers when it considered and approved the merger agreement and determined to recommend to OfficeMax shareholders that they vote for the proposal to approve and adopt the merger agreement.

  Treatment of stock options

        The merger agreement provides that before the completion of the merger, OfficeMax will amend its stock option plans and adopt resolutions to cancel each stock option to purchase common shares of OfficeMax's granted under OfficeMax's Amended and Restated Equity-Based Award Plan or other option program, whether vested or unvested, that is outstanding immediately prior to the completion of the merger, with the holder thereof becoming entitled to receive an amount in cash (less applicable income or employment tax withholding) per OfficeMax common share subject to such option equal to the excess, if any, of $9.00 over the exercise price per share of such option regardless of whether Boise makes the additional cash election or whether Boise's ten consecutive day average trading price is outside the price collar. The merger agreement also provides that before the completion of the merger, OfficeMax will vest and make exercisable each unvested option to purchase OfficeMax common shares.

        Based upon the OfficeMax stock options to purchase OfficeMax common shares outstanding as of July 11, 2003, and assuming no exercise of such stock options, the amount of the cash payment, before withholding of applicable taxes, expected to be payable to each director and named executive officer of OfficeMax in respect of such options upon completion of the merger is as follows: Burnett Donoho — $57,813; Michael Feuer — $7,715,470; Lee Fisher — $118,750; Edwin Holman — $86,250; Michael Killeen — $2,762,100; Harold Mulet — $1,480,196; Gary

Peterson — $4,679,600; Jerry Sue Thornton — $117,188; Ryan Vero — $1,205,069; Ivan Winfield — $57,813; and Jacqueline Woods — $118,750.

  Treatment of restricted stock

        The merger agreement provides, that before the completion of the merger, OfficeMax will vest and make transferable each OfficeMax common share subject to a transfer restriction or risk of forfeiture. The number of restricted OfficeMax common shares held by each director or named executive officer of OfficeMax as of July 11, 2003 is as follows: Burnett Donoho — 5,000; Michael Feuer — 35,802; Lee Fisher — 5,000; Edwin Holman — 2,352; Michael Killeen — 10,237; Harold Mulet — 9,144; Gary Peterson — 16,844; Jerry Sue Thornton — 5,000; Ryan Vero — 7,164; Ivan Winfield — 5,000; and Jacqueline Woods — 5,000. Such shares will be converted at the effective time of the merger into the right to receive the merger consideration without restriction on transfer or risk of forfeiture.

  Employment and severance arrangements

        Each named executive officer of OfficeMax is party to an employment agreement or change in control severance agreement pursuant to which certain benefits are provided if the named executive officer's employment with OfficeMax is terminated in a qualifying termination after a "change in control" of OfficeMax. The completion of the merger will constitute a change in control of OfficeMax under each of these agreements.

        Mr. Feuer is party to an employment agreement with OfficeMax under which he is entitled to the following benefits if (i) he terminates his employment for any reason within 90 days following a "change in control" of OfficeMax or (ii) within two years following a change in control of OfficeMax he is terminated without "cause" or he terminates his employment for "good reason" (as defined in his employment agreement): a lump sum cash severance benefit equal to five times the sum of Mr. Feuer's base salary and annual bonus (as calculated under his employment agreement); a payment equal to a pro rata portion of Mr. Feuer's target bonus for the year of termination (which is not payable if Mr. Feuer is paid a retention bonus under OfficeMax's retention plan described below for that year), immediate vesting of all outstanding equity awards; a payment equal to the value of five years of continued tax and financial planning services; continued participation in OfficeMax's welfare benefit programs for five years; a payment equal to the value of five years of OfficeMax matching contributions under its 401(k) plan; a payment equal to the value of five years of Mr. Feuer's auto allowance; and access to office space and secretarial and administrative support services for five years. The office space to be provided to Mr. Feuer pursuant to the employment agreement includes office equipment (e.g., furniture, computers, fax machines, telephones) consistent with that available to Mr. Feuer at the time his employment with OfficeMax is terminated, and OfficeMax will update and maintain such equipment during the five-year period during which it is provided. Under the consulting agreement between Boise and Mr. Feuer described below, Mr. Feuer has the option to purchase such office equipment at the end of the five-year period at the net book value of such office equipment. If Mr. Feuer's employment terminates in a manner described above, he would receive cash severance benefits (including a retention bonus for fiscal year 2003) of approximately $10,490,000. Mr. Feuer is entitled to an additional gross-up payment to compensate him for the amount of any excise tax imposed pursuant to Section 4999 of the Internal Revenue Code on payments made under his employment agreement or otherwise and for any taxes imposed on this additional payment. Mr. Feuer's employment contract contains a covenant prohibiting him from engaging in certain competitive activities, employing, assisting in employing or otherwise associating in business with certain senior executives of OfficeMax, inducing certain senior executives or officers of OfficeMax to terminate employment with OfficeMax or disclosing confidential information of OfficeMax during the period he is receiving any severance or termination benefits from OfficeMax.

        Each of the other named executive officers of OfficeMax is party to an Executive Severance Agreement under which he is entitled to the following benefits if, within 24 months following a "change in control" of OfficeMax he is terminated by OfficeMax without "cause" or he terminates employment for "good reason": a lump sum cash severance benefit equal to two times (or in the case of Gary Peterson, three times) the sum of the named executive officer's base salary and annual bonus (as calculated under the Executive Severance Agreement); a payment equal to a pro rata portion of the named executive officer's target bonus for the year of termination (which is not payable if the executive officer is paid a retention bonus under OfficeMax's retention plan described below for that year); immediate vesting of all outstanding equity awards; a payment of $10,000 for two years of continued tax and financial planning services; and continued participation in OfficeMax's welfare benefit programs for 24 months. A named executive officer of OfficeMax may terminate his employment for "good reason" under the Executive Severance Agreement in the event of a reduction in the named executive officer's base salary or level of participation in any bonus, incentive or benefit plan for which he is eligible (other than for certain reductions imposed on all named executive officers of OfficeMax), the failure of OfficeMax to remain liable under or the failure of any successor to OfficeMax to assume, the Executive Severance Agreement or a transfer of the named executive officer's principal business location to a location outside the area where the function for which the named executive officer responsible is located. If any of these named executive officer's employment terminates in a manner described above, the named executive officer would receive cash severance benefits (including a retention bonus for fiscal year 2003) as follows: Michael Killeen — $2,047,500; Harold Mulet — $1,684,063; Gary Peterson — $4,039,875; and Ryan Vero — $1,287,813. Each named executive officer of OfficeMax is entitled to an additional gross-up payment to compensate him for the amount of any excise tax imposed pursuant to Section 4999 of the Internal Revenue Code on payments made under his Executive Severance Agreement or otherwise and for any taxes imposed on this additional payment. Each named executive officer is prohibited from engaging in certain competitive activities or employing, assisting in employing or otherwise associating in business with any present, former or future employee, officer or agent of OfficeMax in a business that competes with OfficeMax or inducing any employee, officer or agent of OfficeMax to terminate employment with OfficeMax during the one-year period following the executive officer's termination of employment. In addition, each named executive officer is prohibited from disclosing confidential information of OfficeMax.

  Consulting agreement with Michael Feuer

        In connection with the signing of the merger agreement, Boise and Mr. Feuer entered into a consulting agreement. The term of the consulting agreement commences when and if Mr. Feuer's employment with OfficeMax is terminated following the merger for any reason other than as a result of Mr. Feuer's death or "permanent disability" or for "cause," as these terms are defined in Mr. Feuer's current employment agreement with OfficeMax. Boise will retain Mr. Feuer as a consultant for five years following such termination for a consulting fee of $1,000,000 per year, payable in equal monthly installments during the consulting term. Under the consulting agreement, Mr. Feuer will provide Boise and its subsidiaries, including OfficeMax, business consultation and advice relating to the retail marketing and office products industries. During the initial six-month period of the consulting term, Mr. Feuer will provide a minimum of 80 hours per month of consulting services, and during the remaining portion of the consulting term, Mr. Feuer will provide a minimum of 20 hours per month of services, in each case as requested by Boise. After the initial six-month period, either Boise or Mr. Feuer may terminate the consulting agreement. If the consulting agreement is terminated, or if Mr. Feuer dies or becomes permanently disabled during the consulting term, any unpaid portion of the aggregate consulting fee will be paid by Boise to

Mr. Feuer or his estate within 30 days after such event. Payments to be made to Mr. Feuer under the consulting agreement are in addition to any payments and benefits to be received by Mr. Feuer under his employment agreement with OfficeMax. No rights or obligations of Boise or Mr. Feuer under the consulting agreement will be effective unless and until the effective time of the merger.

  Retention arrangements

        In June, 2003 OfficeMax adopted retention programs covering its executive officers, as well as approximately 350 other bonus eligible members of management, that are intended to retain the services of these officers and employees in light of potential uncertainties regarding their careers as a result of a possible merger. Under this program, each executive officer is guaranteed to receive payment of his annual bonus for OfficeMax's 2003 fiscal year calculated at maximum performance levels if (i) he is employed by OfficeMax (or its affiliates) on or about the date the bonus for fiscal year 2003 is paid (which is expected to be on or about April 15, 2004) or (ii) he is terminated by OfficeMax without "cause" (as defined in the retention program) or he terminates his employment for "good reason" (as defined in the executive officer employment or severance agreement described above) prior to that date. In addition, each executive officer is guaranteed to receive payment of his annual bonus for OfficeMax's 2004 fiscal year calculated at plan/target performance levels if (i) a change in control of OfficeMax (as defined in the retention program) does not occur before the date payments of annual bonuses for OfficeMax's 2004 fiscal year would otherwise be made (which is expected to be on or before April 15, 2005) and (ii) the executive officer is employed on that date or is terminated by OfficeMax without "cause" (as defined in the retention program) or he terminates his employment with "good reason" (as defined in the executive's officer's employment or severance agreement described above) after April 15, 2004 and before April 15, 2005. Because the merger would be considered to be a "change in control" under the retention program, 2004 annual bonus payments would be guaranteed only if the merger (or any other transaction considered to be a change in control) did not occur before April 15, 2005.

        Assuming each named executive officer becomes eligible for retention payments with respect to OfficeMax's 2003 fiscal year, each named executive officer would receive the following payments: Michael Feuer — $1,290,000; Michael Killeen — $457,500; Harold Mulet — $366,563; Gary Peterson — $718,875; and Ryan Vero — $258,750.

        Assuming each executive officer becomes eligible for retention payments with respect to OfficeMax's 2004 fiscal year as described above and assuming that each named executive officer's salary for the 2003 and 2004 fiscal years is the same, each executive officer would receive the following payments: Michael Feuer — $840,000; Michael Killeen — $295,000; Harold Mulet — $233,750; Gary Peterson — $432,000; and Ryan Vero — $178,750.

Indemnification; Directors' and Officers' Insurance

        Under the merger agreement, Boise has agreed to honor, or cause OfficeMax to honor, the obligations with respect to indemnification of current and former directors and officers of OfficeMax for acts or omissions occurring prior to the effective time of the merger to the extent such obligations of OfficeMax exist on the date of the merger agreement, whether contained in the OfficeMax's organizational documents or otherwise. In addition, after the effective time of the merger, Boise will indemnify and hold harmless the individuals who prior to the merger were directors or officers of OfficeMax or any of its subsidiaries against all losses, claims, damages and liabilities arising from or relating to or otherwise in respect of any actual or threatened claim or action arising out of any act or omission by them in their capacities as directors or officers before the effective time of the merger, other than in respect of acts or omissions constituting a material breach of the merger agreement or criminal conduct. In addition, for a period of six years after the effective time of the merger, subject to a 200% cap on annual premiums, Boise will maintain the directors' and officers' liability insurance policies maintained by OfficeMax as of the date of the merger agreement.

Shareholder Agreement

        On July 13, 2003, as a condition and inducement to Boise entering into the merger agreement, Boise entered into a shareholder agreement with Mr. Feuer, who, as of that date, was the record and beneficial owner of approximately 2.0% of the outstanding OfficeMax common shares. Pursuant to the shareholder agreement, Mr. Feuer has granted Boise an irrevocable proxy to vote all OfficeMax common shares owned by him in favor of the approval and adoption of the merger agreement.

        The shareholder agreement provides, among other things, that Mr. Feuer will not:

  •
  sell, transfer, pledge, assign, encumber or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment, encumbrance or disposition of the OfficeMax common shares owned by him; or

  •
  except as contemplated by the shareholder agreement, grant any proxy or enter into any voting arrangement or agreement with respect to the OfficeMax common shares owned by him.

        The shareholder agreement also provides that Mr. Feuer will vote all of the OfficeMax common shares owned by him against:

  •
  any merger (other than the merger contemplated by the merger agreement), consolidation, combination, sale of substantial assets, liquidation or winding up of OfficeMax;

  •
  any takeover proposal made by a third party;

  •
  any amendment of OfficeMax's organizational documents; and

  •
  any other action which might impede the merger.

        The shareholder agreement will terminate on the earlier of:

  •
  the effective time of the merger;

  •
  the termination of the merger agreement in accordance with its terms; or

  •
  at the option of Mr. Feuer, the execution or granting of any amendment, modification, change or waiver with respect to the merger agreement that results in any decrease in the price to be paid per OfficeMax common share or change in the form of the consideration for OfficeMax common shares.

Registration Rights Agreement

        On July 13, 2003, Boise entered into a registration rights agreement with Mr. Feuer. Under the registration rights agreement, Boise is required to file a shelf registration statement to permit Mr. Feuer to sell Boise common stock received by him in the merger on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. Boise is required to use its reasonable best efforts to cause such shelf registration statement to be declared effective prior to the closing of the merger. Boise is required to use its reasonable best efforts to keep such shelf registration continuously effective for a period ending with the earlier of the one year anniversary of the closing of the merger or until all securities covered by such shelf registration statement cease to be "registrable securities."

        Securities received by Mr. Feuer in the merger will cease to be "registrable securities" when:

  •
  a registration statement registering such securities shall have become effective under the Securities Act and such securities have been sold pursuant thereto;

  •
  such securities shall have been sold under Rule 144 or Rule 145 under the Securities Act of 1933 (the "Securities Act"); or

  •
  such securities shall have ceased to be outstanding.

        Boise is required to pay customary expenses in connection with such registration. Mr. Feuer will pay all selling commissions applicable to the sale of securities pursuant to the shelf registration statement and any fees and disbursements of his counsel.

Governmental and Regulatory Matters

  United States Antitrust

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and waiting period requirements have been satisfied. The merger is subject to these requirements. Pursuant to the requirements of the HSR Act, Boise completed the filing of the required Notification and Report Forms (the "Forms") with the Antitrust Division and the FTC on July 30, 2003. OfficeMax filed the Forms on July 23, 2003. The statutory waiting period applicable to the merger pursuant to the HSR Act will expire at 11:59 P.M., Eastern time, on August 29, 2003, unless earlier terminated or unless it is extended by a request by the Antitrust Division or the FTC for additional information.

        The Antitrust Division and the FTC frequently scrutinize the legality of transactions under the antitrust laws. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could, notwithstanding termination of the waiting period, take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of OfficeMax's or Boise's assets. Private parties and State Attorneys General may also bring legal actions under the antitrust laws.

  Antitrust laws of Mexico

        Under Mexico's Federal Law of Economic Competition of 1992, before the closing of the merger, Boise and OfficeMax must furnish certain information to Mexico's Federal Competition Commission regarding the parties and the merger. The parties are not required to observe a waiting period after the filing. The Commission may request additional information within 20 days after the filing. After compliance with the request, the Commission must issue a ruling within 45 days.

Federal Income Tax Consequences of the Merger

        The following discussion is the opinion of Bell, Boyd & Lloyd LLC, counsel to Boise, and summarizes the material United States federal income tax considerations relevant to the merger that are generally applicable to holders of OfficeMax common shares. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein.

        This summary does not apply to certain types of OfficeMax shareholders, such as insurance companies, financial institutions, dealers in securities or currencies, tax-exempt organizations, holders of OfficeMax common shares who hold such shares as part of a position in a straddle, or as part of a hedging, conversion or other integrated transaction, holders who have a functional currency other than the U.S. dollar, S corporations, small business investment companies, real estate investment trusts, or traders who use a mark-to-market method of accounting for their securities holdings. In addition, this summary does not address the United States federal income tax consequences to any OfficeMax shareholder who, for United States federal income tax purposes, is a nonresident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign law that may be relevant in an OfficeMax shareholder's particular situation.

        An OfficeMax shareholder's exchange of OfficeMax common shares for cash and/or Boise common stock pursuant to the merger will constitute a taxable transaction for United States federal income tax purposes even if an OfficeMax shareholder receives only Boise common stock. The gain or loss applicable to an OfficeMax common shareholder will be equal to the difference between (a) the sum of the amount of the cash and the fair market value of the Boise common stock (including any fractional shares to which a holder is entitled) received and (b) the holder's adjusted tax basis in the OfficeMax common shares exchanged therefor. If the OfficeMax common shares are held as a capital asset, the gain or loss will be a capital gain or loss and will be long term capital gain or loss if the holding period of the holder is more than one year. The amount and character of gain or loss will be computed separately for each block of OfficeMax common shares owned by the holder.

        Cash paid to option holders in cancellation of a stock option will be treated as compensation and taxed as ordinary income. An employee whose restricted OfficeMax common shares vest in connection with the merger generally will be treated as receiving compensation in an amount equal to the fair market value of such shares and such compensation will be taxed as ordinary income. An employee who received restricted OfficeMax common shares in connection with his or her employment and whose shares have previously vested will be treated in the manner described in the immediately preceding paragraph.

        All cash and Boise common stock received in the merger by an OfficeMax shareholder generally will be subject to backup withholding at a rate of 28% if he or she fails to provide a valid taxpayer identification number to the exchange agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the shareholder's United States federal income tax liability, provided that he or she furnishes the required information to the IRS in a timely manner.

        The foregoing tax discussion is included for general information only and is based upon present law. OfficeMax shareholders should consult their own tax advisor concerning the specific tax consequences of the merger in light of their particular circumstances, including the application and effect of federal, state, local and other tax laws and the possible effect of changes in such tax laws.

Dissenters' Appraisal Rights of OfficeMax Shareholders

        If the merger agreement is adopted, each OfficeMax shareholder objecting to the merger agreement may be entitled to seek relief as a dissenting shareholder under Section 1701.85 of the Ohio Revised Code. The following is a summary of the principal steps a shareholder must take to perfect his or her dissenters' rights under the Ohio Revised Code. This summary is qualified by reference to a complete copy of Section 1701.85 of the Ohio Revised Code, which is attached as

Annex E to this joint proxy statement/prospectus and incorporated by reference herein. Any dissenting shareholder contemplating exercise of his or her dissenters' rights is urged to carefully review the provisions of Section 1701.85 and to consult an attorney, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights.

        To perfect dissenters' rights, a dissenting shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85:

  •
  a dissenting shareholder must be a record holder on [    ], 2003, the record date for determining entitlement to vote on the proposal to approve and adopt the merger agreement, of the OfficeMax common shares as to which such shareholder seeks to exercise dissenters' rights. Because only shareholders of record on the record date may exercise dissenters' rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee or other holder and who desires to exercise dissenters' rights must, in all cases, instruct the record holder of the shares to satisfy all of the requirements outlined under Section 1701.85;

  •
  a dissenting shareholder must not vote his or her shares in favor of the proposal to approve and adopt the merger agreement at the OfficeMax Meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder's rights. However, a proxy returned to OfficeMax signed but not marked to specify voting instructions will be voted in favor of the proposal to approve and adopt the merger agreement and will be deemed a waiver of dissenters' rights. A dissenting shareholder may revoke his or her proxy at any time before its exercise by: filing with OfficeMax an instrument revoking it, delivering a duly executed proxy bearing a later date, voting by telephone or over the Internet at a later date than the date of the previous proxy or by attending and giving notice of the revocation of the proxy at the OfficeMax Meeting;

  •
  a dissenting shareholder must deliver a written demand for payment of the fair value of his or her common shares to OfficeMax on or before the 10th day following the OfficeMax Meeting. Any written demand must specify the shareholder's name and address, the number and class of shares held by him or her on the record date, and the amount claimed as the "fair cash value" of the common shares. OfficeMax will not notify shareholders of the expiration of this 10-day period; and

  •
  if OfficeMax so requests, a dissenting shareholder must submit his or her share certificates to OfficeMax within fifteen days of such request for endorsement thereon by OfficeMax that demand for appraisal has been made. Such a request is not an admission by OfficeMax that a dissenting shareholder is entitled to relief. OfficeMax will promptly return the share certificates to the dissenting shareholder. At the option of OfficeMax, a dissenting shareholder who fails to deliver his or her certificate upon request from OfficeMax may have his or her dissenter's rights terminated, unless a court for good cause shown otherwise directs.

        OfficeMax and a dissenting shareholder may come to agreement as to the fair cash value of the common shares. If OfficeMax and any dissenting shareholder cannot agree upon the fair cash value of the common shares, then either may, within three months after service of demand by the dissenting shareholder, file a petition in the Court of Common Pleas of Cuyahoga County, Ohio, for a determination that the shareholder is entitled to exercise dissenters' rights and to determine the fair cash value of the common shares. The court may appoint one or more appraisers to recommend a fair cash value. The fair cash value is to be determined as of the day prior to the date of the OfficeMax Meeting. The fair cash value is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the dissenting shareholder's demand. In determining this value, any appreciation or depreciation in the market value of the common shares resulting from the merger is excluded. The Ohio Supreme Court, in Armstrong v. Marathon Oil Company, 32 Ohio St. 3d 397 (1987), has held that fair cash value for publicly traded shares of a company with significant trading activity will be the market price for such shares on the date that the transaction is submitted to the shareholders or directors for final approval, as adjusted to exclude the impact of the transaction giving rise to the dissenters' rights. The fair cash value may ultimately be more or less than the per share merger consideration. Interest on the fair cash value and costs of the proceedings, including reasonable compensation to any appraisers, are to be assessed or apportioned as the court considers equitable.

        Payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the closing date of the merger. Such payment shall be made only upon simultaneous surrender to OfficeMax of the share certificates for which such payment is made.

        A dissenting shareholder's rights to receive the fair cash value of his or her OfficeMax common shares will terminate if:

  •
  the dissenting shareholder has not complied with Section 1701.85;

  •
  the merger is abandoned or is finally enjoined or prevented from being carried out, or the OfficeMax shareholders rescind their approval and adoption of the merger agreement;

  •
  the dissenting shareholder withdraws his or her demand with the consent of OfficeMax by its board of directors; or

  •
  the dissenting shareholder and OfficeMax's board of directors have not agreed on the fair cash value per share and neither has filed a timely complaint in the Court of Common Pleas of Cuyahoga County, Ohio.

        All rights accruing from OfficeMax common shares, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes demand with respect to such shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and OfficeMax arising from the demand. During this period of suspension, any dividend or distribution paid on the common shares will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder's dissenters' rights are terminated other than by purchase by OfficeMax of the dissenting shareholder's common shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.

Plans for OfficeMax After the Merger

        After the merger, Boise anticipates that OfficeMax will continue its current operations, except that it will cease to be publicly owned and will instead be a wholly owned subsidiary of Boise. OfficeMax will have one director, who will be an officer of Boise, and OfficeMax's current officers will continue to serve until terminated by resignation, death or removal by Boise.

        Except as set forth in this joint proxy statement/prospectus, neither Boise, nor, to the best of Boise's knowledge, any of its directors, executive officers or other affiliates had any transaction with OfficeMax or any of its directors, executive officers, or affiliates that would require disclosure under the rules and regulations of the SEC applicable to this joint proxy statement/prospectus. Except as set forth in this joint proxy statement/prospectus, neither OfficeMax nor, to the best of OfficeMax's knowledge, any of its directors, executive officers or other affiliates had any transaction with Boise or any of its directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this joint proxy statement/prospectus.

        As of the date of this joint proxy statement/prospectus, Boise does not own any OfficeMax common shares.

Fees and Expenses

        Boise has retained D.F. King & Co., Inc. as its proxy solicitor and information agent in connection with the merger. D.F. King may contact holders of OfficeMax common shares and Boise stock personally, electronically, via the Internet, by mail or by telephone and may request brokers, dealers and other nominee stockholders to forward material relating to the merger to beneficial owners of OfficeMax common shares and Boise stock. Boise will pay D.F. King approximately $15,000 for these services, in addition to reimbursing D.F. King for its reasonable out-of-pocket expenses. If D.F. King contacts holders by phone, Boise will pay a $4.50 charge per connection. Boise also has agreed to indemnify D.F. King against various liabilities and expenses in connection with the merger, including various liabilities under United States federal securities laws. In addition, Boise directors, officers, employees and representatives may solicit proxies personally, electronically, via the Internet, by mail or by telephone.

        Boise has retained [                          ] as the exchange agent for the merger. Boise will pay the exchange agent reasonable and customary compensation for its services in connection with the merger, will reimburse the exchange agent for its reasonable out-of-pocket expenses and has agreed to indemnify the exchange agent against various liabilities and expenses, including various liabilities under United States federal securities laws.

        The fees and expenses payable by Boise to its financial advisor Goldman Sachs are described in the section entitled "— Opinion of Boise's Financial Advisors."

        OfficeMax has retained [                          ] as its proxy solicitor and information agent in connection with the merger. [                          ] may contact holders of OfficeMax common shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the merger to beneficial owners of OfficeMax common shares. OfficeMax will pay [                          ] approximately $[                          ] for these services, in addition to reimbursing [                          ] for its reasonable out-of-pocket expenses. OfficeMax also has agreed to indemnify [                          ] against various liabilities and expenses in connection with the merger, including various liabilities under United States federal securities laws. In addition, OfficeMax directors, officers, employees and representatives may solicit proxies personally, electronically, via the Internet or by telephone.

        The fees and expenses payable by OfficeMax to its financial advisors, McDonald Investments and Lehman Brothers are described in the section entitled "— Opinions of OfficeMax's Financial Advisors."

Other Expenses

        Except as specifically discussed in the preceding paragraphs, all costs and expenses incurred in connection with the solicitation of proxies will be paid by the party incurring such costs or expenses. The filing fee under the HSR Act and expenses incurred in connection with printing and mailing the joint proxy statement/prospectus, however, will be shared equally by Boise and OfficeMax.

Accounting Treatment

        Boise will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America, which means that the assets and liabilities of OfficeMax will be recorded, as of the completion of the merger, at their fair values and added to those of Boise.

Delisting and Deregistration of OfficeMax Common Shares

        OfficeMax common shares currently are listed on the New York Stock Exchange under the symbol "OMX." Upon the consummation of the merger, OfficeMax common shares will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934 (the "Exchange Act").

Listing of Boise Common Stock

        Boise common stock currently is listed on the New York Stock Exchange under the symbol "BCC." Boise has agreed to use its reasonable best efforts to cause the shares of Boise common stock to be issued pursuant to the merger to be approved for listing on the New York Stock Exchange upon official notice of issuance. Such listing is a condition to closing the merger.

THE MERGER AGREEMENT

        The following description of the material provisions of the merger agreement is qualified by reference to the text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference in this joint proxy statement/prospectus. All Boise stockholders and OfficeMax shareholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The Merger

        At the effective time of the merger, Challis Corporation, a direct wholly owned subsidiary of Boise, will be merged with and into OfficeMax. OfficeMax will continue as the surviving corporation and become a wholly owned subsidiary of Boise. Challis Corporation was created solely for the purposes of the merger and has no material assets or operations of its own.

Closing and Effective Time of the Merger

        The closing of the merger will take place no later than the second business day after the satisfaction or waiver of the conditions described below under "— Conditions of the Merger," unless Boise and OfficeMax agree in writing to another time.

        The merger will become effective at the time a certificate of merger is filed with the Ohio Secretary of State, or at a later time agreed to by Boise and OfficeMax in the certificate of merger. The certificate of merger will be filed at the time of the closing of the merger.

Consideration to be Received in the Merger

        The merger agreement provides that at the effective time of the merger, each issued and outstanding OfficeMax common share (other than OfficeMax common shares owned by OfficeMax or any of its subsidiaries, Boise or an OfficeMax shareholder exercising dissenters' rights) will be converted into the right to receive, at the election of the holder thereof, and subject to the limitations described below, either a number of shares of Boise common stock equal to the exchange ratio, together with an equal number of rights to purchase shares of Boise common stock issued pursuant to Boise's Renewed Rights Agreement dated September 25, 1997, or $9.00 per share. Subject to the additional cash election described below, the merger has been structured, and adjustments to OfficeMax shareholder elections will be made by the exchange agent, so that the number of OfficeMax common shares to be converted into Boise common stock will equal 70% of the OfficeMax common shares outstanding immediately prior to the effective time of the merger.

        If holders of more than 70% of the outstanding OfficeMax common shares elect to receive Boise common stock, the exchange agent will allocate, pro rata to the holders making this election in accordance with the number of OfficeMax common shares that they hold, a sufficient number of OfficeMax common shares to be converted into $9.00 in cash per share (subject to adjustment as described below) instead of Boise common stock so that the number of OfficeMax common shares that the holders initially elected to convert into Boise common stock less the number of OfficeMax common shares so designated to be converted instead into cash equals, as nearly as practicable, 70% of the OfficeMax common shares outstanding immediately prior to the effective time of the merger.

        If holders of less than 70% of the outstanding OfficeMax common shares elect to receive Boise common stock, the exchange agent will allocate, pro rata to the holders making cash elections in accordance with the number of OfficeMax common shares that they hold, a sufficient number of OfficeMax common shares to be converted into Boise common stock instead of cash so that the number of OfficeMax common shares that the holders initially elected to convert into Boise common stock plus the number of OfficeMax common shares so designated to be converted into

Boise common stock equals, as nearly as practicable, 70% of the OfficeMax common shares outstanding immediately prior to the effective time of the merger.

        OfficeMax common shares with respect to which the holders have not made an election will be converted in whatever manner is necessary to ensure that the amount of OfficeMax common shares converted into Boise common stock equals, as nearly as practicable, 70% of the OfficeMax common shares outstanding immediately prior to the effective time of the merger.

        As a result of this proration feature, the form of merger consideration actually received by an OfficeMax shareholder may differ from the form of consideration that such shareholder elects to receive.

        The merger agreement also provides that Boise may elect to make the additional cash election. Boise is required to make the additional cash election not less than ten trading days prior to the date of the OfficeMax Meeting.

        The exchange ratio pursuant to which OfficeMax common shares will be converted into Boise common stock will vary depending on the average closing price of Boise common stock during the ten consecutive trading day period ending two trading days prior to the closing of the merger (not counting the closing date). The exchange ratio is subject to a customary price collar of plus or minus ten percent from the closing price of Boise common stock on July 11, 2003 of $23.43 per share. If the ten-day average closing price is less than or equal to $21.09, the exchange ratio will be 0.4268 shares of Boise common stock for each OfficeMax common share. If the ten-day average closing price is between $21.09 and $25.77, the exchange ratio will be equal to $9.00 divided by the Boise common stock value. If the ten-day average closing price is equal to or greater than $25.77, the exchange ratio will be 0.3492 shares of Boise common stock for each OfficeMax common share.

        If Boise makes the additional cash election and the Boise common stock value is greater than $25.77, the cash consideration of $9.00 per OfficeMax common share will be adjusted upward so that the aggregate amount of the merger consideration received by OfficeMax shareholders will equal the same aggregate amount of merger consideration as would have been received by OfficeMax shareholders if Boise had not made the additional cash election. Similarly, if Boise makes the additional cash election and the Boise common stock value is less than $21.09, the cash consideration of $9.00 per OfficeMax common share will be adjusted downward so that the aggregate amount of merger consideration received by OfficeMax shareholders will equal the same aggregate amount of merger consideration as would have been received by OfficeMax shareholders if Boise had not made the additional cash election.

        For example, if Boise makes an additional cash election of 65% stock and the Boise common stock value is (i) greater than $25.77 or (ii) less than $21.09, then the OfficeMax per share cash consideration shall be $9.00 (i) increased or (ii) decreased by 14.286% of the amount by which the Boise common stock value times the exchange ratio is (i) greater than or (ii) less than $9.00. If Boise makes an additional cash election of 60% stock, the foregoing percentage will be 25.000%, and if Boise makes an additional cash election of 55% stock, such percentage will be 33.333%.

        The following table illustrates what the total per share value of the merger consideration received by OfficeMax shareholders in the merger would be at Boise common stock values between $17 and $30 per share.

        The following table illustrates what the exchange ratio, and the related per share values of the stock and cash considerations, would be at Boise common stock values ranging between $28.12 and $18.74 for (i) a 70% stock, 30% cash transaction and (ii) a 55% stock, 45% cash transaction.

			70% Stock/30% Cash Transaction			55% Stock/45% Cash Transaction
Boise Stock Price	+/-%	Exchange Ratio	Stock Value	Cash Value	Weighted Value	Stock Value	Cash Value	Weighted Value
$28.12	20%	0.3492	$9.82	$9.00	$9.57	$9.82	$9.27	$9.57
$26.94	15%	0.3492	$9.41	$9.00	$9.29	$9.41	$9.14	$9.29

$25.77	10%	0.3492	$9.00	$9.00	$9.00	$9.00	$9.00	$9.00
$24.60	5%	0.3658	$9.00	$9.00	$9.00	$9.00	$9.00	$9.00
$23.43	0%	0.3841	$9.00	$9.00	$9.00	$9.00	$9.00	$9.00
$22.26	-5%	0.4043	$9.00	$9.00	$9.00	$9.00	$9.00	$9.00
$21.09	-10%	0.4268	$9.00	$9.00	$9.00	$9.00	$9.00	$9.00
$19.92	-15%	0.4268	$8.50	$9.00	$8.65	$8.50	$8.83	$8.65
$18.74	-20%	0.4268	$8.00	$9.00	$8.30	$8.00	$8.67	$8.30

        The value of consideration actually received by any OfficeMax shareholder may differ depending on that shareholder's election, the elections of other shareholders, whether and at what level Boise makes the additional cash election and whether the Boise common stock value is outside the exchange ratio collar.

Cancellation of Shares

        Each OfficeMax common share held by OfficeMax or any of its wholly owned subsidiaries as treasury stock or owned by Boise or Challis Corporation immediately prior to the effective time of the merger will be automatically canceled, and Boise will not exchange those shares for any securities of Boise or any other consideration.

Procedures for Exchange of Certificates; Fractional Shares

        Boise has retained [             ] as the exchange agent for the merger to handle the exchange of OfficeMax common shares for the merger consideration, including the payment of cash for fractional shares. To effect the exchange of shares, the exchange agent will take the following actions:

  OfficeMax common shares

        At the time of mailing of this joint proxy statement/prospectus to the record holders of OfficeMax common shares entitled to vote at the OfficeMax Meeting, Boise will mail, or cause the exchange agent to mail, an election form and a letter of transmittal to each record holder of OfficeMax common shares. To be effective, the election form must be properly completed, signed and received by the exchange agent no later than 5:00 p.m. on the business day that is two trading days prior to the closing of the merger and accompanied by the certificates representing all OfficeMax common shares as to which the election is being made. OfficeMax shareholders who surrender their OfficeMax common share certificates, together with a properly completed letter of transmittal, will be entitled to receive the consideration described above under "— Consideration to be Received in the Merger" into which the OfficeMax common shares will be converted. The exchange agent will elect the form of merger consideration to be received with respect to OfficeMax common shares for which no timely election has been made.

  Fractional shares

        Boise will not issue fractional shares in the merger. Instead, each holder of OfficeMax common shares who elects to exchange those shares for Boise common stock, or becomes entitled to receive Boise common stock as a result of proration, will receive from Boise an amount in cash equal to the product obtained by multiplying the fractional share interest to which that holder would otherwise be entitled by the Boise common stock value.

  Dividends and distributions

        Boise will not pay any dividends or other distributions in respect of Boise common stock issuable in exchange for OfficeMax common shares until the holder is entitled to receive, in exchange for those OfficeMax common share certificates, the merger consideration represented by those OfficeMax common share certificates. After the holder of OfficeMax common share certificates becomes entitled to receive the merger consideration, the holder of the new certificates representing whole shares of Boise common stock and Boise rights issued in exchange for the OfficeMax common share certificates will be paid, at the time of the exchange, without interest, the amount of any cash payable in lieu of a fractional share of Boise common stock to which the holder is entitled, the amount of dividends or other distributions with a record date after the effective time of the merger theretofore paid with respect to such whole shares of Boise common stock and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to the time of the exchange and a payment date subsequent to the time of the exchange payable with respect to such whole shares of Boise common stock.

        After the one year anniversary of the effectiveness of the merger, any holder of OfficeMax common share certificates will look to Boise for payment of such holder's claim for the merger consideration.

Representations and Warranties

        The merger agreement contains a number of customary representations and warranties made by Boise and OfficeMax with respect to themselves and their respective subsidiaries. These generally reciprocal representations and warranties relate to:

  •
  corporate existence, organization and authority to carry on its business;

  •
  subsidiaries;

  •
  capital structure;

  •
  corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

  •
  SEC documents and undisclosed liabilities;

  •
  information supplied for inclusion in this joint proxy statement/prospectus;

  •
  absence of specific changes or events;

  •
  litigation;

  •
  absence of change in benefit plans;

  •
  taxes;

  •
  compliance with laws;

  •
  environmental matters;

  •
  contracts;

  •
  intellectual property;

  •
  opinions of financial advisors;

  •
  rights agreements;

  •
  stockholder/shareholder approval and voting requirements;

  •
  brokers' fees; and

  •
  real property.

OfficeMax also makes representations to Boise regarding:

  •
  labor matters;

  •
  excess parachute payments;

  •
  benefit plan compliance; and

  •
  transactions with affiliates.

In addition, Boise makes representations to OfficeMax regarding:

  •
  the operation of Challis Corporation;

  •
  the ownership of OfficeMax securities; and

  •
  the sufficiency of capital resources to pay the per share cash consideration in the merger.

        None of the representations and warranties in the merger agreement will survive the effective time of the merger.

Material Adverse Effect

        Many of the representations and warranties made by Boise and OfficeMax are qualified by a material adverse effect threshold. For purposes of the merger agreement, a material adverse effect means a material adverse effect on the ability of OfficeMax, Boise or Challis Corporation, as applicable, to perform its obligations under the merger agreement or a material adverse effect on the business, properties, financial condition or results of operations of either OfficeMax and its subsidiaries or Boise and its subsidiaries, taken as a whole, other than effects relating to:

  •
  the office products industry in general, and, in the case of Boise, other industries in which Boise operates in general;

  •
  general economic, financial or securities market conditions in the United States or elsewhere, including fluctuations, in and of themselves, in the price of OfficeMax common shares or Boise common stock, as applicable;

  •
  the merger, the announcement of the merger agreement or the consummation of any transaction contemplated by the merger agreement;

  •
  acts of war, insurrection, sabotage or terrorism; or

  •
  the failure, in and of itself, by OfficeMax or Boise, as applicable, to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after July 13, 2003.

Covenants

        The merger agreement provides for covenants relating to conduct of business. Between the signing of the merger agreement and the effective time of the merger, Boise, OfficeMax and their respective subsidiaries:

  •
  will conduct their respective businesses in the usual, regular and ordinary course in all material respects and, to the extent consistent with that obligation, will use reasonable best efforts to preserve their respective business organizations and existing relations with customers, suppliers, licensors, licensees, distributors and other business associates;

  •
  will not declare, set aside or pay any dividends, except distributions by a subsidiary to its parent and, in the case of Boise, its regular cash dividends in an amount not in excess of $0.60 per share per annum on Boise common stock and in an amount not in excess of $3.31875 per share per annum on Boise preferred stock;

  •
  will not issue, deliver, sell, grant, pledge or otherwise encumber any of its shares, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire any such shares or voting securities or convertible securities or make an announcement of the intention to so issue, deliver, sell or grant any such shares, other voting securities, convertible securities, rights, warrants or options other than as required under various stock and benefits plans and agreements existing as of the date of the merger agreement and, in the case of Boise, other than the issuance of up to 1,200,000 shares of common stock in the aggregate;

  •
  will not amend its articles of incorporation, code of regulations or other organizational documents, except as may be required by the SEC or the NYSE or as would not have an adverse effect on the transactions contemplated by the merger agreement; and

  •
  except as expressly provided by the merger agreement, will not take any voluntary actions that would, or would reasonably be expected to, result in any representations and warranties of such party in the merger agreement becoming untrue or any conditions to the merger not being satisfied.

        During the period from the signing of the merger agreement until the effective time of the merger, the merger agreement also restricts, among other things, the ability of OfficeMax to:

  •
  merge with or buy a substantial portion of another business or other assets, other than: (i) purchases of inventory in the ordinary course of business, (ii) acquisitions or purchases contemplated by OfficeMax's capital expenditures budget and (iii) any other acquisitions or purchases with transaction values not in excess of $5,000,000 in the aggregate;

  •
  sell, lease, license, mortgage, encumber, grant any lien on or dispose of any personal property or real property, other than: (i) sales of inventory or disposals of obsolete assets in the ordinary course of business consistent with past practice, (ii) as reserved for as of

    July 13, 2003, (iii) as contemplated by OfficeMax's capital expenditures budget or (iv) any other sales, leases, licenses, mortgages or encumbrances not having a value in excess of $5,000,000 in the aggregate;

  •
  incur debt or guarantee the debt of others, other than: (i) short-term borrowings in the ordinary course of business consistent with past practice, (ii) refinancing of indebtedness existing as of July 13, 2003 and (iii) other indebtedness not in excess of $5,000,000 in the aggregate;

  •
  make loans, advances or capital contributions to any person, other than: (i) advances to employees in the ordinary course of business consistent with past practice, (ii) to any joint venture of OfficeMax or its subsidiaries in the ordinary course of business consistent with past practice or (iii) to any direct or indirect wholly owned subsidiary not in excess of $5,000,000 in the aggregate;

  •
  other than as provided in the merger agreement, pursuant to existing employment agreements or as required by applicable laws, increase the compensation payable to its directors, officers and divisional vice presidents employed on July 13, 2003, other than for increases in compensation that do not result in the aggregate compensation expense of OfficeMax as of July 13, 2003 being increased by more than $1,000,000 on an annualized basis, grant severance or termination pay, enter into or amend any employment, bonus or severance agreement with any OfficeMax director, officer or divisional vice president employed on July 13, 2003 or establish, adopt, enter into or amend in any material respect or take any action to accelerate any rights or benefits under any collective bargaining agreement or OfficeMax benefit plan;

  •
  make any amendment to any OfficeMax employee share plan; or

  •
  authorize or commit to any of the foregoing actions.

        During the period from the signing of the merger agreement until the effective time of the merger, the merger agreement also restricts, among other things, the ability of Boise to:

  •
  merge with or buy a substantial portion of another business or other assets, other than acquisitions or agreements to acquire: (i) in the ordinary course of business consistent with past practice or (ii) in one of Boise's three primary existing lines of business with transaction values not in excess of $100,000,000 in the aggregate;

  •
  sell, lease, license, mortgage, encumber, grant any lien or dispose of any personal property or real property, other than sales, leases, licenses, mortgages or encumbrances: (i) in the ordinary course of business consistent with past practice or (ii) not having transaction values in excess of $100,000,000 in the aggregate; or

  •
  authorize or commit to any of the foregoing actions.

No Solicitation

        OfficeMax and Boise have agreed not to, will not permit their respective subsidiaries to, and will not authorize or knowingly permit any of their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives to:

  •
  solicit, initiate or knowingly encourage the submission of any takeover proposal;

  •
  enter into any agreement with respect to any takeover proposal; or

  •
  provide any non-public information regarding itself to any third party or engage in any negotiations or substantive discussions with any third party in connection with any takeover proposal.

        Each of OfficeMax and Boise may, however, before Boise stockholder or OfficeMax shareholder approval and adoption of the merger agreement, as the case may be, in response to any takeover proposal that was not solicited by it, provide any non-public information regarding itself to any third party or engage in any negotiations or substantive discussions with such person regarding any takeover proposal, if its board of directors determines in good faith, after consultation with counsel and its financial advisors, that these actions could result in a superior proposal.

        A "takeover proposal" means (other than the transaction contemplated by the merger agreement):

  •
  any proposal or offer for a merger, consolidation or other business combination involving the party or any of its significant subsidiaries;

  •
  any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the party's outstanding common shares; or

  •
  any proposal or offer to acquire in any manner, directly or indirectly, assets of the party or its subsidiaries representing more than 20% of the consolidated assets of that party.

        A "superior proposal" means a takeover proposal that the receiving party's board of directors determines in good faith, after consultation with counsel and a financial advisor of nationally recognized reputation and taking into account all relevant material terms of the takeover proposal and the merger agreement (including any changes to the merger agreement proposed by OfficeMax or Boise, as applicable, in response to a takeover proposal), is more favorable to the shareholders of such party than the merger and the other transactions contemplated by the merger agreement.

        Notwithstanding any provision of the merger agreement to the contrary, at any time after the date of the merger agreement and prior to shareholder or stockholder approval and adoption of the merger agreement the board of directors of each of Boise and OfficeMax may:

  •
  in response to a takeover proposal which was not solicited, terminate the merger agreement and enter into an agreement with respect to any superior proposal, but only at a time that is after the second day following written notice to the other party (specifying the material terms and conditions of, and the identity of the person making, the superior proposal, and such termination shall not be effective unless the termination fee described below under "— Fee if the Merger Agreement is Terminated" has been paid); and

  •
  withdraw or modify in any manner adverse to the other party its recommendation to its shareholders that they approve and adopt the merger agreement, but only if and to the extent that it determines in good faith, after consultation with counsel and its financial advisors, that failing to take any such action could result in a breach of its fiduciary duties.

        OfficeMax or Boise, as applicable, will promptly advise the other party orally and within 24 hours in writing of the receipt of any takeover proposal and of the commencement of discussions with any third party or its representatives regarding a takeover proposal by that third party. OfficeMax or Boise, as applicable, will promptly advise the other party of the identity of the person making any takeover proposal and of the material terms of the takeover proposal and of any changes to the takeover proposal.

        Nothing in the merger agreement prevents OfficeMax or Boise or their respective boards of directors from taking and disclosing to their respective shareholders/stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to OfficeMax shareholders or Boise stockholders, as applicable, if, in the good faith judgment of OfficeMax's board of directors or Boise's board of directors, as applicable, after consultation with outside counsel, the failure to disclose could be inconsistent with their respective obligations under applicable law.

OfficeMax Meeting

        OfficeMax has agreed to call and hold a meeting of its shareholders for the purpose of obtaining the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding OfficeMax common shares on the record date. OfficeMax will, through its board of directors, recommend to its shareholders that the merger agreement be approved and adopted.

Boise Meeting

        Boise has agreed to call and hold a meeting of its stockholders for the purpose of obtaining the approval and adoption of the merger agreement, including the authorization of the issuance of the shares of Boise common stock in the merger, by the affirmative vote of a majority of a quorum of the outstanding shares of Boise common stock and Boise preferred stock, voting as a single class. Boise will, through its board of directors, recommend to its stockholders that the merger agreement be approved and adopted including the authorizing of the issuance of the shares of Boise common stock in the merger.

Access to Information; Confidentiality

        During the period prior to the effective time of the merger, OfficeMax and Boise will afford to the other party and its representatives reasonable access during normal business hours to all of their respective properties and records. During that period, each party will promptly provide to the other party a copy of each reporting document filed pursuant to the requirements of the United States federal or state securities laws, and all other information concerning its business, properties and personnel as the other party reasonably requests. The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between the two parties.

Reasonable Best Efforts; Notification

        Boise and OfficeMax will use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement. This includes:

  •
  obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

  •
  obtaining all necessary consents, approvals or waivers from third parties;

  •
  defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

  •
  executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

        In connection with, and without limiting these obligations, Boise, OfficeMax and their respective boards of directors will take all action necessary so that no takeover statute or similar statute or regulation is or becomes applicable to the merger, the merger agreement or any of the transactions contemplated by the merger agreement. If any takeover statute or similar statute or regulation becomes applicable to the merger, the merger agreement or any other transaction contemplated by the merger agreement, Boise, OfficeMax and their respective boards of directors will take all action necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of the statute or regulation on the merger and other transactions contemplated by the merger agreement.

        Boise agrees not to directly or indirectly extend any waiting period under the HSR Act, or enter into any agreement with a governmental entity to delay or not to consummate the transactions contemplated by the merger agreement except with the prior written consent of OfficeMax. Boise and OfficeMax agree to make an appropriate filing of a notification and report form pursuant to the HSR Act and other applicable antitrust laws with respect to the merger as promptly as practicable after the date of the merger agreement. Boise and OfficeMax agree to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the antitrust laws and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of required approvals under the antitrust laws as soon as practicable.

        If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as violative of any antitrust law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a governmental entity that would make the merger or the other transactions contemplated by the merger agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the merger or the other transactions contemplated by the merger agreement, Boise and OfficeMax will cooperate in all respects with each other and use their best efforts, including selling, holding separate or otherwise disposing of or conducting their businesses in a specified manner, agreeing to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, and permitting the sale, holding separate or other disposition of, any assets of Boise, OfficeMax or their respective subsidiaries, or conducting their businesses in a specified manner to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger or the other transactions contemplated by the merger agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by the merger agreement.

        OfficeMax will give prompt notice to Boise, and Boise will give prompt notice to OfficeMax, of any representation or warranty made by it or contained in the merger agreement becoming untrue, unless the failure of any such representation or warranty to be true would not have a material adverse effect on the party making such representation or warranty. Boise and OfficeMax will also give prompt notice to the other of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement. No such notification, however, shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the merger agreement.

Rights Agreements

        OfficeMax's board of directors has taken action to render the OfficeMax rights under its rights plan inapplicable to the merger and the other transactions contemplated by the merger agreement, and will take all further action requested in writing by Boise to render the OfficeMax rights inapplicable to the merger and the other transactions contemplated by the merger agreement.

Except as requested in writing by Boise, prior to the OfficeMax Meeting, OfficeMax's board of directors will not otherwise amend OfficeMax's rights plan or redeem the OfficeMax rights.

        Boise's board of directors will take all necessary action to cause one Boise right to be issued with each share of Boise common stock issuable to holders of OfficeMax common shares upon consummation of the merger.

Employee Equity Awards and Employee Benefit Matters

  OfficeMax stock options and restricted shares

        The board of directors of OfficeMax, or, if appropriate, any committee administering the OfficeMax stock option plans, will amend the OfficeMax stock option plans and adopt such resolutions to:

  •
  provide that each OfficeMax stock option granted under the OfficeMax stock option plans that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled as of the effective time of the merger in exchange for a lump sum cash payment equal to the product of (i) the excess, if any, of $9.00 over the applicable per share exercise price for that OfficeMax stock option, and (ii) the number of OfficeMax common shares subject to each OfficeMax stock option;

  •
  vest and make fully exercisable or transferable, as the case may be, all OfficeMax stock options and restricted shares; and

  •
  make such other changes to the OfficeMax stock option plans and OfficeMax stock options as it deems appropriate to give effect to the merger.

        All cash amounts payable in accordance with the above will be subject to any required tax withholdings and shall be paid without interest as soon as practicable following the effective time of the merger.

        Boise and OfficeMax will take all reasonable steps as may be required to cause the acquisition of securities and common shares or dispositions of OfficeMax equity securities, including derivative securities, in connection with the transactions contemplated by the merger agreement by each individual who is a director or officer of OfficeMax, or who is or will become a director or officer of Boise, to be exempt from "short swing profits" provisions pursuant to Rule 16b-3 promulgated under the Exchange Act.

  Benefit plans

        During the period from the effective time of the merger until December 31, 2004, Boise will provide or cause to be provided to the employees of OfficeMax or its subsidiaries salary and incentive opportunities that are each no less favorable than that provided to those employees by OfficeMax or its subsidiaries prior to the effective time of the merger, employee benefits that are no less favorable than those provided to those employees by OfficeMax or its subsidiaries prior to the effective time of the merger and equity-based or equity-related compensation on a basis no less favorable than that provided to substantially similar employees of Boise, or its subsidiaries, who are employed by Boise Office Solutions.

        With respect to any benefit plan maintained by Boise or any of its subsidiaries, including any severance plan or policy, in which employees of OfficeMax or its subsidiaries participate, for all purposes other than for benefit accrual purposes under a defined benefit plan, including determining eligibility to participate, level of benefits and vesting, service with OfficeMax or any of its subsidiaries, or any predecessor employer of an employee of OfficeMax or any of its subsidiaries, to the extent service with such predecessor employer is recognized by OfficeMax or the applicable subsidiary, will be treated as service with Boise or its subsidiaries. That service need not be recognized, however, to the extent that such recognition would result in any duplication of benefits.

        For purposes of each benefit plan of Boise or its subsidiaries in which employees of OfficeMax or its subsidiaries participate, Boise and its subsidiaries will cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of such plans to be waived for employees of OfficeMax and its subsidiaries and their covered dependents, other than limitations or waiting periods that are already in effect with respect to such employees and dependents and that have not been satisfied as of the date such employees and dependents commence participation in such benefit plans of Boise and its subsidiaries. Boise and its subsidiaries will give full credit for all co-payments and deductibles to the extent satisfied in the plan year in which the effective time of the merger occurs, or the year in which employees of OfficeMax and its subsidiaries and their dependents commence participation in the benefit plans of Boise and its subsidiaries, if later, as if there had been a single continuous employer.

Employment and Severance Agreements

        From and after the effective time of the merger, Boise will, and will cause OfficeMax to, honor in accordance with their respective terms as in effect immediately prior to the effective time of the merger, all OfficeMax employment, retention, severance and termination agreements.

Indemnification

        Boise will, and will cause OfficeMax to, jointly and severally, honor all of OfficeMax's obligations to indemnify, including any obligations to advance funds for expenses, the current or former directors and officers of OfficeMax for acts or omissions by them occurring before the effective time of the merger, to the extent the obligations of OfficeMax to indemnify existed on July 13, 2003.

        For a period of six years after the effective time of the merger, Boise will maintain the current policies of directors' and officers' liability insurance held by OfficeMax with respect to claims arising from or related to facts or events that occurred at or before the effective time of the merger. Boise will not be obligated to make annual premium payments for this insurance, however, to the extent that the premiums exceed 200% of the annual premiums paid as of July 13, 2003 by OfficeMax for the insurance. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the maximum premium, Boise will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the maximum premium.

        From and after the effective time of the merger, to the fullest extent permitted by law, Boise will, and will cause OfficeMax to, indemnify, defend and hold harmless the present and former officers and directors of OfficeMax and its subsidiaries against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement, as incurred, to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the effective time of the merger in connection with that indemnified party's duties as an officer or director of OfficeMax or any of its subsidiaries, including in respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Fees and Expenses

        All fees and expenses, including any fees payable to any broker, investment banker, counsel or financial advisor, incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated. An exception to this general requirement is that expenses incurred in connection with printing and mailing this joint proxy statement/prospectus, and the filing fee under the HSR Act, will be shared equally by Boise and OfficeMax.

Public Announcements

        Other than with respect to any action discussed above under "—  No Solicitation," Boise and OfficeMax will consult with each other before issuing, and provide each other the opportunity to review and comment on, any press release or other public statements, other than routine employee communications, with respect to the transactions contemplated by the merger agreement, including the merger. Boise and OfficeMax will not issue any press release or make any public statement about the transactions contemplated by the merger agreement without prior consultation with the other, except as may be required by applicable law, court process or the New York Stock Exchange.

Conditions of the Merger

        The obligation of each party to effect the merger is subject to the satisfaction or waiver on or before the closing date of the following conditions:

  •
  approval and adoption of the merger agreement by the OfficeMax shareholders and approval and adoption of the merger agreement, including authorization of issuance of shares of Boise common stock in the merger, by the Boise stockholders;

  •
  the Boise common stock issuable to OfficeMax shareholders pursuant to the merger agreement will have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

  •
  the waiting periods and any extensions applicable to the transactions contemplated by the merger agreement under the HSR Act will have been terminated or expired;

  •
  any consents, approvals and filings under any foreign antitrust or competition law, the absence of which would prohibit the consummation of the merger, will have been obtained or made;

  •
  no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger will be in effect; and

  •
  the Form S-4, of which this joint proxy statement/prospectus is a part, will have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 will have been issued and Boise will have received all state securities or "blue sky" authorizations necessary to issue the shares of Boise common stock and Boise rights pursuant to the merger agreement.

        The obligation of Boise and Challis Corporation to effect the merger is also subject to the satisfaction, or waiver by Boise, on or before the closing date of the following conditions:

  •
  the representations and warranties of OfficeMax set forth in the merger agreement will be true and correct as of July 13, 2003 and as of the closing date as though made on the closing date, except to the extent that the representation or warranty expressly relates to an earlier date (in which case it must be true as of such date); provided that this condition will be deemed to be satisfied unless the failure of the representations and warranties to be true and correct, individually or in the aggregate, would result in a material adverse effect on OfficeMax;

  •
  OfficeMax will have performed, in all material respects, all of its obligations under the merger agreement at or prior to the closing date; and

  •
  except as previously disclosed, there will not have occurred since July 13, 2003 any development that, individually or in the aggregate, would have a material adverse effect on OfficeMax.

        The obligation of OfficeMax to effect the merger is also subject to the satisfaction, or waiver by OfficeMax, on or before the closing date of the following conditions:

  •
  the representations and warranties of Boise and Challis Corporation set forth in the merger agreement will be true and correct as of July 13, 2003 and as of the closing date as though made on the closing date, except to the extent that the representation or warranty expressly relates to an earlier date (in which case it must be true as of such date); provided that this condition will be deemed to be satisfied unless the failure of the representations and warranties to be true and correct, individually or in the aggregate, would result in a material adverse effect on Boise;

  •
  Boise and Challis Corporation will have performed, in all material respects, all of their respective obligations under the merger agreement at or prior to the closing date;

  •
  except as previously disclosed, there will not have occurred since July 13, 2003 any development that, individually or in the aggregate, would have a material adverse effect on Boise; and

  •
  the shelf registration statement required by the registration rights agreement will have been declared effective by the SEC as of the closing of the merger.

Termination

        Boise and OfficeMax may mutually agree in writing, at any time before the effective time of the merger, to terminate the merger agreement. Also, either party may terminate, without the consent of the other, before the effective time of the merger if:

  •
  OfficeMax shareholders fail to approve and adopt the merger agreement at the OfficeMax Meeting;

  •
  Boise stockholders fail to approve and adopt the merger agreement, including authorization of issuance of shares of Boise common stock in the merger, at the Boise Meeting;

  •
  the merger is not consummated on or before January 31, 2004, unless the failure to consummate the merger is the result of a willful, material breach of the merger agreement by the party seeking to terminate the merger agreement; provided that either party may elect to extend the termination date to March 31, 2004, if at January 31, 2004 the only condition not satisfied or waived by the party making the extension election is approval under antitrust laws, including the HSR Act;

  •
  any court or governmental entity prohibits the merger;

  •
  the other party breaches a covenant, agreement, representation or warranty contained in the merger agreement which would give rise to the failure of a condition set forth in the merger agreement and such breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party; or

  •
  any condition to the obligation of that party to effect the merger is not capable of being satisfied prior to January 31, 2004 or, in the event the termination date has been so extended, prior to March 31, 2004.

        OfficeMax can terminate the merger agreement before the effective time of the merger if:

  •
  OfficeMax's board of directors approves, and concurrently with the termination of the merger agreement, OfficeMax enters into a definitive agreement for an unsolicited superior proposal, OfficeMax complied with its obligation to notify Boise of such superior proposal and OfficeMax pays Boise a termination fee of $45,000,000;

  •
  Boise's board of directors has withdrawn or modified in any manner adverse to OfficeMax its recommendation that the Boise stockholders approve and adopt the merger agreement; or

  •
  Boise's board of directors has approved or recommended any takeover proposal.

        Boise may terminate the merger agreement before the effective time of the merger if:

  •
  Boise's board of directors approves, and concurrently with the termination of the merger agreement, Boise enters into a definitive agreement for an unsolicited superior proposal, Boise complied with its obligation to notify OfficeMax of such superior proposal and Boise pays to OfficeMax a termination fee of $45,000,000;

  •
  OfficeMax's board of directors has withdrawn or modified in any manner adverse to Boise its recommendation that the OfficeMax shareholders adopt the merger agreement; or

  •
  OfficeMax's board of directors has approved or recommended any takeover proposal.

Fee if the Merger Agreement is Terminated

        A termination fee of $45,000,000 is payable by either party to the other under the following circumstances:

  •
  any third party makes a takeover proposal which has not been withdrawn at the time of the shareholder/stockholder vote of the party receiving the proposal, thereafter the merger agreement is terminated because the receiving party's shareholders/stockholders fail to adopt and approve the merger agreement and within 12 months after such termination the receiving party enters into an agreement providing for, or consummates, that takeover proposal;

  •
  any third party makes a takeover proposal, the non-receiving party terminates the merger agreement as a result of the receiving party's board (i) withdrawing or modifying its recommendation to give the shareholder/stockholder approval or (ii) recommending the takeover proposal, and within 12 months after such termination, the receiving party enters into an agreement providing for, or consummates, that takeover proposal;

  •
  any third party makes a takeover proposal and thereafter the merger agreement is terminated by the receiving party's board because the receiving party's board approves and concurrently enters into a definitive agreement providing for the implementation of the transactions contemplated by a superior proposal; or

  •
  the merger agreement is terminated because of a breach of a representation, warranty or covenant and within 12 months after such termination the party that breached the merger agreement consummates a takeover proposal that was initiated after the date of the merger agreement and prior to such termination.

Effect of Termination

        If the merger agreement is terminated by either Boise or OfficeMax in accordance with the terms of the merger agreement, the merger agreement will immediately become void and have no effect, without any liability or obligation on the part of Boise, Challis Corporation or OfficeMax, other than certain provisions relating to confidentiality, the payment of fees and expenses and certain other general provisions which shall survive the termination except to the extent that such termination results from the willful and material breach by a party of any representation or warranty set forth in the merger agreement or from the material breach by a party of any covenant set forth in the merger agreement.

Amendment

        The merger agreement may be amended by the parties at any time by an instrument in writing signed on behalf of each of the parties. However, after the adoption of the merger agreement at the OfficeMax Meeting or the Boise Meeting there will be no amendment made that by law requires further approval by the OfficeMax shareholders or Boise stockholders, without the further approval of the OfficeMax shareholders or Boise stockholders.

Extension; Waiver

        At any time before the effective time of the merger, either party may extend the time for the performance of any of the obligations or acts of the other party, waive any inaccuracies in any representations or warranties or waive compliance with any of the covenants or conditions contained in the merger agreement. Any agreement on the part of either party to any such extension or waiver shall be valid only if in a written instrument signed on behalf of such party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma financial data presented below are derived from the historical consolidated financial statements of Boise and OfficeMax and have been adjusted to give effect to Boise's acquisition of OfficeMax. The pro forma statements contained in this joint proxy statement/prospectus use the purchase method of accounting, with Boise treated as the acquirer and as if the merger had been completed on March 31, 2003, for purposes of the unaudited pro forma condensed combined balance sheet information and as if it had occurred on January 1 of each period presented for purposes of the unaudited pro forma condensed combined income statement information. Boise's fiscal year ends on December 31 and OfficeMax's fiscal year ends on the Saturday prior to the last Wednesday in January. For purposes of preparing the unaudited pro forma information, Boise used OfficeMax's balance sheet as of April 26, 2003, and statements of income for the year ended January 25, 2003, and the thirteen weeks ended April 26, 2003.

        The unaudited adjustments described in Note 3 of the unaudited pro forma condensed combined financial statements are based on available information and assumptions that Boise believes are reasonable. However, as of the date of this joint proxy statement/prospectus, Boise has not finalized the valuation studies necessary to estimate the fair values of the assets Boise will acquire and the liabilities Boise will assume in the acquisition and the related allocation of purchase price. Boise has allocated the total purchase price to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. Independent valuation specialists will assist Boise in determining the fair value of a significant portion of these assets and liabilities.

        The actual amounts that Boise records based on its final assessment of fair values may differ materially from the information presented in this unaudited pro forma condensed combined financial information. Amounts preliminarily allocated to intangible assets with indefinite lives and to tangible and intangible assets with definite lives may change significantly, and amortization methods and useful lives may differ from the assumptions Boise used in this unaudited pro forma condensed combined financial information, any of which could result in a material change in depreciation and amortization expense.

        The unaudited pro forma condensed combined financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that Boise would have reported had the acquisition been completed as of the dates presented, and should not be taken as representative of Boise's future consolidated results of operations or financial position. Boise expects to incur integration and reorganization costs. In accordance with the provisions of Emerging Issues Task Force (EITF) No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" those costs related to the acquired OfficeMax operations that have no future benefit will be included in the purchase price. Boise has not yet determined what integration actions it will take. Accordingly, this pro forma information does not include any costs related to such integration. When such costs are determined, they will increase the amount of goodwill recorded in the merger. Other integration and reorganization costs will be accounted for as expenses when incurred. Boise also expects to realize operating efficiencies. The pro forma information does not reflect these potential expenses and efficiencies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2003

(in thousands)

	Boise	OfficeMax
	March 31, 2003	April 26, 2003	Pro Forma Adjustments	Note 3 Reference	Pro Forma Combined
ASSETS
Current
Cash and cash equivalents	$85,256	$75,946	$—		$161,202
Receivables, less allowances	481,639	115,660	—		597,299
Inventories	676,707	946,085	—		1,622,792
Deferred income tax benefits	63,601	—	36,479	(A)	100,080
Other	36,145	32,310	—		68,455

	1,343,348	1,170,001	36,479		2,549,828

Property
Property and equipment, net	2,526,378	288,546	31,255	(B)	2,907,894
			61,715	(C)
Timber, timberlands, and timber deposits	326,583	—	—		326,583

	2,852,961	288,546	92,970		3,234,477

Goodwill, net of amortization	409,500	290,495	(290,495)	(D)	891,504
			482,004	(E)
Investments in equity affiliates	35,553	—	—		35,553
Other assets	329,567	14,686	219,000	(F)	563,253

Total assets	$4,970,929	$1,763,728	$539,958		$7,274,615

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2003

(in thousands)

	Boise	OfficeMax
	March 31, 2003	April 26, 2003	Pro Forma Adjustments	Note 3 Reference	Pro Forma Combined
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Short-term borrowings	$14,800	$—	$—		$14,800
Current portion of long-term debt	90,654	130	—		90,784
Income taxes payable	7,535	—	—		7,535
Redeemable preferred shares — Series B	—	21,750	—		21,750
Accounts payable	519,083	440,796	—		959,879
Accrued liabilities	376,845	330,033	—		706,878

	1,008,917	792,709	—		1,801,626

Debt
Long-term debt, less current portion	1,472,670	1,354	445,000	(G)	1,999,540
			80,516	(C)
Guarantee of ESOP debt	51,448	—	—		51,448

	1,524,118	1,354	525,516		2,050,988

Other
Deferred income taxes	166,033	—	87,922	(H)	185,413
			(68,542)	(A)
Other long-term liabilities	727,231	159,210	—		886,441

	893,264	159,210	19,380		1,071,854

Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of parent	172,500	—	—		172,500
Minority interest	—	19,517	—		19,517

	172,500	19,517	—		192,017

Shareholders' equity
Preferred stock
Series D ESOP	189,826	—	—		189,826
Deferred ESOP benefit	(51,448)	—	—		(51,448)
Common stock	145,729	886,366	(886,366)	(I)	229,596
			83,867	(J)
Deferred stock compensation	—	(282)	282	(I)	—
Additional paid-in capital	474,715	—	702,133	(J)	1,176,848
Retained earnings (deficit)	917,175	(4,082)	4,082	(I)	917,175
Accumulated other comprehensive loss	(303,867)	(2,829)	2,829	(I)	(303,867)
Treasury stock at cost	—	(88,235)	88,235	(I)	—

Total shareholders' equity	1,372,130	790,938	(4,938)		2,158,130

Total liabilities and shareholders' equity	$4,970,929	$1,763,728	$539,958		$7,274,615

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS

Year Ended Decmeber 31, 2002

(in thousands, except per share amounts)

	Boise	OfficeMax
	Year Ended December 31, 2002	Fiscal Year Ended January 25, 2003	Pro Forma Adjustments	Note 3 Reference	Pro Forma Combined
Sales	$7,412,329	$4,775,563	$—		$12,187,892
Costs and expenses	7,294,030	4,750,918	16,632	(K)	12,057,535
			(4,045)	(L)

Income from operations	118,299	24,645	(12,587)		130,357
Interest expense	(118,494)	(5,980)	(33,375)	(M)	(161,894)
			(4,045)	(L)
Other	1,200	—	—		1,200

Income (loss) before income taxes and minority interest	1,005	18,665	(50,007)		(30,337)
Income tax benefit	18,403	57,500	19,503	(N)	30,627
			(57,500)	(O)

Net income before minority interest	19,408	76,165	(95,283)	(P)	290
			(7,279)
Minority interest, net of income tax	(8,068)	(2,441)	—		(10,509)

Net income (loss)	$11,340	$73,724	$(95,283)		$(10,219)

Net income (loss) per common share:
Basic	$(0.03)	$0.60		Note 4	$(0.25)

Diluted	$(0.03)	$0.59			$(0.25)

Shares used in calculating income (loss) per common share:
Basic	58,216	123,817			91,763

Diluted	58,216	125,109			91,763

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS

(in thousands, except per share amounts)

	Boise	OfficeMax
	Three Months Ended March 31, 2003	Thirteen Weeks Ended April 26, 2003	Pro Forma Adjustments	Note 3 Reference	Pro Forma Combined
Sales	$1,853,243	$1,226,460	$—		$3,079,703
Costs and expenses	1,851,517	1,215,611	3,964	(K)	3,070,103
			(989)	(L)

Income from operations	1,726	10,849	(2,975)		9,600
Interest expense, net	(28,880)	(469)	(8,345)	(M)	(38,683)
			(989)	(L)
Other	1,070	—	—		1,070

Income (loss) before income taxes and minority interest	(26,084)	10,380	(12,309)		(28,013)
Income tax benefit	9,364	—	4,800	(N)	10,116
			(4,048)	(P)

Net income (loss) before minority interest	(16,720)	10,380	(11,557)		(17,897)
Minority interest, net of income tax	(2,023)	(597)	—		(2,620)

Net income (loss) before cumulative effect of accounting changes	$(18,743)	$9,783	$(11,557)		$(20,517)

Net income (loss) per common share before cumulative effect of accounting changes:
Basic	$(0.38)	$0.08		Note 4	$(0.26)

Diluted	$(0.38)	$0.08			$(0.26)

Shares used in calculating income (loss) per common share:
Basic	58,289	124,233			91,836

Diluted	58,289	125,382			91,836

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

        The unaudited pro forma condensed combined financial statements present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the merger and adjustments described in these footnotes. The unaudited pro forma statements use the purchase method of accounting, with Boise treated as the acquirer and as if the merger had been completed on March 31, 2003, for purposes of the unaudited pro forma condensed combined balance sheet information and as if it had occurred on January 1 of each period presented for purposes of the unaudited pro forma condensed combined statement of loss information. Boise's fiscal year ends on December 31 and OfficeMax's fiscal year ends on the Saturday prior to the last Wednesday in January. For purposes of preparing the pro forma information, Boise used OfficeMax's balance sheet as of April 26, 2003, and statements of income for the year ended January 25, 2003, and the thirteen weeks ended April 26, 2003. For the three months ended March 31, 2003, Boise's Statement of Loss is presented before the cumulative effect of accounting changes, which totaled a net charge of $8.8 million or 15 cents per basic and diluted share.

        The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the merger actually taken place at the dates indicated and do not purport to be indicative of the effects that may be expected to occur in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements described below which are incorporated by reference in this joint proxy statement/prospectus.

        The financial statements of Boise and OfficeMax are prepared in accordance with accounting principles generally accepted in the United States of America.

2. Pro forma merger

        On July 13, 2003, Boise signed a definitive agreement to acquire OfficeMax for approximately $1.154 billion, or $9.00 per diluted share. Boise will pay the merger consideration with a combination of cash and stock, using 30% cash and 70% common stock subject to certain adjustments as discussed below. Boise has the option of increasing the cash component, in 5% increments to 45% and decreasing the stock component accordingly to 55%, at its discretion.

        Under the terms of the merger agreement, all of the issued and outstanding common shares of OfficeMax will be converted, at the election of the holder, into either Boise common stock or cash with a value of $9.00 per share, subject to a collar mechanism. OfficeMax shareholders' election of cash or stock will be pro rated, to the extent necessary, so as to maintain the consideration mix selected by Boise prior to the shareholder election. The exchange ratio for OfficeMax shares to be converted into Boise stock will depend on Boise's stock price during an averaging period shortly prior to closing. If Boise's average stock price during such period is between $21.09 and $25.77, the exchange ratio shall be adjusted to deliver merger consideration valued at $9.00 per share. If Boise's average stock price is equal to or greater than $25.77, the exchange ratio shall be 0.3492 Boise share per OfficeMax share. If Boise's average stock price is equal to or less than $21.09, the exchange ratio shall be 0.4268. Boise's election to increase the cash component of the merger consideration will not change the aggregate consideration otherwise payable to OfficeMax shareholders.

        The estimated aggregate consideration to be paid in the merger is as follows (in millions):

Fair value of Boise common stock issued	$786
Cash consideration for OfficeMax common shares exchanged	337
Cash consideration for OfficeMax stock options	31
Estimated merger costs	25
Estimated merger liabilities	52
Debt assumed by Boise	82

Aggregate estimated merger consideration	$1,313

        The fair value of Boise's common stock used in determining the aggregate merger consideration was calculated based on merger consideration of $9.00 per share multiplied by approximately 124.7 million outstanding OfficeMax common shares, assuming that 70% of the merger consideration is paid in Boise common stock. Cash consideration for OfficeMax common shares exchanged assumes that 30% of the merger consideration is paid in cash. The cash consideration for OfficeMax stock options represents the consideration to be paid for outstanding OfficeMax stock options, assuming an average grant price of $5.50 per option. Estimated merger liabilities include costs of employee termination agreements arising upon a change of control resulting from the merger and extended directors and officers insurance coverage for former OfficeMax directors and officers.

        Debt assumed by Boise relates primarily to two synthetic leases for PowerMax distribution facilities. OfficeMax leases the facilities from variable interest entities (VIEs). Prior to the effective date of the Financial Accounting Standards Board's Interpretation No. 46, "Consolidation of Variable Interest Entities," these leases were accounted for as operating leases. Beginning in the third quarter of fiscal year 2003, OfficeMax will consolidate the VIEs. Accordingly, the assets and liabilities have been reflected in this pro forma financial information at estimated fair values as if they were already consolidated.

        As of April 26, 2003, OfficeMax had an income tax valuation allowance of approximately $105 million, which represented a full valuation allowance of its net deferred tax assets. Based on an assessment of the pro forma tax position of the combined company, these pro forma financial statements assume that no valuation allowance is required. Accordingly, pro forma adjustments were made to record the net deferred tax assets and to record a tax provision for OfficeMax as if the valuation allowance had not been in place for the periods presented. In addition, for the fiscal year ended January 25, 2003, as a result of changes in tax laws, OfficeMax reversed a portion of the valuation allowance and recognized an income tax benefit of $57.5 million. This tax benefit was also eliminated in these pro forma financial statements.

        Boise expects to incur integration and reorganization costs in connection with the merger. In accordance with the provisions of Emerging Issues Task Force (EITF) No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" those costs related to the acquired OfficeMax operations that have no future benefit will be included in the merger consideration. Boise has not yet determined what integration actions it will take. Accordingly, this pro forma information does not include any costs related to such integration. When such costs are determined, they will increase the amount of goodwill recorded in the transactions. Other integration and reorganization costs will be accounted for as expenses when incurred. Boise also expects to realize operating efficiencies. The pro forma information does not reflect these potential expenses and efficiencies.

        The allocation of the purchase price, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date of the merger, is as follows (in millions):

Current assets	$1,170
Net deferred tax assets	17
Property and equipment	382
Goodwill	482
Intangible assets	219
Other assets	15
Assumed liabilities	(972)

$1,313

        The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and the fair values of liabilities assumed as of the closing date of the merger. The excess of the purchase price over the fair values of assets acquired and liabilities assumed is allocated to goodwill. The purchase price allocation will remain preliminary until Boise completes a third party valuation of significant identifiable intangible assets acquired, evaluates potential integration plans to be undertaken following the close of the merger, and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price will be completed as soon as practicable after the closing date of the merger. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

        The amount allocated to intangible assets has been attributed to the following categories (in millions):

Trade names	$169
Leases	30
Other	20

$219

        The trade names asset represents the estimated fair value of the OfficeMax name and other trade names. This asset has an indefinite life and will not be amortized. Leases represent the net fair value of favorable retail store leases (leases for which contract rents are favorable to market rents). Boise will amortize the fair value of the favorable leases on a straight-line basis over the life of the leases, which Boise estimated to be 10 years for purposes of this pro forma financial information. Other includes customer relationships, customer lists, and noncompete agreements. Boise expects to amortize the assigned values on a straight-line basis over their estimated lives which are assumed to be 5 years for purposes of this pro forma financial information.

3. Pro forma adjustments

        The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

  (A)
  To reinstate OfficeMax net current and net noncurrent deferred tax assets which will be realizable as a result of the merger.

  (B)
  To reflect the step-up in property, plant, and equipment values to fair value based on preliminary estimates of fair value.

  (C)
  To reflect the assets and liabilities related to the PowerMax distribution facilities.

  (D)
  To eliminate the goodwill previously recorded on OfficeMax's books.

  (E)
  To reflect the excess of acquisition cost over the estimated fair value of net assets acquired (goodwill).

  (F)
  To reflect intangible assets arising from the acquisition.

  (G)
  To reflect the issuance of new debt to finance the cash portion of the purchase price, including estimated merger costs and estimated merger liabilities.

  (H)
  To reflect estimated net deferred tax liabilities arising from the purchase accounting pro forma adjustments.

  (I)
  To reflect the elimination of the shareholders' equity accounts of OfficeMax.

  (J)
  To reflect the issuance of Boise common stock as a component of the merger consideration for the merger.

  (K)
  To reflect the increase in depreciation and amortization expense due to (1) the amortization of definite lived intangible assets arising from the merger, (2) the increase in depreciation resulting from the step-up of property, plant, and equipment and (3) the increase in depreciation resulting from recording the assets of the PowerMax distribution facilities.

  (L)
  To reclassify lease expense to interest expense resulting from recording the assets and liabilities of the PowerMax distribution facilities.

  (M)
  To reflect the increase in interest expense resulting from the issuance of debt to finance the cash portion of the purchase price including transaction costs and acquisition liabilities. The interest rate on the new debt of $445 million is assumed to be 7.5%. A change of 25 basis points in the interest rate assumed would result in an annual change in interest expense and net income of $1.1 million and $0.7 million, respectively.

  (N)
  To reflect the income tax effect of the income statement entries described above at a combined state and federal effective rate of 39%.

  (O)
  To eliminate the tax benefit from the reversal of the valuation allowance during the fiscal year ended January 25, 2003.

  (P)
  To reflect increased income tax expense for OfficeMax at a combined state and federal effective rate of 39% as a result of eliminating the valuation allowance for the realizability of deferred tax assets.

4. Pro forma loss per share

        The pro forma combined loss per share was calculated assuming that the average of the closing sale prices for Boise common stock for each of the ten consecutive trading days ending with the second complete trading day prior to the closing date of the merger equals $23.43, in order to determine the number of shares of Boise common stock to be issued in the merger. For both periods presented, the calculation of diluted loss per share was antidilutive. Pro forma combined loss per share was calculated as follows:

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
	(in thousands, except per share amounts)

Pro forma combined net loss	$(10,219)	$(20,517)
Preferred dividends	(13,101)	(3,266)

Basic and diluted net loss	$(23,320)	$(23,783)

Average historical Boise shares outstanding	58,216	58,289
Pro forma shares issued	33,547	33,547

Average pro forma shares outstanding	91,763	91,836

Basic and diluted net loss per share	$(0.25)	$(0.26)

        The above calculation of combined pro forma loss per share assumes that Boise will pay the merger consideration with a combination of cash and stock, using 30% cash and 70% common stock. Boise has the option of increasing the cash component in 5% increments to 45% and decreasing the stock component accordingly to 55%, at its discretion. Assuming a cash component of 45% and a stock component of 55%, pro forma combined loss per share would be calculated as follows:

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
	(in thousands, except per share amounts)

Pro forma combined net loss	$(10,219)	$(20,517)
Additional interest expense, net of income taxes	(7,686)	(1,922)
Preferred dividends	(13,101)	(3,266)

Basic and diluted net loss	$(31,006)	$(25,705)

Average historical Boise shares outstanding	58,216	58,289
Pro forma shares issued	26,376	26,376

Average pro forma shares outstanding	84,592	84,665

Basic and diluted net loss per share	$(0.37)	$(0.30)

AMENDMENT OF 2003 BOISE INCENTIVE AND PERFORMANCE PLAN

        Boise asks its stockholders to consider and approve an amendment, adopted by Boise's board of directors in July 2003, to the 2003 Boise Incentive and Performance Plan (the "BIPP"). If approved, this amendment will increase the number of shares available under the BIPP by 3,200,000 shares (from 2,200,000 to 5,400,000).

History and Operation of the BIPP

        The BIPP is intended to:

  •
  attract, motivate, reward and retain the broad-based talent critical to achieving Boise's business goals;

  •
  link a portion of each participant's compensation to the performance of both Boise and the individual participant; and

  •
  encourage ownership of Boise common stock by participants.

        The BIPP permits grants of annual incentive awards, stock, restricted stock, restricted stock units, performance stock, performance units, stock appreciation rights and stock options (including performance-based or indexed stock options).

        The BIPP provides flexibility to shape incentive awards that align stockholder interests with those of Boise employees. A summary description of the material features of the BIPP follows. This summary is qualified in its entirety by reference to the terms and conditions of the BIPP, a copy of which is on file with the SEC.

Material Features of the BIPP

        There are generally eight types of awards that may be granted under the BIPP:

  •
  stock options (including both incentive stock options within the meaning of Section 422 of the Internal Revenue Code and nonqualified stock options, which are options that do not qualify as incentive stock options);

  •
  stock appreciation rights;

  •
  restricted stock;

  •
  restricted stock units;

  •
  performance units;

  •
  performance shares;

  •
  annual incentive awards; and

  •
  stock bonus awards.

        A total of 2,200,000 shares of Boise common stock is reserved for issuance under the BIPP. These shares are subject to adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, subdivision, reorganization, merger, consolidation, combination, share repurchase, share exchange or other similar corporate transaction or event. In addition, shares of stock will be available for issuance under the BIPP if they are: (i) shares subject to an award that is cancelled, expired, forfeited, or otherwise settled without the issuance of stock (including shares subject to awards under the 1984 Key Executive Stock Option Plan outstanding on December 31, 2002); (ii) shares of restricted stock that are forfeited; (iii) shares tendered to satisfy the exercise price of an option and (iv) shares tendered or withheld to satisfy tax withholding requirements.

        Approximately 700 of Boise's executive officers, key employees and nonemployee directors are eligible to receive awards under the BIPP at the discretion of the executive compensation committee of Boise's board of directors. The BIPP restricts the number of stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares that can be granted during any fiscal year. In addition, the BIPP also limits the amount that may be paid to a participant for performance units granted in a single fiscal year.

        The BIPP is intended to provide performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the deduction by an employer for compensation of covered officers. The Section 162(m) limitations do not apply to compensation based on the attainment of performance goals, if specific requirements are met, including obtaining shareholder approval of the compensation plan. Because Boise's stockholders approved the BIPP, if other Section 162(m) conditions relating to performance-based compensation are satisfied, compensation paid to Boise officers under this plan will be deductible by Boise.

        Awards will become exercisable or otherwise vest at the times and upon the conditions that the executive compensation committee may determine, as reflected in the applicable award agreement. The committee can accelerate the vesting and/or exercisability of any outstanding award as it, in its sole discretion, deems appropriate. The committee may also make any or all awards performance-based, which means the award will be paid out based on the attainment of specified performance goals, in addition to any other conditions the committee may establish. Awards under the BIPP are discretionary.

        The following is a summary of the types of awards that may be granted under the BIPP:

  Stock Options

        Stock options entitle the holder to purchase shares of Boise common stock during a specified period at a purchase price set by the executive compensation committee, but the purchase price may not be less than 100% of the fair market value of the common stock on the grant date. Each option granted under the BIPP will be exercisable for a period of 10 years from the date of grant or for a lesser period if the committee so determines. Participants exercising an option may pay the exercise price by any lawful method permitted by the committee. Incentive stock options may not be granted under the BIPP on or after January 1, 2013. No participant may receive more than 1,500,000 incentive stock options in any fiscal year.

  Stock Appreciation Rights

        A stock appreciation right is the right, denominated in shares, to receive upon exercise, without payment to Boise, an amount equal to the excess of the fair market value of the Boise stock on the exercise date over the fair market value of the Boise stock on the grant date. Payment may be made in cash, Boise stock or a combination of cash and stock. The executive compensation committee may grant stock appreciation rights to participants as either freestanding awards or as awards related to stock options. For stock appreciation rights related to an option, the terms and conditions of the grant will be substantially the same as the terms and conditions applicable to the related option, and exercise of either the stock appreciation right or the option will cause the cancellation of the other, unless otherwise determined by the committee. The committee will determine the terms and conditions applicable to awards of freestanding stock appreciation rights. No participant may receive more than 1,500,000 stock appreciation rights in any fiscal year.

  Restricted Stock

        Restricted stock is Boise stock that is transferred or sold by Boise to a participant and that is subject to a substantial risk of forfeiture and to restrictions on sale or transfer for a period of time. The executive compensation committee will determine the amounts, terms and conditions (including the attainment of performance goals) of any grant of restricted stock. Except for restrictions on transfer (and any other restrictions that the committee may impose), participants will have all the rights of a shareholder with respect to the restricted stock. Unless the committee determines otherwise, a participant's termination of employment during the restricted period will result in forfeiture of all shares subject to restrictions. No participant may receive more than 1,500,000 shares of restricted stock in any fiscal year.

  Restricted Stock Units

        Restricted stock units are similar to restricted stock, except that the shares of Boise stock are not issued to the participant until after the end of the restriction period and upon satisfaction of any other applicable conditions. Restricted stock units may also be paid in cash rather than Boise stock or in a combination of cash and stock. No participant may receive more than 1,500,000 restricted stock units in any fiscal year.

  Performance Units

        Performance units, which are the right to receive a payment upon the attainment of specified performance goals, may also be awarded by the executive compensation committee. The committee will establish the applicable performance goals at the time the units are awarded. Payment may be made in cash, Boise stock or a combination of cash and stock, at the committee's discretion. The maximum amount that may be paid to a participant for performance units granted in a single fiscal year is $4,000,000.

  Performance Shares

        Performance shares represent the right to receive a payment at a future date based on the value of the Boise common stock in accordance with the terms of the grant and upon the attainment of specified performance goals. The executive compensation committee shall establish the performance goals and all other terms applicable to the grant. Payment may be made in cash, Boise stock or a combination of cash and stock, at the committee's discretion. No participant may receive more than 1,500,000 performance shares in any fiscal year.

  Annual Incentive Awards

        Annual incentive awards are payments based on the attainment of performance goals specified by the executive compensation committee. Awards are calculated as a percentage of salary, based on the extent to which the performance goals are met during the year, as determined by the committee. Awards are paid in cash, unless the committee determines otherwise.

  Stock Bonuses

        Stock bonus awards, consisting of Boise common stock, may be made at the discretion of the executive compensation committee upon the terms and conditions, if any, determined by the committee.

  Performance Goals

        Awards of restricted stock, performance units, performance shares, annual incentive awards and other awards under the BIPP may be subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code. These goals may include or be based upon, without limitation: sales; gross revenue; gross margins; internal rate of return; cost; ratio of debt to debt plus equity; profit before tax; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; cash flow; free cash flow; net operating profit; net income; net earnings; net sales or net sales growth; price of Boise common stock; return on capital, net assets, equity or shareholders' equity; segment income; market share; productivity ratios; expense targets; working capital targets; or total return to shareholders. Performance goals may be used to measure Boise's performance as a whole or any subsidiary, business unit or segment of Boise, may be adjusted to include or exclude extraordinary items, and may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group, index or other external measure.

  Administration of the Plan

        The BIPP is administered by the executive compensation committee of Boise's board of directors, which consists of two or more independent directors. Boise's board of directors may amend the BIPP at any time and may make adjustments to the BIPP and outstanding options, without shareholder approval, to reflect a stock split, stock dividend, recapitalization, merger, consolidation or other corporate events. Boise's stockholders must approve amendments that:

  •
  change the number of shares subject to the BIPP;

  •
  decrease the grant or exercise price of any stock-based award to less than the fair market value of Boise common stock on the date of grant;

  •
  materially increase the cost of the BIPP to Boise or the benefits to participants; or

  •
  are required by applicable law to be approved by stockholders.

        Boise's board of directors may terminate the BIPP at any time. The BIPP, however, will remain in effect as awards may extend beyond that time in accordance with their terms.

  Change in Control

        A change in control, as defined in the BIPP, will accelerate the vesting of all outstanding awards. This means that, in general, upon a change in control, all outstanding stock options and stock appreciation rights will become fully exercisable; the restriction period applicable to outstanding shares of restricted stock and restricted stock units will lapse and all performance goals will be deemed attained. Upon a change in control, each annual incentive award will be payable at the greater of target or the actual award amount determined by year-to-date performance, in either case prorated for the portion of the performance period completed prior to the change in control.

Federal Income Tax Consequences

        The following discussion covers some of the United States federal income tax consequences with respect to awards that may be granted under the BIPP. It is a brief summary only. Participants should refer to the Internal Revenue Code for a complete statement of all relevant federal tax consequences or discuss the tax consequences with their tax advisor. This summary does not describe state, local or foreign tax consequences of an individual's participation in the BIPP.

  Stock Options

        A participant usually does not realize taxable income upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant will realize ordinary income equal to the difference between the fair market value of the common stock being purchased and the exercise price. Boise will generally be entitled to take a federal income tax deduction in the amount of ordinary income recognized by the participant.

        If a participant exercises a nonqualified stock option and subsequently sells the option shares, any appreciation will be taxed as capital gain in an amount equal to the excess of the sales proceeds for the option shares over the participant's basis in the option shares. The participant's basis in the option shares will generally be the amount paid for the shares plus the amount included in the participant's ordinary income upon exercise.

        In general, a participant granted an incentive stock option has no income tax consequences at the time of grant or exercise (except for purposes of computing liability for alternative minimum tax, if any), and Boise is not entitled to take a deduction. Upon sale of the underlying stock after satisfying applicable holding period requirements, any amount realized in excess of the exercise price paid will be taxed to the participant as capital gain. If the holding periods are not satisfied, the participant will realize ordinary income equal to the difference between the fair market value of the common stock being purchased and the exercise price. Boise will also be entitled to a deduction in the amount of ordinary income realized by the participant.

  Stock Appreciation Rights

        The tax treatment of a stock appreciation right is essentially the same as for a nonqualified stock option. Thus, a participant will realize no income upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, a participant will realize ordinary income equal to the amount of cash and/or the fair market value of the common stock received. Boise will generally be entitled to take a federal income tax deduction in the amount of ordinary income recognized by the participant.

  Restricted Stock

        A participant will not recognize any income upon the receipt of restricted stock unless the participant elects under Section 83(b) of the Internal Revenue Code, within 30 days of receipt, to recognize ordinary income equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to Boise. If the election is not made, then on the date that the restrictions to which the restricted stock are subject are removed, the holder will generally recognize ordinary income in an amount equal to the fair market value of the shares on that date, less any amount paid for the shares. At the time the holder recognizes ordinary income, Boise generally will be entitled to a deduction in the same amount.

        Generally, upon a sale or other disposition of restricted stock with respect to which the holder has previously made a Section 83(b) election or with respect to which the restrictions were previously removed, and the holder has, therefore, recognized ordinary income, the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and the holder's basis in the shares. The holder's basis will generally equal the fair market value of the shares at the time the restrictions were removed or, in the case of a Section 83(b) election, the fair market value of the shares on the date of grant.

  Other

        Upon the payment of an award of restricted stock units, performance shares, or performance units, or an annual incentive award or stock bonus, the participant will recognize ordinary income equal to the amount of cash received and the fair market value of any shares received. Boise generally will be entitled to a federal income tax deduction in the same amount.

Proposed Plan Amendment

        This amendment increases the number of shares of Boise common stock available under the BIPP by 3,200,000 shares (from 2,200,000 to 5,400,000).

        Boise's board of directors believes this amendment is essential to maintain Boise's balanced and competitive total compensation program. After the effective date of the merger, Boise expects to add OfficeMax employees to the pool of participants that are eligible for awards under the BIPP. Without this amendment, Boise would not have sufficient shares available under the BIPP to provide for continued award grants in 2003 and beyond, consistent with the purpose of the BIPP and Boise's normal compensation practices. In order to maintain the continuity and consistency of the program, Boise's board of directors recommends amending the BIPP to authorize additional shares.

        This amendment will not be effective unless it is approved by a majority vote of Boise's stock voting at the meeting, assuming that a quorum is present.

Additional Information

        Each of Boise's nonemployee directors received a stock option grant of 3,000 shares on July 31, 2003, under the BIPP. The grant price was the closing price of Boise common stock on that date which was $24.79 per share. In addition, on July 31, 2003, Boise granted 1,100,838 restricted stock awards and 57,548 restricted stock units to its key managers and executives. These are the only awards Boise has granted under the BIPP to date. Boise cannot determine the number of any other awards under BIPP that will be granted in 2003 to participants. A copy of the BIPP is on file with the SEC.

        Boise's board of directors unanimously recommends that Boise stockholders vote "FOR" approving and adopting the amendment to the 2003 Boise Incentive and Performance Plan authorizing the issuance of additional shares.

BENEFICIAL OWNERSHIP OF BOISE COMMON STOCK

        Set forth below is information regarding Boise common stock owned by (i) those persons owning more than 5% of the outstanding Boise common stock and (ii) directors and executive officers of Boise.

Ownership of More Than 5% of Boise Stock

        The table below describes each person or entity that is the beneficial owner of more than 5% of any class of Boise's voting securities based on the information available to Boise as of July 31, 2003.

	Voting Power		Investment Power
Name and Address of Beneficial Owner					Total Amount of Beneficial Ownership	Percent of Class
	Sole	Shared	Sole	Shared
Common Stock
Dodge & Cox One Sansome St., 35th Floor San Francisco, CA 94104	5,414,516	99,500	5,846,255	—	5,846,255	10.00%
Jennison Associates LLC (1) 466 Lexington Avenue New York, NY 10017	3,937,467	—	—	4,026,967	4,026,967	6.91%
Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers) World Financial Center, North Tower 250 Vesey Street New York, NY 10381	—	4,711,784	—	4,711,784	4,711,784	8.12%
Morgan Stanley and Van Kampen Asset Management, Inc. (investment adviser and wholly owned subsidiary of Morgan Stanley) 1585 Broadway New York, NY 10036	—	5,660,448	—	5,836,259	5,836,259	10.00%
Prudential Financial, Inc. (1) 751 Broad Street Newark, NJ 07102	325,442	3,688,730	325,442	3,801,102	4,126,544	7.1%
Common Stock, and Common Stock Equivalents (2)
State Street Bank and Trust Company 225 Franklin St. Boston, MA 02110	1,329,885	4,726,563	1,430,510	4,727,029	6,157,539	10.56%
Convertible Preferred Stock, Series D (3)
State Street Bank and Trust Company, as Trustee for the Boise Cascade Corporation Employee Stock Ownership Plan (ESOP) 225 Franklin St. Boston, MA 02110	—	4,218,361	—	4,218,361	4,218,361	100%

(1)
According to the Schedule 13G filed by Jennison Associates LLC on February 14, 2003, "The Prudential Insurance Company of America ("Prudential') owns 100% of equity interests of Jennison. As a result,

  Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to Boise Common Stock held by the managed portfolios. Jennison does not file jointly with Prudential, as such, shares of Boise common stock reported on Jennison's Schedule 13G may be included in the shares reported on the Schedule 13G filed by Prudential."

(2)
State Street Bank and Trust Company, as trustee for three of Boise's defined contribution plans and for the Employee Stock Ownership Plan ("ESOP") fund of the Savings and Supplemental Retirement Plan, reported on a Schedule 13G that it was the beneficial owner of 6,157,539 shares of Boise common stock. This represents 2,767,791 shares of the Boise common stock and 4,218,361 shares of the Boise preferred stock that are held by the ESOP. The shares of Boise preferred stock held by the ESOP are convertible into approximately 3,389,748 shares of Boise common stock (using a conversion ratio of 1 share of Boise preferred stock = .80357 common shares). Included in the reported shares were 1,337,281 shares of Boise common stock held by State Street as trustee for Boise's defined contribution plans. These shares represent approximately 2.2% of Boise common stock outstanding as of June 30, 2003. The trustee, subject to participants' instructions, has voting and investment authority for the shares held in Boise's plans and for the ESOP shares. State Street Bank and Trust Company has sole voting power for 1,329,885 shares and sole investment power for 1,430,510 shares not held as trustee for Boise's benefit plans.

(3)
The shares of Boise preferred stock held by the ESOP represent approximately 6.7% of Boise's voting securities outstanding as of June 30, 2003. For further information regarding Boise preferred stock, see footnote 2 above.

Security Ownership of Boise Management

        The following table shows beneficial ownership (as defined by applicable rules for proxy statement reporting purposes) of Boise common stock as of July 31, 2003, by each director, the chief executive officer, the other four most highly compensated executive officers and all directors and executive officers as a group. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares owned by such person. No family relationship exists between any of the directors or executive officers of Boise.

  Directors and Executive Officers

        The directors and executive officers furnished the following information to Boise regarding the shares of its common stock that they beneficially owned on July 31, 2003.

Ownership of Boise Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors (1)
Claire S. Farley	14,428	*
Rakesh Gangwal	16,162	*
Richard R. Goodmanson	10,821	*
Edward E. Hagenlocker	16,118	*
George J. Harad	1,662,317	2.47%
Donald S. Macdonald	13,222	*
Gary G. Michael	16,141	*
A. William Reynolds	34,470	*
Francesca Ruiz de Luzuriaga	17,313	*
Jane E. Shaw	24,038	*
Frank A. Shrontz	19,500	*
Carolyn M. Ticknor	10,500	*
Ward W. Woods	43,217	*
Other Named Executives (2)
Christopher C. Milliken	223,190	*
Theodore Crumley	470,372	*
John W. Holleran	369,217	*
John C. Bender	256,119	*
All directors, nominees for director and executive officers as a group (1)(2)(3)	5,330,025	7.93%

*
Less than 1% of class

(1)
Beneficial ownership for the directors includes all shares held of record or in street name, plus options granted but unexercised under the Director Stock Compensation Plan ("DSCP"), Director Stock Option Plan ("DSOP") and 2003 Boise Incentive and Performance Plan ("BIPP"). The number of shares subject to options under the DSCP included in the beneficial ownership table is as follows: Ms. Farley, 4,928 shares; Ms. Ruiz de Luzuriaga, 3,813 shares; Ms. Shaw, 7,538 shares; and Messrs. Gangwal, 3,662 shares; Goodmanson, 1,321 shares; Hagenlocker, 3,618 shares; Macdonald, 22 shares; Michael, 1,151 shares; Reynolds, 7,970 shares; Woods, 16,717 shares; and directors as a group, 50,740 shares. The number of shares subject to options under the DSOP included in the beneficial ownership table is as follows: Ms. Farley, 6,500 shares; Ms. Ruiz de Luzuriaga, 9,500 shares; Ms. Shaw, 13,500 shares; Ms. Ticknor, 6,500 shares; and Messrs. Gangwal,

  9,500 shares; Goodmanson, 6,500 shares; Hagenlocker, 9,500 shares; Macdonald, 9,000 shares; Michael, 7,500 shares; Reynolds, 13,500 shares; Shrontz, 13,500 shares; Woods, 13,500 shares; and directors as a group, 118,500 shares. The number of shares subject to options under the BIPP included in the beneficial ownership table is as follows: Ms. Farley, 3,000 shares; Ms. Ruiz de Luzuriaga, 3,000 shares, Ms. Shaw, 3,000 shares; Ms. Ticknor, 3,000 shares; and Messrs. Gangwal, 3,000 shares; Goodmanson, 3,000 shares; Hagenlocker, 3,000 shares; Macdonald, 3,000 shares; Michael, 3,000 shares; Reynolds, 3,000 shares; Shrontz, 3,000 shares; Woods, 3,000 shares; and directors as a group, 36,000 shares.

(2)
The beneficial ownership for these executive officers (both Section 16 and non-Section 16 officers) includes all shares held of record or in street name, plus options granted but unexercised under the 1984 Key Executive Stock Option Plan ("KESOP"), interests in shares of common stock held in the Boise Common Stock Fund by the trustee of Boise's Savings and Supplemental Retirement Plan ("SSRP"), a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code and deferred stock units held under the 2001 Key Executive Deferred Compensation Plan. The following table indicates the nature of each executive's stock ownership and also shows the number of shares of Boise preferred stock held in the Employee Stock Ownership Plan ("ESOP") fund of the SSRP which are not included in the beneficial ownership table. The Boise preferred stock is convertible into common stock at a ratio of .80357 common shares for one share of Boise preferred stock.

	Common Shares Owned	Unexercised Option Shares	Deferred Stock Units	Restricted Stock	SSRP (Common Stock)	ESOP (Preferred Stock)
George J. Harad	6,611	1,471,100	34,326	140,300	9,980	834
Christopher C. Milliken	4,600	175,633	10,001	25,700	7,256	1,254
Theodore Crumley	1,247	369,500	3,888	74,200	21,537	794
John W. Holleran	78	292,800	10,866	60,000	5,474	1,237
John C. Bender	132	200,400	15,487	40,100	0	802
All executive officers as a group	17,224	4,193,266	138,719	646,490	98,395	28,850
(3)
Boise executive officers (individually or as a group) do not own more than 1% of Boise preferred stock (held in the ESOP).

BENEFICIAL OWNERSHIP OF OFFICEMAX COMMON SHARES

Security Ownership of Certain Beneficial Owners

        The following table sets forth certain information regarding each person or group known to OfficeMax to beneficially own more than 5% of OfficeMax common shares as of July 30, 2003.

Name and Address of Beneficial Owner (1)	Number of Common Shares Beneficially Owned		Percent of Class
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	6,372,507	(2)	5.1%
Farallon Capital Management, L.L.C. Farallon Partners, L.L.C. One Maritime Plaza, Suite 1325 San Francisco, CA 94111	9,623,900	(3)	7.7%

(1)
Wellington Management Company, LLP filed a Schedule 13G on February 12, 2003 reporting that, in its capacity as an investment adviser, it beneficially owned 6,422,100 OfficeMax common shares, or 5.2% of OfficeMax common shares. Wellington Management Company, LLP has not amended such Schedule 13G as of the date of this joint proxy statement/prospectus as the SEC's rules do not require an amendment at this time. OfficeMax, however, has reason to believe that the information contained in such Schedule 13G is no longer accurate and that Wellington Management Company, LLP no longer meets the requisite 5% ownership threshold required for inclusion in this table.

(2)
Based on information obtained from a Schedule 13G filed on February 7, 2003, by Dimensional Fund Advisors Inc., in its role as investment adviser or manager for four investment companies and certain other trusts and separate accounts. Dimensional Fund Advisors Inc. disclaims beneficial ownership of such securities.

(3)
The information concerning Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C. is based upon a statement on Schedule 13D filed on July 14, 2003. The number of shares includes 4,683,600 shares held by accounts managed by Farallon Capital Management, L.L.C. and 4,940,300 shares held by limited partnerships for which Farallon Partners, L.L.C. is the general partner. Of the 4,940,300 shares held by the limited partnerships, each limited partnership holds shares as follows: Farallon Capital Partners, L.P. — 2,042,000 shares; Farallon Capital Institutional Partners, L.P. — 2,224,900 shares; Farallon Capital Institutional Partners II, L.P. — 279,500 shares; Farallon Capital Institutional Partners III, L.P. — 291,800 shares; and Tinicum Partners, L.P. — 102,100 shares.

  Each limited partnership may be deemed to have shared voting and dispositive power with respect to the shares held by such limited partnership. Farallon Partners, L.L.C., as the general partner of the limited partnerships, may be deemed to have shared voting and dispositive power with respect to the 4,940,300 shares held by the limited partnerships. Farallon Capital Management, L.L.C., as the investment adviser to certain accounts it manages, may be deemed to have shared voting and dispositive power with respect to the 4,683,600 shares held by the managed accounts. David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly, as managing members of both Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., may be deemed to have shared voting and dispositive power with respect to all 9,623,900 shares.

  Each of the foregoing persons and entities disclaims any beneficial ownership of any such shares. The address of each of the limited partnerships, Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. is One Maritime Plaza, Suite 1325, San Francisco, California

  94111. The address of each of the persons who are managing members of both Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C. is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Security Ownership of Management

        The following table sets forth, as to each director and each executive officer of OfficeMax and the directors and executive officers as a group, information regarding the amount and nature of common shares beneficially owned (unless otherwise indicated) at July 30, 2003.

Name	Number of Common Shares Beneficially Owned (1)(2)	Shares Shown in Preceding Column Acquirable Within 60 Days (3)	Percent of Shares Outstanding
Burnett W. Donoho	64,234	18,750	*
Michael Feuer	6,122,063	3,644,582	4.8%
Lee Fisher	12,361	—	*
Edwin J. Holman	3,955	—	*
Michael F. Killeen	49,799	35,000	*
Harold L. Mulet	401,682	369,825	*
Gary J. Peterson	373	485,833	*
Jerry Sue Thornton	46,145	18,750	*
Ryan T. Vero	234,305	222,333	*
Ivan J. Winfield	56,652	18,750	*
Jacqueline F. Woods	12,211	—	*
All executive officers and directors as a group (13 persons)	7,870,635	5,136,782	6.1%

*
Less than 1%.

(1)
The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting power and shares acquirable within 60 days after July 30, 2003. Mr. Feuer disclaims beneficial ownership of the following shares included in the table: 3,225 shares owned by a trust for the benefit of Mr. Feuer's son and 3,000 shares owned by a trust for the benefit of Mr. Feuer's daughter, as to each of which Mr. Feuer's wife is the trustee, and 1,500 shares owned directly by his wife.

(2)
For executive officers includes: (a) interests in OfficeMax's 401(k) Plan and Executive Savings Deferral Plan as of June 30, 2003 with respect to which participants have voting power but no investment power (Mr. Feuer — 5,754 shares; Mr. Peterson — 1,696 shares; Mr. Killeen — 2,542 shares; Mr. Vero — 2,378 shares; and all current executive officers as a group — 16,446 shares); and (b) shares purchased in accordance with the requirements of OfficeMax's Management Share Purchase Plan in connection with the payment of fiscal 2002 bonus amounts on April 10, 2003 (Mr. Feuer — 35,802 shares; Mr. Peterson — 16,844 shares; Mr. Killeen — 10,237 shares; Mr. Mulet — 9,144 shares; Mr. Vero — 7,164 shares; and all current executive officers as a group — 90,451 shares).

(3)
Reflects the number of shares that could be purchased by exercise of stock options available at July 30, 2003, or within 60 days thereafter, under OfficeMax's Equity-Based Award Plan.

DESCRIPTION OF BOISE CAPITAL STOCK

        The following description of the terms of the Boise stock is not meant to be complete and is qualified in its entirety by reference to Boise's restated certificate of incorporation, which is incorporated into this joint proxy statement/prospectus by this reference. See "Additional Information."

        Boise is currently authorized to issue 200,000,000 shares of common stock, par value $2.50 per share, and 10,000,000 shares of preferred stock, no par value per share. As of July 31, 2003, 58,442,728 shares of Boise common stock were outstanding and 4,146,255 shares of Boise preferred stock were outstanding. As of the same date, 3,331,806 shares of Boise common stock were issuable upon the conversion or redemption of Boise preferred stock, 5,412,710 shares of Boise common stock were issuable upon the exercise of purchase contracts which form a part of Boise's Adjustable Conversion-Rate Equity Security Units and 11,287,056 shares of Boise common stock were issuable upon the exercise of outstanding employee or director stock options.

  Dividends

        Subject to provisions of the Delaware General Corporation Law and the preferences of Boise preferred stock, dividends are paid on Boise common stock when and as declared by Boise's board of directors.

  Voting Rights

        Each holder of Boise common stock is entitled to one vote per share on all matters submitted to a vote of Boise common stockholders. Holders of Boise common stock are not entitled to cumulative voting rights.

  Liquidation

        If Boise is liquidated, holders of Boise common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of Boise's liabilities and the preferential rights of any Boise preferred stock that may be outstanding at that time.

  Preemptive Rights

        The holders of Boise common stock do not have any preemptive, conversion or redemption rights by virtue of their ownership of Boise common stock.

  Registrar and Transfer Agent

        Wells Fargo Shareowner Services and U.S. Bank National Association are registrars of Boise common stock. Boise and Wells Fargo Shareowner Services each maintain stock transfer records and act as transfer agents for Boise common stock.

  Rights Plan

        Boise has adopted a rights plan pursuant to which a common stock purchase right is attached to each share of Boise common stock issued before the common stock purchase rights expire or become exercisable, including any shares to be issued to OfficeMax shareholders in connection with the merger. The common stock purchase rights are non-voting and they expire in December 2008. Boise's rights plan is described in the section entitled "Comparison of Rights of Holders of Boise Common Stock and OfficeMax Common Shares."

  Preferred Stock

        Boise's restated certificate of incorporation authorizes Boise's board of directors to issue up to 10,000,000 shares of preferred stock without stockholder approval. Boise's restated certificate of incorporation provides that in the event of liquidation, dissolution or winding up of Boise, any preferences designated by the board of directors with respect to, and any dividends declared on, preferred stock will be payable before any distributions are made to holders of common stock. As of July 31, 2003, the only class of preferred stock outstanding is Boise Convertible Preferred Stock, Series D. Boise's board of directors has designated 6,745,347 shares of preferred stock as Convertible Preferred Stock, Series D.

        Holders of Boise preferred stock are entitled to vote on all matters submitted to a vote of stockholders, voting together with Boise common stockholders as a single class. In the event that Boise defaults in payments due to the preferred stockholders in an amount equal to six quarterly dividends, the preferred stockholders as a class shall have the right to elect three members of the board of directors. Furthermore, Boise's restated certificate of incorporation requires the vote of 66 2/3% of the outstanding Boise preferred stock for amendments to Boise's restated certificate of incorporation or bylaws which adversely affect the rights, powers or preferences of the Boise preferred stockholders and for other events. Boise's restated certificate of incorporation also requires the vote of a majority of the outstanding Boise preferred stock for other specified actions affecting Boise preferred stockholders. Shareholders of OfficeMax should review Boise's restated certificate of incorporation for a detailed description of the rights of Boise preferred stockholders, some of which are superior to the rights of Boise common stockholders.

COMPARISON OF RIGHTS OF HOLDERS OF
BOISE COMMON STOCK AND OFFICEMAX COMMON SHARES

        Upon completion of the merger, OfficeMax shareholders receiving merger consideration in the form of shares of Boise common stock will become Boise stockholders. As Boise is a Delaware corporation, the rights of Boise stockholders are governed by the applicable laws of the State of Delaware, including the Delaware General Corporation Law, and by Boise's restated certificate of incorporation and bylaws. As OfficeMax is an Ohio corporation, the rights of OfficeMax shareholders are governed by the applicable laws of the State of Ohio, including the Ohio Revised Code, and by OfficeMax's second amended and restated articles of incorporation and the code of regulations.

        The following summary discusses and compares some of the material differences between the current rights of Boise stockholders and OfficeMax shareholders under Delaware law and Ohio law and under Boise's restated certificate of incorporation and bylaws and OfficeMax's second amended and restated articles of incorporation and code of regulations, but is not intended to be an exhaustive discussion or comparison of such rights.

        The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Delaware General Corporation Law, the Ohio General Corporation Law other applicable Delaware and Ohio law, Boise's restated certificate of incorporation and bylaws and OfficeMax's second amended and restated articles of incorporation and the code of regulations, as applicable. Copies of Boise's restated certificate of incorporation and bylaws and OfficeMax's second amended and restated articles of incorporation and code of regulations are incorporated by reference herein and will be sent to OfficeMax shareholders, upon request. See "Questions and Answers About the Merger — Whom should I contact if I have questions?"

Authorized Capital Stock

        Boise.    The authorized capital stock of Boise currently consists of 210,000,000 shares of capital stock, consisting of 200,000,000 shares of Boise common stock, $2.50 par value per share, and 10,000,000 shares, without par value, of preferred stock, of which 6,745,347 shares have been designated as Convertible Preferred Stock, Series D.

        OfficeMax.    The authorized capital stock of OfficeMax currently consists of 200,000,000 common shares, without par value, 100,000,000 serial preferred shares, without par value, of which 1,500,000 shares are designated as Series A Participating Cumulative Serial Preferred Shares; and 10,000,000 voting preference shares, without par value.

Number, Classification and Election of Board of Directors

        Boise.    Boise's restated certificate of incorporation provides that Boise's board of directors is to be divided into three classes, each as nearly equal in number as possible, with each director elected for a term expiring at the third succeeding annual meeting of stockholders after such director's election. Boise's restated certificate of incorporation and bylaws provide that the number of directors will be fixed by resolution of the board of directors, but will be no less than three and no more than fifteen members. As of July 31, 2003, Boise's board consisted of 13 directors. Neither Boise's restated certificate of incorporation nor Boise's bylaws permits cumulative voting for the election of directors.

        OfficeMax.    OfficeMax's code of regulations states that the number of directors of OfficeMax is seven, divided into two or more classes as nearly equal in number as possible, with each class of directors serving a staggered term of two years. OfficeMax's code of regulations provides that the number of directors may be increased or decreased by a majority vote of the board or by the vote of a majority of shareholders at a meeting to elect directors at which a quorum is present, so long as the number of directors of any class is not greater or less than the number of any other class by more than one. As of July 31, 2003, OfficeMax's board consisted of eight directors, divided into two classes of four members each.

        Ohio law provides that each shareholder of an Ohio corporation has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied, unless the articles of incorporation of the corporation are amended to eliminate cumulative voting for directors. OfficeMax's second amended and restated articles of incorporation eliminate the rights of shareholders to vote cumulatively in the election of directors.

Removal of Directors

        Boise.    Boise's restated certificate of incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all shares of Boise stock entitled to vote generally in the election of directors, voting together as a single class. These provisions may only be amended by the affirmative vote of at least 80% of the voting power of all the Boise shares entitled to vote generally in the election of directors, voting together as a single class.

        OfficeMax.    Because OfficeMax is an "issuing public corporation" and has a classified board, Ohio law provides that the shareholders of OfficeMax may remove an OfficeMax director only for cause. Ohio law also provides that a director may be removed by order of court if he or she has been found to be of unsound mind or adjudicated a bankrupt.

Newly Created Directorships and Vacancies

        Boise.    Boise's restated certificate of incorporation and bylaws provide that any vacancies on the board or newly created directorships resulting from any increase in the number of directors may be filled solely by the affirmative vote of a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. However, the Delaware General Corporation Law also provides that if the directors then in office constitute less than a majority of the board of directors, upon application by stockholders representing at least 10% of the outstanding shares entitled to vote for those directors, the Delaware Court of Chancery may order a stockholder election of directors to be held.

        OfficeMax.    OfficeMax's code of regulations provides that any vacancies on the board or newly created directorships may be filled by a majority vote of the remaining directors for the remainder of the unexpired term.

Quorum of Directors

        Boise.    Boise's bylaws provide that a quorum is a majority of the total number of directors then constituting the whole board, except as otherwise provided by the restated certificate of incorporation or applicable law.

        OfficeMax.    OfficeMax's code of regulations provide that a quorum is a majority of the whole authorized number of directors, except that a majority of the directors in office constitute a quorum for filling a vacancy on the board.

Annual Meetings

        Boise.    Boise's bylaws provide that the annual meeting of stockholders will be held on such date and time as fixed by the board of directors.

        OfficeMax.    OfficeMax's code of regulations provide that the annual meeting of shareholders shall be held at such date and time during the third, fourth or fifth month following the fiscal year end of OfficeMax in each year as fixed by the board of directors.

Special Meetings

        Boise.    Under Boise's bylaws, special meetings of the stockholders may be called at any time unless otherwise prescribed by statute or by Boise's restated certificate of incorporation by the chairman of the board of directors and shall be called by the chairman of the board of directors or the corporate secretary upon the written request of a majority of the board of directors or a majority of the executive committee of the board of directors.

        OfficeMax.    Under OfficeMax's code of regulations, special meetings of the shareholders may be called upon the written request of the chairman of the board, the president, the directors by action at a meeting, a majority of directors acting without a meeting or the holders of shares entitling them to exercise 25% of the voting power of the shares entitled to vote at the meeting. Ohio law also provides that, in case of the president's death or disability, the vice president of the corporation authorized to exercise the authority of the president has the authority to call special meetings of shareholders.

Quorum of Stockholders/Shareholders

        Boise.    Boise's bylaws provide that the presence in person or by proxy of the holders of a majority of the shares issued, outstanding and entitled to vote at the meeting constitutes a quorum for that meeting, except as otherwise required in Boise's restated certificate of incorporation, bylaws or applicable law.

        OfficeMax.    OfficeMax's code of regulations provides that the presence, in person or by proxy, of holders of shares entitling them to exercise a majority of the voting power constitutes a quorum for that meeting, except as otherwise required by applicable law or OfficeMax's second amended and restated articles of incorporation.

Voting Requirements

        Boise.    Under Boise's bylaws, except as otherwise expressly provided by Boise's restated certificate of incorporation, bylaws or by applicable law, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy (excluding any shares where the holder has expressly indicated that the holder is abstaining from voting on the matter) shall constitute an action of the Boise stockholders. However, Boise's restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding shares of voting stock to approve an amendment of certain articles in the certificate of incorporation. Holders of Boise preferred stock are entitled to vote on all matters submitted to a vote of stockholders, voting together with Boise common stockholders as a single class. In the event that Boise defaults in payments due to the preferred stockholders in an amount equal to six quarterly dividends, the preferred stockholders as a class shall have the right to elect three members of the board of directors. Furthermore, Boise's restated certificate of incorporation requires the vote of 66 2/3% of the outstanding Boise preferred stock for amendments to Boise's restated certificate of incorporation or bylaws which adversely affect the rights, powers or preferences of the Boise preferred stockholders and for other events. Boise's restated certificate of incorporation also requires the vote of a majority of the outstanding preferred stock for other specified actions affecting preferred stockholders. Shareholders of OfficeMax should review Boise's restated certificate of incorporation for a detailed description of the rights of Boise preferred stockholders, some of which are superior to the rights of Boise common stockholders.

        Each share of Boise common stock entitles the holder to one vote on each matter upon which common stockholders have the right to vote. Each share of Boise preferred stock entitles the holder to one vote for each matter submitted to a vote of the Boise stockholders.

        OfficeMax.    OfficeMax's second amended and restated articles of incorporation expressly provide that each OfficeMax common share entitles its holder to one vote on all matters presented to the shareholders. Each OfficeMax voting preference share also entitles its holder to one vote, voting together with the common shares. The serial preferred shares generally do not have voting rights. OfficeMax's second amended and restated articles of incorporation provide for special voting rights for holders of serial preferred and voting preference shares with respect to the election of additional directors in the event certain dividends on such shares are in arrears. In addition, holders of serial preferred and voting preference shares are entitled to a separate vote whenever there is an amendment to the second amended and restated articles of incorporation or code of regulations that would adversely affect the preferences or voting or other rights of such shares.

        OfficeMax's second amended and restated articles of incorporation provide that, except as otherwise provided in the second amended and restated articles of incorporation or code of regulations, any action requiring the approval of the shareholders holding two-thirds of the voting power of OfficeMax or, in cases in which class voting is required, of shareholders holding two-thirds of the voting power of that class, may be taken by the approval of shareholders entitling them to exercise a majority of the voting power of OfficeMax, or of such class or classes, unless the proportion specified by applicable Ohio law cannot be altered by the articles of incorporation.

        Ohio law provides that holders of a particular class of shares of an Ohio corporation are entitled to vote as a separate class if the rights of that class are affected in certain respects by mergers, consolidations or amendments to the articles of incorporation.

Action by Written Consent

        Boise.    Under Boise's restated certificate of incorporation and bylaws, no action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote.

        OfficeMax.    Ohio law provides that any action that may be taken by shareholders of an Ohio corporation at a meeting of shareholders may be taken without a meeting with the unanimous written consent of all shareholders entitled to vote at the meeting.

Rights of Preferred Stockholders/Shareholders

        Boise.    Boise's restated certificate of incorporation authorizes Boise's board of directors to issue up to 10,000,000 shares of preferred stock without stockholder approval. Boise's restated certificate of incorporation provides that in the event of liquidation, dissolution or winding up of Boise, any preferences designated by the board with respect to, and any dividends declared on, preferred stock will be payable before any distributions are made to holders of common stock. As of July 31, 2003, the only class of preferred stock outstanding is Boise Convertible Preferred Stock, Series D. Boise's board of directors has designated 6,745,347 shares of preferred stock as Convertible Preferred Stock, Series D.

        Holders of Boise preferred stock are entitled to vote on all matters submitted to a vote of stockholders, voting together with Boise common stockholders as a single class. In the event that Boise defaults in payments due to the preferred stockholders in an amount equal to six quarterly dividends, the preferred stockholders as a class shall have the right to elect three members of the board of directors. Furthermore, Boise's restated certificate of incorporation requires the vote of 66 2/3% of the outstanding preferred stock for amendments to Boise's certificate of incorporation or bylaws which adversely affect the rights of the preferred stockholders. Shareholders of OfficeMax should review Boise's restated certificate of incorporation for a detailed description of the rights of Boise preferred stockholders, some of which are superior to the rights of Boise common stockholders.

        OfficeMax.    OfficeMax's second amended and restated articles of incorporation authorize OfficeMax's board of directors to issue up to 100,000,000 serial preferred shares and 10,000,000 voting preference shares in multiple series without OfficeMax shareholder approval. OfficeMax's second amended and restated articles of incorporation provide that in the event of liquidation, dissolution or winding up of OfficeMax, any preferences designated by the board with respect to, and any dividends declared on, serial preferred or voting preference shares will be payable before any amounts are paid to holders of common shares. OfficeMax's board of directors has previously designated 1,500,000 serial preferred shares as Series A Participating Cumulative Serial Preferred Shares. No Series A Participating Cumulative Serial Preferred Shares have been issued or are outstanding.

Business Conducted at Stockholders/Shareholders Meetings

        Boise.    Boise's restated certificate of incorporation and bylaws provide that nominations for election to the board of directors at a meeting of stockholders may be made by (i) the board, (ii) by any nominating committee appointed by the board or (iii) by any stockholder of the corporation entitled to vote for the election of directors at the meeting who has also complied with the nomination procedures set forth in Boise's restated certificate of incorporation.

        The bylaws of Boise provide that business to be considered at a meeting of stockholders may be brought (i) by or at the direction of the board of directors, if specified in the notice of the meeting (or any supplement thereto) or (ii) by a stockholder who has complied with the procedures set forth in Boise's bylaws, which are summarized in "Stockholder or Shareholder Proposals for Annual Meetings — Boise."

        OfficeMax.    OfficeMax's code of regulations provides that nominations for election to the board of directors may be made at any annual meeting of shareholders by the board of directors or any shareholder who has complied with the advance notice and other procedures set forth in the code of regulations. Ohio law provides that only those individuals nominated as directors may be elected as directors.

        OfficeMax's code of regulations provides that business to be considered at a meeting of shareholders must be either (i) specified in the notice of meeting, (ii) properly brought before the meeting by the board of directors or (iii) brought before the meeting by a shareholder who has complied with the procedures set forth in OfficeMax's code of regulations.

Amendments of Charter Documents

        Boise.    Under the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to amend Boise's restated certificate of incorporation. In addition, amendments that make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class or altering or changing the powers, preferences or special rights of the shares of such class so as to adversely affect them must be approved by the majority vote of each class of stock affected. Notwithstanding the prior sentence, the number of authorized shares of a class may be increased or decreased (but not below the number of shares then outstanding) without the affirmative vote of each class affected if so provided in the original certificate of incorporation, in any amendment which created said class and was adopted prior to the issuance of shares of said class, or in any amendment authorized by a resolution that was adopted by the affirmative vote of a majority of such class.

        Boise's restated certificate of incorporation provides that specified articles may be adopted, repealed, altered or amended only by the affirmative vote of the holders of at least 80% of the outstanding shares of voting stock, voting together as a single voting class. In addition, Boise's restated certificate of incorporation requires the vote of 66 2/3% of the outstanding preferred stock if the amendment will adversely affect the powers, preferences or rights of the Boise preferred stockholders. Where such action is proposed, directly or indirectly, by or on behalf of an interested stockholder (as defined in Boise's restated certificate of incorporation), it must also be approved by the affirmative vote of a majority of the voting power of all of the outstanding shares of voting stock, voting together as a single class, other than shares held by the interested person; provided, however, that where the action is approved by a majority of the continuing directors (as defined in Boise's restated certificate of incorporation), the affirmative vote of a majority of the voting power of all outstanding shares of voting stock, voting together as a single voting class, shall be required for approval of that action.

        OfficeMax.    To amend an Ohio corporation's articles of incorporation, Ohio law requires the approval of shareholders of the corporation holding two-thirds of the voting power of the corporation or, in cases in which class voting is required, of shareholders of the corporation holding two-thirds of the voting power of that class, unless otherwise specified in the corporation's articles of incorporation. OfficeMax's second amended and restated articles of incorporation specify that the holders of a majority of the voting power of OfficeMax, or, when appropriate, certain classes of OfficeMax shareholders, may amend OfficeMax's second amended and restated articles of incorporation.

Amendments of Bylaws or Code of Regulations

        Boise.    Under Boise's bylaws, the board of directors or the stockholders may adopt, alter, amend or repeal the bylaws of Boise at a meeting of the board of directors or a meeting of the stockholders. In addition, Boise's restated certificate of incorporation requires the vote of 66 2/3% of the outstanding preferred stock if an amendment to Boise's bylaws will adversely affect the powers, preferences or rights of the preferred stockholders.

        OfficeMax.    Ohio law provides that only shareholders of an Ohio corporation have the power to amend and repeal the corporation's code of regulations. OfficeMax's code of regulations requires that these amendments be approved by the affirmative vote of the holders of a majority of the voting power entitled to vote on the matter. Ohio law also provides that any amendment to the code of regulations or the articles of incorporation of a corporation whose directors are classified that would change or eliminate the classification of directors may be adopted by the shareholders only at a meeting expressly held for that purpose by the vote described above and by the affirmative vote of at least a majority of disinterested shares voted on the proposal.

Business Combinations

        Boise.    Under the Delaware General Corporation Law, a majority of the outstanding shares of voting stock is required to approve and adopt a plan of merger or consolidation.

        The Delaware General Corporation Law prohibits a Delaware corporation that has a class of stock which is listed on a national stock exchange or which has 2,000 or more stockholders of record from engaging in a business combination with an interested stockholder (generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock) for three years following the time the stockholder became an interested stockholder, unless: (i) prior to that time the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) at least two-thirds of the outstanding shares not owned by that interested stockholder approve the business combination or (iii) upon becoming an interested stockholder, that stockholder owned at least 85% of the outstanding voting stock (excluding shares owned by persons who are directors and also officers, as well as shares owned by some employee stock plans).

        In addition to the requirements of the Delaware General Corporation Law, Boise's restated certificate of incorporation provides that, subject to various exceptions, a business combination between Boise or any subsidiary and an interested stockholder (as defined in Boise's restated certificate of incorporation) must be approved by a majority of the voting power of all outstanding shares of voting stock held by stockholders, other than an interested stockholder, voting together as single voting class.

        OfficeMax.    Ohio law generally requires approval of mergers, dissolution, dispositions of all or substantially all of an Ohio corporation's assets, and majority share acquisitions and combinations involving issuance of shares representing one-sixth or more of the voting power of the corporation immediately after the consummation of the transaction (other than so-called "parent-subsidiary" mergers) by two-thirds of the voting power of the corporation, unless the articles of incorporation of the corporation specify a different proportion (not less than a majority). OfficeMax's second amended and restated articles of incorporation provide that the vote of a majority of the voting power of OfficeMax is required to approve these actions.

        Chapter 1704 of the Ohio Revised Code prohibits an "interested shareholder" from engaging in a wide range of business combinations (such as mergers and significant asset sales) with an "issuing public corporation" for three years after the date on which a shareholder becomes an interested shareholder (share acquisition date), unless the directors of the corporation approved the transaction or the share purchase by the interested shareholder prior to the share acquisition date. OfficeMax's second amended and restated articles of incorporation expressly provide that Chapter 1704 of the Ohio Revised Code does not apply to OfficeMax.

        Under Section 1701.831 of the Ohio Revised Code, unless the articles of incorporation or code of regulations of an Ohio corporation otherwise provide, any control share acquisition of an issuing public corporation can only be made with the prior approval of the shareholders of the corporation. OfficeMax's second amended and restated articles of incorporation expressly provide that the provisions of Section 1701.831 of the Ohio Revised Code do not apply to OfficeMax.

Rights Plan

        Boise.    Boise entered into a Renewed Rights Agreement, dated September 25, 1997, with First Chicago Trust Company of New York. Pursuant to the Renewed Rights Agreement, which took effect in December 1998, a common stock purchase right is attached to each share of Boise common stock issued before the common stock purchase rights expire or become exercisable, including any shares to be issued to OfficeMax shareholders in connection with the merger. The common stock purchase rights are non-voting and they expire in December 2008.

        The rights become exercisable ten days after a person or group acquires 15% of Boise's outstanding voting securities or ten business days after a person or group commences or announces an intention to commence a tender or exchange offer that could result in the acquisition of 15% of the outstanding voting securities. If the rights become exercisable, each full right entitles the holder to purchase one share of common stock at a purchase price of $175 per share, subject to adjustment. In addition, upon the occurrence of events involving a potential change in control that the board of directors has not approved, the rights may "flip in" and entitle holders to buy common stock, or "flip over" and entitle holders to buy common stock in an acquiring entity, in such an amount that the market value is equal to twice the purchase price. The rights are nonvoting and may be redeemed by Boise for one cent per right at any time before they become exercisable. These rights have anti-takeover effects and are intended to cause substantial dilution to any person or group that attempts to acquire control of Boise on terms not approved by Boise's board of directors.

        OfficeMax.    OfficeMax entered into a Rights Agreement, dated March 17, 2000, with EquiServe, Trust Company, N.A. (formerly known as First Chicago Trust Company of New York). Under the Rights Agreement, a preferred share purchase right is attached to each OfficeMax common share issued before the preferred share purchase rights expire or become exercisable. The preferred share purchase rights are non-voting and expire on the close of business on March 17, 2010.

        The rights become exercisable upon the earlier of such time as OfficeMax learns that a person has become an "acquiring person" (defined as any person who, alone or together with its affiliates and associates, is the beneficial owner of more than 15% of the outstanding OfficeMax common shares) or the close of business on a date designated by OfficeMax's board of directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by any person for outstanding common shares, if upon consummation of such tender or exchange offer such person could be the beneficial owner of more than 15% of the outstanding OfficeMax common shares.

        If the rights become exercisable, each full right entitles the holder to purchase one OfficeMax common share at a purchase price of $30 per share, subject to adjustment. In addition, if a person becomes an acquiring person, the rights may "flip in" and entitle holders to buy common shares or preferred shares if there are insufficient OfficeMax common shares, or "flip over" and entitle holders to buy common stock of a surviving entity in the case of a business combination with an acquiring person, in such an amount that the market value is equal to twice the purchase price. The rights are nonvoting and may be redeemed by OfficeMax for one cent per right at any time before they become exercisable. The rights have certain anti-takeover effects and are intended to cause substantial dilution to any person or group that attempts to acquire control of OfficeMax on terms not approved by OfficeMax's board of directors.

        In connection with the negotiation of the merger agreement, Boise and OfficeMax agreed that OfficeMax's board of directors would amend the OfficeMax Rights Agreement before signing the merger agreement to permit the merger to be completed and to cause the rights to expire immediately before the merger. OfficeMax amended its Rights Agreement on July 13, 2003 to effect such changes.

Dissenters' Rights

        Boise.    Under Delaware law, a dissenting stockholder may seek dissenters' appraisal rights in connection with statutory mergers or consolidations in certain specific situations. Dissenters' appraisal rights are not available to a Delaware corporation's stockholders under Delaware law, however, with respect to shares of common stock that, at the applicable record date: (a) were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers or (b) were held of record by more than 2,000 stockholders, unless the stockholders are required by the terms of the merger or consolidation to accept any consideration other than:

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  shares of stock of the surviving corporation;

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  shares of stock of another listed corporation which are the kind described in clause (a) or (b) above;

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  cash in lieu of fractional shares; or

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  any combination of the consideration described in the first three bullet points.

        OfficeMax.    Under Ohio law, dissenting shareholders of an Ohio corporation are entitled to appraisal rights in connection with:

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  the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of the corporation;

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  certain amendments to the corporation's articles of incorporation;

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  the corporation being merged into or consolidated with another corporation; and

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  any merger, combination or majority share acquisition in which the corporation is the acquiring corporation, if the shareholders of the corporation are entitled to voting rights in connection with such transaction.

        Ohio law provides that a shareholder of an Ohio corporation must deliver a written demand to the corporation not later than ten days after the taking of the vote on the matter giving rise to appraisal rights in order to retain those rights.

Profit Recapture Provision

        OfficeMax.    Section 1707.043 of the Ohio Revised Code applies to OfficeMax. This section provides that if a shareholder disposes of an Ohio corporation's stock for a profit of more than $250,000 within 18 months after announcing an intention to make a proposal to acquire control of the corporation, then the corporation may recover the profit unless the shareholder proves in court that:

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  its sole purpose in making the proposal was to acquire control of the corporation and it had reasonable grounds to believe it would succeed; or

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  it did not make the proposal for the purpose of manipulating the market, increasing its profit or decreasing its loss, and the proposal did not have a material adverse effect on the price or trading volume of the shares of the Ohio corporation.

        Boise.    Delaware law does not have a comparable provision.

Dividends

        Boise.    Delaware law provides that dividends may be paid in cash, property or shares of the corporation's stock. Delaware law provides that a Delaware corporation may pay dividends out of surplus or, in certain circumstances when there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

        OfficeMax.    Ohio law provides that dividends may be paid in cash, property or shares of an Ohio corporation's capital stock. Ohio law provides that an Ohio corporation may pay dividends out of surplus in certain circumstances and must notify the shareholders of the corporation if a dividend is paid out of capital surplus.

Liability of Directors and Officers

        Boise.    Under Delaware law, the personal liability of directors of a Delaware corporation for monetary damages for a breach of fiduciary duty may be eliminated or limited in the corporation's certificate of incorporation. A director's liability cannot, however, be eliminated or limited for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) unlawful payments of dividends or purchases or redemptions of stock or (iv) any transaction from which the director derived an improper personal benefit. Boise's restated certificate of incorporation includes a provision eliminating the personal liability of its directors for monetary damages for any breach of fiduciary duty to the extent permitted under Delaware law.

        OfficeMax.    Ohio law provides no provision limiting the liability of officers, employees or agents of an Ohio corporation. OfficeMax's second amended and restated articles of incorporation also do not contain that type of provision. However, under Ohio law, a director of an Ohio corporation is not liable for monetary damages unless it is proved by clear and convincing evidence that the director's action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

Duties of Directors

        Boise.    Delaware does not have a statutory provision setting forth the standards of conduct governing directors in carrying out their duties. Opinions of the Delaware courts, however, have established that directors of Delaware corporations owe a fiduciary duty to the corporations on whose board they serve and the stockholders of those corporations. Under Delaware law, the fiduciary responsibilities of directors have been said to include a duty of loyalty and a duty of care. The duty of loyalty has been said to require directors to refrain from self-dealing. The Delaware Supreme Court has stated that the duty of care requires "directors.. in managing the corporate affairs. . to use that amount of care which ordinarily careful and prudent men would use in similar circumstances." Later decisions of the Delaware courts have established that directors' liability for a breach of the duty of care is "predicated on concepts of gross negligence."

        A party challenging the decision of a board of directors generally bears the burden of rebutting the applicability of the so-called "business judgment rule." As stated by the Delaware Supreme Court, the business judgment rule is "a presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action was taken in the best interests of the company." The party challenging the decision may overcome the presumption by demonstrating that the directors did not act in good faith or otherwise breached their fiduciary duties in reaching their decision. Where the presumption is not overcome, it has been said that the courts will not generally disturb the business judgment exercised by directors in making their decisions. If the presumption is rebutted, and in some other circumstances, the directors bear the burden of demonstrating the entire fairness of the challenged transaction. Notwithstanding the business judgment rule, Delaware courts may subject directors' conduct to enhanced scrutiny in taking defensive actions in response to a threat to corporate control or approving a transaction resulting in a sale of control.

        OfficeMax.    Ohio law requires a director of an Ohio corporation to perform his or her duties as a director:

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  in good faith;

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  with the care an ordinarily prudent person in a like position would exercise;

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  under similar circumstances; and

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  in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation.

        In determining what a director reasonably believes to be in the best interests of the corporation, the director must consider the interests of the corporation's shareholders and may consider, in his or her discretion, any of the following:

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  the interests of the corporation's employees, suppliers, creditors and customers;

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  the economy of the state and the nation;

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  community and societal considerations; and

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  the long-term and short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

        Ohio law provides that a director will not be found to have violated his or her duties as a director, unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. This standard applies in any action brought against an OfficeMax director, including actions involving or affecting a change or potential change in control of OfficeMax, a termination or potential termination of the director's service to OfficeMax as a director or the director's service in any other position or relationship with OfficeMax.

STOCKHOLDER OR SHAREHOLDER PROPOSALS FOR ANNUAL MEETINGS

Boise

        Boise stockholders who wish to submit a proposal to be included in Boise's 2004 proxy statement must ensure that it is received by Boise no later than November 12, 2003.

        All other proposals to be presented at Boise's 2004 annual meeting must be delivered to Boise's corporate secretary, in writing, no later than January 26, 2004. According to Boise's bylaws, the notice must include:

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  a brief description of the business the stockholder wishes to bring before the meeting and the reasons for conducting the business at the meeting;

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  the stockholder's name and address;

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  the class and number of shares of Boise stock which the stockholder beneficially owns; and

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  any material interest the stockholder has in the business to be brought before the meeting.

OfficeMax

        OfficeMax does not currently expect to hold an annual meeting of shareholders in 2004 because OfficeMax will not be a separate public company after the merger is consummated. If the merger is not consummated and such a meeting is held, OfficeMax shareholders may propose matters to be presented at the 2004 annual meeting of shareholders and may also nominate persons for election as directors as described below.

        OfficeMax's code of regulations requires that proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act for OfficeMax's 2004 annual meeting must be received at OfficeMax headquarters, 3605 Warrensville Center Road, Shaker Heights, Ohio 44122, Attention: Corporate Secretary, no earlier than March 7, 2004, and no later than April 6, 2004. Under OfficeMax's code of regulations, no business may be brought before an annual meeting unless it is specified in the notice of the meeting (which includes shareholder proposals that OfficeMax may be required to include in its 2004 proxy statement pursuant to Rule 14a-8 under the Exchange Act) or is otherwise brought before the meeting by, or at the direction of, OfficeMax's board of directors or by a shareholder entitled to vote who has delivered notice to OfficeMax (containing certain information specified in OfficeMax's code of regulations) not less than 60 or more than 90 days prior to the anniversary date of the preceding year's annual meeting. OfficeMax's 2003 annual meeting was held on June 5, 2003. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the OfficeMax 2004 proxy statement.

        Shareholders interested in submitting a proposal for inclusion in proxy materials for OfficeMax's annual meeting of shareholders in 2004 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received at OfficeMax headquarters, 3605 Warrensville Center Road, Shaker Heights, Ohio 44122, Attention: Corporate Secretary, no later than January 6, 2004.

ADDITIONAL INFORMATION

        Boise and OfficeMax file annual, quarterly and special reports, proxy statements and other information with the SEC. Stockholders and shareholders may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. Stockholders and shareholders also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a web site that contains reports, proxy statements and other information about issuers like Boise and OfficeMax who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Boise filed a registration statement on Form S-4 with the SEC under the Securities Act to register the Boise common stock to be issued pursuant to the merger. This joint proxy statement/prospectus is a part of that registration statement. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information that OfficeMax shareholders and Boise stockholders can find in the registration statement or the exhibits to the registration statement. OfficeMax shareholders and Boise stockholders may obtain copies of the Form S-4, and any amendments thereto, in the manner described above.

        The SEC allows Boise and OfficeMax to incorporate by reference information into this joint proxy statement/prospectus, which means that Boise and OfficeMax can disclose important information to shareholders by referring shareholders to another document filed separately with the SEC. Neither Boise nor OfficeMax incorporate the contents of their websites into this joint proxy statement/prospectus. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below that Boise and OfficeMax have previously filed with the SEC. These documents contain important information about Boise and OfficeMax and their respective business, financial condition and results of operations.

        Boise incorporates by reference into this joint proxy statement/prospectus the documents listed below and any filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this document and before the Boise Meeting.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed on March 4, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed on May 13, 2003;

  •
  Current Report on Form 8-K, as filed on July 14, 2003; and

  •
  The description of Boise's common stock purchase rights, contained in the Form 8-A filed by Boise on November 25, 1998, and any amendment or report filed with the SEC relating to Boise's rights agreement.

        OfficeMax incorporates by reference into this joint proxy statement/prospectus the documents listed below and any filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this document and before the OfficeMax Meeting.

  •
  Annual Report on Form 10-K for the fiscal year ended January 25, 2003, as filed on April 8, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended April 26, 2003, as filed on June 5, 2003;

  •
  Definitive Proxy Statement on Schedule 14A as filed on May 5, 2003;

  •
  Current Reports on Form 8-K, as filed on July 14, 2003; and

  •
  The description of OfficeMax's rights agreement, contained in the Form 8-A filed by OfficeMax on March 20, 2000, and any amendment or report filed with the SEC relating to OfficeMax's rights agreement.

        Documents filed by Boise and incorporated into this joint proxy statement/prospectus by reference are available at www.bc.com, under the Investor Relations section, or by contacting Boise's Corporate Communications Department at (208) 384-7990 or investor@bc.com.

        Documents filed by OfficeMax and incorporated into this joint proxy statement/prospectus by reference are available at www.officemax.com under the "Corporate Information" section or by contacting OfficeMax's Investor Relations Department at (216) 471-6697 or investor@officemax.com.

        Any information contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that information contained in this joint proxy statement/prospectus or in any other subsequently filed incorporated document modifies or supersedes such information. Any information that is modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this joint proxy statement/prospectus.

        Shareholders and stockholders should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus in determining how to vote. Neither Boise nor OfficeMax has authorized anyone to provide you with information that is different from the information contained in, attached to, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [                          ], 2003. Shareholders and stockholders should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to Boise stockholders or OfficeMax shareholders nor the issuance of shares of Boise common stock in connection with the merger shall create any implication to the contrary.

EXPERTS

Boise

        The consolidated financial statements of Boise as of December 31, 2002, and for the year then ended, have been incorporated by reference in this joint proxy statement/prospectus and in the registration statement from Boise's Annual Report on Form 10-K for the year ended December 31, 2002, in reliance upon the report of KPMG LLP, independent auditors, also incorporated by reference in this joint proxy statement/prospectus and in the registration statement, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 financial statements refers to the adoption of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142 effective January 1, 2002.

        The consolidated financial statements of Boise as of December 31, 2001 and 2000, and for each of the years in the two-year period ended December 31, 2001, incorporated by reference in this registration statement, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 29, 2002. These financial statements are incorporated by reference in reliance upon the authority of that firm, at that time, as experts in accounting and auditing.

OfficeMax

        The consolidated financial statements and schedule of OfficeMax, Inc. as of January 25, 2003, and for the one-year period then ended have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the January 25, 2003 financial statements refers to the adoption of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142 effective January 27, 2002.

        The financial statements of OfficeMax, Inc. as of January 26, 2002 and for each of the two years in the period ended January 26, 2002 incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of OfficeMax, Inc. for the year ended January 25, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Annex A

AGREEMENT AND PLAN OF MERGER
Dated as of July 13, 2003,
Among
BOISE CASCADE CORPORATION,
CHALLIS CORPORATION
and
OFFICEMAX, INC.

Location of Defined Terms in Agreement

Term	Location in Agreement
"Additional Cash Percentage"	§2.01(a)
"Additional Cash Election"	§2.01(b)
"affiliate"	§8.03
"Agreement"	Preamble
"Antitrust Laws"	§5.05(b)
"Cash Election Shares"	§2.01(b)
"Certificate of Merger"	§1.03
"Closing"	§1.02
"Closing Date"	§1.02
"Code"	§3.01(j)
"Company"	Preamble
"Company Benefit Plans"	§3.01(j)
"Company Board Designees"	§1.08(a)
"Company Common Shares"	§2.01(a)
"Company Disclosure Letter"	§3.01(b)
"Company Employee Share Options"	§3.01(c)
"Company Employee Share Plans"	§3.01(c)
"Company Material Adverse Effect"	§3.01(a)
"Company Material Contracts"	§3.01(t)
"Company Option Plans"	§3.01(c)
"Company Rights"	§3.01(c)
"Company Rights Agreement"	§3.01(c)
"Company SEC Documents"	§3.01(e)
"Company Series A Preferred Shares"	§3.01(c)
"Company Series B Preferred Shares"	§3.01(c)
"Company Shareholder Approval"	§3.01(k)
"Company Shareholders Meeting"	§5.01(b)
"Company Significant Subsidiary"	§4.02(a)
"Company Subsidiary"	§3.01(a)
"Company Superior Proposal"	§4.02(b)
"Company Takeover Proposal"	§4.02(a)
"Company Voting Preferred Shares"	§3.01(c)
"Confidentiality Agreement"	§5.04
"Consideration"	§2.01(a)
"Contract"	§3.01(d)
"Converted Cash Election Share"	§2.01(c)
"Converted Stock Election Share"	§2.01(c)
"Dissenters' Shares"	§2.06
"DSP"	§3.01(c)
"Effective Time of the Merger"	§1.03
"Election"	§2.01(b)
"Election Deadline"	§2.04(a)
"Election Form"	§2.01(b)
"Environmental Claim"	§3.01(q)
"Environmental Laws"	§3.01(q)
"Environmental Permits"	§3.01(q)
"ERISA"	§3.01(j)
"ESPP"	§3.01(c)
"Exchange Act"	§3.01(d)
"Exchange Agent"	§2.01(b)

"Exchange Fund"	§2.04(b)
"Exchange Ratio"	§2.01(a)
"Filed Company SEC Documents"	§3.01
"Filed Parent SEC Documents"	§3.02
"Form S-4"	§3.01(f)
"GAAP"	§3.01(e)
"Governmental Entity"	§3.01(d)
"Hazardous Materials"	§3.01(q)
"HSR Act"	§3.01(d)
"Indemnified Party"	§5.09(c)
"Intellectual Property"	§3.01(v)
"Joint Proxy Statement"	§3.01(d)
"Knowledge"	§3.01(h)
"Liens"	§3.01(b)
"Losses"	§5.09(c)
"Maximum Premium"	§5.09(b)
"Merger"	Recitals
"MSP"	§3.01(c)
"New Certificates"	§2.04(b)
"No-Election Shares"	§2.01(b)
"NYSE"	§2.01(a)
"OGCL"	§1.01
"Old Certificates"	§2.04(a)
"Options"	§3.01(c)
"Outside Date"	§7.01(b)
"Parent"	Preamble
"Parent Benefit Plans"	§4.01(b)
"Parent Common Stock"	§2.01(a)
"Parent Common Stock Value"	§2.01(a)
"Parent Disclosure Letter"	§3.02(b)
"Parent Employee Stock Options"	§3.02(c)
"Parent Employee Stock Plans"	§3.02(c)
"Parent Material Adverse Effect"	§3.02(a)
"Parent Material Contracts"	§3.02(j)
"Parent Rights"	§3.02(c)
"Parent Rights Agreement"	§3.02(c)
"Parent SEC Documents"	§3.02(e)
"Parent Series D Preferred Stock"	§3.02(c)
"Parent Significant Subsidiary"	§4.03(a)
"Parent Stockholder Approval"	§3.02(m)
"Parent Stockholders Meeting"	§5.01(c)
"Parent Subsidiary"	§3.02(a)
"Parent Superior Proposal"	§4.03(b)
"Parent Takeover Proposal"	§4.03(a)
"Parent Units"	§3.02(c)
"Per Share Cash Consideration"	§2.01(a)
"Per Share Stock Consideration"	§2.01(a)
"Permits"	§3.01(o)
"person"	§8.03

2

"Registration Rights Agreement"	§5.15
"Release"	§3.01(q)
"Restricted Shares"	§2.04(a)
"SEC"	§3.01(d)
"Securities Act"	§3.01(e)
"Shareholder"	§8.03
"Shelf Registration Statement"	§5.15
"Software"	§3.01(v)
"Stock Election Shares"	§2.01(b)
"Stock Number"	§2.01(b)
"Stock Percentage"	§2.01(b)
"Stock-Selected No-Election Shares"	§2.01(c)
"Sub"	Preamble
"subsidiary"	§8.03
"Surviving Corporation"	§1.01
"Surviving Corporation Common Shares"	§2.01(a)
"Tax Returns"	§3.01(n)
"Taxes"	§3.01(n)
"Termination Fee"	§7.02(a)
"Treasury Shares"	§2.01(a)

Exhibit A—Form of Affiliate Letter

3

ii

          AGREEMENT AND PLAN OF MERGER dated as of July 13, 2003 (this "Agreement"), among BOISE CASCADE CORPORATION, a Delaware corporation ("Parent"), CHALLIS CORPORATION, an Ohio corporation and a direct wholly owned subsidiary of Parent ("Sub"), and OFFICEMAX, INC., an Ohio corporation (the "Company").

        WHEREAS the respective Boards of Directors of the Company and Sub have approved, and the Board of Directors of Parent has approved and declared advisable, the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS Parent, Sub and the Company and each of their affiliates intends to treat the Merger as a taxable acquisition of Company Common Shares (as defined below); and

        WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

The Merger

        SECTION 1.01.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio General Corporation Law (the "OGCL"), Sub shall be merged with and into the Company at the Effective Time of the Merger. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights, properties, liabilities and obligations of Sub in accordance with the OGCL.

        SECTION 1.02.    Closing.    Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 9:00 a.m. (Chicago, Illinois time) on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction (or waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Bell, Boyd & Lloyd LLC, 70 West Madison Street, Chicago, Illinois 60602, unless another time, date or place is agreed to in writing by the parties hereto.

        SECTION 1.03.    Effective Time of the Merger.    Upon the Closing, the parties shall file with the Secretary of State of the State of Ohio a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the OGCL and shall make all other filings, recordings or publications required under the OGCL in connection with the Merger. The Merger shall become effective on such date as the Certificate of Merger is duly filed with the Ohio Secretary of State, or on such later date as the parties may agree and specify in the Certificate of Merger (the date the Merger becomes effective being the "Effective Time of the Merger").

        SECTION 1.04.    Effects of the Merger.    The Merger shall have the effects set forth in Section 1701.82 of the OGCL.

        SECTION 1.05.    Articles of Incorporation and Code of Regulations.    (a) The Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        (b) The Code of Regulations of Sub as in effect immediately prior to the Effective Time of the Merger shall be the Code of Regulations of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        SECTION 1.06.    Directors of the Surviving Corporation.    The individuals who are the directors of Sub immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation until thereafter they cease to be directors in accordance with the OGCL and the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

        SECTION 1.07.    Officers of the Surviving Corporation.    The individuals who are the officers of the Company immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation until thereafter they cease to be officers in accordance with the OGCL and the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Shares of the
Constituent Corporations

        SECTION 2.01.    Merger Consideration.    (a) Subject to the terms and conditions of this Agreement, at the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Parent, Sub or any holder of shares of the Company:

          (i) Subject to Sections 2.01(b) and (c) and to Section 2.05, each common share, without par value, of the Company ("Company Common Shares") issued and outstanding immediately prior to the Effective Time of the Merger (other than Company Common Shares held directly or indirectly by the Company ("Treasury Shares"), Dissenters' Shares and Company Common Shares held directly by Parent) will be converted into the right to receive, at the election of each holder thereof, either: (A) a number of fully paid and nonassessable shares of common stock, par value $2.50 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below), together with an equal number of Parent Rights (the "Per Share Stock Consideration"), or (B) the Per Share Cash Consideration. "Exchange Ratio" means $9.00 divided by the Parent Common Stock Value; provided that (x) if the Parent Common Stock Value is less than $21.09, the Exchange Ratio will be 0.4268 for all purposes under this Agreement and (y) if the Parent Common Stock Value is greater than $25.77, the Exchange Ratio shall be 0.3492 for all purposes under this Agreement. "Parent Common Stock Value" means the average closing sale prices for a share of Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source) for each of the ten consecutive trading days ending with the second complete trading day prior to the Closing Date (not counting the Closing Date). The Exchange Ratio shall be calculated to the nearest one-ten thousandth of a share of Parent Common Stock and the Parent Common Stock Value shall be calculated to the nearest one-tenth of one cent. "Consideration" means the Per Share Cash Consideration and the Per Share Stock Consideration. "Per Share Cash Consideration" means $9.00 in cash; provided that if Parent makes the Additional Cash Election (as defined below) and either (I) if the Parent Common Stock Value is greater than $25.77, then the Per Share Cash Consideration shall equal $9.00 in cash plus an amount in cash equal to the Additional Cash Percentage (as defined below) of the amount by which the Parent Common Stock Value multiplied by the Exchange Ratio is greater than $9.00 or (II) if the Parent Common Stock Value is less than $21.09, then the Per Share Cash Consideration shall equal $9.00 in cash less an amount in cash equal to the Additional Cash Percentage of the amount by which $9.00 is more than the Parent Common Stock Value multiplied by the Exchange Ratio. "Additional Cash Percentage" means 14.286% if the Stock Percentage (as defined below) is 65%, 25.000% if the Stock Percentage is 60% and 33.333% if the Stock Percentage is 55%.

          (ii) Each Company Common Share that, immediately prior to the Effective Time of the Merger, is a Treasury Share or is owned directly by Parent will be canceled and retired and will cease to exist, and no exchange or payment will be made therefor.

          (iii) At the Effective Time of the Merger, each common share, without par value, of Sub issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into and become a number of fully paid and nonassessable common shares, without par value, of the Surviving Corporation (the "Surviving Corporation Common Shares") equal to (x) the number of Company Common Shares outstanding immediately prior to the Effective Time of the Merger divided by (y) 1000; provided, however, that to the extent the aggregate number of Surviving Corporation Common Shares into which the common shares of Sub is to be converted pursuant to this Section 2.01(a)(iii) is not a whole number, such number shall be rounded up to the next higher whole number.

        (b) Subject to the allocation procedures set forth in Section 2.01(c), each record holder of Company Common Shares will be entitled (i) to elect to receive shares of Parent Common Stock and Parent Rights for all of the Company Common Shares ("Stock Election Shares") held by such record holder, (ii) to elect to receive cash for all of the Company Common Shares ("Cash Election Shares") held by such record holder or (iii) to indicate that such holder makes no such election for all of the Company Common Shares ("No-Election Shares") held by such record holder, provided, that notwithstanding anything in this Agreement to the contrary, the number of Company Common Shares to be converted into the right to receive the Per Share Stock Consideration in the Merger (the "Stock Number") will equal as nearly as practicable the Stock Percentage of the total number of Company Common Shares outstanding immediately prior to the Effective Time of the Merger. All such elections (each, an "Election") shall be made on a form designed for that purpose by Parent and reasonably acceptable to the Company (an "Election Form"). Any Company Common Shares for which the record holder has not, as of the Election Deadline, properly submitted to the Exchange Agent a properly completed Election Form (excluding any Dissenters' Shares) will be deemed No-Election Shares. All Dissenters' Shares will be deemed Cash Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts. The exchange agent (the "Exchange Agent") will be a bank or trust company in the United States selected by Parent and reasonably acceptable to the Company. "Stock Percentage" means 70%; provided that the Stock Percentage shall mean 65%, 60% or 55% if Parent so elects by written notice delivered to the Company specifying such new Stock Percentage and makes a public announcement of such election in each case not less than ten trading days prior to the date of the Company Shareholders Meeting (the "Additional Cash Election").

        (c) The allocation among the holders of Company Common Shares of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger will be made as follows:

          (i) Number of Stock Election Shares Less Than Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than the Stock Number, then (A) each Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; (B) the Exchange Agent will allocate from among the No-Election Shares, pro rata to the holders of No-Election Shares in accordance with their respective numbers of No-Election Shares, a sufficient number of No-Election Shares so that the sum of such number and the number of

  Stock Election Shares equals as closely as practicable the Stock Number, and each such allocated No-Election Share (each, a "Stock-Selected No-Election Share") will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is equal to or less than the Stock Number, all No-Election Shares will be Stock-Selected No-Election Shares; (C) if the sum of Stock Election Shares and No-Election Shares is less than the Stock Number, the Exchange Agent will allocate from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all No-Election Shares equals as closely as practicable the Stock Number, and each such allocated Cash Election Share (each, a "Converted Cash Election Share") will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; and (D) each No-Election Share and Cash Election Share that is not a Stock-Selected No-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration;

          (ii) Number of Stock Election Shares Greater Than Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than the Stock Number, then (A) each Cash Election Share and No-Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration; (B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares ("Converted Stock Election Shares") so that the difference of (x) the number of Stock Election Shares less (y) the number of the Converted Stock Election Shares equals as closely as practicable the Stock Number, and each Converted Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration; and (C) each Stock Election Share that is not a Converted Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; or

          (iii) Number of Stock Election Shares Equals the Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) equals the Stock Number, then (A) each Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration and (B) each No-Election Share and Cash Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration.

        SECTION 2.02.    Rights as Shareholders; Share Transfers.    At the Effective Time of the Merger, holders of Company Common Shares will cease to be, and will have no rights as, shareholders of the Company, other than the right to receive (a) any dividend or other distribution with respect to such Company Common Shares with a record date occurring prior to the Effective Time of the Merger, (b) pursuant to Section 2.03, any cash in lieu of any fractional share of Parent Common Stock and (c) the Consideration provided under this Article II; provided that in the case of holders of Dissenters' Shares, such shareholders shall have the rights described in Section 2.06 in lieu of any rights to the Consideration. After the Effective Time of the Merger, there will be no transfers of Company Common Shares on the share transfer books of the Company or the Surviving Corporation. If, after the Effective Time of the Merger, any certificates formerly representing Company Common Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

        SECTION 2.03.    Fractional Shares.    Notwithstanding any other provision in this Agreement, no fractional shares of Parent Common Stock or fractional Parent Rights, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of such fractional share interests to which a holder of Company Common Shares would otherwise be entitled under Section 2.01, Parent shall pay to each such former holder of Company Common Shares otherwise entitled to receive Parent Common Stock under Section 2.01 an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all Company Common Shares held at the Effective Time of the Merger by such holder) would otherwise be entitled by (B) the Parent Common Stock Value.

        SECTION 2.04.    Exchange Procedures.    (a) At the time of mailing of the Joint Proxy Statement to holders of record of Company Common Shares entitled to vote at the Company Shareholders Meeting (including holders of Company Common Shares subject to a transfer restriction or a risk of forfeiture in favor of the Company ("Restricted Shares"), Parent will mail, or cause the Exchange Agent to mail, therewith an Election Form and a letter of transmittal (each in customary form) to each such holder. The Company will use its commercially reasonable best efforts to make the Election Form and the Joint Proxy Statement available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Deadline. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., New York City time, on the business day that is two trading days prior to the Closing Date (which date shall be publicly announced by Parent as soon as practicable but in no event less than five trading days prior to the Closing Date) (the "Election Deadline") and accompanied by the certificates representing all the Company Common Shares ("Old Certificates") as to which such Election Form is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or accompanied by an appropriate guarantee of delivery by an eligible organization). The Exchange Agent shall make all computations contemplated by Section 2.01 hereof, and, after the concurrence of the Company (not to be unreasonably withheld), all such computations will be conclusive and binding on the former holders of Company Common Shares absent manifest error. Any Election Form may be revoked, by the holder who submitted such Election Form to the Exchange Agent, only by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned. The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 2.04 for the implementation of the Elections provided for herein as shall be necessary or desirable fully to effect such Elections. Prior to the Effective Time of the Merger, Parent and Sub will enter into an exchange agent and nominee agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.04.

        (b) At or prior to the Effective Time of the Merger, Parent will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of holders of Company Common Shares, certificates representing shares of Parent Common Stock and Parent Rights ("New Certificates") and an amount of cash sufficient to deliver to the holders of Company Common Shares (other than Dissenters' Shares) the aggregate Consideration to which such holders are entitled pursuant to Section 2.01, together with all cash and other property to which such holders may be entitled pursuant to Section 2.02 in respect of dividends and distributions (such New Certificates and cash, together with any dividends or distributions with a record date occurring after the Effective Time of the Merger with respect thereto, being hereinafter referred to as the "Exchange Fund"). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock or fractional Parent Rights. In addition, from time to time as needed after the Effective Time of the Merger, Parent shall deposit or shall cause to be deposited with the Exchange Agent, for addition to the Exchange Fund, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.03. At the time of such deposit, Parent will irrevocably instruct the

Exchange Agent to deliver such Consideration and other cash and property out of the Exchange Fund after the Effective Time of the Merger to the holders of the Company Common Shares (other than Dissenters' Shares) in accordance with this Article II. The Exchange Fund shall not be used for any other purpose.

        (c) The holder of each Old Certificate, upon the later of the Effective Time of the Merger or the surrender by such holder to the Exchange Agent of such Old Certificate, together with the letter of transmittal duly executed by such holder, shall be entitled to receive in exchange for such Old Certificate the Consideration into which the Company Common Shares theretofore represented by such Old Certificate have been converted pursuant to Section 2.01 (together with any applicable cash in lieu of fractional shares and dividends or distributions in respect of such Consideration), and such Old Certificate shall forthwith thereafter be canceled. Until such time as a New Certificate representing Parent Common Stock and Parent Rights is issued to or at the direction of a holder of an Old Certificate entitled to receive Per Share Stock Consideration pursuant to Section 2.01, such Parent Common Stock and Parent Rights shall be deemed not outstanding, and such Parent Common Stock shall not be entitled to vote on any matter. In the event of a transfer of ownership of Company Common Shares that is not registered on the transfer records of the Company, a New Certificate representing the appropriate number of shares of Parent Common Stock and Parent Rights may be issued to a person other than the person in whose name the Old Certificate so surrendered is registered, if such Old Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock and Parent Rights to a person other than the registered holder of such Old Certificate or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable. Each Old Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive, upon exchange as contemplated in this Section 2.04(c), the Consideration into which the Company Common Shares formerly represented by such Old Certificate are converted in the Merger. No interest shall be paid or accrue on any cash payable upon surrender of any Old Certificate.

        (d) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to any former holder of Company Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (e) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any Old Certificate with respect to the shares of Parent Common Stock issuable in exchange therefor under this Article II, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.03, until the holder is entitled to receive, in exchange for such Old Certificate pursuant to Section 2.04(c), the Per Share Stock Consideration represented by such Old Certificate. Subject to applicable law, after the holder of any Old Certificate becomes so entitled to receive the Per Share Stock Consideration, there shall be paid to the holder of the New Certificate representing whole shares of Parent Common Stock and Parent Rights issued in exchange for such Old Certificate, without interest, (i) at the time of such exchange, the amount of any cash payable in lieu of a factional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.03 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to the time of such exchange and a payment date subsequent to the time of such exchange payable with respect to such whole shares of Parent Common Stock.

        (f) Any portion of the Exchange Fund that remains unclaimed by the holders of Old Certificates for twelve months after the Effective Time of the Merger will be returned to Parent. Any holders of

Old Certificates who have not theretofore complied with this Article II thereafter shall look only to Parent for, and, subject to Section 2.04(d), Parent shall remain liable for, payment of their claim for Consideration, cash in lieu of any fractional share interests and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect of each Company Common Share represented by such Old Certificates such holder holds as determined pursuant to this Agreement, in each case without any interest thereon.

        SECTION 2.05.    Anti-Dilution Adjustments.    Should Parent change (or establish a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time of the Merger by way of a split, dividend, combination, recapitalization, exchange of shares or similar transaction with respect to the outstanding Parent Common Stock having a record date preceding the Effective Time of the Merger, the Exchange Ratio will be adjusted appropriately to provide to the holders of Company Common Shares the same economic effect as contemplated by this Agreement prior to such split, dividend, combination, recapitalization, exchange of shares or similar transaction. If any Distribution Date or Business Combination (each as defined in the Company Rights Agreement) occurs under the Company Rights Agreement, or any Distribution Date, Stock Acquisition Date, Section 11(a)(ii) Event, Section 13 Event or Triggering Event (each as defined in the Parent Rights Agreement) occurs under the Parent Rights Agreement, in each case at any time during the period from the date of this Agreement to the Effective Time of the Merger, the Company and Parent shall make such adjustment to the Consideration as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

        SECTION 2.06.    Dissenting Shareholders.    Notwithstanding anything in this Agreement to the contrary, Company Common Shares that are outstanding immediately prior to the Effective Time of the Merger and the holders of which shall have perfected and not withdrawn or lost their dissenters' rights in accordance with Section 1701.85 of the OGCL ("Dissenters' Shares") will be paid for by Parent in accordance with Section 1701.85 of the OGCL; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the fair value of its Company Common Shares under Section 1701.85 of the OGCL, the right of such holder to be paid such fair value of its Company Common Shares shall cease and shall be deemed converted as of the Effective Time of the Merger into the right to receive the Consideration as provided in this Article II. The Company shall give Parent (a) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 1701.85 of the OGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the OGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenters' Shares or offer to settle, or settle, any such demands.

ARTICLE III

Representations and Warranties

        SECTION 3.01.    Representations and Warranties of the Company.    Except as set forth in the Company Disclosure Letter (with specific reference to the relevant sections of the representations and warranties or covenants in this Agreement or disclosure in such a way to make its relevance to the information called for by the representations and warranties or covenants readily apparent) or in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or as otherwise expressly contemplated by this Agreement, the Company represents and warrants to Parent and Sub as follows:

          (a)    Organization, Standing and Corporate Power.    Each of the Company and each of its subsidiaries (each a "Company Subsidiary") is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not (i) have a material adverse effect on the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole (other than effects relating to (A) the office products industry in general, (B) general economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price of Company Common Shares), (C) the Merger, the announcement of this Agreement or the consummation of any transaction contemplated by this Agreement, (D) acts of war, insurrection, sabotage or terrorism or (E) the failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement) or (ii) prevent the Company from performing its obligations under this Agreement (a "Company Material Adverse Effect"). The Company has made available to Parent complete and correct copies of its Second Amended and Restated Articles of Incorporation and Code of Regulations, in each case as amended to the date of this Agreement.

          (b)    Company Subsidiaries.    Section 3.01(b) of the letter from the Company, dated the date of this Agreement, addressed to Parent (the "Company Disclosure Letter") lists each Company Subsidiary and the ownership or interest therein of the Company. All the outstanding shares of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

          (c)    Capital Structure.    The authorized shares of the Company consist of (i) 200,000,000 Company Common Shares, (ii) 100,000,000 serial preferred shares, without par value, of which 1,500,000 shares have been designated as "Series A Participating Cumulative Serial Preferred Shares", without par value (the "Company Series A Preferred Shares") and 2,000,000 shares have been designated as "Series B Serial Preferred Shares", without par value (the "Company Series B Preferred Shares"), and (iii) 10,000,000 voting preference shares, without par value (the "Company Voting Preferred Shares"). The Company Series A Preferred Shares are issuable in connection with the rights to purchase Company Series A Preferred Shares (the "Company Rights") that were issued pursuant to the Rights Agreement dated as of March 17, 2000 (as amended from time to time, the "Company Rights Agreement"), between the Company and

  First Chicago Trust Company of New York. At the close of business on June 27, 2003: (i) 124,505,032 Company Common Shares were outstanding, all of which were validly issued, fully paid and nonassessable; (ii) there were 10,348,937 Treasury Shares; (iii) options to acquire 18,760,975 Company Common Shares ("Company Employee Share Options") from the Company pursuant to the Amended and Restated Equity-Based Award Plan and any other plan or arrangement (other than the ESPP (as defined below)) providing for the grant of options to service providers (including employees, directors and consultants) to the Company or any Company Subsidiary (the "Company Option Plans") were issued and outstanding; (iv) 2,268,759 Company Common Shares were reserved for issuance pursuant to the Company Director Share Plan (the "DSP"), the Company Amended and Restated Management Share Purchase Plan (the "MSP"), the Company Employee Share Purchase Plan (the "ESPP") and the Company 401(k) Savings Plan (the "CSP" and, together with the DSP, the MSP, the ESPP and the Company Option Plans, the "Company Employee Share Plans"); (v) 1,500,000 Company Series A Preferred Shares were reserved for issuance in connection with the Company Rights; (vi) no Company Series B Preferred Shares were issued and outstanding; and (vii) no Company Voting Preference Shares were issued and outstanding. Except as set forth above, at the close of business on June 27, 2003, no shares or other voting securities of the Company were issued, reserved for issuance or outstanding. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company must vote. Except as set forth above, as of the date of this Agreement there are not any options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (collectively, "Options") to which the Company or any Company Subsidiary is a party or by which any of them is bound relating to the issued or unissued shares of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to issue, transfer, grant or sell any shares or other equity interests in, or securities convertible or exchangeable for any shares or other equity interests in, the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such Options. All Company Common Shares that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any Company Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any person other than a Company Subsidiary.

          (d)    Authority; Noncontravention.    The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company has unanimously approved this Agreement and the transactions contemplated by this Agreement, and has resolved to recommend to the Company's shareholders that they give the Company Shareholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or acceleration of any obligation or to loss of any material rights under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, (i) the Second Amended and Restated Articles of Incorporation or Code of Regulations of the Company or the comparable organizational documents of any Company Subsidiary, (ii) any contract, permit, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written (a "Contract"), applicable to the Company or any Company Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and the obtaining of the Company Shareholder Approval and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Company Material Adverse Effect. No consent, approval, order or authorization of, or registration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a joint proxy statement relating to the Company Shareholders Meeting and the Parent Stockholders Meeting (as amended or supplemented from time to time, the "Joint Proxy Statement") and (B) such reports under Section 12 or 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Ohio Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (iv) notifications to the NYSE, (v) those that may be required solely by reason of Parent's or Sub's (as opposed to any other third party's) participation in the Merger and the other transactions contemplated by this Agreement and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under applicable Environmental Laws, (x) as may be required under the laws of any foreign country in which the Company or any Company Subsidiary conducts any business or owns any property or assets or (y) that, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (e)    SEC Documents; Undisclosed Liabilities.    The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 26, 2002 (the "Company SEC Documents"). As of its date, each Company SEC Document complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (other than in the case of registration statements of the Company filed under the Securities Act, in light of the circumstances under which they were made) not misleading, except to the extent that such Company SEC Document has been modified or superseded by a later filed Company SEC Document. The consolidated financial statements of the Company included in the Company's

  (i) annual report on Form 10-K for the fiscal year ended January 25, 2003 and (ii) quarterly report on Form 10-Q for the quarterly period ended April 26, 2003, complied at the time they were filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities incurred in connection with the transactions contemplated by this Agreement or in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Documents, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or the notes thereto which, individually or in the aggregate, would have a Company Material Adverse Effect. None of the Company Subsidiaries is subject to the informational reporting requirements of Section 13 of the Exchange Act.

          (f)    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock and Parent Rights in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to the Company's shareholders and Parent's stockholders or at the time of the Company Shareholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Joint Proxy Statement.

          (g)    Absence of Certain Changes or Events.    From April 26, 2003 to the date of this Agreement, the Company and the Company Subsidiaries taken as a whole have conducted their business only in the ordinary course, and:

              (i)  there has not been any event, change, effect or development which, individually or in the aggregate, would have a Company Material Adverse Effect;

              (ii)  there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of the Company;

             (iii)  there has not been any split, combination or reclassification of any shares of the Company or any issuance or authorization of any issuance of any other securities in exchange or in substitution for shares of the Company;

             (iv)  there has not been any issuance of Company Employee Share Options or Restricted Shares of Company Common Stock; and

             (v)  there has not been (A) any granting by the Company or any Company Subsidiary to any current or former director, officer or divisional vice president of any increase in compensation, bonus, perquisites, incentive payments or other benefits except in the ordinary course of business and consistent with past practice, (B) any granting by the Company or any Company Subsidiary to any such current or former director, officer or divisional vice president of any increase in severance, termination pay or retirement medical benefits, or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, deferred compensation, consulting, severance, change-in-control, termination or indemnification agreement with any such current or former director, officer or divisional vice president.

          (h)    Litigation.    As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, would have a Company Material Adverse Effect, and there is not any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Company or any Company Subsidiary which, individually or in the aggregate, would have a Company Material Adverse Effect. "Knowledge" of a party shall mean knowledge of its executive officers, after due inquiry.

          (i)    Absence of Changes in Benefit Plans.    Since January 25, 2003, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom share, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former officer or director of the Company or any Company Subsidiary.

          (j)    Benefit Plan Compliance.    Except as would not have a Company Material Adverse Effect, all employee benefit, bonus, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom share and vacation plans or programs maintained for the benefit of the current or former employees or directors of the Company or any Company Subsidiary that are sponsored, maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any liability, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (collectively, "Company Benefit Plans"), are in compliance with all applicable requirements of law, including ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). No Company Benefit Plan is subject to Title IV of ERISA. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only material severance agreements or severance policies applicable to the Company or the Company Subsidiaries are the agreements and policies specifically described in Section 3.01(j) of the Company Disclosure Letter. The Company has amended the ESPP to prohibit additional payroll deductions by participants therein after the date hereof.

          (k)    Voting Requirements.    The approval and adoption of this Agreement by the holders of at least a majority of the outstanding Company Common Shares (the "Company Shareholder Approval") is the only vote of the holders of any class or series of shares of the Company necessary to approve or adopt this Agreement and the transactions contemplated by this Agreement.

          (l)    Brokers.    No broker, investment banker, financial advisor or other person, other than Lehman Brothers Inc. and McDonald Investments Inc., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Complete and correct copies of the Company's engagement letters with Lehman Brothers Inc. and McDonald Investments Inc. regarding the transactions contemplated by this Agreement have previously been furnished to Parent.

          (m)    Opinion of Financial Advisor.    The Company has received the opinions of Lehman Brothers Inc. and McDonald Investments Inc., each dated the date of this Agreement, to the effect that, as of such date, the Consideration is fair to the Company's shareholders from a financial point of view.

          (n)    Taxes.    (i) The Company and each Company Subsidiary have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time of the Merger, in each case other than such failures to file that would not have a Company Material Adverse Effect. All such Tax Returns are, or will be at the time of filing, true, complete and correct, other than such failures to be true, complete and correct that would not have a Company Material Adverse Effect.

              (ii)  The Company and each Company Subsidiary have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) or will establish or cause to be established on or before the Effective Time of the Merger an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the Effective Time of the Merger, except where the failure to pay or establish adequate reserves would not have a Company Material Adverse Effect.

             (iii)  No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, in each case other than with respect to such deficiencies or Taxes that would not have a Company Material Adverse Effect. The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1996.

             (iv)  Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

             (v)  Neither the Company nor any Company Subsidiary has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section (c)(1)(A)(ii) of the Code.

             (vi)  For purposes of this Agreement, the following terms shall have the following meanings:

              (A)   "Taxes" shall mean all Federal, state, local and foreign taxes, payments due under any applicable abandoned property, escheat, or similar law and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

              (B)   "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

          (o)    Compliance with Laws.    Neither the Company nor any Company Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and the Company Subsidiaries possess all certificates, franchises, licenses, permits, authorizations and approvals issued to or granted by Governmental Entities (collectively, "Permits") necessary to conduct their respective businesses as such businesses are currently conducted, except for such Permits the lack of possession of which would not have a Company Material Adverse Effect. All such Permits are validly held by the Company or the Company Subsidiaries, and the Company and the Company Subsidiaries have complied in all respects with all terms and conditions thereof, except for such instances where the failure to validly hold such Permits or the failure to have complied with such Permits would not have a Company Material Adverse Effect; and none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Merger, other than such Permits the suspension, modification or nonrenewal of which, individually or in the aggregate, would not have a Company Material Adverse Effect. This Section 3.01(o) shall not apply to ERISA, Taxes or Environmental Law, which are the subject of Sections 3.01(j), 3.01(n) and 3.01(q), respectively.

          (p)    No Excess Parachute Payments.    Other than payments that may be made to the persons listed in Section 3.01(p) of the Company Disclosure Letter, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (q)    Environmental Matters.    Except for such matters that, individually or in the aggregate, would not have a Company Material Adverse Effect:

              (i)  The Company and each of the Company Subsidiaries are, and have been, in compliance with all Environmental Laws, and neither the Company nor any Company Subsidiary has received any (A) communication that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law, (B) written request for information pursuant to any Environmental Law, or (C) notice regarding any requirement that is proposed for adoption or implementation under any Environmental Law and that would be applicable to the operations of the Company or any Company Subsidiary;

              (ii)  (A) the Company and each Company Subsidiary have obtained and are in compliance with all permits, licenses and governmental authorizations pursuant to

    Environmental Law (collectively, "Environmental Permits") necessary for their operations as currently conducted, (B) all such Environmental Permits are valid and in good standing, and (C) neither the Company nor any Company Subsidiary has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

             (iii)  there are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary;

             (iv)  there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any person whose liabilities for such Environmental Claims the Company or any Company Subsidiary has, or may have, retained or assumed, either contractually or by operation of law; and

             (v)  (A) neither the Company nor any Company Subsidiary has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary, and (B) to the Knowledge of the Company, no Environmental Claims are pending against any person whose liabilities for such Environmental Claims the Company or any Company Subsidiary has, or may have, retained or assumed, either contractually or by operation of law.

As used in this Agreement: (A) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, investigations, proceedings or notices of violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (y) the presence or release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law; (B) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, orders, decrees, judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata); (C) "Hazardous Materials" means (y) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law; and (D) "Release" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

          (r)    Rights Agreements.    The Company has taken all necessary action to (i) render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (x) neither Parent nor any of its affiliates is an Acquiring Person (as defined in the Company Rights Agreement), (y) neither a Distribution Date nor a Business Combination (each as defined in the Company Rights Agreement) shall occur by reason of the approval, execution or delivery of this Agreement or the Merger and (z) the Company Rights shall expire immediately prior to the Effective Time of the Merger.

          (s)    Labor Matters.    There are no collective bargaining agreements or other labor union contracts applicable to any employees of the Company or any Company Subsidiary. As of the date of this Agreement, except for such matters that individually or in the aggregate would not have a Company Material Adverse Effect, since July 1, 2002, there has not been any (i) labor dispute, strike, work stoppage or lockout or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any Company Subsidiary, or (ii) unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other comparable Governmental Entity. As of the date of this Agreement, except for such matters that individually or in the aggregate would not have a Company Material Adverse Effect, since July 1, 2002, there has not been any demand for recognition by any labor organization or petition for election pending with the National Labor Relations Board or any other comparable Governmental Entity, and to the Knowledge of the Company, there has been no effort by any labor organization to organize any employees of the Company or any Company Subsidiary into one or more collective bargaining units.

          (t)    Contracts.

              (i)  As of the date hereof, there are no Contracts to which the Company or any Company Subsidiary is a party, or by which any of them is bound, which are or would be required to be filed or listed as an exhibit to the Company SEC Documents (any Contracts so filed or listed or required to be so filed or listed collectively, the "Company Material Contracts") which have not been so filed or listed. There are no Contracts to which the Company or any Company Subsidiary is a party or by which they are bound which contain provisions restricting or limiting the Company's or any Company Subsidiary's ability to compete or otherwise engage in specified lines of business, except for any such restrictions or limitations that individually or in the aggregate would not have a Company Material Adverse Effect.

              (ii)  Neither the Company nor any Company Subsidiary is in default under any Company Material Contract, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default by the Company or any Company Subsidiary or, to the Knowledge of the Company, a default thereunder by any other party thereto, except for any such defaults that individually or in the aggregate would not have a Company Material Adverse Effect.

          (u)    Real Property.

              (i)  Each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not have a Company Material Adverse Effect. All such properties and assets, other than properties and assets in which the Company or any Company Subsidiary has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate would not have a Company Material Adverse Effect.

              (ii)  Each of the Company and the Company Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such matters that individually or in the aggregate would not have a Company Material Adverse Effect. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate would not have a Company Material Adverse Effect.

          (v)    Intellectual Property.

              (i)  The Company or a Company Subsidiary owns or has the valid right to use all patents and patent applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other proprietary rights (collectively, the "Intellectual Property"), used in the business of the Company or a Company Subsidiary as it currently is conducted, except as would not have a Company Material Adverse Effect.

              (ii)  "Software" means any and all: (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned or operated Internet site(s) and (E) all documentation, including user manuals and training materials, relating to any of the foregoing.

             (iii)  All of the Intellectual Property owned by the Company or a Company Subsidiary is free and clear of all Liens, except for Liens that individually or in the aggregate would not have a Company Material Adverse Effect. None of the Intellectual Property owned by the Company or a Company Subsidiary is owned by or registered in the name of any current or former shareholder, director, executive, officer, employee, salesman, agent, customer, representative or contractor of the Company or any Company Subsidiary, nor does any such person have any interest therein or rights thereto, including the right to royalty payments, except for such matters that individually or in the aggregate would not have a Company Material Adverse Effect.

             (iv)  Each material item of Software, which is used by the Company or a Company Subsidiary is either: (A) owned by the Company or a Company Subsidiary, (B) currently in the public domain or otherwise available to the Company or a Company Subsidiary, without the need of a license, lease or consent of any third party, or (C) used under rights granted to the Company or a Company Subsidiary under a written agreement, license or lease from a third party, except as would not have a Company Material Adverse Effect.

          (w)    Transactions with Affiliates.    There are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor of or debtor to, any director or employee of the Company or any Company Subsidiary, other than as part of the normal and customary terms of such persons' employment or service with the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to any transaction or agreement with any director or officer of the Company or any Company Subsidiary except for any such transactions or agreements that individually or in the aggregate would not have a Company Material Adverse Effect.

        SECTION 3.02.    Representations and Warranties of Parent and Sub.    Except as set forth in the Parent Disclosure Letter (with specific reference to the relevant sections of the representations and warranties or covenants in this Agreement or disclosure in such a way to make its relevance to the information called for by the representations and warranties or covenants readily apparent) or in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents") or as otherwise expressly contemplated by this Agreement, Parent and Sub represent and warrant to the Company as follows:

          (a)    Organization, Standing and Corporate Power.    Each of Parent, Sub and each of Parent's subsidiaries (each a "Parent Subsidiary") is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of Parent, Sub and each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not (i) have a material adverse effect on the business, properties, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole (other than effects relating to (A) the office products industry in general or other industries in which the Parent operates in general, (B) general economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price of shares of Parent Common Stock), (C) the Merger, the announcement of this Agreement or the consummation of any transaction contemplated by this Agreement, (D) acts of war, insurrection, sabotage or terrorism or (E) the failure, in and of itself, by Parent to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement) or (ii) prevent Parent or Sub from performing their respective obligations under this Agreement (a "Parent Material Adverse Effect"). Parent has made available to the Company complete and correct copies of its Restated Certificate of Incorporation and By-laws, and the Articles of Incorporation and Code of Regulations of Sub, in each case as amended to the date of this Agreement.

          (b)    Parent Subsidiaries.    Section 3.02(b) of the letter from Parent, dated the date of this Agreement, addressed to the Company (the "Parent Disclosure Letter") lists each Parent Subsidiary and the ownership or interest therein of Parent. All the outstanding shares of capital stock of each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all Liens.

          (c)    Capital Structure.    The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 10,000,000 shares, without par value, of preferred stock, of which 6,745,347 shares have been designated as Convertible Preferred Stock, Series D ("Parent Series D Preferred Stock"). Parent has issued rights to purchase shares of Parent Common Stock (the "Parent Rights") that were issued pursuant to the Renewed Rights Agreement dated as of September 25, 1997 (as amended from time to time, the "Parent Rights Agreement"), between Parent and First Chicago Trust Company of New York. At the close of business on June 30, 2003: (i) 58,313,553 shares of Parent Common Stock and 4,146,255 shares of Parent Series D Preferred Stock were outstanding, all of which were validly issued, fully paid and nonassessable; (ii) no shares of Parent Common Stock were held by Parent in its treasury; (iii) 3,331,806 shares of Parent Common Stock were issuable upon the conversion or redemption of the Parent Series D Preferred Stock; (iv) 5,412,710 shares of Parent Common Stock were issuable upon the exercise of the purchase contracts which form a part of Parent's Adjustable Conversion-Rate Equity Security Units ("Parent Units"); and (v) 8,934,167 shares of Parent Common Stock were issuable upon the exercise of outstanding employee or director stock options (the "Parent Employee Stock Options") that were granted pursuant to any stock plan, program or arrangement of Parent or any Parent Subsidiary (the "Parent Employee Stock Plans"). Except as set forth above, at the close of business on June 30, 2003, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Other than the Parent Units, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent must vote. Except as set forth above, as of the date of this Agreement there are not any Options to which Parent or any Parent Subsidiary is a party or by which any of them is bound relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, or obligating Parent or any Parent Subsidiary to issue, transfer, grant or sell any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such Options. All shares of Parent Common Stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All shares of Parent Common Stock that are subject to issuance pursuant to the Merger, upon issuance pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in any person other than a Parent Subsidiary. As of the date of this Agreement, the authorized shares of Sub consist of 1,000 common shares, without par value, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

          (d)    Authority; Noncontravention.    Parent and Sub have all requisite corporate power and authority to enter into this Agreement and, subject to the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement. The Board of Directors of Parent has unanimously approved and declared advisable this Agreement and the transactions contemplated by this Agreement, and has resolved to recommend to Parent's stockholders that they give the Parent Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, in each case by Parent or by Parent and Sub, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Sub, respectively, and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Sub, respectively, enforceable against each such party in accordance with its terms (subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or acceleration of any obligation or to loss of any material rights under, or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any other Parent Subsidiary under, (i) the Certificate of Incorporation and By-laws of Parent, the Articles of Incorporation and Code of Regulations of Sub, or the comparable organizational documents of any Parent Subsidiary, (ii) any Contract applicable to Parent, Sub or any other Parent Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and the obtaining of the Parent Stockholder Approval and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Parent Material Adverse Effect. No consent, approval, order or authorization of, or registration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other Parent Subsidiary in connection with the execution and delivery of this Agreement by Parent or Sub, as the case may be, or the consummation by Parent or Sub, as the case may be, of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent under the HSR Act, (ii) the filing with the SEC of (A) the

  Form S-4, (B) the Joint Proxy Statement and (C) such reports under Section 12 or 13(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Ohio Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (iv) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock that are to be issued in the Merger to be listed on the NYSE, (v) those that may be required solely by reason of the Company's (as opposed to any other third party's) participation in the Merger and the other transactions contemplated by this Agreement and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under applicable Environmental Laws, (x) as may be required under the laws of any foreign country in which Parent or any Parent Subsidiary conducts any business or owns any property or assets or (y) that, if not obtained or made, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (e)    SEC Documents; Undisclosed Liabilities.    Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2002 (the "Parent SEC Documents"). As of its date, each Parent SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules, policy statements and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (other than in the case of registration statements of Parent filed under the Securities Act, in light of the circumstances under which they were made) not misleading, except to the extent that such Parent SEC Document has been modified or superseded by a later filed Parent SEC Document. The consolidated financial statements of Parent included in Parent's (i) annual report on Form 10-K for the fiscal year ended December 31, 2002 and (ii) quarterly report on Form 10-Q for the quarterly period ended March 31, 2003, complied at the time they were filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities incurred in connection with the transactions contemplated by this Agreement or in the ordinary course of business since the date of the most recent balance sheet included in the Parent SEC Documents, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent or the notes thereto which, individually or in the aggregate, would have a Parent Material Adverse Effect. None of the Parent Subsidiaries is subject to the informational reporting requirements of Section 13 of the Exchange Act.

          (f)    Information Supplied.    None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to the Company's shareholders and Parent's stockholders or at the time of the Company Shareholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement, as the case may be.

          (g)    Absence of Certain Changes or Events.    From March 31, 2003, to the date of this Agreement, Parent and the Parent Subsidiaries taken as a whole have conducted their business only in the ordinary course, and:

              (i)  there has not been any event, change, effect or development which, individually or in the aggregate, would have a Parent Material Adverse Effect;

              (ii)  except for regular dividends not in excess of $0.60 per share of Parent Common Stock per annum and $3.31875 per share of Parent Series D Preferred Stock per annum, in each case with customary record and payment dates, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of capital stock of Parent; and

             (iii)  there has not been any split, combination or reclassification of any capital stock of Parent or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for shares of capital stock of Parent.

          (h)    Litigation.    As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that, individually or in the aggregate, would have a Parent Material Adverse Effect, and there is not any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Parent or any Parent Subsidiary which, individually or in the aggregate, would have a Parent Material Adverse Effect.

          (i)    Absence of Changes in Benefit Plans.    Except for such matters that would not have a Parent Material Adverse Effect, since December 31, 2002, there has not been any adoption or amendment in any material respect by Parent or any Parent Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former officer or director of Parent or any Parent Subsidiary.

          (j)    Contracts.

              (i)  As of the date hereof, there are no Contracts to which Parent or any Parent Subsidiary is a party, or by which any of them is bound, which are or would be required to be filed or listed as an exhibit to the Parent SEC Documents (any Contracts so filed or listed or required to be so filed or listed collectively, the "Parent Material Contracts") which have not been so filed or listed. There are no Contracts to which Parent or any Parent Subsidiary is a party or by which they are bound which contain provisions restricting or limiting Parent's or any Parent Subsidiary's ability to compete or otherwise engage in specified lines of business, except for any such restrictions or limitations that individually or in the aggregate would not have a Parent Material Adverse Effect.

              (ii)  Neither Parent nor any Parent Subsidiary is in default under any Parent Material Contract, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default by the Parent or any Parent Subsidiary or, to the Knowledge of Parent, a default thereunder by any other party thereto, except for any such defaults that individually or in the aggregate would not have a Parent Material Adverse Effect.

          (k)    Real Property.

              (i)  Each of Parent and the Parent Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not have a Parent Material Adverse Effect. All such properties and assets, other than properties and assets in which Parent or any Parent Subsidiary has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate would not have a Parent Material Adverse Effect.

              (ii)  Each of Parent and the Parent Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such matters that individually or in the aggregate would not have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate would not have a Parent Material Adverse Effect.

          (l)    Intellectual Property.

              (i)  Parent or a Parent Subsidiary owns or has the valid right to use all Intellectual Property used in the business of Parent or a Parent Subsidiary as it currently is conducted, except as would not have a Parent Material Adverse Effect.

              (ii)  All of the Intellectual Property owned by Parent or a Parent Subsidiary is free and clear of all Liens, except for Liens that individually or in the aggregate would not have a Parent Material Adverse Effect. None of the Intellectual Property owned by Parent or a Parent Subsidiary is owned by or registered in the name of any current or former shareholder, director, executive, officer, employee, salesman, agent, customer, representative or contractor of Parent or any Parent Subsidiary, nor does any such person have any interest therein or rights thereto, including the right to royalty payments, except for such matters that individually or in the aggregate would not have a Parent Material Adverse Effect.

             (iii)  Each material item of Software, which is used by Parent or a Parent Subsidiary is either: (A) owned by Parent or a Parent Subsidiary, (B) currently in the public domain or otherwise available to Parent or a Parent Subsidiary, without the need of a license, lease or consent of any third party, or (C) used under rights granted to Parent or a Parent Subsidiary under a written agreement, license or lease from a third party, except as would not have a Parent Material Adverse Effect.

          (m)    Voting Requirements.    The approval and adoption of this Agreement by the holders of a majority of a quorum of the outstanding shares of Parent Common Stock and Parent Series D Preferred Stock, voting together as one class (the "Parent Stockholder Approval"), is the only vote of the holders of any class or series of stock of Parent necessary to approve or adopt this Agreement and the transactions contemplated by this Agreement.

          (n)    Brokers.    No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Complete and correct copies of Parent's engagement letter with Goldman, Sachs & Co. regarding the transactions contemplated by this Agreement have previously been furnished to the Company.

          (o)    Opinion of Financial Advisor.    Parent has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, the Consideration is fair to Parent from a financial point of view.

          (p)    Taxes.    (i) Parent and each Parent Subsidiary have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time of the Merger, in each case other than such failures to file that would not have a Parent Material Adverse Effect. All such Tax Returns are, or will be at the time of filing, true, complete and correct, other than such failures to be true, complete and correct that would not have a Parent Material Adverse Effect.

              (ii)  Parent and each Parent Subsidiary have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) or will establish or cause to be established on or before the Effective Time of the Merger an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the Effective Time of the Merger, except where the failure to pay or establish adequate reserves would not have a Parent Material Adverse Effect.

             (iii)  No deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any Parent Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, in each case other than with respect to such deficiencies or Taxes that would not have a Parent Material Adverse Effect. The Federal income Tax Returns of Parent and each Parent Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1993.

             (iv)  Neither Parent nor any Parent Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

          (q)    Compliance with Laws.    Neither Parent nor any Parent Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that, individually or in the aggregate, would not have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries possess all Permits necessary to conduct their respective businesses as such businesses are currently conducted, except for such Permits the lack of possession of which would not have a Parent Material Adverse Effect. All such Permits are validly held by Parent or the Parent Subsidiaries, and Parent and the Parent Subsidiaries have complied in all respects with all terms and conditions thereof, except for such instances where the failure to validly hold such Permits or the failure to have complied with such Permits would not have a Parent Material Adverse Effect; and none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Merger, other than such Permits the suspension, modification or nonrenewal of which, individually or in the aggregate would not have a Parent Material Adverse Effect. This Section 3.02(q) shall not apply to Taxes or Environmental Law, which are the subject of Sections 3.02(p) and 3.02(r), respectively.

          (r)    Environmental Matters.    Except for such matters that individually or in the aggregate would not have a Parent Material Adverse Effect:

              (i)  Parent and each of the Parent Subsidiaries are, and have been, in compliance with all Environmental Laws, and neither Parent nor any Parent Subsidiary has received any (A) communication that alleges that Parent or any Parent Subsidiary is in violation of, or has liability under, any Environmental Law, (B) written request for information pursuant to any Environmental Law or (C) notice regarding any requirement that is proposed for adoption or implementation under any Environmental Law and that would be applicable to the operations of the Parent or any Parent Subsidiary;

              (ii)  (A) Parent and each Parent Subsidiary have obtained and are in compliance with all permits, licenses and governmental authorizations pursuant to Environmental Law necessary for their operations as currently conducted, (B) all such Environmental Permits are valid and in good standing, and (C) neither Parent nor any Parent Subsidiary has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

             (iii)  there are no Environmental Claims pending or, to the Knowledge of Parent, threatened, against Parent or any Parent Subsidiary;

             (iv)  there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Parent or any Parent Subsidiary or against any person whose liabilities for such Environmental Claims Parent or any Parent Subsidiary has, or may have, retained or assumed, either contractually or by operation of law; and

             (v)  (A) neither Parent nor any Parent Subsidiary has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Parent or any Parent Subsidiary, and (B) to the Knowledge of Parent, no Environmental Claims are pending against any person whose liabilities for such Environmental Claims Parent or any Parent Subsidiary has, or may have, retained or assumed, either contractually or by operation of law.

          (s)    Rights Agreements.    Parent has taken all necessary action, if any, to render the Parent Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. As of the Effective Time of the Merger, the Board of Directors of Parent shall have taken all necessary action to cause one Parent Right to be issued with each share of Parent Common Stock issuable to holders of Company Common Shares upon consummation of the Merger pursuant to Article II.

          (t)    Interim Operations of Sub.    Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

          (u)    Ownership of Company Securities.    Neither Parent nor any Parent Subsidiary beneficially owns or exercises control or direction over, nor do they have any rights to acquire, any Company Common Shares or any other securities of the Company.

          (v)    Capital Resources.    Parent will have at the Effective Time of the Merger, sufficient cash to pay the Per Share Cash Consideration.

ARTICLE IV

Covenants Relating to Conduct of Business

        SECTION 4.01.    Conduct of Business.    (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time of the Merger, except as consented to in writing by Parent, the Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and as it is currently proposed to be conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, except as expressly contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Disclosure Letter, or otherwise approved in writing by Parent (such approval not to be unreasonably withheld or delayed in the case of subsections (iv) through (viii) and, to the extent applicable, subsection (ix)) the Company shall not, and shall not permit any Company Subsidiary to:

              (i)  (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its shares (or make any announcement or other public statement of the intention to declare, set aside or pay any such dividends or make any such other distributions), other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (y) split, combine or reclassify any of its shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares or (z) purchase, redeem or otherwise acquire any shares of the Company or shares of any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than purchases in the ordinary course consistent with past practice for distributions pursuant to the CSP, ESPP and the Company's non-qualified deferred compensation plan);

              (ii)  issue, deliver, sell, grant, pledge or otherwise encumber any of its shares, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or make any announcement of the intention to so issue, deliver, sell or grant any such shares, other voting securities, convertible securities, rights, warrants or options (other than (A) as required pursuant to existing agreements with current or former employees, consultants and directors, and Company Benefit Plans (including the Company Employee Share Plans) in effect on the date of this Agreement, (B) contributions and distributions of shares of the Company and rights related to shares of the Company by the Company and the Company Subsidiaries pursuant to Company Benefit Plans (including the Company Employee Share Plans) in the ordinary course of business consistent with past practice, (C) the issuance of Company Common Shares and related rights upon the exercise of Company Employee Share Options outstanding on the date of this Agreement and in accordance with their present terms, (D) the issuance of shares of the Company pursuant to the Company Rights Agreement, (E) the issuance of shares and related rights of the Company pursuant to the DSP to directors as payment for their usual and customary meeting and retainer fees and (F) the grant of up to an additional 200,000 Company Employee Share Options after the date of this Agreement to employees, consultants and directors of the Company and the Company Subsidiaries, and the issuance of Company Common Shares and related rights, upon the exercise thereof;

             (iii)  amend its articles of incorporation, code of regulations or other comparable charter or organizational documents, except for such amendments to its articles of incorporation, code of regulations and other comparable charter or organizational documents (x) required by law or the rules and regulations of the SEC or the NYSE or (y) that do not have an adverse effect on the transactions contemplated by this Agreement;

             (iv)  acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (y) any assets (other than purchases of inventory in the ordinary course of business consistent with past practice), in each case other than (A) any such acquisitions or agreements contemplated by the Company's capital expenditures budget previously provided to Parent by the Company and (B) any such other acquisitions or agreements (not counting any acquisitions or agreements permitted pursuant to clause (A)) with transaction values not in excess of $5,000,000 in the aggregate;

             (v)  sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any personal property (other than sales of inventory or disposals of obsolete assets in the ordinary course of business consistent with past practice) or real property of the Company other than sales, leases, licenses, mortgages or encumbrances (A) for which the Company or any Company Subsidiary had a reserve as of the date of this Agreement, (B) contemplated by the Company's capital expenditures budget previously provided to Parent by the Company or (C) not having a value in excess of $5,000,000 in the aggregate (not counting the value of any such transaction permitted pursuant to clauses (A) or (B));

             (vi)  (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in excess of $5,000,000 in the aggregate, except for (1) short-term borrowings incurred in the ordinary course of business consistent with past practice and (2) refinancings of indebtedness existing as of the date of this Agreement, or (B) make any loans, advances (other than any advances to employees in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other person, other than to any joint venture of the Company or a Company Subsidiary in the ordinary course of business consistent with past practice or to the Company or any direct or indirect wholly owned Company Subsidiary not in excess of $5,000,000 in the aggregate;

            (vii)  except as provided in this Agreement or pursuant to existing employment agreements or as required by applicable laws, (A) increase the compensation payable to its directors, officers and divisional vice presidents employed on the date hereof other than for increases in compensation that do not result in the aggregate compensation expense of the Company as of the date of this Agreement being increased by more than $1,000,000 on an annualized basis, (B) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or any officer or divisional vice president employed on the date hereof of the Company or any Company Subsidiary (other than in accordance with contracts, plans or arrangements as in effect on the date of this Agreement) or (C) establish, adopt, enter into or amend in any material respect or take any action to accelerate any rights or benefits under any collective bargaining agreement or Company Benefit Plan; provided, however, that notwithstanding any other provision of this Agreement, the Company and the Company Subsidiaries may continue to pay bonuses (on such basis and at such levels) consistent with past practice;

           (viii)  without limiting the generality of clause (vii) above, make any amendment to any Company Employee Share Plan as a result of this Agreement or in contemplation of the Merger; or

             (ix)  authorize any of, or commit or agree to take any of, the foregoing actions.

          (b)    Conduct of Business by Parent.    During the period from the date of this Agreement to the Effective Time of the Merger, except as consented to in writing by the Company, Parent shall, and shall cause the Parent Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and as it is currently proposed to be conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, except as expressly contemplated by this Agreement or as set forth in Section 4.01(b) of the Parent Disclosure Letter, or otherwise approved in writing by the Company (such approval not to be unreasonably withheld or delayed in the case of subsections (iv) or (v) and, to the extent applicable, subsection (vi)) Parent shall not, and shall not permit any Parent Subsidiary to:

              (i)  (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (or make any announcement or other public statement of the intention to declare, set aside or pay any such dividends or make any such other distributions), other than dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent and regular annual cash dividends on the Parent Common Stock in an amount not in excess of $0.60 per share per annum and on the Parent Series D Preferred Stock in an amount not in excess of $3.31875 per share per annum, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

              (ii)  issue, deliver, sell, grant, pledge or otherwise encumber any of its shares, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or make any announcement of the intention to so issue, deliver, sell or grant any such shares, other voting securities, convertible securities, rights, warrants or options (other than (A) as required pursuant to existing agreements with current or former employees, consultants and directors, as in effect on the date of this Agreement or any compensation or employee benefit plan or arrangement of Parent or any Parent Subsidiary (including the Parent Employee Stock Plans), as in effect on the date hereof (each a "Parent Benefit Plan"), (B) contributions and distributions of shares of capital stock of Parent and rights related to shares of capital stock of Parent by Parent and the Parent Subsidiaries pursuant to Parent Benefit Plans (including the Parent Employee Stock Plans) in the ordinary course of business consistent with past practice, (C) the issuance of shares of Parent Common Stock upon the exercise of Parent Employee Stock Options outstanding on the date of this

    Agreement and in accordance with their present terms, (D) the issuance of shares of capital stock of Parent pursuant to the Parent Rights Agreement, (E) the grant of additional Parent Employee Stock Options in the ordinary course of business consistent with past practice to employees, consultants and directors of Parent and the Parent Subsidiaries, and the issuance of shares of Parent Common Stock upon the exercise thereof and (F) to the extent not otherwise permitted pursuant to any of clauses (A) through (E) above, the issuance of 1,200,000 shares of Parent Common Stock in the aggregate (not counting any shares of Parent Common Stock issued pursuant to any of clauses (A) through (E) above));

             (iii)  amend the Restated Certificate of Incorporation or By-laws of Parent or the Articles of Incorporation or Code of Regulations of Sub, except for such amendments to such documents (x) required by law or the rules and regulations of the SEC or the NYSE or (y) that do not have an adverse effect on the transactions contemplated by this Agreement;

             (iv)  acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (y) any assets, in each case other than any such acquisitions or agreements (A) in the ordinary course of business consistent with past practice or (B) in one of Parent's three primary existing line of business with transaction values not in excess of $100,000,000 in the aggregate;

             (v)  sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any personal property or real property of Parent other than sales, leases, licenses, mortgages or encumbrances (A) in the ordinary course of business consistent with past practice or (B) not having transaction values in excess of $100,000,000 in the aggregate; or

             (vi)  authorize any of, or commit or agree to take any of, the foregoing actions.

          (c)    Other Actions.    Except as expressly permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any voluntary action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue, or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied.

          (d)    Advice of Changes.    The Company and Parent shall promptly advise the other party orally and in writing of any change or event which, insofar as can reasonably be foreseen, would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

          SECTION 4.02.    No Solicitation by the Company.    (a) The Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or knowingly permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any Company Subsidiary to, (i) solicit, initiate or knowingly encourage the submission of any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) provide any non-public information regarding the Company to any third party or engage in any negotiations or substantive discussions in connection with any Company Takeover Proposal; provided, however, that prior to receipt of the Company Shareholder Approval, the Company may, in response to a Company Takeover Proposal that was not solicited by the Company, provide any non-public information regarding itself to any third party or engage in any negotiations or substantive discussions with such person regarding any Company Takeover Proposal, in each case only if the Company's Board of Directors determines in good faith, after consultation with counsel and its financial advisors, that such actions could result in a Company Superior Proposal. For purposes of this Agreement, "Company Takeover Proposal" means (i) any proposal or offer for a merger, consolidation or other business combination involving the Company or any Company Significant Subsidiary, (ii) any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the outstanding Company Common Shares or (iii) any proposal or offer to acquire in any manner, directly or indirectly, assets of the Company or the Company Subsidiaries representing more than 20% of the consolidated assets of the Company, other than the transactions contemplated by this Agreement. The Company shall, and shall cause each Company Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any Company Subsidiary or any officer, director or employee of or investment banker, attorney, accountant or other advisor or representative of, the Company or any Company Subsidiary, with any parties conducted heretofore with respect to any of the foregoing. For purposes of this Agreement, a "Company Significant Subsidiary" means any Company Subsidiary that constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X of the SEC.

          (b)    Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the approval by such Board of Directors or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, at any time after the date hereof and prior to receipt of the Company Shareholder Approval, (x) in response to a Company Takeover Proposal which was not solicited by the Company, the Board of Directors of the Company may terminate this Agreement and cause the Company to enter into an agreement with respect to any Company Superior Proposal, but only at a time that is after the second day following the Company's delivery to Parent of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal, and (y) the Board of Directors of the Company may withdraw or modify in a manner adverse to Parent its recommendation to the Company's shareholders that they give the Company Shareholder Approval, but only if and to the extent that the Company's Board of Directors determines in good faith, after consultation with counsel and its financial advisors, that failing to take any such action could result in a breach of the fiduciary duties of the Company's Board of Directors. The term "Company Superior Proposal" means a Company Takeover Proposal that the Company's Board of Directors determines in good faith, after consultation with counsel and a financial advisor of nationally recognized reputation and taking into account all relevant material terms of such Company Takeover Proposal and this Agreement (including any changes to this Agreement proposed by Parent in response to a Company Takeover Proposal), is more favorable to the shareholders of the Company than the Merger and the other transactions contemplated by this Agreement.

          (c)    The Company promptly shall advise Parent orally and within 24 hours in writing of the receipt of any Company Takeover Proposal. The Company promptly shall advise Parent of the identity of the person making any such Company Takeover Proposal and of the material terms of any such Company Takeover Proposal and of any changes thereto. The Company promptly shall advise Parent orally and within 24 hours in writing of the commencement of any discussions with any third party or its representatives regarding a Company Takeover Proposal by such third party.

          (d)    Nothing contained in this Section 4.02 or in Sections 5.01 or 5.11 shall prohibit the Company or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to the Company's shareholders if, in the good faith judgment of the Company's Board of Directors after consultation with outside counsel, the failure so to disclose could be inconsistent with its obligations under applicable law.

        SECTION 4.03.    No Solicitation by Parent.    (a) Parent shall not, nor shall it permit any Parent Subsidiary to, nor shall it authorize or knowingly permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, Parent or any Parent Subsidiary to, (i) solicit, initiate or knowingly encourage the submission of any Parent Takeover Proposal, (ii) enter into any agreement with respect to any Parent Takeover Proposal or (iii) provide any non-public information regarding Parent to any third party or engage in any negotiations or substantive discussions in connection with any Parent Takeover Proposal; provided, however, that prior to receipt of the Parent Stockholder Approval, Parent may, in response to a Parent Takeover Proposal that was not solicited by Parent, provide any non-public information regarding itself to any third party or engage in any negotiations or substantive discussions with such person regarding any Parent Takeover Proposal, in each case only if Parent's Board of Directors determines in good faith, after consultation with counsel and its financial advisors, that such actions could result in a Parent Superior Proposal. For purposes of this Agreement, "Parent Takeover Proposal" means (i) any proposal or offer for a merger, consolidation or other business combination involving Parent or any Parent Significant Subsidiary, (ii) any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the outstanding shares of Parent Common Stock or (iii) any proposal or offer to acquire in any manner, directly or indirectly, assets of Parent or the Parent Subsidiaries representing more than 20% of the consolidated assets of Parent, other than the transactions contemplated by this Agreement. Parent shall, and shall cause each Parent Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by Parent, any Parent Subsidiary or any officer, director or employee of or investment banker, attorney, accountant or other advisor or representative of, Parent or any Parent Subsidiary, with any parties conducted heretofore with respect to any of the foregoing. For purposes of this Agreement, a "Parent Significant Subsidiary" means any Parent Subsidiary that constitutes a "significant subsidiary" of Parent within the meaning of Rule 1-02 of Regulation S-X of the SEC.

          (b)    Neither the Board of Directors of Parent nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Company, the adoption and approval by such Board of Directors or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose publicly to approve or recommend, any Parent Takeover Proposal. Notwithstanding the foregoing, at any time after the date hereof and prior to receipt of the Parent Stockholder Approval, (x) in response to a Parent Takeover Proposal which was not solicited by Parent, the Board of Directors of Parent may terminate this Agreement and cause Parent to enter into an agreement with respect to any Parent Superior Proposal, but only at a time that is after the second day following Parent's delivery to the Company of written notice advising the Company that the Board of Directors of Parent is prepared to accept a Parent Superior Proposal, specifying the material terms and conditions of such Parent Superior Proposal and identifying the person making such Parent Superior Proposal, and (y) the Board of Directors of Parent may withdraw or modify in a manner adverse to the Company its recommendation to Parent's stockholders that they give the Parent Stockholder Approval, but only if and to the extent that Parent's Board of Directors determines in good faith, after consultation with counsel and its financial advisors, that failing to take any such action could result in a breach of the fiduciary duties of Parent's Board of Directors. The term "Parent Superior Proposal" means a Parent Takeover Proposal that Parent's Board of Directors determines in good faith, after consultation with counsel and a financial advisor of nationally recognized reputation and taking into account all relevant material terms of such Parent Takeover Proposal and this Agreement (including any changes to this Agreement proposed by the Company in response to a Parent Takeover Proposal), is more favorable to the stockholders of Parent than the Merger and the other transactions contemplated by this Agreement.

          (c)    Parent promptly shall advise the Company orally and within 24 hours in writing of the receipt of any Parent Takeover Proposal. Parent promptly shall advise the Company of the identity of the person making any such Parent Takeover Proposal and of the material terms of any such Parent Takeover Proposal and of any changes thereto. Parent promptly shall advise the Company orally and within 24 hours in writing of the commencement of any discussions with any third party or its representatives regarding a Parent Takeover Proposal by such third party.

          (d)    Nothing contained in this Section 4.03 or in Sections 5.01 or 5.11 shall prohibit Parent or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to Parent's stockholders if, in the good faith judgment of Parent's Board of Directors after consultation with outside counsel, the failure so to disclose could be inconsistent with its obligations under applicable law.

ARTICLE V

Additional Agreements

        SECTION 5.01.    Preparation of Form S-4 and the Joint Proxy Statement; Shareholders Meetings.    (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement shall be included as a prospectus. Each of the Company and Parent shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective for so long as necessary to complete the Merger. The Company shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the holders of the Company Common Shares, and Parent shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the holders of shares of Parent Common Stock and Parent Series D Preferred Stock, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of Parent Common Stock and Parent Rights pursuant to the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Shares and rights to acquire Company Common Shares pursuant to the Company Employee Share Plans as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by Parent, or the Joint Proxy Statement will be made by the Company or Parent, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to the Company copies of all correspondence and filings with the SEC with respect to the Form S-4 and the Joint Proxy Statement. The Company will inform Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will, as promptly as practicable, provide to Parent copies of all correspondence and filings with the SEC with respect to the Joint Proxy Statement. If at any time prior to the Effective Time of the Merger any information relating to the Company or Parent, or any of their respective affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein (in the case of the Joint Proxy Statement, in light of the circumstances under which they were made) not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company and the stockholders of Parent.

        (b)   The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the holders of the Company Common Shares (the "Company Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval. Subject to Section 4.02(b), the Company shall, through its Board of Directors, recommend to its shareholders that they give the Company Shareholder Approval.

        (c)   Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the holders of the shares of Parent Common Stock and Parent Series D Preferred Stock (the "Parent Stockholders Meeting") for the purpose of obtaining the Parent Stockholder Approval. Subject to Section 4.03(b), Parent shall, through its Board of Directors, recommend to its stockholders that they give the Parent Stockholder Approval.

        SECTION 5.02.    Letter of the Company's Accountants.    The Company shall use reasonable best efforts to cause to be delivered to Parent a letter of KPMG LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        SECTION 5.03.    Letter of Parent's Accountants.    Parent shall use reasonable best efforts to cause to be delivered to the Company a letter of KPMG LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        SECTION 5.04.    Access to Information; Confidentiality.    Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, directors, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time of the Merger to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of United States Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter dated as of April 3, 2003, between the Company and Parent (the "Confidentiality Agreement"). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Agreement and (ii) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities laws. Nothing in this Agreement or the Confidentiality Agreement shall in any way limit any party's ability to consult any tax advisor (including a tax advisor independent from all other entities involved in such transactions) regarding the tax treatment or tax structure of such transactions.

        SECTION 5.05.    Reasonable Best Efforts; Notification.    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Each party will consult with counsel for the other parties as to, and will permit such counsel to participate in, any litigation referred to in clause (iii) above. In connection with and without limiting the foregoing, Parent, the Company and their respective Boards of Directors shall (x) take all action necessary so that no takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement and (y) if any takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Notwithstanding any provision to the contrary in this Section 5.05, the Company and its Representatives and Parent and its Representatives shall not be prohibited under this Section 5.05 from taking any action permitted by Section 4.02 or 4.03.

        (b)   Parent agrees not to directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the Company. In furtherance and not in limitation of the other provisions of this Section 5.05, each of Parent and the Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (and to make such other filings as are required under laws in foreign jurisdictions governing antitrust or merger control matters (together with the HSR Act, "Antitrust Laws")) with respect to the Merger as promptly as practicable after the date of this Agreement, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws, and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of required approvals under Antitrust Laws as soon as practicable. Each of Parent and the Company will (x) promptly notify the other party of any written communication to that party from any Governmental Entity located in the United States and, to the extent practicable, outside of the United States and, subject to applicable law, if practicable, permit the other party to review in advance any proposed written communication to any such Governmental Entity and incorporate the other party's reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Merger. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger or the other transactions contemplated by this Agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company shall cooperate in all respects with the other and use its best efforts, including selling, holding separate or otherwise disposing of or conducting its business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective subsidiaries or the conducting of its business in a specified manner, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

        (c)   The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it or contained in this Agreement becoming untrue, unless the failure of any such representation or warranty to be true, individually or in the aggregate, would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        SECTION 5.06.    Rights Agreements.    (a) The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(r)) requested in writing by Parent in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as provided in Section 3.01(r) or as requested in writing by Parent, prior to the Company Shareholders Meeting, the Board of Directors of the Company shall not amend the Company Rights Agreement or redeem the Company Rights.

        (b)   The Board of Directors of Parent shall take all necessary action to cause one Parent Right to be issued with each share of Parent Common Stock issuable to holders of Company Common

Shares upon consummation of the Merger pursuant to Article II. Except as requested in writing by the Company, prior to the Parent Stockholders Meeting, the Board of Directors of Parent shall not amend the Parent Rights Agreement or redeem the Parent Rights.

        SECTION 5.07.    Company Employee Share Options; Restricted Shares.    (a) Prior to the Effective Time of the Merger, the Board of Directors of the Company (or if appropriate, any committee administering the Company Employee Share Plans) shall amend the Company Employee Share Plans and adopt such resolutions to:

              (i)  provide that each Company Employee Share Option granted under the Company Employee Share Plans that is outstanding immediately prior to the Effective Time of the Merger (whether vested or unvested) shall be canceled as of the Effective Time of the Merger in exchange for a lump sum cash payment equal to the product of (I) the excess, if any, of $9.00 over the applicable per share exercise price for such Company Employee Share Option and (II) the number of shares of Company Common Stock subject to each Company Employee Share Option;

              (ii)  vest and make fully exercisable or transferable, as the case may be, all Company Employee Share Options and Restricted Shares; and

             (iii)  make such other changes to the Company Employee Share Plans and Company Employee Share Options as it deems appropriate to give effect to the Merger.

        (b)   All cash amounts payable under Section 5.07(a) shall be subject to any required tax withholdings and shall be paid without interest as soon as practicable following the Effective Time of the Merger.

        (c)   Parent and the Company shall take all reasonable steps as may be required to cause the acquisition of Parent Common Stock or dispositions of Company equity securities (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company, or who is or will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the Interpretive Letter dated January 12, 1999, issued by the SEC related to Rule 16b-3.

        SECTION 5.08.    Benefit Plans.    (a) Maintenance of Benefits. During the period from the Effective Time of the Merger until December 31, 2004, Parent shall provide, or cause to be provided, to employees of the Company or the Company Subsidiaries (A) salary and incentive opportunities that are each no less favorable than that provided to such employees by the Company or the Company Subsidiaries prior to the Effective Time of the Merger, (B) employee benefits that are no less favorable than those provided to such employees by the Company or the Company Subsidiaries prior to the Effective Time and (C) equity-based or equity-related compensation on a basis no less favorable than that provided to substantially similar employees of Parent or the Parent Subsidiaries who are employed in the Business Solutions division of Parent or the Parent Subsidiaries.

        (b)    Maintenance of Employment Agreements.    From and after the Effective Time of the Merger, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms (as in effect immediately prior to the Effective Time of the Merger) all the Company's employment, retention, severance and termination agreements; provided, that upon the request of Parent the Company shall reasonably cooperate with Parent (i) in Parent's efforts to satisfy retention and integration objectives and (ii) in Parent's efforts to minimize any potential excise taxes.

        (c)    Service.    With respect to any benefit plan maintained by Parent or any Parent Subsidiary (including any severance plan or policy) in which employees of the Company or the Company Subsidiaries participate, for all purposes other than for benefit accrual purposes under a defined benefit plan, including determining eligibility to participate, level of benefits and vesting, service with the Company or any Company Subsidiary (or any predecessor employer of an employee of the Company or any Company Subsidiary, to the extent service with such predecessor employer is recognized by the Company or the applicable Company Subsidiary) shall be treated as service with Parent or the Parent Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

        (d)    Pre-Existing Conditions, Co-Payments and Deductibles.    For purposes of each benefit plan of Parent or the Parent Subsidiaries in which employees of the Company or the Company Subsidiaries participate, Parent and the Parent Subsidiaries shall cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of such plans to be waived for employees of the Company and the Company Subsidiaries and their covered dependents (other than limitations or waiting periods that are already in effect with respect to such employees and dependents and that have not been satisfied as of the date such employees and dependents commence participation in such benefit plans of Parent and the Parent Subsidiaries). Parent and the Parent Subsidiaries shall give full credit for all co-payments and deductibles to the extent satisfied in the plan year in which the Effective Time of the Merger occurs (or the year in which employees of the Company and the Company Subsidiaries and their dependents commence participation in the benefit plans of Parent and the Parent Subsidiaries, if later) as if there had been a single continuous employer.

        (e)   Notwithstanding anything to the contrary in this Agreement, the Company may, after the date of this Agreement, take all actions necessary or appropriate to implement the programs and arrangements described in Section 5.08(e) of the Company Disclosure Letter without violation of any provision of this Agreement, including Section 4.01.

        SECTION 5.09.    Indemnification.    (a) Parent shall, and shall cause the Surviving Corporation to, jointly and severally, honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time of the Merger to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company's Second Amended and Restated Articles of Incorporation, Code of Regulations, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of such Second Amended and Restated Articles of Incorporation, Code of Regulations and individual indemnity agreements from the Effective Time of the Merger until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

        (b)   For a period of six years after the Effective Time of the Merger, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or before the Effective Time of the Merger; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

        (c)   From and after the Effective Time of the Merger, to the fullest extent permitted by law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, "Losses"), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time of the Merger in connection with such Indemnified Party's duties as an officer or director of the Company or any Company Subsidiary, including in respect to this Agreement, the Merger and the other transactions contemplated by this Agreement; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 5.09(c) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a material breach of this Agreement or (ii) criminal conduct.

        SECTION 5.10.    Fees and Expenses.    Except as provided in Section 7.02, all fees and expenses, including any fees payable to any broker, investment banker, counsel or financial advisor, incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing the Joint Proxy Statement and the filing fee under the HSR Act shall be shared equally by Parent and the Company.

        SECTION 5.11.    Public Announcements.    Other than with respect to any action taken pursuant to Section 4.02(b) or 4.03(b), Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements (other than routine employee communications) with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or the NYSE.

        SECTION 5.12.    Affiliates.    Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of the Company, "affiliates" of the Company (including all directors of the Company) for purposes of Rule 145 under the Securities Act. The Company shall use reasonable best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit A.

        SECTION 5.13.    NYSE Listing.    Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and pursuant to the Company Employee Share Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

        SECTION 5.14.    Transfer Taxes.    All stock transfer, share transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company out of its own funds.

        SECTION 5.15.    Registration Rights Agreement/Shelf Registration Statement.    Simultaneously with the execution and delivery of this Agreement, Parent has executed and delivered to Shareholder a registration rights agreement (the "Registration Rights Agreement") which provides for a shelf registration statement (the "Shelf Registration Statement") to be filed with the SEC with respect to any shares of Parent Common Stock Shareholder will hold after Closing. Parent shall use reasonable best efforts to cause the Shelf Registration Statement to be declared effective as provided in the Registration Rights Agreement at or prior to Closing.

        SECTION 5.16.    Notice of Labor Issues.    The Company shall promptly notify Parent of any (i) material labor dispute, strike, work stoppage or lockout by or with respect to any group of employees of the Company or any Company Subsidiary, (ii) material unfair labor practice charge or complaint against the Company or any Company Subsidiary pending before the National Labor Relations Board or any other comparable Governmental Entity or (iii) material effort by any labor organization to organize any group of employees of the Company or any Company Subsidiaries into one or more collective bargaining units, in each case to the extent occurring during the period from after the date of this Agreement until the Effective Time of the Merger.

ARTICLE VI

Conditions Precedent

        SECTION 6.01.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or its waiver on or prior to the Closing Date of the following conditions:

          (a)    Shareholder Approvals.    Each of the Company Shareholder Approval and the Parent Stockholder Approval shall have been obtained.

          (b)    NYSE Listing.    The shares of Parent Common Stock issuable to the Company's shareholders and employees pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (c)    Antitrust.    The waiting period (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any other Antitrust Laws, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.

          (d)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

          (e)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or "blue sky" authorizations necessary to issue the shares of Parent Common Stock and Parent Rights pursuant to this Agreement.

        SECTION 6.02.    Conditions to Obligations of Parent and Sub.    The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date); provided, however, that the foregoing condition shall be deemed satisfied unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would result in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c)    Absence of Company Material Adverse Effect.    Except as set forth in the Company Disclosure Letter, there shall not have occurred since the date of this Agreement any event, change, effect or development which, individually or in the aggregate, would have a Company Material Adverse Effect.

        SECTION 6.03.    Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date); provided, however, that the foregoing condition shall be deemed satisfied unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would result in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (b)    Performance of Obligations of Parent and Sub.    Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c)    Absence of Parent Material Adverse Effect.    Except as set forth in the Parent Disclosure Letter, there shall not have occurred since the date of this Agreement any event, change, effect or development which, individually or in the aggregate, would have a Parent Material Adverse Effect.

          (d)    Shelf Registration Statement.    The Shelf Registration Statement shall have been declared effective by the SEC as of the Closing.

ARTICLE VII

Termination, Amendment and Waiver

        SECTION 7.01.    Termination.    This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after the Company Shareholder Approval or the Parent Stockholder Approval:

          (a)   by mutual written consent of Parent, Sub and the Company;

          (b)   by either Parent or the Company:

              (i)  if, at a duly held shareholders meeting of the Company or any adjournment thereof at which the Company Shareholder Approval is voted upon, the Company Shareholder Approval shall not have been obtained;

              (ii)  if, at a duly held stockholders meeting of Parent or any adjournment thereof at which the Parent Stockholder Approval is voted upon, the Parent Stockholder Approval shall not have been obtained;

             (iii)  if the Merger shall not have been consummated on or before January 31, 2004 (as may be extended pursuant to the proviso below, the "Outside Date"), unless the failure to consummate the Merger is the result of a wilful, material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that (x) the Company may extend such date to March 31, 2004, if at the initial Outside Date the only condition in Sections 6.01 and 6.02 not satisfied or waived by Parent (other than any condition that by its nature is to be fulfilled at Closing) is the condition set forth in Section 6.01(c) and (y) the Parent may extend such date to March 31, 2004, if at the initial Outside Date the only condition in Sections 6.01 and 6.03 not satisfied or waived by the Company (other than any condition that by its nature is to be fulfilled at Closing) is the condition set forth in Section 6.01(c);

             (iv)  if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

             (v)  in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) (in the case of Parent) or Section 6.03(a) or 6.03(b) (in the case of the Company), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition as described in clause (A) above);

          (c)   by either (i) Parent in the event that any condition to its obligation to effect the Merger set forth in Section 6.02 is not capable of being satisfied prior to the Outside Date, or (ii) the Company in the event that any condition to its obligation to effect the Merger set forth in Section 6.03 is not capable of being satisfied prior to the Outside Date;

          (d)   by the Company, if the Board of Directors of the Company shall have approved, and the Company shall concurrently with such termination enter into, a definitive agreement providing for the implementation of the transactions contemplated by a Company Superior Proposal; provided, however, that (i) such Company Takeover Proposal was not solicited by the Company, (ii) the Company has complied with the second sentence of Section 4.02(b) and (iii) no termination pursuant to this Section 7.01(d) shall be effective unless the Company shall simultaneously make the payment required by Section 7.02(a);

          (e)   by Parent, if the Board of Directors of Parent shall have approved, and Parent shall concurrently with such termination enter into, a definitive agreement providing for the implementation of the transactions contemplated by a Parent Superior Proposal; provided, however, that (i) such Parent Takeover Proposal was not solicited by Parent, (ii) Parent has complied with the second sentence of Section 4.03(b) and (iii) no termination pursuant to this Section 7.01(e) shall be effective unless Parent shall simultaneously make the payment required by Section 7.02(b);

          (f)    by Parent, if the Company's Board of Directors shall have (i) withdrawn or modified in a manner adverse to Parent its recommendation to the Company's shareholders that they give the Company Shareholder Approval or (ii) approved or recommended any Company Takeover Proposal; or

          (g)   by the Company, if Parent's Board of Directors shall have (i) withdrawn or modified in a manner adverse to the Company its recommendation to Parent's stockholders that they give the Parent Stockholder Approval or (ii) approved or recommended any Parent Takeover Proposal.

        SECTION 7.02.    Effect of Termination.    (a) In the event that (i) any person makes a Company Takeover Proposal that shall not have been withdrawn on the date of the Company Shareholders Meeting and thereafter this Agreement is terminated pursuant to Section 7.01(b)(i) and within twelve months of the date of such termination the Company enters into an agreement providing for, or consummates, such Company Takeover Proposal, (ii) any person makes a Company Takeover Proposal, this Agreement is terminated pursuant to Section 7.01(f) and within twelve months of the date of such termination the Company enters into an agreement providing for, or consummates, such Company Takeover Proposal, (iii) this Agreement is terminated by the Company pursuant to Section 7.01(d) or (iv) this Agreement is terminated by Parent pursuant to Section 7.01(b)(v) and within twelve months of the date of such termination the Company enters into an agreement providing for, or consummates, a Company Takeover Proposal involving any person or an affiliate thereof with whom the Company had negotiations, or to whom the Company provided non-public information, with respect to such Company Takeover Proposal after the date of this Agreement and prior to such termination, then the Company shall pay to Parent a fee of $45,000,000 (the "Termination Fee"), which amount shall be payable by wire transfer of same day funds, in the case of the foregoing clause (i), (ii) or (iv), on the date of the consummation of such Company Takeover Proposal, and in the case of clause (iii), on the date of termination of this Agreement.

          (b)   In the event that (i) any person makes a Parent Takeover Proposal that shall not have been withdrawn on the date of the Parent Stockholders Meeting and thereafter this Agreement is terminated pursuant to Section 7.01(b)(ii) and within twelve months of the date of such termination Parent enters into an agreement providing for, or consummates, such Parent Takeover Proposal, (ii) any person makes a Parent Takeover Proposal, this Agreement is terminated pursuant to Section 7.01(g) and within twelve months of the date of such termination Parent enters into an agreement providing for, or consummates, such Parent Takeover Proposal, (iii) this Agreement is terminated by Parent pursuant to Section 7.01(e) or (iv) this Agreement is terminated by the Company pursuant to Section 7.01(b)(v) and within twelve months of the date of such termination Parent enters into an agreement providing for, or consummates, a Parent Takeover Proposal involving any person or an affiliate thereof with whom Parent had negotiations, or to whom Parent provided non-public information, with respect to such Parent Takeover Proposal after the date of this Agreement and prior to such termination, then Parent shall pay to the Company the Termination Fee, which amount shall be payable by wire transfer of same day funds, in the case of the foregoing clause (i), (ii) or (iv), on the date of the consummation of such Parent Takeover Proposal, and in the case of clause (iii), on the date of termination of this Agreement.

          (c)   In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the second sentence of Section 5.04, Section 5.10, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any representation or warranty set forth in this Agreement or from the material breach by a party of any covenant set forth in this Agreement.

        SECTION 7.03.    Amendment.    This Agreement may be amended by the parties at any time before or after the Company Shareholder Approval or the Parent Stockholder Approval; provided, however, that after such approval, there shall be made no amendment that by law requires further approval by the shareholders of the Company or the stockholders of Parent without the further approval of such shareholders or stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        SECTION 7.04.    Extension; Waiver.    At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 7.05.    Procedure for Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require, in the case of Parent, Sub or the Company, action by its Board of Directors or, in the case of an extension or waiver pursuant to Section 7.04, the duly authorized designee of its Board of Directors.

ARTICLE VIII

General Provisions

        SECTION 8.01.    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

        SECTION 8.02.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including by facsimile) and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Parent or Sub, to

      Boise Cascade Corporation
      1111 West Jefferson Street
      P.O. Box 50
      Boise, Idaho 83728

Phone:	(208) 384-7704
Fax:	(208) 384-4912
Attention:	John W. Holleran Senior Vice President and General Counsel

      with a copy to:

      Bell, Boyd & Lloyd LLC
      70 West Madison Street
      Chicago, Illinois 60602

Phone:	(312) 807-4306
Fax:	(312) 827-8048
Attention:	John H. Bitner, Esq.

          (b)   if to the Company, to

      OfficeMax, Inc.
      3605 Warrensville Center Road
      Shaker Heights, Ohio 44122

Phone:	(216) 471-3438
Fax:	(216) 471-3407
Attention:	General Counsel

      with a copy to:

      Cravath, Swaine & Moore LLP
      825 Eighth Avenue
      New York, NY 10019

Phone:	(212) 474-1000
Fax:	(212) 474-3700
Attention:	Thomas E. Dunn, Esq.

        SECTION 8.03.    Definitions.    For purposes of this Agreement:

          An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          A "person" means an individual, corporation, partnership, company, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          "Shareholder" means Michael Feuer.

          A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

        SECTION 8.04.    Interpretation.    When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        SECTION 8.05.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 8.06.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 8.07.    Entire Agreement; Third-Party Beneficiaries.    This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Sections 5.07, 5.08(b), 5.08(c), 5.08(d) and 5.09, are not intended to confer upon any person other than the parties any rights or remedies.

        SECTION 8.08.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        SECTION 8.09.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any domestic direct or indirect wholly owned Parent Subsidiary, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Parent shall cause Sub to perform its obligations hereunder.

        SECTION 8.10.    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Illinois or in Illinois state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Illinois or any Illinois state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not initiate any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Illinois or an Illinois state court.

        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BOISE CASCADE CORPORATION,
by	/s/ GEORGE HARAD Name: George Harad Title: Chairman and CEO

CHALLIS CORPORATION,
by	/s/ JOHN W. HOLLERAN Name: John W. Holleran Title: Director
OFFICEMAX, INC.,
by	/s/ MICHAEL FEUER Name: Michael Feuer Title: Chairman and CEO

EXHIBIT A
TO THE MERGER AGREEMENT

Form of Affiliate Letter

Dear Sirs:

        The undersigned, a holder of common shares, without par value ("Company Common Shares"), of OfficeMax, Inc., an Ohio corporation (the "Company"), acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of such fact. Pursuant to the terms of the Agreement and Plan of Merger dated as of July 13, 2003 among Boise Cascade Corporation, a Delaware corporation ("Parent"), Challis Corporation, an Ohio corporation and a direct, wholly owned subsidiary of Parent ("Sub"), and the Company, Sub will be merged with and into the Company (the "Merger"), and in connection with the Merger, the undersigned is entitled to receive shares of common stock of Parent ("Parent Common Stock").

        If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the shares of Parent Common Stock received by the undersigned in exchange for any Company Common Shares in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required, except pursuant to the Registration Rights Agreement, to file or maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Common Stock by the undersigned.

        The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the shares of Parent Common Stock received by the undersigned in exchange for Company Common Shares in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to the undersigned, such counsel to be reasonably satisfactory to Parent and such opinion to be in form and substance reasonably satisfactory to Parent, or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

        In the event of a sale or other disposition by the undersigned of the shares of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the shares of Parent Common Stock sold as indicated in such letter.

        Parent covenants that it will comply with the informational requirements under the Rule 144(c), or any successor provision thereto, and will take all such other actions as may be reasonably available to it to permit the sale or other disposition of shares of Parent Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

        The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                      Very truly yours,

Dated:

ANNEX I
TO EXHIBIT A

[Name]	[Date]

        On [             ], the undersigned sold the securities of Boise Cascade Corporation ("Parent") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of Challis Corporation, an Ohio corporation, with and into OfficeMax, Inc., an Ohio corporation.

        Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

        The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                      Very truly yours,

[Space to be provided for description of the Securities]

Annex B
Form of Opinion of Goldman, Sachs & Co.

PERSONAL AND CONFIDENTIAL

July 13, 2003

Board of Directors
Boise Cascade Corporation
1111 West Jefferson Street
P.O. Box 50
Boise, Idaho 83728

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to Boise Cascade Corporation (the "Company" or the "Parent") of the Stock Consideration and the Cash Consideration (each as defined below), taken in the aggregate, to be paid by the Company for each outstanding share of Common Stock, without par value (the "OfficeMax Common Stock"), of OfficeMax, Inc. ("OfficeMax") pursuant to the Agreement and Plan of Merger, dated as of July 13, 2003 (the "Agreement"), among the Company, Challis Corporation, a direct wholly owned subsidiary of the Company ("Acquisition Sub"), and OfficeMax.

        Pursuant to the Agreement, Acquisition Sub will be merged with and into OfficeMax (the "Merger") and each outstanding share of OfficeMax Common Stock will be converted, subject to certain procedures and limitations contained in the Agreement, into that number of shares (or a fraction thereof) of Common Stock, par value $2.50 per share (the "Company Common Stock"), of the Company equal to the Exchange Ratio (as defined below) (the "Stock Consideration"). "Exchange Ratio" means $9.00 divided by the Parent Common Stock Value (as defined in the Agreement); provided, that (x) if the Parent Common Stock Value is less than $21.09, the Exchange Ratio will be 0.4268, and (y) if the Parent Common Stock Value is greater than $25.77, the Exchange Ratio shall be 0.3492. Holders of OfficeMax Common Stock may elect, with respect to all of their shares of OfficeMax Common Stock, to convert, subject to certain procedures and limitations contained in the Agreement, such shares into the right to receive $9.00 per share in cash (the "Cash Consideration") in lieu of Stock Consideration; provided, that if the Company makes the Additional Cash Election (as defined below) and either (I) the Parent Common Stock Value is greater than $25.77, then the Cash Consideration per share will equal $9.00 in cash plus an amount in cash equal to the Additional Cash Percentage (as defined in the Agreement) of the amount by which the Parent Common Stock Value multiplied by the Exchange Ratio is greater than $9.00, or (II) the Parent Common Stock Value is less than $21.09, then the Cash Consideration per share shall equal $9.00 in cash less an amount in cash equal to the Additional Cash Percentage of the amount by which $9.00 is greater than the Parent Common Stock Value multiplied by the Exchange Ratio. Section 2.01(b) of the Agreement provides that the number of shares of OfficeMax Common Stock to be converted into the Stock Consideration in the Merger will equal as nearly as practicable 70% (the "Stock Percentage") of the total number of shares of OfficeMax Common Stock outstanding immediately prior to the Effective Time (as defined in the Agreement) of the Merger, subject to Section 2.01(b), which further provides that the Company may at any time up to ten trading days prior to the Company Shareholders Meeting (as defined in the Agreement) elect that the Stock Percentage shall mean either 65%, 60% or 55% (such election, the "Additional Cash Election").

        Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Merger. We expect to receive fees for our services in connection with the Merger, the principal portion of which fees are contingent upon the consummation of the Merger, and the Company has agreed to indemnify us against certain liabilities arising out of our engagement. We have also agreed to provide a bridge commitment and expect to arrange for other financing to the Company in connection with the Merger. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as lead book manager of a public offering of 7.50% Adjustable Conversion-Rate Equity Security Units ($172.5 million aggregate principal amount) for Boise Cascade Trust I, an affiliate of the Company, in December 2001, as lead arranger of a public offering of the Company's 7.5% Notes due 2008 ($150 million aggregate principal amount) in January 2002 and as lead arranger of a public offering of the Company's 7.315% medium-term notes due 2009 ($10 million aggregate principal amount) in June 2002. We also may provide investment banking services to the Company in the future. In connection with the above-described investment banking services, we have received, and may receive, compensation. Goldman, Sachs & Co. provides a full range of financial advisory, financing and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold long and short positions in securities, including derivative securities, of the Company or OfficeMax for its own account and for the accounts of customers.

        In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and OfficeMax for the five years ended December 31, 2002 and five fiscal years ended January 25, 2003, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and OfficeMax; certain other communications from the Company and OfficeMax to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by its management (the "Company Forecasts"); certain internal financial analyses and forecasts for OfficeMax prepared by its management; and certain financial analyses and forecasts for OfficeMax prepared by management of the Company (the "OfficeMax Forecasts"; together with the Company Forecasts, the "Forecasts"), including certain cost savings and operating synergies projected by the management of the Company to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior managements of the Company and OfficeMax regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of the Company and OfficeMax. In addition, we have reviewed the reported price and trading activity for the shares of OfficeMax Common Stock and the shares of the Company Common Stock, compared certain financial and stock market information for the Company and OfficeMax with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the office products industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

        We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company, and that the Synergies will be realized in the amounts and at the times contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or OfficeMax or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or OfficeMax or on the expected benefits of the transaction contemplated by the Agreement. Our opinion does not address the underlying business decision of the Company to engage in the transaction contemplated by the Agreement. In addition, we are not expressing any opinion herein as to the prices at which shares of the Company Common Stock or shares of OfficeMax Common Stock will trade at any time. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such transaction.

        Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Stock Consideration and the Cash Consideration, taken in the aggregate, to be paid by the Company for each outstanding share of OfficeMax Common Stock is fair from a financial point of view to the Company.

Annex C

Form of Opinion of McDonald Investments Inc.

July 13, 2003

PRIVATE AND CONFIDENTIAL	McDonald Investments Inc., A KeyCorp Company 800 Superior Avenue Cleveland, OH 44114-2603
Board of Directors OfficeMax, Inc. 3605 Warrensville Center Road Shaker Heights, OH 44122	Tel: 216 443-2300

Members of the Board:

        You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view, to the holders of the common stock of OfficeMax, Inc., an Ohio Corporation ("the Company"), of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of July 13, 2003 (the "Merger Agreement"), by and among Boise Cascade Corporation, a Delaware corporation ("Boise Cascade"), Challis Corporation, an Ohio corporation and a wholly-owned subsidiary of Boise Cascade ("Merger Sub") and the Company (the "Merger"). Capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Merger Agreement.

        Under the terms of the Merger Agreement, at the Effective Time of the Merger, Merger Sub will be merged with and into the Company, and each common share, without par value, of the Company ("Company Common Shares") issued and outstanding immediately prior to the Effective Time of the Merger (other than treasury shares, shares as to which dissenters' rights of appraisal have been perfected and not withdrawn or lost, and shares held directly by Parent) will be converted into the right to receive, at the election of each holder thereof, either: (A) a number of fully paid and nonassessable shares of common stock, par value $2.50 per share, of Boise Cascade ("Parent Common Stock") equal to the Exchange Ratio (as defined below), together with an equal number of Parent Rights (the "Per Share Stock Consideration"), or (B) $9.00 in cash, subject to adjustment as described below (the "Per Share Cash Consideration" and, together with the Per Share Stock Consideration, the "Consideration"), subject to certain procedures and limitations contained in the Merger Agreement, including that the aggregate number of Company Common Shares to be converted into the right to receive the Per Share Stock Consideration will equal as nearly as practicable 70% of such shares outstanding immediately prior to the Effective Time of the Merger; provided that Boise Cascade may elect to reduce the percentage of Company Common Shares to receive the Per Share Stock Consideration to 65%, 60% or 55% (the "Additional Cash Election"). In the event Boise Cascade makes the Additional Cash Election and the Parent Common Stock Value either is greater than $25.77 or less than $21.09, then the Per Share Cash Consideration will be adjusted up or down, as appropriate, so that the aggregate value of the Per Share Cash Consideration and Per Share Stock Consideration received by the Company's shareholders remains unchanged notwithstanding Boise Cascade's exercise of the Additional Cash Election.

        "Exchange Ratio" means $9.00 divided by the Parent Common Stock Value; provided that (x) if the Parent Common Stock Value is less than $21.09, the Exchange Ratio will be .4268 for all purposes under this Agreement and (y) if the Parent Common Stock Value is greater than $25.77, the Exchange Ratio shall be .3492 for all purposes under this Agreement. "Parent Common Stock Value" means the average closing sale prices for a share of Parent Common Stock on the New

York Stock Exchange, Inc. Composite Transactions Tape for each of the ten consecutive trading days ending with the second complete trading day prior to the closing date of the Merger.

        McDonald Investments Inc. ("McDonald"), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

        In rendering the Opinion, we have made such reviews and analyses as we have deemed necessary. Among other things, we have: (i) reviewed a draft of the Merger Agreement, dated July 13, 2003, which we understand to be in substantially final form; (ii) reviewed certain publicly available financial statements and other business and financial information of the Company and Boise Cascade; (iii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Boise Cascade, as well as the strategic plan and financial estimates and forecasts for the Company and Boise Cascade provided to us or otherwise discussed with us by the respective managements of the Company and Boise Cascade; (iv) discussed the past and current operations, financial conditions and prospects of the Company with the senior management of the Company and discussed the past and current operations, financial conditions and prospects of Boise Cascade with the senior management of Boise Cascade; (v) reviewed information and discussed with senior management of the Company and Boise Cascade information relating to certain strategic implications and operational benefits anticipated to result from the Merger; (vi) reviewed certain publicly available financial information with respect to certain other companies that we believe to be comparable to the Company and Boise Cascade and the stock trading data for certain of such other companies' securities; (vii) reviewed certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry; (viii) reviewed current and historical market prices and trading volumes of Company Common Stock and Boise Cascade Common Stock; and (ix) considered the pro forma impact of the Merger on Boise Cascade's financial statements. We also considered such other data and information we judged necessary to render the Opinion.

        In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness, in all material respects, of all of the financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and the representations and warranties of the Company and Boise Cascade contained in the Merger Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company and Boise Cascade as to the reasonableness of the financial and operating projections (and the assumptions and bases therefore) provided to us and, with your consent, we have assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such respective managements as to the matters covered thereby. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted an appraisal of any of the assets, properties or facilities of the Company or Boise Cascade nor have we been furnished with any such evaluation or appraisal. You have informed us, and we have assumed that the Merger is taxable for U.S. federal tax purposes. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without material adverse effect on the Company and/or Boise Cascade and the Merger, that all conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger will be contemplated on a timely basis in the manner contemplated by the Merger Agreement.

        We have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Merger. In rendering our opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined. We have not solicited, nor were we asked to solicit, third party interest in a transaction involving the Company.

        It should be noted that this opinion is based on economic, monetary and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. We express no opinion as to what the value of Parent Common Stock will be when issued pursuant to the Merger or the price at which Parent Common Stock will trade or otherwise be transferable at or subsequent to the Merger. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Consideration to be received by holders of the Company Common Stock pursuant to the Merger Agreement and does not address the Company's underlying business decision to effect the Merger or any other terms of the Merger. It should be understood that, although subsequent developments may affect this opinion, we do not have an obligation to update, revise or reaffirm this opinion.

        McDonald has acted as co-financial advisor to the Company in connection with the Merger and will receive from the Company a fee for our services, all of which is contingent upon the consummation of the Merger, as well as the Company's agreement to indemnify us under certain circumstances. We have in the past provided investment-banking services to the Company for which we have received customary compensation. In the ordinary course of business, McDonald and its affiliates may actively trade or hold securities of the Company or Boise Cascade for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger. It is understood that this opinion was prepared for the confidential use of the Board of Directors of the Company and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. This opinion may be reproduced in full in any proxy or information statement filed with the SEC and mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written consent.

        Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Common Stock in the Merger is fair, from a financial point of view.

Very truly yours,
McDONALD INVESTMENTS INC.

Annex D

Form of Opinion of Lehman Brothers

LEHMAN BROTHERS

July 13, 2003

Board of Directors
OfficeMax, Inc.
3605 Warrensville Center Road
Shaker Heights, OH 44122

Members of the Board:

        We understand that OfficeMax, Inc. ("OfficeMax" or the "Company") proposes to enter into an Agreement and Plan of Merger, dated July 13, 2003 (the "Agreement"), with Boise Cascade Corporation ("Boise" or the "Parent") pursuant to which Challis Corporation, a wholly owned subsidiary of Boise, will be merged with and into OfficeMax (the "Proposed Transaction"). We further understand that upon effectiveness of such merger, each share of common stock of OfficeMax will be converted into the right to receive, at the election of each holder thereof, either: (A) a number of shares of common stock of Boise ("Boise Common Stock") equal to the Exchange Ratio (as defined below), together with an equal number of Boise Rights (the "Per Share Stock Consideration"), or (B) $9.00 in cash, subject to adjustment as discussed below (the "Per Share Cash Consideration" and, together with the Per Share Stock Consideration, the "Consideration"). "Exchange Ratio" means $9.00 divided by the Boise Common Stock Value; provided that (x) if the Boise Common Stock Value is less than $21.09, the Exchange Ratio will be 0.4268 and (y) if the Boise Common Stock Value is greater than $25.77, the Exchange Ratio shall be 0.3492. "Boise Common Stock Value" means the average closing sale prices for a share of Boise Common Stock on the New York Stock Exchange, Inc. Composite Transactions Tape for each of the ten consecutive trading days ending with the second complete trading day prior to the closing date of the Proposed Transaction. The number of shares of Boise Common Stock issued will be adjusted (as described in the Agreement) so that the total number of shares of common stock of OfficeMax to be converted into the right to receive the Per Share Stock Consideration will equal as nearly as practicable 70% of the total number of shares of OfficeMax common stock outstanding immediately prior to the closing date of the Proposed Transaction, provided that Boise may elect to reduce the percentage of OfficeMax common shares to be converted into the right to receive the Per Share Stock Consideration to 65%, 60% or 55% (the "Additional Cash Election"). In the event Boise makes the Additional Cash Election and the Boise Common Stock Value is either greater than $25.77 or less than $21.09, then the Per Share Cash Consideration will be adjusted up or down, as appropriate, so that the aggregate value of the Per Share Cash Consideration and the Per Share Stock Consideration received by OfficeMax stockholders remains unchanged notwithstanding Boise's exercise of the Additional Cash Election. In addition, the Board of Directors of the Company shall cancel as of the closing date of the Proposed Transaction each then outstanding Company Employee Share Option in exchange for a single lump sum cash payment equal to the product of (i) the excess, if any, of $9.00 over the applicable per share exercise price for such option and (ii) the number of shares of OfficeMax common stock subject to the Company Employee Share Option. We further understand that the Proposed Transaction is not a tax-free transaction to the stockholders of OfficeMax. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction or whether a stockholder should elect to receive the Per Share Cash Consideration or the Per Share Stock Consideration.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended January 25, 2003 and the Company's Form 10-Q for the quarter ended April 26, 2003, (3) publicly available information concerning Boise that we believe to be relevant to our analysis, including Boise's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Boise's Quarterly Report on Form 10-Q for the quarter ended March 30, 2003, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including sets of financial projections of the Company prepared by management of the Company (the "Company Projections"), (5) financial and operating information with respect to the business, operations and prospects of Boise furnished to us by Boise, including financial projections of Boise prepared by management of Boise (the "Boise Projections"), (6) the trading histories of the Company's common stock and Boise's common stock from July 11, 2000 to the present and a comparison of these trading histories with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of Boise with those of other companies that we deemed relevant, (9) publicly available estimates of the future financial performance of the Company prepared by third party research analysts, (10) publicly available estimates of the future financial performance of Boise prepared by third party research analysts, (11) the relative financial contributions of the Company and Boise to the combined company following consummation of the Proposed Transaction on a pro forma basis, (12) the potential pro forma effect of the Proposed Transaction on the future financial performance of the combined company, including the cost savings, operating synergies and strategic benefits (the "Expected Synergies") that the managements of the Company and Boise expect to result from a combination of the businesses of Boise and the Company, and (13) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the managements of the Company and Boise concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and Boise that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and we have relied upon such projections in performing our analysis. With respect to the Boise Projections through 2005, upon the advice of Boise we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Boise as to the future financial performance of Boise, and we have relied upon such projections in performing our analysis. With respect to the financial projections of Boise from 2006 to 2007, upon advice of the

Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of Boise, and we have relied upon such projections in performing our analysis. Upon the advice of the Company, we also have assumed that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and Boise and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company and Boise. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to a purchase of all or a part of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. In addition, we express no opinion as to what the value of Boise Common Stock will be when issued to the stockholders of the Company pursuant to the Proposed Transaction or the prices at which it will trade at any time in the future.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the securities of the Company and/or Boise for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction or whether to elect to receive the Per Share Cash Consideration or the Per Share Stock Consideration.

Very truly yours,
LEHMAN BROTHERS
By:

Annex E

Ohio Revised Code Sections 1701.84 and 1701.85

§1701.84 Persons entitled to relief as dissenting shareholders.

        The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

        (A)    Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

        (B)    In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

        (C)    Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

        (D)    In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

        (E)    Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

§1701.85 Dissenting shareholder's demand for fair cash value of shares.

        (A)(1)    A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

              (2)    If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

              (3)    The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

              (4)    In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

              (5)    If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

        (B)   Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

        (C)  If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

        (D)  (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

                  (a)    The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

                  (b)    The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

                  (c)    The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

                  (d)    The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

            (2)    For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

        (E)   From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Annex F

"BOISE ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS"

        BOISE, Idaho—Boise Cascade Corporation (NYSE:BCC) today reported a second quarter 2003 net loss of $3.9 million, or 12 cents per diluted share, compared with net income of $3.2 million, or 0 cents per diluted share, in second quarter 2002. In first quarter 2003, Boise reported a net loss of $27.5 million, or 53 cents per diluted share.

FINANCIAL HIGHLIGHTS
($ in millions, except per-share amounts)

	2Q 2003	2Q 2002	1Q 2003
Sales	$1,929	$1,888	$1,853
Net income (loss)	$(3.9)	$3.2	$(27.5)
Net income (loss) per diluted share	$(0.12)	$0.00	$(0.53)
BEFORE NONROUTINE ITEMS
Net income (loss)	$(3.9)	$(0.8)	$(12.6)
Net income (loss) per diluted share	$(0.12)	$(0.07)	$(0.27)

        Sales in second quarter 2003 increased 2% to $1.93 billion, compared with $1.89 billion in the second quarter a year ago. Sales in first quarter 2003 were $1.85 billion.

        This release at times refers to our financial results before nonroutine items. A more detailed explanation of these items and a reconciliation to our reported financial performance are included in the notes to the consolidated financial statements.

Boise Office Solutions
($ in millions)

	2Q 2003	2Q 2002	1Q 2003
Sales	$905	$856	$938
Operating income	$23.9	$23.4	$20.7
Operating income before nonroutine item	$23.9	$23.4	$29.9

        Boise Office Solutions operating income in the second quarter was $23.9 million, up from $23.4 million in second quarter 2002 but down from $29.9 million, before a nonroutine item, in first quarter 2003. Segment sales, income, and operating margin declined sequentially in the second quarter, as they typically do every year. The operating margin was 2.6% in second quarter 2003, compared with 2.7% in second quarter 2002. In first quarter 2003, the operating margin was 2.2% as reported, or 3.2% before the nonroutine item.

        Second quarter 2003 sales, as well as sales for locations operating in both periods, increased 6% year over year to $905 million. Sales of office supplies and paper rose 1%, technology products sales increased 14%, and furniture sales were up 11%. Boise's office papers sold through Boise Office Solutions increased 6% to 144,000 tons, compared with a year ago.

Boise Building Solutions
($ in millions)

	2Q 2003	2Q 2002	1Q 2003
Sales	$693	$670	$575
Operating income (loss)	$9.8	$14.0	$(8.5)

        Boise Building Solutions reported operating income of $9.8 million in second quarter 2003, compared with $14.0 million in the same quarter a year ago and an operating loss of $8.5 million in first quarter 2003. After a long, wet, and cold spring, especially in the eastern United States, the building season finally got under way in the second quarter, led by strengthening oriented strand board (OSB) markets. Plywood markets began to improve in late May and June. However, the building season improved too late in the second quarter to yield consistently positive price comparisons for most of Boise's products.

        Relative to second quarter 2002, average plywood and lumber prices declined 4% and 14%, respectively, while average OSB prices increased 21%. Unit sales volumes of structural panels rose 5% year over year, while lumber volume declined 14%. Building materials distribution sales increased 9%, compared with second quarter 2002. Sales of engineered wood products grew 12%.

        Relative to first quarter 2003, average OSB and plywood prices increased 17% and 4%, while average lumber prices fell 3%. Unit sales volumes were 3% higher in structural panels but were down slightly in lumber.

Boise Paper Solutions
($ in millions)

	2Q 2003	2Q 2002	1Q 2003
Sales	$459	$482	$468
Operating income (loss)	$1.0	$8.8	$(0.7)
Operating income (loss) before nonroutine items	$1.0	$8.8	$(0.5)

        Operating income in Boise Paper Solutions was $1.0 million in second quarter 2003, compared with $8.8 million in second quarter 2002 and a slight loss in first quarter 2003. Results were lower than those of a year ago because a 5% increase in average paper prices was more than offset by a 12% decline in sales volume and higher manufacturing costs.

        Volume declined because of market-related curtailment of 67,000 tons during the second quarter. Volume was further reduced by 35,000 tons due to major maintenance projects at our pulp and paper mills in Wallula, Washington, and DeRidder, Louisiana. The reduced volume led to higher unit costs relative to a year ago. In addition, combined energy and chemical unit costs were more than 10% higher than a year ago. Fiber costs also rose, in part because of continued wet weather in the South during the second quarter.

        Relative to first quarter 2003, costs and average prices were about the same, and volume declined modestly.

OUTLOOK

        "We are very pleased with our agreement to acquire OfficeMax, which we announced on July 14. However, because the acquisition will not be completed before fourth quarter 2003, we do not expect this transaction to have any effect on our third-quarter operating financial performance," said George J. Harad, chairman and chief executive officer.

        "We expect all three of Boise's businesses to show improved results in the third quarter," Harad said. "Sales and income in our office products business typically strengthen from second-quarter levels and should again this year. We also expect same-location sales growth comparisons to continue their positive trend of recent quarters. In wood products markets, the building season should remain strong for at least the next few months. Finally, in our paper business market conditions remain sluggish. However, some pickup in volume and easing of unit costs should lead to modestly stronger results in this business in the third quarter."

        Boise delivers office, building, and paper solutions that help our customers manage productive offices and construct well-built homes—two of the most important activities in our society. Boise's 24,000 employees help people work more efficiently, build more effectively, and create new ways to meet business challenges. Boise also provides constructive solutions for environmental conservation by managing natural resources for the benefit of future generations. Boise posted sales of $7.4 billion in 2002. Visit the Boise website at http://www.bc.com.

WEBCAST AND CONFERENCE CALL

        Boise will host an audiovisual webcast and conference call on Thursday, July 17, 2003, at noon Eastern Daylight Time, at which we will review the company's recent performance and discuss the outlook for our businesses. You can join the webcast through the Boise website. Go to http://www.bc.com, and click on Investor Relations to find the link to the webcast. Please go to the website at least 15 minutes before the start of the webcast to register and to download and install any necessary audio software. To join the conference call, dial (800) 374-0165 (International callers should dial (706) 634-0995) at least 10 minutes before the start of the call. The archived webcast will be available on the Presentations page of the Investor Relations section of Boise's website.

FORWARD-LOOKING STATEMENTS

        This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about our expectations, are forward-looking statements. These statements include the words "expect," "should," "probably," or similar expressions. These forward-looking statements cover our anticipated financial results and future business prospects. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include, in addition to those contained in our filings with the SEC: i) general economic or industry conditions could be less favorable than expected, resulting in a decrease in the demand for our products or an increase in our costs; ii) competitive pressures, including changes in foreign and domestic production capacity, could change and affect our profitability particularly in our commodity paper and wood products businesses; iii) extreme weather or other natural disasters, such as fire, could impact our financial results, particularly our cost structure; and iv) our announced acquisition of OfficeMax and exploration of strategic alternatives for our other businesses could impact customer demand, increase our cost of procuring financing, or create other impacts on our financial results. Forward-looking statements speak only as of the date of this release. We undertake no obligation to update them in light of new information.

BOISE CASCADE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)
(thousands, except per-share amounts)

	Three Months Ended
	June 30
			March 31, 2003
	2003	2002
Sales	$1,928,984	$1,888,027	$1,853,243

Costs and expenses
Materials, labor, and other operating expenses	1,578,445	1,540,027	1,515,189
Depreciation, amortization, and cost of company timber harvested	73,730	78,690	75,582
Selling and distribution expenses	217,472	195,085	214,162
General and administrative expenses	35,297	40,866	35,373
Other (income) expense, net	1,836	25,669	11,152

	1,906,780	1,880,337	1,851,458

Equity in net income (loss) of affiliates	474	(482)	(59)

Income from operations	22,678	7,208	1,726

Interest expense	(27,753)	(30,010)	(28,880)
Interest income	318	800	114
Foreign exchange gain	1,860	371	956

	(25,575)	(28,839)	(27,810)

Loss before income taxes, minority interest, and cumulative effect of accounting changes	(2,897)	(21,631)	(26,084)
Income tax benefit	985	26,891	9,364

Income (loss) before minority interest and cumulative effect of accounting changes	(1,912)	5,260	(16,720)
Minority interest, net of income tax	(2,022)	(2,017)	(2,023)

Income (loss) before cumulative effect of accounting changes	(3,934)	3,243	(18,743)
Cumulative effect of accounting changes, net of income tax	—	—	(8,803)

Net income (loss)	(3,934)	3,243	(27,546)
Preferred dividends	(3,287)	(3,288)	(3,266)

Net loss applicable to common shareholders	$(7,221)	$(45)	$(30,812)

Net income (loss) per common share
Basic and diluted before cumulative effect of accounting changes	$(0.12)	$0.00	$(0.38)

Cumulative effect of accounting changes	—	—	(0.15)

Basic and diluted	$(0.12)	$0.00	$(0.53)

SEGMENT INFORMATION

	Three Months Ended
	June 30
			March 31, 2003
	2003	2002
	(thousands)
Segment sales
Boise Office Solutions	$904,929	$855,537	$938,279
Boise Building Solutions	692,843	669,877	574,644
Boise Paper Solutions	459,376	481,571	468,213
Intersegment eliminations and other	(128,164)	(118,958)	(127,893)

	$1,928,984	$1,888,027	$1,853,243

Segment income (loss)
Boise Office Solutions	$23,883	$23,397	$20,672
Boise Building Solutions	9,820	14,045	(8,453)
Boise Paper Solutions	1,023	8,808	(685)
Corporate and Other	(9,870)	(37,871)	(8,738)

	24,856	8,379	2,796
Interest expense	(27,753)	(30,010)	(28,880)

Loss before income taxes, minority interest, and cumulative effect of accounting changes	$(2,897)	$(21,631)	$(26,084)

Before nonroutine items
Segment income (loss)
Boise Office Solutions	$23,883	$23,397	$29,895
Boise Building Solutions	9,820	14,045	(8,453)
Boise Paper Solutions	1,023	8,808	(484)
Corporate and Other	(9,870)	(14,225)	(8,048)

	24,856	32,025	12,910
Interest expense	(27,753)	(30,010)	(28,880)

Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	$(2,897)	$2,015	$(15,970)

BOISE CASCADE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF LOSS

(Unaudited)
(thousands, except per-share amounts)

	Six Months Ended June 30
	2003	2002
Sales	$3,782,227	$3,676,250

Costs and expenses
Materials, labor, and other operating expenses	3,093,634	3,001,011
Depreciation, amortization, and cost of company timber harvested	149,312	151,424
Selling and distribution expenses	431,634	386,772
General and administrative expenses	70,670	75,869
Other (income) expense, net	12,988	29,289

	3,758,238	3,644,365

Equity in net income (loss) of affiliates	415	(2,055)

Income from operations	24,404	29,830

Interest expense	(56,633)	(60,058)
Interest income	432	1,055
Foreign exchange gain	2,816	143

	(53,385)	(58,860)

Loss before income taxes, minority interest, and cumulative effect of accounting changes	(28,981)	(29,030)
Income tax benefit	10,349	29,666

Income (loss) before minority interest and cumulative effect of accounting changes	(18,632)	636
Minority interest, net of income tax	(4,045)	(4,013)

Loss before cumulative effect of accounting changes	(22,677)	(3,377)
Cumulative effect of accounting changes, net of income tax	(8,803)	—

Net loss	(31,480)	(3,377)
Preferred dividends	(6,553)	(6,550)

Net loss applicable to common shareholders	$(38,033)	$(9,927)

Net loss per common share
Basic and diluted before cumulative effect of accounting changes	$(0.50)	$(0.17)
Cumulative effect of accounting changes	(0.15)	—

Basic and diluted	$(0.65)	$(0.17)

SEGMENT INFORMATION (1)

	Six Months Ended June 30
	2003	2002
	(thousands)
Segment sales
Boise Office Solutions	$1,843,208	$1,739,991
Boise Building Solutions	1,267,487	1,230,043
Boise Paper Solutions	927,589	937,546
Intersegment eliminations and other	(256,057)	(231,330)

	$3,782,227	$3,676,250

Segment income (loss)
Boise Office Solutions	$44,555	$60,820
Boise Building Solutions	1,367	22,826
Boise Paper Solutions	338	(1,995)
Corporate and Other	(18,608)	(50,623)

	27,652	31,028
Interest expense	(56,633)	(60,058)

Loss before income taxes, minority interest, and cumulative effect of accounting changes	$(28,981)	$(29,030)

Before nonroutine items
Segment income (loss)
Boise Office Solutions	$53,778	$60,820
Boise Building Solutions	1,367	22,826
Boise Paper Solutions	539	(1,995)
Corporate and Other	(17,918)	(26,977)

	37,766	54,674
Interest expense	(56,633)	(60,058)

Loss before income taxes, minority interest, and cumulative effect of accounting changes	$(18,867)	$(5,384)

(1)
Financial Information

  The Consolidated Statements of Income (Loss) and Segment Information are unaudited statements, which do not include all Notes to Consolidated Financial Statements, and should be read in conjunction with the company's 2002 Annual Report on Form 10-K. In all periods presented, net income (loss) involved estimates and accruals.

(2)
Reconciliation of Net Income (Loss) and Diluted Income (Loss) Per Share Before Nonroutine Items and Cumulative Effect of Accounting Changes

  We evaluate our results of operations both before and after nonroutine gains and losses. We believe our presentation of financial measures before nonroutine items enhances our investors' overall understanding of our recurring operational performance and our prospects for the future. Specifically, we believe the results before nonroutine items provide useful information to both investors and management by excluding gains and losses that are not indicative of our core operating results.

  There were no nonroutine items during the quarter ended June 30, 2003. In the following tables, we reconcile our financial measures before nonroutine items to our reported financial results for the three months ended March 31, 2003, and June 30, 2002, and the six months ended June 30, 2003 and 2002 (see Notes 3, 4, and 5).

	Three Months Ended
	March 31, 2003			June 30, 2002
	As Reported	Non- routine Items	Before Non- routine Items	As Reported	Non- routine Items	Before Non- routine Items
	(millions, except per-share amounts)
Boise Office Solutions (a)	$20.7	$9.2	$29.9	$23.4	$—	$23.4
Boise Building Solutions	(8.5)	—	(8.5)	14.0	—	14.0
Boise Paper Solutions	(0.7)	0.2	(0.5)	8.8	—	8.8
Corporate and Other	(8.7)	0.7	(8.0)	(37.9)	23.6	(14.3)

	2.8	10.1	12.9	8.3	23.6	31.9
Interest expense	(28.9)	—	(28.9)	(30.0)	—	(30.0)

Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	(26.1)	10.1	(16.0)	(21.7)	23.6	1.9
Income tax (provision) benefit	9.4	(4.0)	5.4	26.9	(27.6)	(0.7)

Income (loss) before minority interest and cumulative effect of accounting changes	(16.7)	6.1	(10.6)	5.2	(4.0)	1.2
Minority interest, net of income tax	(2.0)	—	(2.0)	(2.0)	—	(2.0)

Income (loss) before cumulative effect of accounting changes	(18.7)	6.1	(12.6)	3.2	(4.0)	(0.8)
Cumulative effect of accounting changes, net of income tax	(8.8)	8.8	—	—	—	—

Net income (loss)	$(27.5)	$14.9	$(12.6)	$3.2	$(4.0)	$(0.8)

Net income (loss) per common share (b)
Diluted before cumulative effect of accounting changes	$(0.38)	$0.11	$(0.27)	$0.00	$(0.07)	$(0.07)
Cumulative effect of accounting changes	(0.15)	0.15	—	—	—	—

Diluted	$(0.53)	$0.26	$(0.27)	$0.00	$(0.07)	$(0.07)

(a)
For the three months ended March 31, 2003, Boise Office Solutions operating margin of 2.2%, as reported, was calculated based on $20.7 million of segment income, and the operating margin of 3.2%, before the nonroutine item, was calculated based on $29.9 million of segment income.

(b)
Calculated using 58.3 million and 58.2 million average diluted shares outstanding for the three months ended March 31, 2003, and June 30, 2002 (see Note 7).

	Six Months Ended
	June 30, 2003			June 30, 2002
	As Reported	Non- routine Items	Before Non- routine Items	As Reported	Non- routine Items	Before Non- routine Items
	(millions, except per-share amounts)
Boise Office Solutions	$44.6	$9.2	$53.8	$60.8	$—	$60.8
Boise Building Solutions	1.4	—	1.4	22.8	—	22.8
Boise Paper Solutions	0.3	0.2	0.5	(2.0)	—	(2.0)
Corporate and Other	(18.6)	0.7	(17.9)	(50.6)	23.6	(27.0)

	27.7	10.1	37.8	31.0	23.6	54.6
Interest expense	(56.6)	—	(56.6)	(60.1)	—	(60.1)

Loss before income taxes, minority interest, and cumulative effect of accounting changes	(28.9)	10.1	(18.8)	(29.1)	23.6	(5.5)
Income tax benefit	10.3	(4.0)	6.3	29.7	(27.6)	2.1

Income (loss) before minority interest and cumulative effect of accounting changes	(18.6)	6.1	(12.5)	0.6	(4.0)	(3.4)
Minority interest, net of income tax	(4.1)	—	(4.1)	(4.0)	—	(4.0)

Loss before cumulative effect of accounting changes	(22.7)	6.1	(16.6)	(3.4)	(4.0)	(7.4)
Cumulative effect of accounting changes, net of income tax	(8.8)	8.8	—	—	—	—

Net loss	$(31.5)	$14.9	$(16.6)	$(3.4)	$(4.0)	$(7.4)

Net loss per common share (a)
Diluted before cumulative effect of accounting changes	$(0.50)	$0.11	$(0.39)	$(0.17)	$(0.07)	$(0.24)
Cumulative effect of accounting changes	(0.15)	0.15	—	—	—	—

Diluted	$(0.65)	$0.26	$(0.39)	$(0.17)	$(0.07)	$(0.24)

(a)
Calculated using 58.3 million and 58.2 million average diluted shares outstanding for the six months ended June 30, 2003, and June 30, 2002 (see Note 7).

(3)
First Quarter 2003 Nonroutine Item

  In March 2003, we announced measures to reduce 2003 operating costs by approximately $45 million, net of severance costs, and to hold capital spending to approximately $245 million, before acquisitions. We took these actions because of continued economic weakness, higher pension costs, higher energy costs, business disruptions from severe winter weather in the eastern United States, and global political uncertainty. We are reducing operating costs by freezing salaries, severely restricting hiring, reducing discretionary spending at all levels of the company, and eliminating about 700 job positions. We will eliminate these positions by terminating approximately 550 employees and leaving vacant positions unfilled. At June 30, 2003, we had terminated about 370 employees.

  Under our severance policy, in first quarter 2003, we recorded a pretax charge of $10.1 million for employee-related costs in "Other (income) expense, net" in the Consolidated Statement of Loss. We recorded these costs in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 112, Employers' Accounting for Postemployment Benefits. We recorded $9.2 million in Boise Office Solutions, $0.2 million in Boise Paper Solutions, and $0.7 million in our Corporate and Other segment. Employee-related costs are primarily for severance payments, most of which will be paid in 2003 with the remainder in 2004. This nonroutine item increased our net loss $6.1 million and diluted loss per share 11 cents for the three months ended March 31, 2003, and the six months ended June 30, 2003.

(4)
Second Quarter 2002 Nonroutine Item

  In December 2001, we wrote down our 29% investment in IdentityNow by $54.3 million to its estimated fair value of $25 million and recorded $4.6 million of tax benefits associated with the write-down. In May 2002, we sold all of the stock of our wholly owned subsidiary that held our investment in IdentityNow. In second quarter 2002, we recorded a $23.6 million pretax loss related to this sale in our Corporate and Other segment and in "Other (income) expense, net" in the Statements of Income (Loss) for the three and six months ended June 30, 2002. We also recorded $27.6 million of tax benefits associated with this sale and our previous write-down in "Income tax (provision) benefit." For the three and six months ended June 30, 2002, this transaction resulted in a net after-tax gain of $4 million, or 7 cents per basic and diluted share.

(5)
Cumulative Effect of Accounting Changes

  Effective January 1, 2003, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, which affects the way we account for landfill closure costs. This statement requires us to record an asset and a liability (discounted) for estimated closure and closed-site monitoring costs and to depreciate the asset over the landfill's expected useful life. Previously, we accrued for the closure costs over the life of the landfill and expensed monitoring costs as incurred. On January 1, 2003, we recorded a one-time after-tax charge of $4.1 million, or 7 cents per share, as a cumulative-effect adjustment for the difference between the amounts recognized in our consolidated financial statements prior to the adoption of this statement and the amount recognized after adopting the provisions of SFAS No. 143.

  Effective January 1, 2003, we adopted an accounting change for vendor allowances to comply with the guidelines issued by the Financial Accounting Standards Board's (FASB) Emerging Issues Task Force (EITF) 02-16, Accounting by a Reseller for Cash Consideration Received From a Vendor. Under EITF 02-16, consideration received from a vendor is presumed to be a reduction of the cost of the vendor's products or services, unless it is for a specific incremental cost to sell the product. As a result, for the three months ended March 31, and June 30, 2003, and the six months ended June 30, 2003, approximately $10 million, $11 million, and $21 million of vendor allowances reduced "Materials, labor, and other operating expenses" that would have previously been recognized primarily as a reduction of "Selling and distribution expenses." In accordance with the provisions of EITF 02-16, prior-period financial statements have not been reclassified to conform with the current year's presentation.

  In addition, under the new guidance, vendor allowances reside in inventory with the product and are recognized when the product is sold, changing the timing of our recognition of these items. For the three months ended March 31, 2003, and the six months ended June 30, 2003, this change resulted in a one-time, noncash, after-tax charge of $4.7 million, or 8 cents per share.

(6)
Income Taxes

  Our estimated tax benefit rate for the six months ended June 30, 2003, was 35.7%, compared with an effective tax benefit rate of 102.2% for the six months ended June 30, 2002. Before the nonroutine items discussed in Notes 3 and 4 above, our estimated tax benefit rates for the six months ended June 30, 2003 and 2002, were 34% and 37.5%. The difference between the estimated tax benefit rates, before nonroutine items, was due to the sensitivity of the rate to changing income levels and the mix of domestic and foreign sources of income.

(7)
Net Income (Loss) Per Common Share

  Net income (loss) per common share was determined by dividing net income (loss), as adjusted, by applicable shares outstanding. For all periods presented, the computation of diluted net income (loss) per share was antidilutive; therefore, amounts reported for basic and diluted income (loss) were the same.

	Three Months Ended
	June 30
			March 31, 2003
	2003	2002
	(thousands, except per-share amounts)
Income (loss) before cumulative effect of accounting changes	$(3,934)	$3,243	$(18,743)
Preferred dividends (a)	(3,287)	(3,288)	(3,266)

Basic and diluted loss before cumulative effect of accounting changes	(7,221)	(45)	(22,009)
Cumulative effect of accounting changes, net of income tax	—	—	(8,803)

Basic and diluted loss	$(7,221)	$(45)	$(30,812)

Average shares used to determine basic income (loss) per common share	58,300	58,212	58,289

Basic and diluted income (loss) per common share before cumulative effect of accounting changes	$(0.12)	$0.00	$(0.38)
Cumulative effect of accounting changes	—	—	(0.15)

Basic and diluted income (loss) per common share	$(0.12)	$0.00	$(0.53)

	Six Months Ended June 30
	2003	2002
	(thousands, except per-share amounts)
Loss before cumulative effect of accounting changes	$(22,677)	$(3,377)
Preferred dividends (a)	(6,553)	(6,550)

Basic and diluted loss before cumulative effect of accounting changes	(29,230)	(9,927)
Cumulative effect of accounting changes, net of income tax	(8,803)	—

Basic and diluted loss	$(38,033)	$(9,927)

Average shares used to determine basic and diluted loss per common share	58,295	58,156
Basic and diluted loss per common share before cumulative effect of accounting changes	$(0.50)	$(0.17)
Cumulative effect of accounting changes	(0.15)	—
Basic and diluted loss per common share	$(0.65)	$(0.17)

(a)
The dividend attributable to our Series D Convertible Preferred Stock held by our ESOP (employee stock ownership plan) is net of a tax benefit.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Boise's restated certificate of incorporation and bylaws provide that it shall indemnify, to the fullest extent permitted or authorized by Delaware law, Boise's directors, officers and employees (and each person who serves at the request of the corporation as a director, officer or employee of another corporation or other enterprise) and the heirs, executors, administrators and estates of any such person against any expenses, judgments, fines and settlement amounts actually and reasonably incurred by them which arise out of their status as directors, officers or employees, provided that Boise shall not indemnify any director or officer if Boise's board of directors, acting reasonably and in good faith, makes a determination that the person has not acted in good faith and in a manner he or she reasonably believed to have been in, or not opposed to, the best interests of the company.

        Boise has also entered into agreements with each director to indemnify him or her to the fullest extent permitted by Delaware law.

        Boise's directors and officers are insured, under insurance policies maintained by Boise (subject to the limitations of the policies), against expenses incurred in the defense of actions, suits or proceedings and liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 21. Exhibits and Financial Statement Schedules.

(a)
Exhibits:

2	Agreement and Plan of Merger dated as of July 13, 2003, among Boise Cascade Corporation, Challis Corporation and OfficeMax, Inc. (1)
3.1	Restated Certificate of Incorporation of Boise Cascade Corporation, as restated to date (2)
3.2	Bylaws of Boise Cascade Corporation, as amended, December 11, 1998 (3)
4.1	Trust Indenture between Boise Cascade Corporation and Morgan Guaranty Trust Company of New York, Trustee, dated October 1, 1985, as amended (4)
4.2	Revolving Credit Agreement — $560,000,000, dated as of March 28, 2002 (5)
4.3	Renewed Rights Agreement, dated as of September 25, 1997 (6)

4.4	Purchase Contract Agreement between Boise Cascade Corporation and BNY Western Trust Company, as purchase contract agent, dated December 5, 2001 (7)
4.5
Amended and Restated Declaration of Trust of Boise Cascade Trust I among Boise Cascade Corporation, as depositor, BNY Western Trust Company, as property trustee, and The Bank of New York (Delaware), as Delaware trustee, dated December 5, 2001 (7)
4.6	Guarantee Agreement between the Boise Cascade Corporation, as guarantor, and BNY Western Trust Company, as guarantee trustee, dated December 5, 2001 (7)
4.7
Pledge Agreement between Boise Cascade Corporation, JPMorgan Chase Bank, as collateral agent, custodial agent and securities intermediary, and BNY Western Trust Company, as purchase contract agent, dated December 5, 2001 (7)
5	Opinion of John W. Holleran regarding the validity of the securities being registered, dated , 2003 **
10.1	Key Executive Performance Plan for Executive Officers, as amended through January 1, 2000 (8)
10.2	1986 Executive Officer Deferred Compensation Plan, as amended through January 1, 2002 (9)
10.3	1983 Board of Directors Deferred Compensation Plan, as amended through July 29, 1999 (10)
10.4	1982 Executive Officer Deferred Compensation Plan, as amended through January 1, 2002 (9)
10.5	Executive Officer Severance Pay Policy (11)
10.6	Supplemental Early Retirement Plan for Executive Officers, as amended through December 7, 2000 (8)
10.7	Boise Cascade Corporation Supplemental Pension Plan, as amended through July 29, 1999 (10)
10.8	1987 Board of Directors Deferred Compensation Plan, as amended through July 29, 1999 (10)
10.9	1984 Key Executive Stock Option Plan, as amended through February 8, 2001 (8)
10.10	Executive Officer Group Life Insurance Plan description (11)
10.11	1980 Split-Dollar Life Insurance Plan, as amended through July 29, 1999 (10)
10.12	Form of Agreement with Executive Officers, as amended through July 29, 1999 (10)
10.13	Supplemental Healthcare Plan for Executive Officers, as amended through January 1, 2003 (15)
10.14	Nonbusiness Use of Corporate Aircraft Policy, as amended (11)
10.15	Executive Officer Financial Counseling Program description, as amended through July 27, 2000 (8)
10.16	Family Travel Program description (11)
10.17	Form of Directors' Indemnification Agreement, as revised July 29, 1999 (10)

10.18	Deferred Compensation and Benefits Trust, as amended by the Form of Sixth Amendment dated May 1, 2001 (12)
10.19	Director Stock Compensation Plan, as amended through December 12, 2002 (15)
10.20	Director Stock Option Plan, as amended through December 13, 2002 (15)
10.21	1995 Executive Officer Deferred Compensation Plan, as amended through January 1, 2002 (9)
10.22	1995 Board of Directors Deferred Compensation Plan, as amended through July 29, 1999 (10)
10.23	1995 Split-Dollar Life Insurance Plan, as amended through July 29, 1999 (10)
10.24	2002 and 2003 Performance Criteria for the Key Executive Performance Plan for Executive Officers (15)
10.25	Boise Cascade Office Products Corporation Key Executive Retention and Incentive Plan, effective March 15, 2000 (13)
10.26	2001 Key Executive Deferred Compensation Plan, as amended through February 13, 2003 (15)
10.27	2001 Board of Directors Deferred Compensation Plan, adopted July 28, 2000 (8)
10.28	Key Executive Performance Unit Plan, adopted February 8, 2001 (14)
10.29	2003 Director Stock Compensation Plan, effective January 1, 2003 (15)
10.30	2003 Boise Incentive and Performance Plan, effective January 1, 2003 (15)
11	Computation of Per-Share Earnings (19)
21	Significant subsidiaries of the registrant (15)
23.1	Consent of KPMG LLP (for Boise) *
23.2	Consent of KPMG LLP (for OfficeMax) *
23.3	Consent of PricewaterhouseCoopers LLP *
23.4	Consent of John W. Holleran (contained in Exhibit 5 opinion) **
23.5	Consent of Bell, Boyd & Lloyd LLC**
24	Power of attorney (included on signature page) *
99.1	Employee Meeting Materials (16)
99.2	News Release dated July 14, 2003 (16)
99.3	Slide Presentation (16)
99.4	Other Communication Materials (17)
99.5	Speech dated July 14, 2003 (17)
99.6	Webcast and Conference Call Transcript dated July 14, 2003 (17)
99.7	Meeting Transcript dated July 14, 2003 (18)
99.8	Form of Election and Letter of Transmittal **

99.9	Shareholder Agreement, dated as of July 13, 2003, between Boise Cascade Corporation and Michael Feuer (20)
99.10	Registration Rights Agreement, dated as of July 13, 2003, between Boise Cascade Corporation and Michael Feuer (20)
99.11	Consulting Agreement, dated as of July 13, 2003, between Michael Feuer and Boise Cascade Corporation *
99.12	Form of consent of Goldman, Sachs & Co. *
99.13	Form of consent of Lehman Brothers *
99.14	Form of consent of McDonald Investments *
99.15	Form of Proxy (Boise)*
99.16	Form of Proxy (OfficeMax)*

*
Filed with this Form S-4.

**
To be filed by amendment

(1)
Exhibit 2 was filed under the same exhibit number in Boise's Current Report on Form 8-K filed on July 14, 2003, and is incorporated by reference.

(2)
Exhibit 3.1 was filed as Exhibit 3 in Boise's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and is incorporated by reference.

(3)
Exhibit 3.2 was filed under the same exhibit number in Boise's Annual Report on Form 10-K for the year ended December 31, 1998, and is incorporated by reference.

(4)
The Trust Indenture between Boise Cascade Corporation and Morgan Guaranty Trust Company of New York, Trustee, dated October 1, 1985, as amended, was filed as Exhibit 4 in the Registration Statement on Form S-3 No. 33-5673, filed May 13, 1986. The First Supplemental Indenture, dated December 20, 1989, to the Trust Indenture between Boise Cascade Corporation and Morgan Guaranty Trust Company of New York, Trustee, dated October 1, 1985, was filed as Exhibit 4.2 in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 No. 33-32584, filed December 20, 1989. The Second Supplemental Indenture, dated August 1, 1990, to the Trust Indenture was filed as Exhibit 4.1 in Boise's Current Report on Form 8-K filed on August 10, 1990. The Third Supplemental Indenture, dated December 5, 2001, between Boise Cascade Corporation and BNY Western Trust Company, as trustee, to the Trust Indenture dated as of October 1, 1985, between Boise Cascade Corporation and U.S. Bank Trust National Association (as successor in interest to Morgan Guaranty Trust Company of New York) was filed as Exhibit 99.2 in Boise's Current Report on Form 8-K filed on December 10, 2001. Each of the documents referenced in this footnote is incorporated by reference.

(5)
Exhibit 4.2 was filed as Exhibit 4 in Boise's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, and is incorporated by reference.

(6)
Exhibit 4.3 was filed as Exhibit 4.2 in Boise's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and is incorporated by reference.

(7)
Exhibits 4.4, 4.5, 4.6 and 4.7 were filed as exhibits 99.4, 99.7, 99.9, and 99.10, respectively, in Boise's Current Report on Form 8-K filed on December 10, 2001, and are incorporated by reference.

(8)
Exhibits 10.1, 10.6, 10.9, 10.15 and 10.27 were filed under the same exhibit numbers in Boise's Annual Report on Form 10-K for the year ended December 31, 2000, and are incorporated by reference.

(9)
Exhibits 10.2, 10.4 and 10.21 were filed under the same exhibit numbers in Boise's Annual Report on Form 10-K for the year ended December 31, 2001, and are incorporated by reference.

(10)
Exhibits 10.3, 10.7, 10.8, 10.11, 10.12, 10.17, 10.22 and 10.23 were filed under the same exhibit numbers in Boise's Annual Report on Form 10-K for the year ended December 31, 1999 and are incorporated by reference.

(11)
Exhibits 10.5, 10.10, 10.14 and 10.16 were filed under the same exhibit numbers in Boise's Annual Report on Form 10-K for the year ended December 31, 1993 and are incorporated by reference.

(12)
The Deferred Compensation and Benefits Trust, as amended and restated as of December 13, 1996, was filed under the same exhibit number in Boise's 1996 Annual Report on Form 10-K. Amendment No. 4, dated July 29, 1999, to the Deferred Compensation and Benefits Trust was filed under the same exhibit number in Boise's 1999 Annual Report on Form 10-K. Amendment No. 5, dated December 6, 2000, to the Deferred Compensation and Benefits Trust was filed under the same exhibit number in Boise's 2000 Annual Report on Form 10-K. Amendment No. 6, dated May 1, 2001, to the Deferred Compensation and Benefits Trust was filed as Exhibit 10 in Boise's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. Each of the documents referenced in this footnote is incorporated by reference.

(13)
Exhibit 10.25 was filed as Exhibit 10 in Boise's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, and is incorporated by reference.

(14)
Exhibit 10.28 was filed as Exhibit 99 in Boise's Form 8-K filed on February 15, 2001, and is incorporated by reference.

(15)
Exhibits 10.13, 10.19, 10.20, 10.24, 10.26, 10.29, 10.30 and 21 were filed under the same exhibit numbers in Boise's Annual Report on Form 10-K for the year ended December 31, 2002 and are incorporated by reference.

(16)
Exhibits 99.1, 99.2 and 99.3 were filed pursuant to Rule 425 on July 14, 2003, and are incorporated by reference.

(17)
Exhibits 99.4, 99.5 and 99.6 were filed pursuant to Rule 425 on July 15, 2003, and are incorporated by reference.

(18)
Exhibit 99.7 was filed pursuant to Rule 425 on July 17, 2003, and is incorporated by reference.

(19)
Exhibit 11 was filed as Exhibit 11 in Boise's Annual Report on Form 10-K for the year ended December 31, 2002, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and is incorporated by reference.

(20)
Exhibits 99.9 and 99.10 were filed as exhibits 99.1 and 99.2 in OfficeMax's Current Report on Form 8-K filed on July 14, 2003, and are incorporated by reference.

ITEM 22. Undertakings.

        (a)   (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (3)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

POWER OF ATTORNEY

        Each person whose signature appears below appoints George J. Harad and John W. Holleran, and each of them severally, acting alone and without the other, their true and lawful attorney-in-fact with authority to execute in the name of each such person and to file with the Securities and Exchange Commission, together with any exhibits and any other documents, any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 necessary or advisable to enable Boise to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boise City, State of Idaho, on this 1st day of August, 2003.

BOISE CASCADE CORPORATION
By:	/s/ GEORGE J. HARAD George J. Harad Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on August 1, 2003.

Signature	Title

Principal Executive Officer:
/s/ GEORGE J. HARAD George J. Harad	Chairman of the Board and Chief Executive Officer
Principal Financial Officer:
/s/ THEODORE CRUMLEY Theodore Crumley	Senior Vice President and Chief Financial Officer
Principal Accounting Officer:
/s/ THOMAS E. CARLILE Thomas E. Carlile	Vice President and Controller

A Majority of the Directors
/s/ GEORGE J. HARAD George J. Harad	Director
/s/ CLAIRE S. FARLEY Claire S. Farley	Director
/s/ RAKESH GANGWAL Rakesh Gangwal	Director
/s/ RICHARD R. GOODMANSON Richard R. Goodmanson	Director
/s/ EDWARD E. HAGENLOCKER Edward E. Hagenlocker	Director
/s/ DONALD S. MACDONALD Donald S. Macdonald	Director
/s/ GARY G. MICHAEL Gary G. Michael	Director
/s/ A. WILLIAM REYNOLDS A. William Reynolds	Director
/s/ FRANCESCA RUIZ DE LUZURIAGA Francesca Ruiz de Luzuriaga	Director
/s/ JANE E. SHAW Jane E. Shaw	Director
/s/ FRANK A. SHRONTZ Frank A. Shrontz	Director
/s/ CAROLYN M. TICKNOR Carolyn M. Ticknor	Director
/s/ WARD W. WOODS, JR. Ward W. Woods, Jr.	Director

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TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
SUMMARY
SELECTED HISTORICAL FINANCIAL DATA OF BOISE
SELECTED HISTORICAL FINANCIAL DATA OF OFFICEMAX
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
Selected Unaudited Pro Forma Condensed Combined Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
BOISE
OFFICEMAX
THE BOISE MEETING
THE OFFICEMAX MEETING
THE MERGER
THE MERGER AGREEMENT
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
AMENDMENT OF 2003 BOISE INCENTIVE AND PERFORMANCE PLAN
BENEFICIAL OWNERSHIP OF BOISE COMMON STOCK
BENEFICIAL OWNERSHIP OF OFFICEMAX COMMON SHARES
DESCRIPTION OF BOISE CAPITAL STOCK
COMPARISON OF RIGHTS OF HOLDERS OF BOISE COMMON STOCK AND OFFICEMAX COMMON SHARES
STOCKHOLDER OR SHAREHOLDER PROPOSALS FOR ANNUAL MEETINGS
ADDITIONAL INFORMATION
EXPERTS
  Annex A
Location of Defined Terms in Agreement
TABLE OF CONTENTS
ARTICLE I The Merger
ARTICLE II Effect of the Merger on the Shares of the Constituent Corporations
ARTICLE III Representations and Warranties
ARTICLE IV Covenants Relating to Conduct of Business
ARTICLE V Additional Agreements
ARTICLE VI Conditions Precedent
ARTICLE VII Termination, Amendment and Waiver
ARTICLE VIII General Provisions
Form of Affiliate Letter
  Annex B Form of Opinion of Goldman, Sachs & Co.
  Annex C
  Annex D
  Form of Opinion of Lehman Brothers
Ohio Revised Code Sections 1701.84 and 1701.85
  Annex F
FINANCIAL HIGHLIGHTS ($ in millions, except per-share amounts)
Boise Office Solutions ($ in millions)
Boise Building Solutions ($ in millions)
Boise Paper Solutions ($ in millions)
OUTLOOK
WEBCAST AND CONFERENCE CALL
FORWARD-LOOKING STATEMENTS
BOISE CASCADE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited) (thousands, except per-share amounts)
SEGMENT INFORMATION
BOISE CASCADE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF LOSS (Unaudited) (thousands, except per-share amounts)
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. Indemnification of Directors and Officers.
  ITEM 21. Exhibits and Financial Statement Schedules.
  ITEM 22. Undertakings.
POWER OF ATTORNEY
SIGNATURES